SOLICITATION AND DISCLOSURE STATEMENT DATED FEBRUARY 1, 1999

             NO BANKRUPTCY CASE HAS BEEN FILED AS OF THE DATE HEREOF

                     WILSHIRE FINANCIAL SERVICES GROUP INC.

                       Solicitation of Votes with Respect
              to Prepackaged Plan of Reorganization (the "Plan") of
                     Wilshire Financial Services Group Inc.


     Wilshire Financial Services Group Inc. ("WFSG" or the "Company") hereby solicits votes with respect to the Plan which provides, among other things, for the debt securities of WFSG to be exchanged for the consideration set forth below (the "Solicitation"). The term "Reorganized WFSG" or the "Reorganized Company" means Wilshire Financial Services Group Inc. from and after the Effective Date (as defined below) of the Plan. Capitalized terms used herein, but not defined herein, will have the meanings ascribed to such terms in the Plan.



Each Holder of:                         Will Receive:

WFSG's  13%  Notes due 2004             If WREP (as defined below) funds 100% of
(CUSIP 971867 AA4) (the "Notes")        the DIP  Facility  (as  defined  below),
and WFSG's 13% Series B Notes           each  Holder  (as  defined  below)  will
due 2004 (CUSIP 971867 AE6) (the        receive  its Pro Rata  portion  (sharing
"Series B Notes" and, together with     with all other such  Holders)  of shares
the Notes, the "Old Notes")             of  $0.01  par  value  common  stock  of
                                        Reorganized   WFSG  (the   "New   Common
                                        Stock")  equivalent to 100.0% of the New
                                        Common  Stock to be  outstanding  on the
                                        Effective  Date  (108.551  shares of New
                                        Common Stock per $1,000 principal amount
                                        of Old Notes), less the number of shares
                                        (not in  excess  of  0.5%  of  such  New
                                        Common Stock)  reallocated to Holders of
                                        Interests represented by the outstanding
                                        shares  of common  stock of the  Company
                                        pursuant   to   the   Market   Liquidity
                                        Reallocation   (as  defined   below)  to
                                        foster the  development  of, and improve
                                        conditions  in, the  trading  market for
                                        the New Common  Stock.  If WREP does not
                                        fund   the  full   amount   of  the  DIP
                                        Facility, the shares of New Common Stock
                                        to be  distributed to Holders of the Old
                                        Notes will be  reduced,  but in no event
                                        will  the  shares  of New  Common  Stock
                                        available  be less than  91.528%  of the
                                        New Common  Stock to be  outstanding  on
                                        the Effective Date (99.354 shares of New
                                        Common  per $1,000  principal  amount of
                                        Old  Notes),  less the  number of shares
                                        reallocated   pursuant   to  the  Market
                                        Liquidity Reallocation. See "Description of New Common Stock."

Outstanding shares of Common            The Holders of Interests  represented by
Stock, $0.01 par value, of WFSG         the outstanding shares of the Old Common
(the "Old Common Stock")                Stock will  neither  receive  nor retain
                                        any  property  under  the  Plan  and are
                                        therefore  deemed  to  reject  the Plan.
                                        Pursuant   to   the   Market   Liquidity
                                        Reallocation, however, such Holders will
                                        receive Pro Rata a reallocated amount of
                                        New  Common  Stock not in excess of 0.5%
                                        of the New Common Stock  outstanding  on
                                        the  Effective  Date  which  would  have
                                        otherwise been distributed to Holders of
                                        the Old Notes who accept  the Plan.  The
                                        maximum amount of New Common Stock to be
                                        reallocated   pursuant   to  the  Market
                                        Liquidity  Reallocation  described above
                                        will be  reduced  if WREP  does not fund
                                        the full amount of the DIP Facility.
--------------------------------------------------------------------------------

THE DEADLINE BY WHICH EACH HOLDER OF OLD NOTES MUST CAST ITS BALLOT FOR VOTING ON THE PLAN IS 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, MARCH 1, 1999, UNLESS EXTENDED.

     WFSG believes that the Plan is in the best interests of Holders of the Old Notes. Accordingly, Holders of the Old Notes are urged to vote in favor of the Plan. Voting instructions are set forth on the Ballots accompanying this Solicitation Statement. To be counted, your Ballot must be duly completed, executed and actually received by the Information Agent (as defined below) no later than 5:00 p.m., New York City time, on Monday, March 1, 1999 (the "Voting Deadline"). The Holders of Old Notes are encouraged to read and consider carefully this entire Solicitation Statement, including the Plan of Reorganization attached hereto as Exhibit I and the matters described in this Solicitation Statement under "Certain Risk Factors," prior to voting.

     To the extent that the Solicitation is deemed to result in offers of new securities that are not exempted by Section 1145(a) of the Bankruptcy Code (as defined below), they are being made by the Company in reliance upon the exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Sections 4(2) and 3(a)(9) thereof and, to the extent applicable, Regulation D thereunder. The Company will not pay any commission, or other remuneration to any broker, dealer, salesman or other person for soliciting acceptances of the Plan. Regular employees of the Company, who will not receive additional compensation therefor, may solicit acceptances of the Plan.

     If you are not an "accredited investor," as defined in Regulation D promulgated under Section 4(2) of the Securities Act (an "Accredited Investor"), a "purchaser representative," as defined in Regulation D, is being provided to you, without expense to you, to assist you in evaluating the risks and merits of the transactions contemplated by the Plan. Specifically, you may contact Black & Company, Inc., which has agreed to act as "purchaser representative" to assist Holders of Old Notes to evaluate the risks and merits of the transactions contemplated by the Plan at the Company's expense and without charge to any Holder of Old Notes. Black & Company, Inc. can be reached at One S.W. Columbia, Suite 11200, Portland, Oregon 97258, Attention: Scott Baines, Telephone: (503) 248-9600, Facsimile: (503) 248-7500. Alternatively, you may retain a different "purchaser representative" at your own expense.

     BECAUSE NO CASE UNDER CHAPTER 11 OF THE BANKRUPTCY CODE HAS BEEN COMMENCED, THIS SOLICITATION STATEMENT HAS NOT BEEN APPROVED BY ANY BANKRUPTCY COURT WITH RESPECT TO WHETHER IT CONTAINS ADEQUATE INFORMATION WITHIN THE MEANING OF
SECTION 1125 OF THE BANKRUPTCY CODE. NONETHELESS, IF A REORGANIZATION CASE IS SUBSEQUENTLY COMMENCED, WFSG EXPECTS TO SEEK PROMPTLY AN ORDER OF THE BANKRUPTCY COURT FINDING THAT THE SOLICITATION OF VOTES ON THE PLAN BY MEANS OF THIS SOLICITATION STATEMENT WAS IN COMPLIANCE WITH SECTION 1125 OR 1126(b) OF THE BANKRUPTCY CODE AND TO SEEK CONFIRMATION OF THE PLAN AT A CONFIRMATION HEARING PURSUANT TO SECTION 1129 OF THE BANKRUPTCY CODE. IF THE PLAN IS NOT ACCEPTED BY THE HOLDERS OF OLD NOTES (CLASS 6) SOLICITED HEREBY, WFSG MAY ELECT NOT TO COMMENCE THE REORGANIZATION CASE (AS DEFINED BELOW) OR, ALTERNATIVELY, MAY COMMENCE A CASE UNDER CHAPTER 11 OF THE BANKRUPTCY CODE AND SEEK CONFIRMATION OF THE PLAN NOTWITHSTANDING THE REJECTION OF THE DISSENTING CLASSES OR MAY PROPOSE AN ALTERNATIVE PLAN.

     WFSG has not commenced a case (a "Reorganization Case") under chapter 11 title 11, United States Code (the "Bankruptcy Code") at this time. This Solicitation Statement constitutes a disclosure statement pursuant to Section 1125 or Section 1126(b) of the Bankruptcy Code. The Solicitation is being conducted at this time in order to obtain a sufficient number of acceptances before the filing of a voluntary petition for reorganization under chapter 11 of the Bankruptcy Code by WFSG. WFSG anticipates that by conducting the
Solicitation in advance of such filing, the pendency of the bankruptcy proceeding will be significantly shortened and its administration will be significantly simplified and less costly. This Solicitation Statement solicits acceptances of the Plan and contains information relevant to a decision to accept or reject the Plan.

     SEE "CERTAIN RISK FACTORS" HEREIN FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT DECISION.

     The Plan has been developed in the course of negotiations with an informal committee of Holders of the Old Notes (the "Unofficial Noteholders' Committee"). See "The Plan of Reorganization -- Introduction." The Unofficial


                                      (ii)

Noteholders' Committee consists of (i) Capital Research and Management Company, on behalf of various funds, (ii) Capital Guardian Trust Company, on behalf of various funds, (iii) American Express Financial Corporation, as investment advisor to various mutual funds, and (iv) Ryback Management Corporation, which collectively hold, manage or represent approximately 51.7% of the aggregate principal amount outstanding of the Old Notes. The members of the Unofficial Noteholders' Committee and Wilshire Real Estate Investment Trust Inc. ("WREIT") have agreed to support the Plan and to cooperate to obtain confirmation and consummation of the Plan and together hold, manage, or represent approximately 62.5% of the aggregate principal amount of the Old Notes outstanding.

     THE BOARD OF DIRECTORS OF WFSG UNANIMOUSLY HAS APPROVED THE TERMS OF THE PLAN AND RECOMMENDS THAT THE HOLDERS OF OLD NOTES VOTE TO ACCEPT THE PLAN. THE MEMBERS OF THE UNOFFICIAL NOTEHOLDERS' COMMITTEE HAVE UNANIMOUSLY APPROVED THE PLAN AND AGREED TO SUPPORT THE PLAN AND RECOMMEND THAT THE OTHER HOLDERS OF OLD NOTES SUPPORT THE PLAN.

     Questions and requests for assistance or additional copies of this Solicitation Statement may be directed to the Information Agent, as set forth herein under "The Plan of Reorganization -- Voting and Confirmation of the Plan -- Information Agent."


                              AVAILABLE INFORMATION

                             IMPORTANT - PLEASE READ

     HOLDERS OF THE OLD NOTES AND THE OLD COMMON STOCK SHOULD NOT CONSTRUE THE CONTENTS OF THIS SOLICITATION STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS.

     THIS OFFER OF NEW COMMON STOCK IN EXCHANGE FOR THE CANCELLATION OF CERTAIN EXISTING DEBT SECURITIES PREVIOUSLY ISSUED BY WFSG HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR SIMILAR STATE SECURITIES OR "BLUE SKY" LAWS. THE SOLICITATION IS BEING MADE IN RELIANCE ON SECTION 1145(a) OF THE BANKRUPTCY CODE. TO THE EXTENT THAT THE SOLICITATION IS DEEMED TO RESULT IN OFFERS OF NEW SECURITIES THAT ARE NOT EXEMPTED BY SECTION 1145(a) OF THE BANKRUPTCY CODE, THEY ARE BEING MADE BY THE COMPANY IN RELIANCE ON THE EXEMPTIONS FROM REGISTRATION SPECIFIED IN SECTIONS 3(a)(9) AND 4(2) OF THE SECURITIES ACT AND TO THE EXTENT APPLICABLE, REGULATION D THEREUNDER. THE COMPANY, THEREFORE, WILL NOT PAY ANY COMMISSION OR OTHER REMUNERATION TO ANY BROKER, DEALER, SALESPERSON, AGENT OR OTHER PERSON FOR SOLICITING TENDERS OF THE OLD NOTES. REGULAR EMPLOYEES OF THE COMPANY, WHO WILL NOT RECEIVE ADDITIONAL COMPENSATION THEREFOR, MAY SOLICIT EXCHANGES FROM HOLDERS OF THE OLD NOTES AND THE OLD COMMON STOCK. THE ISSUANCE OF THE NEW COMMON STOCK WILL BE MADE PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE.

     THE COMPANY HAS NO ARRANGEMENT OR UNDERSTANDING WITH ANY BROKER, SALESMAN OR OTHER PERSON TO SOLICIT TENDERS OF THE OLD NOTES. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS SOLICITATION STATEMENT AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS SOLICITATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH THAT OFFER OR SOLICITATION WOULD BE UNLAWFUL AND THE COMPANY WILL NOT ACCEPT VOTES ON THE PLAN FROM HOLDERS OF THE OLD NOTES IN ANY JURISDICTION IN WHICH THE SOLICITATION OF THE PLAN WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR "BLUE SKY" LAWS OF SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS SOLICITATION STATEMENT NOR ANY DISTRIBUTION OF


                                      (iii)

SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF WFSG SINCE THE DATE HEREOF. ANY ESTIMATES OF CLAIMS (AS DEFINED IN THE PLAN) AND INTERESTS (AS DEFINED IN THE PLAN) SET FORTH IN THIS SOLICITATION STATEMENT MAY VARY FROM THE FINAL AMOUNTS OF CLAIMS OR INTERESTS ALLOWED BY THE BANKRUPTCY COURT.

     THE NEW COMMON STOCK TO BE ISSUED ON THE EFFECTIVE DATE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS SOLICITATION STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The ballots being solicited hereby will not be used by WFSG for any purpose other than as votes to accept or reject the Plan (and any permitted modified version thereof) under chapter 11 of the Bankruptcy Code.

     The statements contained in this Solicitation Statement are made as of the date hereof or as of the date indicated, and neither the delivery of this Solicitation Statement nor the distribution to be made pursuant to the Plan will, under any circumstances, create any implication that the information contained herein is correct at any time subsequent to such dates.

     Any statement or other information which is contained in a document incorporated by reference in this Solicitation Statement (and/or incorporated by reference in any exhibit hereto) will be deemed to be modified or superseded for purposes of the Solicitation to the extent a statement or other information contained in this Solicitation Statement (and/or any exhibit hereto) or subsequent filing modifies, supersedes or replaces such statement or information. Any such statements or information modified or superseded will not, except as so modified or superseded, be deemed to constitute a part of this Solicitation Statement.

     WFSG is subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports, proxy statements and other information with the SEC. Such reports, statements and other information, may be inspected and copied at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the SEC located at World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of such materials may be obtained from any such office upon payment of the fees prescribed by the SEC. The SEC maintains an Internet Web Site that contains reports, proxy and information statements, and other information regarding WFSG and other registrants that file electronically with the SEC. The address of such site is: http://www.sec.gov.

     The following summarizes the treatment for creditors of WFSG under the Plan. Estimated recoveries for Class 4 Claims are based on principal and accrued and unpaid interest or the amount due as of an assumed Filing Date of March 3, 1999. For a complete explanation, please refer to the discussion in this Solicitation Statement entitled "The Plan of Reorganization" and to the Plan itself which is attached hereto as Exhibit I.


                                      (iv)

                      CLAIMS AGAINST AND INTERESTS IN WFSG


                                                                      Estimated
Class         Description                     Treatment                Recovery
-----         -----------                     ---------               ---------

 N/A    Administrative Claims     Each Holder will be paid Cash          100%
        (Unclassified)            equal to the full amount of its
                                  Claim on, or as soon as
                                  practicable after, the later of
                                  the Effective Date and the day
                                  on which such Claim becomes an
                                  Allowed Claim, unless (i) the
                                  Holder and the Company agree to
                                  other treatment, or (ii) an
                                  order of the Bankruptcy Court
                                  provides for other terms.

 N/A    Priority Tax Claims       Each Holder will receive, at           100%
        (Unclassified)            the sole option of Reorganized
                                  WFSG (i) Cash equal to the
                                  unpaid portion of such Holder's
                                  Claim, or (ii) equal quarterly
                                  cash payments in an aggregate
                                  amount equal to such Claim,
                                  together with interest at a
                                  fixed annual rate to be
                                  determined by the Bankruptcy
                                  Court or otherwise agreed to by
                                  the Holder and Reorganized WFSG
                                  over a period through the sixth
                                  anniversary of the date of
                                  assessment of such Claim, or
                                  upon other terms approved by
                                  the Bankruptcy Court.

  1     Lender Secured Claims     Unimpaired. Each Holder will be        100%
                                  treated as follows: (a) the legal,
                                  equitable and contractual
                                  rights of the Holder shall be
                                  left unaltered; or (b) (i) WFSG
                                  shall cure any default with
                                  respect to such Claim that
                                  occurred before or after the
                                  Filing Date (other than a
                                  default of a kind specified in
                                  Section 365(b)(2) of the
                                  Bankruptcy Code), (ii) the
                                  maturity of such Claim shall be
                                  Reinstated as such maturity
                                  existed before any such
                                  default, (iii) the Holder shall
                                  be compensated for any damages
                                  incurred as a result of any
                                  reasonable reliance by the
                                  Holder on any right to
                                  accelerate its Claim (as may be
                                  determined by order of the
                                  Bankruptcy Court) and (iv) the
                                  legal, equitable and
                                  contractual rights of such
                                  Holder will not otherwise be
                                  altered; or (c) the Claim shall
                                  receive such other treatment to
                                  which the Holder consents.
                                  Class 1 is Unimpaired and,
                                  accordingly, is not entitled to
                                  vote on the Plan.


                                       (v)

                                                                      Estimated
Class         Description                     Treatment                Recovery
-----         -----------                     ---------               ---------

  2     Other Secured Claims      Unimpaired. Each Holder will be        100%
        (other than Lender        treted as follows: (a) the legal,
        Secured Claims in         equitable and contractual
        Class 1                   rights of the Holder shall be
                                  left unaltered; or (b) (i) WFSG
                                  shall cure any default with
                                  respect to such Claim that
                                  occurred before or after the
                                  Filing Date (other than a
                                  default of a kind specified in
                                  Section 365(b)(2) of the
                                  Bankruptcy Code), (ii) the
                                  maturity of such Claim shall be
                                  Reinstated as such maturity
                                  existed before any such
                                  default, (iii) the Holder shall
                                  be compensated for any damages
                                  incurred as a result of any
                                  reasonable reliance by the
                                  Holder on any right to
                                  accelerate its Claim (as may be
                                  determined by order of the
                                  Bankruptcy Court) and (iv) the
                                  legal, equitable and
                                  contractual rights of such
                                  Holder will not otherwise be
                                  altered; or (c) the Claim shall
                                  receive such other treatment to
                                  which the Holder consents.
                                  Class 2 is Unimpaired and
                                  accordingly, is not entitled to
                                  vote on the Plan.

  3     Priority Claims           Unimpaired. Each Holder shall          100%
                                  be entitled to receive (a) Cash
                                  equal to the amount of such
                                  Claim, unless the Holder of
                                  such Claim and Reorganized WFSG
                                  agree to a different treatment,
                                  on the latest of (i) the
                                  Effective Date or as soon as
                                  practicable thereafter, (ii)
                                  the date such Claim becomes an
                                  Allowed Priority Claim and
                                  (iii) the date that such Claim
                                  would be paid in accordance
                                  with any terms and conditions
                                  of any agreements or
                                  understandings relating thereto
                                  between WFSG and the Holder,
                                  and/or (b) such other
                                  treatment, as determined by the
                                  Bankruptcy Court, required to
                                  render such Claim Unimpaired.
                                  Class 3 is Unimpaired and,
                                  accordingly, is not entitled to
                                  vote on the Plan.


                                      (vi)

                                                                      Estimated
Class         Description                     Treatment                Recovery
-----         -----------                     ---------               ---------

  4     Noteholder Claims         Impaired. If WREP funds 100% of       37% to
                                  the DIP Facility, each Holder         42% of
                                  will receive its Pro Rata              Claim
                                  portion of 100.0% of the New
                                  Common Stock (i.e., 108.551           (40% to
                                  shares of New Common Stock for        45% of
                                  each $1,000 of principal amount      principal
                                  of Old Notes) to be issued by         amount)
                                  Reorganized WFSG on the
                                  Effective Date, less the number
                                  of shares (not in excess of
                                  0.5% of such New Common Stock)
                                  reallocated to Holders of
                                  Interests represented by the
                                  outstanding shares of Old
                                  Common Stock of the Company
                                  pursuant to the Market
                                  Liquidity Reallocation to
                                  foster the development of, and
                                  improve conditions in, the
                                  trading market for the New
                                  Common Stock. If WREP does not
                                  fund the full amount of the DIP
                                  Facility, the shares of New
                                  Common Stock to be distributed
                                  to Holders of the Old Notes
                                  will be reduced, but in no
                                  event less than 91.528% of the
                                  New Common Stock to be
                                  outstanding on the Effective
                                  Date (i.e., 99.354 shares of
                                  New Common Stock for each
                                  $1,000 of principal amount of
                                  Old Notes), less the number of
                                  shares reallocated pursuant to
                                  the Market Liquidity
                                  Reallocation, and the Holder of
                                  the Compromised WREIT/WREP
                                  Claim will be treated pari
                                  passu with the Noteholder
                                  Claims in proportion to which
                                  the DIP Facility is not funded.
                                  Class 4 is Impaired and,
                                  accordingly, Holders of such
                                  Claims will be entitled to vote
                                  on the Plan.

  5     General Unsecured Claims  Unimpaired. Such Claims                100%
        (other than the Unsecured (including the Compromised MLMC
        Claims in Class 4)        Claim and the Compromised
                                  WREIT/WREP Claim) shall be paid
                                  in full in Cash (with interest
                                  to the extent required by order
                                  of the Bankruptcy Court) on the
                                  latest of (a) the Effective
                                  Date, (b) the date such a Claim
                                  becomes an Allowed Claim, (c)
                                  the date such a Claim becomes
                                  due and payable in the ordinary
                                  course of WFSG's business
                                  consistent with WFSG's ordinary
                                  payment practices or pursuant
                                  to any agreement between WFSG
                                  and the Holder or (d) on such
                                  other date as may be or have
                                  been agreed to between WFSG and
                                  the Holder of such Claim. Class
                                  5 is Unimpaired and,
                                  accordingly, is not entitled to
                                  vote on the Plan.



                                      (vii)

                                                                      Estimated
Class         Description                     Treatment                Recovery
-----         -----------                     ---------               ---------

  6     Interests of Holders of   Impaired. Holders of Interests          0%
        Old Common Stock          in Class 6 will neither receive
                                  nor retain any property under
                                  the Plan and are therefore
                                  deemed to reject the Plan.
                                  Accordingly, Class 6 is not
                                  entitled to vote on the Plan.
                                  Pursuant to the Market
                                  Liquidity Reallocation,
                                  however, such Holders will
                                  receive Pro Rata a reallocated
                                  amount of New Common Stock, not
                                  in excess of 0.5% of the New
                                  Common Stock outstanding on the
                                  Effective Date, which would
                                  have otherwise been distributed
                                  to the Holders of the Old Notes
                                  who accept the Plan. The
                                  maximum amount of New Common
                                  Stock to be reallocated
                                  pursuant to the Market
                                  Liquidity Reallocation
                                  described above will be reduced
                                  if WREP does not fund the full
                                  amount of the DIP Facility.



                                     (viii)

                                TABLE OF CONTENTS

                                                                          Page

SOLICITATION STATEMENT SUMMARY...............................................1
      The Company............................................................1
      Recent Events..........................................................1
      The Plan of Reorganization.............................................3

CERTAIN RISK FACTORS........................................................12
      Highly Leveraged Position.............................................12
      Risks Relating to Liquidity...........................................13
      Need for Additional Financing.........................................14
      Risks Related to Acquired Pools of Loans..............................14
      Risks Relating to the DIP Facility....................................15
      Risks Relating to the WCC Restructuring...............................16
      Risks Relating to the Projections.....................................16
      Assumptions Regarding Value of WFSG's and WCC's Assets................16
      Disruption of Operations Relating to Bankruptcy Filing................17
      Risks Related to Regulatory Matters...................................17
      Substantial Variations in Quarterly Results...........................18
      Investment Limitations as a Result of the Formation of WREIT..........18
      Risks Related to International Servicing Operations...................18
      Dependence on WCC.....................................................18
      Interest Rate Sensitivity.............................................18
      Business and Competition..............................................19
      Nature of Mortgages...................................................19
      Environmental Risks...................................................20
      Certain Federal Income Tax Considerations; Reduction and Limitation
      of Corporate Tax Benefits ............................................20
      Certain Risks of Non-Confirmation.....................................21
      Noncomparability of Historical Financial Information..................21
      The Company's Employees...............................................21
      Restrictions on Resale of Securities of the Reorganized Company.......21
      Lack of Trading Market; Volatility....................................22

THE PLAN OF REORGANIZATION..................................................22
      Introduction..........................................................22
      Overview of the Plan .................................................25
      Treatment of Claims and Interests Under the Plan .....................28
      Classified Claims Against and Interests In WFSG ......................30
      Cramdown..............................................................33
      Sources of Cash to Make Plan Distributions ...........................33
      Conditions Precedent to Confirmation and Consummation of the Plan ....33
      Waiver of Conditions to Confirmation and Effective Date ..............34
      Modification or Revocation of the Plan; Severability .................34
      The Reorganized Company ..............................................35
      Directors and Management of Reorganized WFSG .........................35
      Certain Corporate Governance Matters .................................36
      Description of WCC Restructuring......................................36
      Potential Equity Investment...........................................40
      Ownership Of Stock By Certain Stockholders ...........................40
      Securities to be Issued and Transferred Under the Plan ...............40
      Offering of New Common Stock .........................................41
      Issuance of New Common Stock .........................................42


                                      (ix)

      Distributions Under the Plan .........................................44
      Timing and Methods of Transfer of New Common Stock ...................44
      Continued Corporate Existence; Vesting of Assets in Reorganized WFSG..49
      Cancellation of Old Notes and Related Agreements .....................50
      Preservation of Rights of Action Held by WFSG or Reorganized WFSG.....50
      Discharge of Claims and Termination of Interests; Related Injunction..50
      Releases..............................................................51
      Brokerage Firms, Banks and Other Nominees ............................51
      Securities Clearing Systems...........................................52
      Voting Deadline and Extensions........................................52
      Withdrawal of Votes on the Plan.......................................52
      Acceptance or Cramdown................................................53
      Chapter 7 Liquidation Analysis........................................54
      Alternatives if the Plan is Not Confirmed and Consummated.............61
      Recommendation and Conclusion.........................................61

SELECTED HISTORICAL FINANCIAL INFORMATION...................................62

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
      AND RESULTS OF OPERATIONS.............................................67

IMPORTANT FACTORS RELATING TO FORWARD-LOOKING STATEMENTS....................88

PROJECTED FINANCIAL INFORMATION.............................................89

PRICE RANGE OF COMMON STOCK ................................................96

BUSINESS....................................................................97

DESCRIPTION OF WCC.........................................................111

MANAGEMENT.................................................................119

DESCRIPTION OF INDEBTEDNESS................................................130

DESCRIPTION OF OLD EQUITY SECURITIES.......................................134

DESCRIPTION OF NEW COMMON STOCK............................................135

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS..................................136

INDEX TO THE FINANCIAL STATEMENTS..........................................F-1




                                       (x)

                                     EXHIBIT



Exhibit I Plan of Reorganization of Wilshire Financial Services Group Inc. Under chapter 11 of the Bankruptcy Code




                                      (xi)

                         SOLICITATION STATEMENT SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto), appearing elsewhere in this Solicitation Statement.

     The summaries of the Plan and other documents contained in this Solicitation Statement are qualified in their entirety by reference to the Plan itself, the exhibits thereto, and all documents described herein and therein. The information contained in this Solicitation Statement, including the information regarding the history, businesses and operations of WFSG, the projected financial information of WFSG (including the projected results of operations of the Reorganized Company, which include the operations previously conducted by WCC), and the liquidation analysis relating to WFSG, is included herein for purposes of soliciting acceptances of the Plan. As to contested matters, however, such information is not to be construed as admissions or stipulations, but rather as statements made in settlement negotiations.

     Throughout this Solicitation Statement, the Company has assumed March 3, 1999 to be the date of the filing of the petition commencing the Reorganization Case (the "Filing Date") and April 12, 1999 to be the effective date of the Plan (the "Effective Date"). The Company intends to move as quickly as possible to solicit acceptances of the Plan prior to the Filing Date and to obtain Confirmation of the Plan as soon as possible after the Filing Date. The actual Filing Date and the actual Effective Date may be different than the dates assumed herein.

     This Solicitation Statement hereby incorporates by reference all existing reports filed by the Company pursuant to the Exchange Act prior to the date of this Solicitation Statement. All existing reports and definitive proxy or information statements filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Solicitation Statement shall also be deemed to be incorporated by reference. Any statement or other information which is contained in a document incorporated by reference in this Solicitation Statement (and/or incorporated by reference in any exhibit hereto) will be deemed to be modified or superseded for purposes of the Solicitation to the extent a statement or other information contained in this Solicitation Statement (and/or any exhibit hereto) or subsequent filing modifies, supersedes or replaces such statement or information. Any such statements or information modified or superseded will not, except as so modified or superseded, be deemed to constitute a part of this Solicitation Statement.

The Company

     WFSG is a diversified financial services company. The Company conducts business in the U.S. and Europe, specializing in acquisitions of loan portfolios and mortgage-backed securities, securitization, correspondent lending and servicing. The Company offers wholesale banking through its subsidiary, First Bank of Beverly Hills, F.S.B. ("First Bank"). First Bank is a federally chartered savings institution regulated by the Office of Thrift Supervision ("OTS") with one branch and a merchant bankcard processing center in Southern California. WFSG's common stock is listed on the Nasdaq Stock Market. Administrative headquarters of the Company and First Bank are located at 1776 S.W. Madison, Portland, Oregon 97205. The Company's telephone number is (503) 223-5600.

Recent Events

     Beginning in August 1998, and more significantly since October 12, 1998, and continuing to the present, the Company has been significantly and negatively impacted by various market factors. These factors, which are discussed further below, resulted in a dramatic reduction in market valuations (as determined by the Company's lenders) for certain of the Company's mortgage-backed securities and other assets, as well as a reduction in the availability of borrowings for those assets and certain of the Company's loan assets, thereby reducing the Company's liquidity.

     Turmoil in the Russian financial markets, following a prolonged period of uncertainty in Asian financial markets, caused investors to reassess their risk tolerance. This resulted in a dramatic movement of liquidity toward less risky assets (e.g., U.S. Treasury instruments) and away from higher risk assets, including most non-investment grade assets and commercial and other mortgage-backed and asset-backed securities. This movement toward higher quality investments dramatically reduced available liquidity to non-investment grade assets. Without available funding sources and as a result of collateral calls, many investors in these assets, including several well-known hedge funds, were forced to liquidate holdings at reduced prices. With greater sales pressure and supply outpacing demand, prices continued to fall as more lenders made collateral calls, demanding additional collateral for their loan positions. Many companies were rapidly depleting available cash reserves.

     On October 12, 1998, another large, well-known hedge fund was liquidated. This event triggered further collateral calls, forcing additional companies to sell assets to cover collateral calls, and continuing the downward spiral in prices. On October 15, 1998, the Federal Reserve lowered interest rates, largely in response to this liquidity crisis.

     During October and continuing into the month of November 1998, the Company sold a significant amount of assets in response to the above conditions to meet collateral calls by lenders, primarily certain affiliates of Salomon Smith Barney, Inc, and to increase liquidity. The downward pressure on prices and the Company's need to sell assets to meet these collateral calls resulted in the Company disposing of certain assets for proceeds which resulted in significant losses for the quarter and nine months ended September 30, 1998. Beginning during the week of October 12, 1998, the Company sold, primarily as a result of collateral calls, Discounted Loans with a carrying value of $211.8 million, Non-Discounted Loans with a carrying value of $232.5 million and mortgage-backed securities with carrying value of $63.3 million. Had the Company not been forced to sell these assets, but rather held these assets until market conditions stabilized, management believes the Company's losses would have been far less severe. Following these asset sales and mark-to-market of certain of WFSG's assets to reflect current market prices, WFSG had total assets and total liabilities at October 31, 1998, of approximately $1.243 billion and $1.248 billion (including deposits at First Bank at October 31, 1998 of $523.0 million), respectively, and negative shareholders' equity of approximately $5 million.

     In response to these events, the Company initiated a corporate restructuring to improve its competitive position and its ability to execute its business strategy in a more difficult external environment. During October 1998, the Company made a strategic decision to eliminate its retail residential mortgage and manufactured housing mortgage origination operations and to focus its origination strategy on wholesale residential and commercial mortgage origination at its thrift subsidiary. As a result of this action, the Company has written-off approximately $1.2 million of goodwill originally established upon acquisition of certain residential mortgage origination branches. From August 31, 1998 through January 15, 1999, the Company reduced its workforce from 514 to 296, a significant portion of which related to the discontinued origination activities.

     While these asset sales and corporate restructuring have improved the liquidity position and financial condition of WFSG, management concluded that WFSG's diminished equity base was insufficient to obtain prior levels of profitability. Further, certain of the Company's lenders have expressed concern about continued lending given market conditions and recent losses incurred by the Company. In order to address these liquidity concerns and improve the Company's financial condition, management entered into discussions with the Unofficial Noteholders' Committee which holds a majority of the Company's $184.2 million principal amount of outstanding publicly issued notes and their financial advisors, Houlihan Lokey Howard & Zukin, Inc., and legal counselors, Latham & Watkins, concerning a restructuring of the Company's obligations under the notes. On November 23, 1998, following extensive discussions, the Company and the Unofficial Noteholders' Committee agreed to a restructuring of the Company through a prepackaged chapter 11 bankruptcy filing with a view to enabling the Reorganized Company to continue as a going concern with adequate capitalization. The pro forma shareholders' equity, after giving effect to the Restructuring (as defined below) and the transfer of servicing to a subsidiary of WFSG pursuant to the WCC Restructuring, is estimated by WFSG to be $91.5 million.

     Following the losses incurred by the Company in October and November of 1998, the Company also began discussions with a number of potential new equity investors in order to strengthen its diminished equity base and obtain additional capital to operate and develop the business. The Company is currently in discussions with a number of potential investors concerning possible equity investments in the Company. Such discussions are expected to continue during the solicitation and the pendency of the prepackaged bankruptcy case. It is currently anticipated that any such investments will be made after the Effective Date and in any event would result in no less favorable treatment to the Noteholders as compared to the Plan. There can be no assurance, however, that any such investments will be made. See "The Plan of Reorganization -- Potential Equity Investment."

     The recent dramatic events in the financial markets has also had a significant adverse impact on the Company's liquidity position. The significant losses incurred by the Company and continued volatility in the mortgage-backed securities market have resulted in the Company's lenders being reluctant to provide new financing and many of the Company's traditional sources of liquidity are not available to it. In the near term and during the pendency of the bankruptcy case, the Company is expecting to finance its liquidity needs from operations, the Interim Facility and the DIP Facility described below and from a tax receivable resulting from the recently incurred losses. There can be no assurance that cash flow from operations together with such facilities and the tax receivable will be sufficient to fund operations (including collateral calls) or that such facilities will be funded or that the tax receivable will be received. At October 31, 1998, the Company's cash balances totaled approximately $26.7 million and as of January 27, 1999, was $18.3 million. However, a significant portion of this balance was held at First Bank and is generally available for use only by First Bank; excluding balances held at First Bank and restricted cash balances, the Company's cash balances totaled approximately $2.1 million and $5.1 million as of October 31, 1998 and January 27, 1999, respectively.

The Plan of Reorganization

     As further described elsewhere herein, the Company's management has concluded, in light of recent market events and the Company's liquidity and capital needs, that the best alternative for recapitalizing the Company over the long-term and maximizing the recovery of creditors of the Company is through a restructuring under the Plan (the "Restructuring"). As more fully set forth below, the Plan, the principal terms of which were disclosed in WFSG's Form 10-Q filed with the SEC on November 23, 1998, provides that (i) the holders of Old Notes (the "Noteholders") would exchange the Old Notes for new common stock in the Company (the "New Common Stock"); (ii) the existing equity securities of the Company (including options, warrants or similar rights) would be extinguished;
(iii) the Noteholders would reallocate a portion of the New Common Stock (not in excess of 0.5% thereof) to Holders of Old Common Stock to foster the development of, and improve conditions in, the trading market for New Common Stock; and (iv) pending consummation of the Plan, the Noteholders would forbear from declaring certain defaults under the indentures governing the Old Notes. As a part of the Restructuring, the Company and the Unofficial Noteholders' Committee anticipate incorporation of servicing functions currently performed by Wilshire Credit Corporation ("WCC"), a company owned by Andrew A. Wiederhorn and Lawrence A. Mendelsohn in their individual capacity, into a new subsidiary of WFSG. Other creditors, including trade creditors and secured creditors, are not expected to be adversely affected by the Restructuring. For additional information, see "The Plan of Reorganization -- Introduction."

     The purpose of the Plan is to effect a reorganization of the capital structure of WFSG through a prepackaged chapter 11 bankruptcy filing with a view to enabling the Reorganized Company to continue as a going concern with adequate capitalization. WFSG believes that the Restructuring will significantly improve the Company's financial position and liquidity by eliminating the indebtedness under the Old Notes by $198.8 million (including accrued interest through the estimated Filing Date), the ongoing interest cost associated with that indebtedness, thereby significantly increasing the Company's equity account and by providing up to $10 million of liquidity in the aggregate under the Interim Facility and the DIP Facility, respectively. WFSG also believes that its creditors and equity interest holders will derive greater benefit from its continued operation following the reorganization proposed herein than from a liquidation or orderly sale of its businesses or assets. See "The Plan of Reorganization -- Chapter 7 Liquidation Analysis."

Accordingly, the Plan is designed to ensure the Reorganized Company's long-term financial stability and economic viability for the benefit of the Company's creditors and equity interest holders.

     As of October 31, 1998, the Company had total indebtedness outstanding of $1.216 billion, including deposits at First Bank as of October 31, 1998 of $523.0 million. As a result of the Plan, a portion of this debt will be impaired. If the Plan is consummated, debt with a principal balance at October 31, 1998 of $184.2 million will be converted to New Common Stock.

     The Company proposes the basis of the Plan be a complete conversion to common equity of the Old Notes and the extinguishment of the Old Common Stock. The Plan includes a provision for reallocating to Holders of Old Common Stock 0.5% (or 1/200th) of the New Common Stock otherwise to be distributed to Holders of Old Notes who accept the Plan (the "Market Liquidity Reallocation"). The purpose of the Market Liquidity Reallocation is to foster the development of and improve trading conditions in the market for New Common Stock. The Company and the Unofficial Noteholders' Committee believe the Market Liquidity Reallocation is in the best interests of the Holders of Old Notes.

     In addition, as part of the Plan, the servicing of the Company's assets is to be conducted by a newly formed subsidiary of the Company and not by a company outside the corporate group. The Company's assets are currently serviced by WCC, a company owned by Andrew A. Wiederhorn and Lawrence A. Mendelsohn, the Company's principal shareholders (the "Principal Shareholders"). WCC was also adversely affected by the recent market events. Accordingly, the Company entered into concurrent negotiations with the owners of WCC and the principal creditor of WCC, Capital Consultants, Inc., for itself and as agent for various investors ("CCI"), to incorporate the servicing operations of WCC into the WFSG group as part of the Restructuring and resolve WCC's debt burden in a manner acceptable to all parties. After extensive negotiations among the Company, CCI, WCC's owners, the Unofficial Noteholders' Committee and certain other parties, on November 23, 1998 the parties entered into a restructuring agreement dated as of November 23, 1998 which was amended and restated as of January 19, 1999 (the "WCC Restructuring Agreement") which provides for the restructuring of WCC's indebtedness and the transfer of its servicing operations to a subsidiary of WFSG. See "The Plan of Reorganization -- Description of WCC Restructuring."

     In addition, prior to the solicitation the Company and the Unofficial Noteholders Committee negotiated a compromise and settlement of a claim (the "Compromised WREIT/WREP Claim") held by WREIT on its behalf and on behalf of its subsidiary, Wilshire Real Estate Partnership ("WREP"), of approximately $18.4 million. Under this compromise and settlement, the Holder of the Compromised WREIT/WREP Claim will receive new 6.00% PIK Notes due 2006 of the Reorganized Company (the "New 6% Notes") having a principal amount equal to such claim only to the extent WREP fully funds the DIP Facility. To the extent WREP does not fund or only funds a portion of the DIP Facility, a proportionate amount of the Compromised WREIT/WREP Claim will be treated pari passu with the Old Notes and the amount of the New 6% Notes will be proportionately reduced. This compromise and settlement was only reached after the Company had approached several well known debtor-in-possession lenders, all of whom declined to provide such financing on comparable terms. See "The Plan of Reorganization."

     Prior to the solicitation, the Company also negotiated a compromise and settlement of a claim by Merrill Lynch Mortgage Capital Inc. ("MLMC") of approximately $2.6 million. The claim by MLMC (the "Compromised MLMC Claim") arose out of WFSG's obligation to indemnify MLMC for any losses relating to a deposit made by WFSG and funded in part by MLMC in connection with a proposed acquisition of mortgage loans in Europe. As a result of a dispute with the seller of such mortgage loans, such seller retained the deposit and WFSG is pursuing its legal remedies against the seller. Under this compromise and settlement, MLMC will receive a promissory note which provides for a series of equal monthly cash payments of $250,000 in the aggregate equal to the amount of such Claims (i.e. approximately $2.6 million), together with interest at 10% per annum on the then outstanding principal amount. See "The Plan of Reorganization."

Other material features of the Plan are summarized below.

Interim Financing ..........  In January 1999, Wilshire Acquisitions Corporation
                              ("WAC"), a wholly-owned subsidiary of the Company, entered into a secured interim credit facility with WREP to borrow $5.0 million under an interim facility to finance the Company's operations and other general corporate purposes (the "Interim Facility"). Subject to Bankruptcy Court approval, the first advance under the DIP Facility referred to below shall be used to repay the Interim Facility together with accrued and unpaid interest. The funding of the remainder of the Interim Facility is subject to a number of conditions, including WREP having sufficient available funds to make disbursements under the Interim Facility. There can be no assurance that the Interim Facility will be fully funded. For additional information with respect to the Interim Facility, see "Existing Company Indebtedness -- Interim Facility."

 Debtor in Possession
 Financing .................  The  Company   has   requested   and   received  a
                              commitment for debtor in possession financing (the
                              "DIP  Facility") in the aggregate  amount of up to
                              $10 million from WREP.  Subject to the approval of
                              the  Bankruptcy  Court,  the Company  will use the
                              funds  provided by WREP under the DIP  Facility to
                              repay the loan from WAC, which shall in turn repay
                              all   amounts   outstanding   under  the   Interim
                              Facility,  and to operate its business  during the
                              pendency   of   the   reorganization.   The   WREP
                              commitment is subject to the terms and conditions set forth in the amended and restated letter agreement dated as of January 19, 1999 among WREP, WFSG and WAC (including conditions related to WREP's liquidity and its ability to fund the DIP
                              Facility) and to the negotiation and execution of definitive documentation with respect to the DIP
                              Facility. There can be no assurance that such conditions will be met and that such facility will be funded. For additional information with respect to the DIP Facility, see "Reorganized Company
                              Indebtedness -- DIP Facility."

Old Notes ..................  Assuming that WREP funds 100% of the DIP Facility, and therefore that the Compromised WREIT/WREP Claim receives the most favorable treatment possible under the Plan, the Old Notes (including principal and accrued interest) will be converted into each Noteholder's Pro Rata portion (sharing with all other such Holders) of shares of New Common Stock equivalent to 100% of the New Common Stock to be outstanding on the Effective Date (i.e., 108.551 shares of New Common per $1,000 principal amount of Notes) less shares reallocated pursuant to the Market Liquidity Reallocation. See "Description of New Common Stock." Assuming that WREP does not fund any portion of the DIP
                              Facility,   and  therefore  that  the  Compromised
                              WREIT/WREP Claim receives the least favorable treatment possible under the Plan, each Holder of Old Notes will receive a Pro Rata portion of 91.528% of the New Common Stock (i.e., 99.354 shares of New Common Stock for each $1,000 of principal amount of Old Notes) to be issued by Reorganized WFSG on the Effective Date less shares reallocated pursuant to the Market Liquidity Reallocation, and the Holder of the Compromised WREIT/WREP Claim will be treated pari passu with the Noteholder Claims. The final number of shares distributed to Holders of the Old Notes (subject to the Market Liquidity Reallocation) shall vary proportionately between the foregoing amounts based on the percentage of the DIP Facility provided by WREP.

Old Common Stock ...........  The  Holders  of  Interests   represented  by  the
                              outstanding  shares of the Old  Common  Stock will
                              neither  receive nor retain any property under the
                              Plan and therefore are
                              deemed to reject  the Plan.  Accordingly,  Class 6
                              will not be entitled  to vote on the Plan.  All of
                              the Company's Old Common Stock (including options,
                              warrants and similar rights) shall be extinguished
                              under the Plan.  Pursuant to the Market  Liquidity
                              Reallocation,  however,  such Holders of Interests
                              shall receive Pro Rata a reallocated amount of New
                              Common  Stock  which  would  have  otherwise  been
                              distributed to the Holders of Old Notes who accept
                              the  Plan,  not to exceed  0.5% of such  otherwise
                              distributable  New Common  Stock  pursuant  to the
                              Market  Liquidity  Reallocation.  Under the Market
                              Liquidity Reallocation, each Holder of an Interest
                              in Class 6 shall receive (assuming that WREP funds
                              100% of the DIP Facility,  and therefore  that the
                              Compromised  WREIT/WREP  Claim  receives  the most
                              favorable  treatment possible under the Plan), Pro
                              Rata a  reallocated  amount which would  otherwise
                              have been  distributed to Holders of the Old Notes
                              who accept this Plan, not in excess of 0.5% of the
                              New  Common  Stock  to  be   outstanding   on  the
                              Effective  Date.  The maximum amount of New Common
                              Stock to be  reallocated  pursuant  to the  Market
                              Liquidity  Reallocation  described  above  will be
                              reduced in the same  proportion  as the New Common
                              Stock  deliverable  to  Noteholders  is reduced if
                              WREP  does not fund  the  full  amount  of the DIP
                              Facility.  The  final  maximum  amount  of  shares
                              (subject  to the  Market  Liquidity  Reallocation)
                              shall vary  proportionately  between the foregoing
                              amounts  based  on  the   percentage  of  the  DIP
                              Facility provided by WREP. See "Description of the New Common Stock".

                                          Each Holder will Receive Under the
For Each $1,000  Principal Amount         Plan and Without Giving Effect to the
or per 100 Shares,  as Applicable, of     Market Liquidity Reallocation:
-------------------------------------     -------------------------------------

Old Notes............................     Assuming that WREP  funds 100% of the
                                          DIP  Facility, 108.551  shares of New
                                          Common Stock. Assuming that WREP does
                                          not fund any portion  of  the  DIP
                                          Facility, 99.354 shares of New Common
                                          Stock.

Old Common Stock ....................     Nothing.


                                          Each  Holder  will Receive  Under the
For Each $1,000 Principal Amount          Plan and After Giving  Full Effect to
or per 100 Shares, as Applicable, of:     the  Market Liquidity  Reallocation:
-------------------------------------     -------------------------------------

Old  Notes............................    Assuming  that WREP funds 100% of the
                                          DIP  Facility, 108.008  shares of New
                                          Common Stock. Assuming that WREP does
                                          not fund any portion  of  the  DIP
                                          Facility, 98.899 shares of New Common
                                          Stock.


Old Common Stock ....................     Assuming  that WREP funds 100% of the
                                          DIP  Facility,  0.916 shares  of  New
                                          Common Stock. Assuming that WREP does
                                          not  fund  any  portion  of  the  DIP
                                          Facility,  0.841 shares of New Common
                                          Stock.

Other Terms of the Plan

     The Class of Holders of Old Common Stock will neither receive or retain any property under the Plan and are therefore deemed to have rejected the Plan. Accordingly WFSG will request that the Bankruptcy Court confirm the Plan under the "cramdown" provision of the Bankruptcy Code. The two principal shareholders of WFSG, Andrew A. Wiederhorn and Lawrence A. Mendelsohn, who together own approximately 4.6 million shares or approximately 42% of the Old Common Stock and have agreed to the extinguishment of their holdings of Old Common Stock. See "The Plan of Reorganization - Voting and Confirmation of the Plan - Cramdown."

     Under the Plan, Lender Secured Claims, other Secured Claims and General Unsecured Claims (including the Compromised WREIT/WREP Claim and the Compromised MLMC Claim and excluding Claims based upon the Old Notes) are Unimpaired and, to the extent not paid during the pendency of the Reorganization Case, will receive treatment that the Bankruptcy Court determines to constitute unimpairment. Upon filing for relief under chapter 11 of the Bankruptcy Code, WFSG intends to seek an order permitting WFSG to pay currently the Claims of those Trade Creditors who continue to provide WFSG with customary trade terms. For more information concerning the treatment and definition of Trade Claims, see "The Plan of Reorganization - Overview of the Plan."

     Also as part of the Plan, it is anticipated that the Board of Directors of Reorganized WFSG will consist of seven members. The Company has been advised by the Unofficial Noteholders' Committee that the initial directors will be identified and their biographical information provided at or prior to the hearing on Confirmation of the Plan. Officers, directors, shareholders, employees and certain advisors will receive broad releases and indemnification under the Plan.

     WFSG presently intends to seek to consummate the Plan and to cause the Effective Date to occur on or about April 12, 1999. There can be no assurance, however, as to when the Effective Date actually will occur. Procedures for the distribution of New Common Stock pursuant to the Plan, including matters that are expected to affect the timing of the receipt of distributions by Holders of Claims and that could affect the amount of distributions ultimately received by such Holders, are described in "The Plan of Reorganization--Distributions Under the Plan."

     Except as set forth in this paragraph, none of the directors, executive officers or affiliates of WFSG or Holders of 5% or more of the Old Common Stock, to the knowledge of the Company, hold any Old Notes. Andrew A. Wiederhorn owns approximately 3,272,152 shares, or 30.06% of the outstanding Old Common Stock. Lawrence A. Mendelsohn owns approximately 1,299,831 shares or approximately 11.94% of the outstanding Old Common Stock. Collectively, the Company's other officers and directors own approximately 68.248 shares, or approximately .63% of the outstanding Old Common Stock. No single officer or director (other than Andrew A. Wiederhorn and Lawrence A. Mendelsohn) in the Company owns more than 12,222 shares, or .11% of the outstanding Old Common Stock. To the best of the Company's knowledge, WREIT, a company managed by one of WFSG's subsidiaries, owns approximately $20.0 million principal amount of Series B Notes and intends to vote in favor of the Plan.

     In making investment decisions, the Holders of Old Notes must rely on their own examination of WFSG and the terms of the Restructuring, including the merits and risks involved. Each Holder of Old Notes should consult with its own legal, business, financial and tax advisors with respect to any such matters concerning this Solicitation Statement, this Solicitation, the Plan and the transactions contemplated hereby and thereby.

     The Boards of Directors of WFSG did not seek or obtain an opinion with respect to the Plan from any financial advisor.

     See "The Plan of Reorganization -- Introduction" for information concerning
discussions   between  the  Company's   management   and  their   advisors  with
representatives of the Unofficial Noteholders' Committee.

     For information concerning the New Common Stock, see "Description of New Common Stock."

Certain Risk Factors

     Prior to deciding whether to vote in favor of the Plan, Holders of Claims in the Holders of Old Notes should consider carefully all of the information contained in this Solicitation Statement, especially the factors mentioned in the following paragraph and more fully described in "Certain Risk Factors."

     Holders should consider that: (i) the Company is now highly leveraged and, although completion of the Restructuring proposed herein will reduce the Company's debt obligations, the Company still will have a substantial amount of secured indebtedness after the reorganization; (ii) the recent adverse conditions in the market for mortgage-backed securities and mortgage loans may recur; (iii) consummation of the DIP Facility to provide financing during the pendency of the Reorganization Case is subject to material conditions, including the availability of sufficient funds to the lender and the negotiation of definitive agreements; (iv) the projections contained herein are forward-looking and, as such, are inherently uncertain and, although considered reasonable by management as of the date hereof, are subject to significant risks that could cause actual results to differ materially from those projected; (v) although the projections contained herein assume the Reorganized Company will generate funds sufficient to meet its operating requirements needs for the foreseeable future, the ability of the Reorganized Company to gain access to additional capital, if needed, cannot be assured; (vi) there are several risks associated with the commencement of the Reorganization Case, including, among others, disruption of business operations, the loss of employees, and the risk of non-confirmation of the Plan by the Bankruptcy Court; (vii) upon consummation of the Plan and the transactions contemplated thereby, the financial conditions and operating results of the Reorganized Company may not be comparable to that reflected in the Company's historical financial statements; (viii) the Company's loan origination, purchasing, sale and servicing operations are subject to substantial competition from a variety of national, regional and local companies, many of which have substantially greater financial resources than the Company; (ix) the Company's loan origination, purchasing, sale and servicing operations are subject to changes in interest rates, national, regional and local economic conditions and demographic trends; (x) there is no existing market for the New Common Stock and no assurance that one will develop following the reorganization; (xi) the Company is highly regulated in each state in which it does business and First Bank is regulated by the OTS and there can be no assurance that the Company will be allowed to continue to do business in all such states and that such regulation will not have an adverse impact on the Company or its business; and (xii) there are various factors that could adversely affect the value of the properties securing the mortgages held by the Company including various environmental risks.


Solicitation

Record Date .........................     January 20, 1999 has been fixed as the
                                          record  date (the  "Record  Date") for
                                          determining  the  Holders of Old Notes
                                          entitled to vote on the Plan.

Voting Deadline .....................     The   ballots   must  be  received  by
                                          Bankruptcy     Services    LLC    (the
                                          "Information Agent") by 5:00 p.m., New
                                          York  City  Time on  Monday,  March 1,
                                          1999,  unless the Voting  Deadline  is
                                          extended,   in  which  case  the  term
                                          "Voting  Deadline" shall mean the last
                                          date  to  which  the  Solicitation  is
                                          extended.   WFSG   will   notify   the
                                          Information  Agent of any extension by
                                          oral or written notice and will make a
                                          public announcement thereof,  prior to
                                          9:00 a.m.,  New York City Time, on the
                                          next business day after the previously
                                          scheduled  voting  deadline.  See "The
                                          Plan  of  Reorganization--Voting   and
                                          Confirmation of the Plan."

Holder ..............................     The term  "Holder"  with  respect to a
                                          vote on the  Plan  means a  beneficial
                                          owner of Old Notes on the Record Date.
                                          A "beneficial owner" is the person who
                                          enjoys the  benefits of  ownership  of
                                          the securities  (i.e., has a pecuniary
                                          interest  in  the   securities)   even
                                          though title of the  securities may be
                                          in  another  name.  The term  "Holder"
                                          with   respect  to  other  Claims  and
                                          Interests  means the  person who holds
                                          such   Claim  or   Interest   in  such
                                          Person's  capacity  as the  holder  of
                                          such Claim or Interest.

                                          Only   beneficial   owners  (or  their
                                          authorized  signatories)  of  the  Old
                                          Notes  are  eligible  to  vote  on the
                                          Plan. See "The Plan of Reorganization
                                          --Voting and Confirmation of the Plan
                                          --Voting Procedures."

General .............................     Requests  for  additional   copies  of
                                          ballots and master  ballots  should be
                                          directed to the  Information  Agent in
                                          writing at the  address  or  facsimile
                                          number  set  forth on the back of this
                                          Solicitation    Statement.    It    is
                                          important  that all Holders of the Old
                                          Notes  vote to accept  or  reject  the
                                          Plan.  The  Bankruptcy  Code  provides
                                          that  only  Holders  of Old  Notes who
                                          vote will be counted  for  purposes of
                                          determining   whether  the   requisite
                                          acceptances    have   been   received.
                                          Failure  by a Holder  of Old  Notes to
                                          deliver an original duly completed and
                                          signed   ballot   will  be  deemed  to
                                          constitute   an   abstention  by  such
                                          Holder  and will not be  counted  as a
                                          vote for or against the Plan.

Beneficial Owners of Old Notes ......     If you  hold  Old  Notes  in  physical
                                          certificated  form that are registered
                                          in your own name,  you can vote on the
                                          Plan  by  completing  the  information
                                          requested  on  the  ballot,   signing,
                                          dating,  and  indicating  your vote on
                                          the ballot and returning the completed
                                          original   ballot  in  the   enclosed,
                                          pre-addressed,  postage-paid  envelope
                                          so that it is actually received by the
                                          Information  Agent  before  the Voting
                                          Deadline.

                                          Any beneficial owner holding Old Notes
                                          in "street  name" can vote on the Plan
                                          in one of the two following ways:

                                          If your ballot already has been signed
                                          (or  "prevalidated")  by your  nominee
                                          (your  broker,   banker,  bank,  other
                                          nominee or their agent):  You can vote
                                          on  the   Plan   by   completing   the
                                          information  requested  on the ballot,
                                          indicating  your  vote on the  ballot,
                                          and returning  the completed  original
                                          ballot in the enclosed,  preaddressed,
                                          postage-paid  envelope  so  that it is
                                          actually  received by the  Information
                                          Agent before the Voting Deadline.

                                          If your ballot has NOT been signed (or
                                          "prevalidated")    by   your   nominee
                                          (broker, bank, other nominee, or their
                                          agent):  You can  vote on the  Plan by
                                          completing the information
                                          requested  on  the  ballot,   signing,
                                          dating and indicating your vote on the
                                          ballot,  and  returning  the completed
                                          original  ballot  to your  nominee  in
                                          sufficient  time for your nominee then
                                          to   forward    your   vote   to   the
                                          Information   Agent   so  that  it  is
                                          actually  received by the  Information
                                          Agent before the Voting Deadline.

Brokerage Firms,  Banks  and Other
Nominees ............................     If   you   are   a   brokerage   firm,
                                          commercial   bank,  trust  company  or
                                          other nominee which is the  registered
                                          Holder of Old Notes,  please forward a
                                          copy of this  Solicitation  Statement,
                                          the appropriate ballot or ballots, and
                                          any other  enclosed  materials to each
                                          beneficial owner, AND;

                                          If you have signed (or "prevalidated")
                                          the  ballot,   the  ballot  should  be
                                          completed by the beneficial  owner and
                                          returned  by  the   beneficial   owner
                                          directly to the  Information  Agent so
                                          that such ballot is actually  received
                                          by the  Information  Agent  before the
                                          Voting Deadline.

                                          If   you   have   NOT    signed    (or
                                          "prevalidated")  the ballot,  you must
                                          collect  the ballot and  complete  the
                                          master   ballot,   and   deliver   the
                                          completed  original  master  ballot to
                                          the  Information  Agent  so that it is
                                          actually  received by the  Information
                                          Agent before the Voting Deadline.

Securities Clearing System ..........     Clearing  Systems  should  arrange for
                                          their respective  participants to vote
                                          by   executing   an   omnibus   proxy,
                                          assignment  letter  form,  or  similar
                                          document, in such participants' favor.

Purchaser Representative ............     Holders  of  Old  Notes  who  are  not
                                          Accredited Investors may contact Black
                                          &  Company,   Inc.,   which  has  been
                                          retained by the  Company as  Purchaser
                                          Representative,  at  Telephone:  (503)
                                          248-9600,  Facsimile:  (503) 248-7500,
                                          attention: Scott Baines.

Further Information .................     For  further  information   generally,
                                          contact Houlihan Lokey Howard & Zukin,
                                          Inc.,  601 Second Avenue South,  Suite
                                          3250,    Minneapolis,     MN    55402.
                                          Telephone: (612) 338-2910,  Facsimile:
                                          (612) 338-2938, Attention: Jonathan B.
                                          Cleveland.


                         ------------------------------


     This Solicitation Statement contains projected financial information regarding the Reorganized Company following the effectiveness of the Plan and certain other forward-looking statements, all of which are based on various estimates and assumptions believed by management to be reasonable. Such information and statements are subject to inherent uncertainties and to a wide variety of significant business, economic and competitive risks, including, among others, those described herein. See "Certain Risk Factors." Consequently, actual events, circumstances, effects and results may vary significantly from those included in or contemplated by such projected financial information and such other forward-looking statements. The projected financial information contained herein, therefore, is not necessarily indicative of the future financial condition or results of operations of the Reorganized Company, which may vary significantly from those set forth in such projected financial information. Consequently, the projected financial information contained herein should not be regarded as a representation by WFSG, its advisors or any other person that the projected condition or results can or will be achieved.

     Forward-looking statements provided by WFSG herein pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 should be evaluated in the context of the estimates, assumptions, uncertainties and risks described herein.

                              CERTAIN RISK FACTORS

     The New Common Stock to be issued to Holders of Old Notes pursuant to the Plan is subject to a number of material risks, including those enumerated below. The risk factors enumerated below (other than those described in "--Risks
Relating to the DIP Facility" and "--Certain Risks of Non-Confirmation"), generally assume the confirmation and consummation of the Plan and all transactions contemplated thereby, and, except as indicated, do not generally include matters that could prevent or delay confirmation. See "The Plan of Reorganization-- Treatment of Claims and Interests Under the Plan--Conditions Precedent to Confirmation and Consummation of the Plan" and "--Voting and Confirmation of the Plan" for a discussion of such matters. Prior to deciding whether and how to vote on the Plan, each Holder of the Old Notes should carefully consider all of the information contained in this Solicitation Statement, especially the factors mentioned in the following paragraphs.

     This Solicitation Statement includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. All of the statements contained in this Solicitation Statement, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company's strategies, objectives and plans for expansion of its operations, products and services and growth of its portfolio of acquired loans, (ii) the Company's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operations of certain of its subsidiaries and (iii) the Company's beliefs as to the adequacy of its existing and anticipated cash and funding resources. Although the Company believes the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed in this Solicitation Statement, including, without limitation, under "Risk Factors." All subsequent written and oral forward-looking statements by or attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such Cautionary Statements. Holders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Highly Leveraged Position

     The Company is now highly leveraged and although the reorganization will reduce the Company's debt obligations, the Reorganized Company still will have outstanding indebtedness and debt service requirements, both in absolute terms and in relation to stockholders' equity. At October 31, 1998, the Company had indebtedness of $1.216 billion including $523.0 million of deposits at First Bank and a negative stockholders' equity of $5 million. See "Management's
Discussion and Analysis of Financial Condition and Results of Operations", "Business--General" and the Consolidated Statements of Financial Condition of the Company and the accompanying notes thereto appearing elsewhere in this Solicitation Statement.

     The Company's management believes that, based on its forecasts, the Reorganized Company will have sufficient operating cash flow from operations to pay interest and scheduled amortization on its outstanding indebtedness, after giving effect to the reorganization. See "Projected Financial Information." However, even if the reorganization is completed, the Reorganized Company's ability to meet its debt service obligations will depend on a number of factors, including management's ability to maintain operating cash flow, and there can be no assurance that targeted levels of operating cash flow actually will be achieved. The Reorganized Company's ability to maintain or increase operating cash flow will depend upon, among other things, interest rates, prevailing economic conditions and other factors, many of which are beyond the control of the Reorganized Company.

     The Reorganized Company's leveraged position may limit its ability to obtain additional financing in the future on terms and subject to conditions deemed acceptable by the Reorganized Company's management. In addition, the agreements governing the Reorganized Company's debt may impose significant operating and financial restrictions on the Company. See "The Plan of Reorganization," "Management's Discussion and Analysis of Financial Condition and

Results of Operations--Liquidity and Capital Resources" appearing elsewhere in this Solicitation Statement. Certain of the Company's secured lenders have made in the past collateral calls, of which approximately $11.9 million are outstanding as of January 27, 1999. Such secured lenders have not sought to enforce such collateral calls or call a default under the related lending facilities, but are under no legal obligation to forbear from doing so.
Therefore, there can be no assurance that such lenders will not enforce such calls or call a default.

     The Company finances its acquisitions of pools of loans with secured borrowings, which generally represent 95% of the purchase price for pools of Non-Discounted Loans and 90% of the purchase price for pools of Discounted Loans. While the highly leveraged nature of the Company's pools of loans and other financial assets offers the opportunity for increased rates of return on the Company's invested capital, it involves a greater degree of risk. A relatively small decline in the value of a pool of loans can reduce or eliminate the Company's capital invested in that pool of loans. In addition, in the case of indebtedness incurred pursuant to Repurchase Agreements and other lending agreements, such a decline can result in collateral calls (i.e., demands by the Company's lenders for additional cash or assets as security for their loans), which can have an adverse impact on the Company's liquidity and capital resources. The declines in the market for mortgage-backed securities and other mortgage-related assets during the third and fourth quarters of 1998 prompted collateral calls and asset sales, which resulted in losses and ultimately the recapitalization of the Company pursuant to the Plan. This high degree of leverage also makes the Company more vulnerable to a downturn in real estate values or the economy generally. Although management generally expects to repay any indebtedness incurred in connection with an acquisition from the proceeds of the acquired pool of loans, a downturn in the economy or real estate market could reduce those proceeds. An increase in market interest rates or a decline in the value of the collateral securing the acquired pool of loans could adversely affect the ability of the Company to repay its borrowings and could have a material adverse effect on the Company's results of operations and financial condition.

Risks Relating to Liquidity

     The recent dramatic events in the financial markets, which included a significant reduction in valuations of, and liquidity for, mortgage-backed securities, has had a significant adverse impact on the Company's liquidity and financial condition. The decline in valuations resulted in collateral calls from the Company's lenders, which reduced the Company's cash position and eventually prompted asset sales at depressed prices to meet these calls and provide liquidity. While these asset sales have in the short term improved the liquidity position of the Company, the resulting significant losses and continued volatility in the mortgage-backed securities market have resulted in the Company's lenders being reluctant to provide new financing and many of the Company's traditional sources of liquidity are not available to it. In the near term and during the pendency of the Reorganization Case, the Company is expecting to finance its liquidity needs from operations, a tax receivable resulting from the recently incurred losses, the Interim Facility and the DIP Facility. There can be no assurance that cash flow from operations together with such tax receivable and DIP Facility will be sufficient to fund operations. In addition, the Interim Facility and the DIP Facility are subject to certain conditions and there can be no assurance that such conditions will be met and such facilities funded. At October 31, 1998, the Company's cash balances totaled approximately $26.7 million, and at January 27, 1999, was $18.3 million. However, a significant portion of this balance was held at First Bank and is generally available for use only by First Bank, excluding balances held at First Bank and restricted cash balances, the Company's cash balances totaled approximately $2.1 million and approximately $5.1 million at October 31, 1998 and January 27, 1999.

     In order to address these liquidity concerns, the Company agreed to restructure its indebtedness pursuant to the Restructuring Agreement and the Plan and has entered into discussions with potential equity investors to obtain additional capital to replenish the Company's equity base and develop the business. See "The Plan of Reorganization -- Potential Equity Investment." Management believes that the Restructuring, together with additional capital from one or more equity investors, will significantly improve the Company's financial position and liquidity by reducing indebtedness by $198.8 million (including accrued interest), the interest cost associated with that indebtedness, significantly increase the Company's equity account and provide access to new funds to develop the business. The Restructuring is subject to a number of conditions, including no material adverse change and negotiation of definitive documents. Additional capital investment by new investors is currently in the preliminary stages and is not expected to be completed, if at all, until after the restructuring is completed. The ability of the Company to grow and its long term prospects are dependent on the adequate resolution of the Company's near and long term liquidity shortfall, as well as the successful consummation of the reorganization described herein.

Need for Additional Financing

     The Reorganized Company's business plan will result in the need for additional equity and/or debt financing in the future, and there can be no assurance that the Company will be able to obtain such financing on acceptable terms. The Company's high degree of leverage may make it more difficult for the Company to obtain additional financing for future working capital, capital expenditures, acquisitions, general corporate purposes or other purposes and may cause the Company to dedicate a substantial portion of its cash flow from operations to the payment of principal and interest on indebtedness, thereby reducing the funds available for operations and future business opportunities. To the extent the Company is unable to extend or replace its existing facilities, securitize its loans or increase deposits at First Bank, the Company may have to curtail its acquisition of pools of loans and newly-originated loans, which could have a material adverse effect on its financial position and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     The Company is dependent upon third-party financing. The Company's and its subsidiaries' financing sources include warehouse and repurchase facilities with investment banking firms, brokered and wholesale deposits at First Bank, the Company's savings bank subsidiary, funds from securitizations, proceeds from sales of debt and equity securities and internally generated funds. At October 31, 1998, $508.8 million was outstanding under the Company's and its subsidiaries' warehouse and repurchase financing facilities. Management does not believe that additional amounts are available under these facilities during the pendency of the Reorganization Case. Following the Effective Date, the Company expects that these facilities will again become available to it. There can be no assurance, however, that these facilities will be maintained. In addition, the Company has outstanding collateral calls under certain of these facilities. See "-- Risks Relating to Liquidity."

     From time to time, the Company securitizes pools of loans and uses the proceeds to repay borrowings on its warehouse and repurchase facilities, thereby increasing its ability to purchase additional pools of loans. Any substantial reduction in the size or availability of the securitization market or other accounting, tax or regulatory changes adversely affecting the securitization of loans could make the Company more dependent upon its other funding sources, if available, and adversely affect the Company's ability to acquire pools of loans. Given the Company's current financial condition and market conditions in the mortgage-backed securities market, the Company will not access the securitization market for financing prior to the completion of the Restructuring and may not be able to even after the Restructuring.

     In the past, the Company has relied on the ability of First Bank to use brokered and wholesale deposits as a significant source of funds. First Bank's funding strategy had been to offer deposit rates above those customarily offered by other banks and savings institutions. Because First Bank competes for deposits primarily on the basis of rates, First Bank could experience difficulties in attracting deposits to fund its operations if it could not continue to offer deposit rates at levels above those of other banks and savings institutions or if as a result of the Restructuring, First Bank is perceived as a riskier source of such deposits. In addition, such funding sources, when compared to retail deposits attracted through a branch network, are generally more sensitive to changes in interest rates and volatility in the capital markets and are more likely to be compared by an investor to competing investments.

Risks Related to Acquired Pools of Loans

     The Company purchases performing mortgage loans and distressed mortgage loans. These distressed mortgage loans presently may be in default or may have a greater than normal risk of future defaults and delinquencies compared to a pool of newly originated, high quality loans of comparable type, size and geographic concentration. In determining the purchase price for pools of performing mortgage loans and distressed loans, management makes certain assumptions regarding, among other things, the real estate market and the Company's ability to successfully resolve loans and to dispose of any foreclosed real estate. To the extent that the Company's underlying assumptions prove to be inaccurate or the basis for those assumptions change (for example, an unanticipated decline in the real estate market), the price paid by the Company for a pool of loans may prove to have been excessive, resulting in a lower yield or a loss to the Company. Therefore, the success of the Company is highly dependent on its pricing of pools of loans as well as general economic conditions in the geographic areas in which the foreclosed real estate or properties underlying the loans are located. At October 31, 1998, approximately 37.0% of the Company's Discounted Loan (as defined herein) portfolio was concentrated in New York, New Jersey and Connecticut and approximately 29.5% of the Company's foreclosed real estate was located in such states. In addition, approximately 50.0% of the Company's Non-Discounted Loan (as defined herein) portfolio and approximately 19.4% of the Company's foreclosed real estate was located in California at October 31, 1998. Adverse changes in national economic conditions or in the economic conditions in regions in which the Company acquires pools of loans could impair its ability to successfully resolve loans and have an adverse effect on the value of those pools of loans. In addition, because non-performing loans do not make regular cash payments, the return to the Company is significantly influenced by the time it takes to resolve the loan, which varies based on, among other things, state consumer protection and foreclosure laws, both of which are subject to change. If, and to the extent the Company expands its operations to include the acquisition of pools of loans of a type or from a geographic market with respect to which management does not have substantial prior experience, such operations may involve a higher risk of loss.

     The Company has acquired and may continue to acquire mortgage-backed securities, including "first loss" unrated and other subordinated classes. A first loss security is the most subordinated class of a multi-class issuance of pass-through or debt securities and is the first to bear the loss upon a default on the underlying collateral. Such classes are subject to special risks, including a substantially greater risk of loss of principal and non-payment of interest than more senior, rated classes. While the market values of most subordinated classes tend to react less to fluctuations in interest rate levels than more senior, rated classes, the market values of subordinated classes tend to be more sensitive to changes in economic conditions and risk tolerances than more senior classes. As a result of these and other factors, mortgage-backed securities generally are not actively traded and may not provide holders thereof with liquidity.

     The yield to maturity on the type of mortgage-backed securities that the Company has acquired and may continue to acquire, are extremely sensitive to the default and loss experience of the underlying mortgage loans and the timing of any defaults or losses. In addition, because these mortgage-backed securities generally have less credit support than senior classes, to the extent there are realized losses on the mortgage loans comprising the mortgage collateral for such classes, the Company may not recover the full amount.

Risks Relating to the DIP Facility

     Management of the Company believes that the DIP Facility is important to the Company's operations during the pendency of the Reorganization Case and has received a written commitment from WREP regarding the DIP Facility. However, the commitment of WREP is subject to the negotiation of definitive documentation with respect to such DIP Facility, the satisfaction of certain conditions, including conditions related to WREP's liquidity and its ability to fund the DIP Facility, including approval of such DIP Facility by the Bankruptcy Court and consummation of the transactions contemplated thereby. There can be no assurance that WREP has the ability to fund the DIP Facility, that the parties will be able to negotiate such documentation successfully, that the Company will be able to satisfy such conditions or that the parties will consummate such transactions. The DIP Facility is expected to be secured by the capital stock of First Bank and its holding company. The level of funding of the DIP Facility will affect the treatment of the Compromised WREIT/WREP Claim under the Plan. To the extent WREP does not fund the DIP Facility, a proportionate amount of the Compromised WREIT/WREP Claim will be treated pari passu with the Old Notes, and therefore, Holders of Old Notes will receive fewer shares of New Common Stock as a result and the amount of the New 6% Notes to be issued to the Holder of the Compromised WREIT/WREP Claim will be proportionately reduced. The Company is unaware of any other potential source of DIP financing other than the DIP Facility.

Risks Relating to the WCC Restructuring

     A  condition  precedent  to the  effectiveness  of the  Plan  is  that  the servicing of the Company's assets be conducted by one of the Company's subsidiaries and not by a company outside the corporate group. The Company's assets are currently serviced by WCC, a company owned by Andrew A. Wiederhorn and Lawrence A. Mendelsohn, the Company's principal shareholders. WCC was also adversely affected by the recent market events and is currently restructuring its indebtedness. Pursuant to the WCC Restructuring Agreement, the Company, WCC, WCC's owners and WCC's principal creditor agreed to restructure WCC's indebtedness and to transfer the servicing operations of WCC into the WFSG group. See "The Plan of Reorganization -- Description of WCC Restructuring." This agreement is subject to a number of conditions and contingencies and there can be no assurance that this agreement will be implemented. In addition, as contemplated by the WCC restructuring, a newly formed subsidiary of WFSG ("New Servicer") will issue new Class B Common Stock representing a 49.99% economic interest therein (the "Class B Common Stock") to a successor to WCC in exchange for certain assets and liabilities of WCC. Accordingly, a significant percentage of the earnings and ownership of the New Servicer will not inure to the benefit of Reorganized WFSG or its shareholders. In addition, the Class B Common Stock will be convertible into New Common Stock of WFSG in certain circumstances, which may dilute the interests of the holders of New Common Stock.

Risks Relating to the Projections

     The management of WFSG have prepared the projected financial information contained in this Solicitation Statement relating to the Reorganized Company (the "Projections") in connection with the development of the Plan and in order to present the anticipated effects of the Plan and the transactions contemplated thereby. The Projections assume the Plan and the transactions contemplated thereby will be implemented in accordance with their terms and represent management's estimate of the results of the Reorganized Company's operations following the Effective Date. The assumptions and estimates underlying such Projections are forward-looking and, as such, are inherently uncertain and, although considered reasonable by management as of the date hereof, are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those projected, including, among others, (1) the uncertain ability of the Reorganized Company to generate sufficient funds or to gain access to additional capital, if needed, to meet its capital expenditure and refinancing needs; (2) interest rate volatility; (3) the possible effects that commencement of the Reorganization Case, even in connection with the Plan, may have on the Company's relationship with its customers, lenders, mortgage brokers and employees; (4) the successful execution of loan sales or securitizations; (5) the ability of the Company to complete initiatives to streamline operations and incorporate the servicing operations of WCC into its business; (6) the ability of the Company to retain an adequate number and mix of employees; (7) adverse economic conditions and competition; and (8) the Company's ability to maintain the confidence of, among others, investors, borrowers, correspondents, vendors, lenders, and mortgage bankers and brokers. Accordingly, the Projections are not necessarily indicative of the future financial condition or results of operations of the Reorganized Company. Consequently, the projected financial information contained herein should not be regarded as a representation by the Company, the Company's advisors or any other person that the Projections can or will be achieved. "Projected Financial
Information" and "The Plan of Reorganization -- The Reorganized Company -- Projected Financial Information."

Assumptions Regarding Value of WFSG's and WCC's Assets

     For financial reporting purposes, the fair value of the assets of WFSG and WCC must be determined as of the Effective Date. Although such valuation is not presently expected to result in values that are materially greater or less than the values assumed in the preparation of such Pro Forma Projections, there can be no assurance with respect thereto. At October 31, 1998, the Company had a tax receivable (approximately $13.5 million) on its balance sheet $5.6 million of which has been received already with the remainder expected to be received by March 31, 1999. However, there is no assurance that such tax receivable actually will be received by that time.

Disruption of Operations Relating to Bankruptcy Filing

     WFSG's Solicitation of acceptances of the Plan, or any subsequent commencement of the Reorganization Case, even in connection with the Plan, could adversely affect the Company's relationships with its warehouse and repurchase lenders, mortgage brokers and bankers, investors and purchasers, joint venture, partners, correspondents, lenders, vendors, owners of loans serviced by the Company or WCC, and employees and its ability to originate new loans. Employees of the Company generally are not parties to employment contracts. The Company believes that, due to uncertainty about the Company's financial condition, it may be difficult to retain or attract high quality employees. In addition, owners of mortgage loans serviced by the Company may seek to terminate such servicing given the Company's financial difficulties. Moreover, many states require that companies post bonds to conduct servicing or mortgage operations in their states and the Company's bonding companies have raised concerns about providing such bonds given the Company's financial difficulties. If the Company's relationship with borrowers, servicing customers, mortgage brokers and employees is adversely affected, the Company's operations could be materially affected. Weakened operating results could adversely affect WFSG's ability to complete the Solicitation of acceptances of the Plan or, if such Solicitation is successfully completed, to obtain confirmation of the Plan.

Risks Related to Regulatory Matters

     The Company's business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. First Bank is subject to extensive regulation by the OTS. The recent financial difficulties of the Company and pending bankruptcy filing may cause the OTS to review the Company's situation. The OTS may re-evaluate the Company's ownership of First Bank and could place First Bank in conservatorship or receivership or impose additional regulatory requirements. Similarly, the OTS may require that First Bank's loans be serviced by a non-Wilshire company. In October 1998, the OTS agreed to lift the then existing cease and desist order against First Bank relating principally to its operation which order was effective October 31, 1996 and modified on October 28, 1997. On January 7, 1999, following certain transactions between First Bank and other WFSG companies resulting from the market disruptions in the Fall of 1998, the OTS issued a new cease and desist order against First Bank's immediate holding company and WFSG, that limits the First Bank's ability to enter into certain transactions with affiliates and requires written notice to the OTS of the occurrence of any transactions with affiliates. A cease and desist order indicates a heightened level of regulatory concern and could have an adverse impact on the Company.

     The Company's consumer lending activities are subject to the Federal Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of 1994), the Federal Equal Credit Opportunity Act and Regulation B, as amended, the Fair Credit Reporting Act of 1970, as amended, the Federal Real Estate Settlement Procedures Act, and Regulation X, the Home Mortgage Disclosure Act, the Federal Debt Collection Practices Act and the National Housing Act of 1934, as well as other federal and state statutes and regulations affecting the Company's activities. The Company is also subject to the rules and regulations of, and examinations by, the Department of Housing and Urban
Development and state regulatory authorities with respect to originating, purchasing, processing, underwriting, selling, securitizing and servicing loans. These rules and regulations, among other things, impose licensing obligations on the Company, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, require credit reports on loan applicants, regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnifications or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions. As a result of the Company's recent losses and expected bankruptcy filing, federal and state regulatory authorities may review the Company's situation and re-evaluate its licenses and ability to purchase, originate or service loans.

Substantial Variations in Quarterly Results

     The Company's operating results and cash flow fluctuate from quarter to quarter as a result of the volume of the Company's acquisitions of pools of loans and newly originated loans, the prices paid by the Company for pools of loans, the volume of loans resolved, the differences between the Company's cost of funds and the average interest rates of the acquired loans, the timing and size of provisions for loan losses, variations in the effectiveness of the Company's hedging strategies, the interest rate for senior classes of mortgage-backed securities issued in securitizations, and the timing and size of securitizations or other loan dispositions. The Company's operating results also could fluctuate significantly based on the timing of the receipt of cash flow from the resolution of Discounted Loans (as defined herein). Relatively little cash flow from a pool of Discounted Loans is generally received during the first two quarters following the acquisition of that pool and the Company only recognizes interest and discount on Discounted Loans as income when those loans result in the receipt of cash. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Accounting Matters." In addition, fluctuations in quarterly results and cash flows could have a negative effect on the Company's ability to service its indebtedness.

Investment Limitations as a Result of the Formation of WREIT

     The Company has granted a right of first refusal to WREIT, a real estate investment trust managed by a subsidiary of WFSG, with respect to certain U.S. commercial investments, mortgage-backed securities and international investments. As a consequence, the opportunity for the Company to invest in such assets would be limited to the extent WREIT takes advantage of such investment opportunities. In deciding whether to invest in any assets, WREIT may consider, among other factors, whether the assets are well-suited for WREIT and whether WREIT is financially or strategically able to take advantage of the investment opportunity.

Risks Related to International Servicing Operations

     The Company established servicing operations in the United Kingdom and France in late 1996. The Company's loan servicing operations in Western Europe utilize WCC's servicing system, which has been adapted for servicing loans in Western Europe. These servicing operations were not profitable in 1998.

     The Company's international servicing operations are subject to most of the same risks associated with its U.S. operations as well as additional risks, such as fluctuations in foreign currency exchange rates, unexpected changes in regulatory requirements, heightened risks of political and economic instability, difficulties in managing international operations, potentially adverse tax consequences, enhanced accounting and control expenses and the burden of complying with a wide variety of foreign laws. Accordingly, there can be no assurance that one or more of these factors will not have a materially adverse effect on the Company's operations.

Dependence on WCC

     The Company currently relies on WCC to service its pools of loans in the United States and is expected to continue to rely on WCC until the Effective Date. WCC also provides certain administrative services to the Company. WCC is significantly leveraged and its servicing rights are pledged to secure those borrowings. Until the Effective Date, which at such time a newly formed subsidiary of WFSG is expected to assume the servicing operations and responsibilities of WCC, the loss of the services of WCC for any reason could have a material adverse impact on the Company. It is a condition to the effectiveness of the Plan that such transfer of servicing occur. See "The Plan of Reorganization -- Description of WCC Restructuring."

Interest Rate Sensitivity

     A significant portion of the Company's earnings are derived from its net interest income. Changes in the level of interest rates generally will affect the Company's net interest income by affecting the spread between the Company's interest-earning assets and interest-bearing liabilities and the cost of carry of non-performing loans and foreclosed real estate. The Company could be subject to a significant decline in earnings in an increasing interest rate environment due to the cost to carry noninterest-bearing assets with interest-bearing liabilities. The Company actively monitors its assets and liabilities and employs a hedging strategy that seeks to limit the effects of changes in interest rates on its operations. An effective hedging strategy is complex, and no hedging strategy can completely insulate the Company from interest rate risks. The nature and timing of, and the creditworthiness of the counter parties to hedging transactions may impact the effectiveness of the Company's hedging strategies. Poorly designed strategies or improperly executed transactions may increase rather than mitigate the interest risk. If there is a rise in short-term interest rates, the Company's borrowing costs likely would rise faster than the yield on the Company's assets, which would include both fixed and adjustable rate assets.

Business and Competition

     The Company faces intense competition. Negative recent developments within the Company have caused the Company to be competitively disadvantaged. Competitors use information about the Company's losses and market valuation to attract customers away from the Company. In addition, even following the Effective Date, the Company's ability to attract business, including third party servicing, may be affected by lingering negative perceptions relating to the Company's prepackaged bankruptcy proceeding. Traditional competitors in the financial services business include other mortgage banking companies, commercial banks, credit unions, thrift institutions and finance companies. Many of these competitors are substantially larger and have considerably greater financial, technical and marketing resources than WFSG.

Nature of Mortgages

     There are several factors that could adversely affect the value of properties securing the mortgages owned by the Company (the "Properties") such that the outstanding balance of the related loans, together with senior financing (if any) on the Properties, if applicable, would equal or exceed the value of the Properties. Among the factors that could adversely affect the value of the Properties are an overall decline in the residential real estate market in the areas in which the Properties are located or a decline in the general condition of the Properties as a result of the failure of borrowers to maintain adequately the Properties or of natural disasters that are not necessarily covered by insurance, such as earthquakes and floods. If such a decline occurs, the actual rates of delinquencies, foreclosures and losses on all loans could be higher than those currently experienced in the mortgage lending industry in general.

     Even assuming that the Properties provide adequate security for the loans, substantial delays could be encountered in connection with the liquidation of defaulted loans and corresponding delays in the receipt of related proceeds by the Company could occur. An action to foreclose on a Property securing a loan is regulated by state statutes and rules and is subject to many of the delays and expenses of other lawsuits if defenses or counterclaims are interposed, sometimes requiring several years to complete. Furthermore, in some states an action to obtain a deficiency judgment is not permitted following a nonjudicial sale of a property. In the event of a default by a borrower, these restrictions, among other things, may impede the ability of the party servicing the loan to foreclose on or sell the Property or to obtain liquidation proceeds sufficient to repay all amounts due on the related loan. In addition, the party servicing the loan will be entitled to deduct from related liquidation proceeds all expenses reasonably incurred in attempting to recover amounts due on defaulted loans and not yet repaid, including payments to senior lienholders, legal fees and costs of legal action, real estate taxes and maintenance and preservation expenses.

     Applicable state laws generally regulate interest rates and other charges, require certain disclosures and require licensing of certain originators and servicers of loans. In addition, most states have other laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and practices which may apply to the origination, servicing and collection of the loans. Depending on the provisions of the applicable law and the specific facts and circumstances involved, violations of these laws, policies and principles may limit the ability of the party servicing the loans to collect all or part of the principal of or interest on the loans, may entitle the borrower to a refund of amounts previously paid and, in addition, could subject the party servicing the loans to damages and administrative sanctions.

Environmental Risks

     Federal, state and local laws and regulations impose a wide range of requirements on activities that may affect health, safety and the environment. In certain circumstances, these laws and regulations impose obligations on owners or operators of residential properties such as those subject to the loans. The failure to comply with such laws and regulations may result in fines and penalties.

     Under various federal, state and local laws and regulations, an owner or operator of real estate may be liable for the costs of addressing hazardous substances on, in or beneath such property and related costs. Such liability could exceed the value of the property and the aggregate assets of the owner or operator. In addition, persons who transport or dispose of hazardous substances, or arrange for the transportation, disposal or treatment of hazardous substances, at off-site locations may also be held liable if there are releases or threatened releases of hazardous substances at such off-site locations.

     Under the laws of some states and under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), contamination of property may give rise to a lien on the property to assure the payment of the costs of clean-up. In several states, such a lien has priority over the lien of an existing mortgage against such property.

     Under the laws of some states, and under CERCLA and the federal Solid Waste Disposal Act, there is a possibility that a lender may be held liable as an "owner" or "operator" for costs of addressing releases or threatened releases of hazardous substances at a property, or releases of petroleum from an underground storage tink, under certain circumstances.

Certain Federal Income Tax Considerations; Reduction and Limitation of Corporate Tax Benefits

     Generally, Holders of Old Notes should not recognize any gain or loss for federal income tax purposes upon their receipt of New Common Stock pursuant to the Plan (except to the extent such New Common Stock is attributable to accrued but unpaid interest, which generally will be treated as a payment of interest includible in income in accordance with the Holder's method of accounting for tax purposes). Though it is not free from doubt, Holders of Old Common Stock who receive New Common Stock pursuant to the Market Liquidation Reallocation are generally not expected to recognize any gain or loss for federal income tax purposes. Holders of Old Common Stock are encouraged to consult their tax advisors, as there can be no assurance as to their tax treatment.

     The Company will not recognize any cancellation of indebtedness income upon consummation of the Plan but will be required to reduce certain of WFSG's tax attributes (including, to the extent applicable, net operating and capital losses and loss carry-forward, tax credits and tax basis in assets) by the amount of the cancellation of indebtedness income not recognized as taxable income (subject to certain modifications). As a result, the Company believes that most, if not all, of WFSG's net operating losses and loss carry-forward (and certain other losses, credits and carryforward, if any) will be reduced upon consummation of the Plan. In addition, Reorganized WFSG may be required to reduce its tax basis in its assets as of the beginning of the taxable year following consummation of the Plan (but not below the amount of liabilities remaining immediately after the consummation of the Plan) to the extent that WFSG's cancellation of indebtedness income exceeds the amount of net operating losses and any other losses, credits and carry-overs so reduced (subject to certain modifications). Moreover, consummation of the Plan will also trigger an "ownership change" of the Company consolidated group for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, so that, if the Reorganized Company retains any pre-ownership change net operating losses and loss carry-forward after the Effective Date, its use of such losses and carry-forward will be limited annually to a statutorily prescribed amount. See "Certain Federal Income Tax Considerations."

     Following the Effective Date, the New Servicer (and its subsidiary WSC) will not be consolidated for tax purposes. Accordingly, any gains or losses at the New Servicer level will not be consolidated with the group.

Certain Risks of Non-Confirmation

     Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting creditor of WFSG or a stockholder of WFSG might challenge the Plan. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting creditors and Interest Holders will not be less than the value of distributions such creditors and Interest Holders would receive if WFSG were liquidated under Chapter 7 of the Bankruptcy Code. While there can be no assurance that the Bankruptcy Court will conclude that these requirements have been met, WFSG believes that the Plan will not be followed by a need for further financial reorganization and that non-accepting creditors and stockholders will receive distributions at least as great as would be received following a liquidation pursuant to Chapter 7 of the Bankruptcy Code. See "The Plan of Reorganization--Chapter 7 Liquidation Analysis."

     The confirmation and consummation of the Plan also are subject to certain other conditions. See "The Plan of Reorganization--Treatment of Claims and Interests Under the Plan--Conditions Precedent to Confirmation and Consummation of the Plan."

     If the Plan, or a plan determined not to require resolicitation of any Classes by the Bankruptcy Court, were not to be confirmed, it is unclear whether a reorganization could be implemented and what holders of Claims and Interests would ultimately receive with respect to their Claims and Interests. If an alternative reorganization could not be agreed to, it is possible that WFSG would have to liquidate its assets, in which case it is likely that Holders of Claims and Interests would receive less than they would have received pursuant to the Plan. See "The Plan of Reorganization--Chapter 7 Liquidation Analysis."

Noncomparability of Historical Financial Information

     As a result of the consummation of the Plan and the transactions contemplated thereby, the financial condition and results of operations of the Reorganized Company from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the historical financial statements of WFSG set forth elsewhere herein.

The Company's Employees

     One of the Company's primary assets is its group of highly skilled professionals who have the ability to leave the Company and so deprive it of valuable skills and knowledge that contribute substantially to the Company's business operations. No assurance can be given that the Company will be able to retain its key personnel through the pendency of the Reorganization Case and if not, that it will be able to replace such personnel with comparable personnel. In addition, no assurance can be given that such key personnel will not leave after consummation of the Plan and emergence from Chapter 11. Further attrition may hinder the ability of the Company to operate efficiently which could have a material adverse effect on the Company's results of operations and financial condition. See "Business -- Employee Attrition."

Restrictions on Resale of Securities of the Reorganized Company

     Any person (or group of persons who act in concert) who receives a substantial amount of New Common Stock of the Reorganized Company pursuant to the Plan may be deemed to be an "affiliate." Absent registration under the Securities Act, any person deemed to be an affiliate of the Reorganized Company or an underwriter would be subject to the resale restrictions imposed by the Commission's Rule 144, under the Securities Act, which would allow affiliates and underwriters to sell, exchange, transfer or otherwise dispose of only specified limited quantities of securities of the Reorganized Company, and only subject to compliance with the other requirements imposed on "affiliates" under Rule 144.

Lack of Trading Market; Volatility

     The Market Liquidity Reallocation is intended to foster the development of, and improve conditions in, the market for the New Common Stock following the Effective Date. There can be no assurance however, that an active market for the New Common Stock will develop or, if any such market does develop, that it will continue to exist, or as to the degree of price volatility in any such market that does develop. Accordingly, no assurance can be given as to the liquidity of the market for any of the New Common Stock or the price at which any sales may occur. The Company's Old Common Stock is currently listed on the Nasdaq Stock Market. There can be no assurance that the New Common Stock will continue to be accepted for listing on the Nasdaq Stock Market or any other exchange or market.


                           THE PLAN OF REORGANIZATION

Introduction

     This Solicitation Statement relates to the Plan for WFSG. A copy of the Plan is attached hereto as Exhibit I. For a description of WFSG's business, see "Business."

     Beginning  in the  third  quarter  of 1998  and  continuing  in the  fourth
quarter,   the  market  for  mortgage-backed   securities  and,  in  particular,
subordinate credit related tranches of these securities, experienced dramatically widening spreads. Liquidity problems affecting certain Wall Street firms, hedge funds and other investors in financial instruments exacerbated this market phenomenon through forced liquidations of their assets. This led to an increased need for liquidity by the Company both to meet collateral calls and as a preemptive measure to protect against continued spread distortions in the market for mortgage-backed securities.

     To address these liquidity concerns, commencing in October, the Company sold certain real estate related assets and securities at their carrying value to various unrelated third parties. The cash proceeds from these sales were used primarily to repay principal and interest on the borrowings for which these assets served as collateral. Through these asset sales, the Company reduced debt and improved its liquidity position, enabling it to meet collateral calls. However, these asset sales resulted in the Company recognizing a loss totaling approximately $76.6 million during the four months ended October 31, 1998. Following these assets sales and mark-to-market of certain of the Company's assets to reflect current market prices, the Company had total assets and total liabilities at October 31, 1998, of approximately $1.243 billion and $1.248 billion (including $523.0 million of deposits at First Bank as of October 31, 1998), respectively, and negative shareholders' equity of $5 million.

     While these asset sales have improved the liquidity position and financial condition of the Company, management concluded that the Company's diminished equity base was insufficient to obtain prior levels of profitability. Further, certain of the Company's lenders expressed concern about continued lending given market conditions and recent losses incurred by the Company. In order to address liquidity concerns and improve the Company's financial condition, the Company entered into discussions with the Unofficial Noteholders' Committee in November 1998. This committee consists of Capital Research and Management Co., on behalf of various funds, Capital Guardian Trust Company, on behalf of various funds, American Express Financial Corporation, as investment advisor to various mutual funds, and Ryback Management Company, which collectively hold, manage and represent approximately 51.7% of the total principal amount outstanding of the Old Notes. The members of the Unofficial Noteholders' Committee and WREIT have agreed to support the Plan and to cooperate to obtain confirmation and consummation of the Plan and together hold, manage or represent approximately 62.5% of the aggregate principal amount of the Old Notes outstanding. The Unofficial Noteholders' Committee retained Latham & Watkins to serve as its special legal counsel and Houlihan Lokey Howard & Zukin, Inc. to serve as its financial advisors. Throughout October and November 1998, the Company engaged in discussions and negotiations with the Unofficial Noteholders' Committee on the terms of a proposed restructuring for the Company. The Company was assisted in such discussions and negotiations by Proskauer Rose LLP (its restructuring and securities counsel) and Stoel Rives LLP (its corporate counsel).

     After extensive negotiations among the Unofficial Noteholders' Committee and the Company, the parties achieved agreement on the general terms of a restructuring for the Company which formed the basis for the Plan. That agreement was reflected in the Restructuring Agreement dated as of November 23, 1998 by and between WFSG and each member of the Unofficial Noteholders' Committee, which agreement provided for, among other things, the support by the members of the committee for a plan of reorganization embodying the agreed upon terms. The Company agreed to reimburse the Unofficial Noteholders' Committee for the reasonable fees and expenses of its counsel and financial advisors through the Effective Date. The Company disclosed the terms of the Restructuring Agreement to the public on November 23, 1998.

     As part of these negotiations, the Unofficial Noteholders' Committee indicated that it wanted the servicing of the Company's assets to be conducted by one of the Company's subsidiaries and not by a company outside the corporate group. The Company's assets are currently serviced by WCC, a company owned by the Principal Shareholders. WCC was also adversely affected by the recent market events. WCC services assets primarily for WFSG and its subsidiaries including First Bank and for WREIT and as WFSG and WREIT sold assets in response to collateral calls, such companies had less assets to service resulting in less servicing fees for WCC. This decline in servicing revenues brought into question WCC's ability to service and repay its existing indebtedness. Accordingly, the Company entered into concurrent negotiations with the owners of WCC and the principal creditor of WCC, Capital Consultants, Inc., for itself and as agent for various investors ("CCI"), to move the servicing operations of WCC into the WFSG group and resolve WCC's debt burden in a manner acceptable to all parties. After extensive negotiations among the Company, CCI, WCC's owners and the Unofficial Noteholders' Committee, on November 23, 1998 the Company, CCI and WCC entered into a restructuring agreement dated as of November 23, 1998 (the "WCC Restructuring Agreement") which provides for the restructuring of WCC's indebtedness and the transfer of its servicing operations to a subsidiary of WFSG. See "-- Description of WCC Restructuring."

     Following agreement as to the general terms of the Restructuring Agreement and the WCC Restructuring Agreement, the Company continued to work with the Unofficial Noteholders' Committee, CCI and the other parties to such agreements in December and January to develop a more detailed plan of restructuring and implement the provisions of such agreements. On January 19, 1999, the Company and the Unofficial Noteholders' Committee entered into an amended and restated Restructuring Agreement (the "Amended and Restated Restructuring Agreement") containing the principal terms of the Plan described herein. On of January 19, 1999, the Company also entered into an amended and restated WCC Restructuring Agreement (the "Amended and Restated WCC Restructuring Agreement") containing the principal terms for the restructuring of WCC's indebtedness and the transfer of its servicing operations to a subsidiary of WFSG. See "-- Description of WCC Restructuring."

     The recent dramatic events in the financial markets have also had a significant adverse impact on the Company's liquidity position. The significant losses incurred by the Company and continued volatility in the mortgage-backed securities market have resulted in the Company's lenders being reluctant to provide new financing and many of the Company's traditional sources of liquidity are not available to it. In the near term and during the pendency of the bankruptcy case, the Company is expecting to finance its liquidity needs from operations, from a tax receivable resulting from the recently incurred losses and from the DIP Facility. There can be no assurance that cash flow from operations together with such tax receivable and DIP Facility will be sufficient to fund operations. The DIP Facility is subject to certain conditions (including conditions related to WREP's liquidity and its ability to fund the DIP Facility), and there can be no assurance that such conditions will be met and that such facility will be funded. At October 31, 1998, the Company's cash balances totaled approximately $26.7 million and as of January 27, 1999, was $18.3 million. However, a significant portion of this balance was held at First Bank and is generally available for use only by First Bank; excluding balances held at First Bank and restricted cash balances, the Company's cash balances totaled approximately $2.1 million and $5.1 million as of October 31, 1998 and January 27, 1999, respectively.

     In response to the recent market events, the Company initiated a corporate restructuring to improve its competitive position and its ability to execute its business strategy in a more difficult external environment. During October 1998, the Company made a strategic decision to eliminate its retail residential mortgage and manufactured housing mortgage origination operations and to focus its origination strategy on wholesale residential and commercial mortgage origination at its thrift subsidiary. As a result of this action, the Company has written off approximately $1.2 million of goodwill originally established upon acquisition of certain residential mortgage origination branches. From August 31, 1998 through January 15, 1999, the Company also reduced its workforce from 514 to 296, a significant portion of which related to the discontinued origination activities.

     Following the losses incurred by the Company in October and November of 1998, the Company began discussions with a number of potential new equity investors in order to strengthen its diminished equity base and obtain additional capital to operate and develop the business. The Company and the Unofficial Noteholders' Committee are currently in discussions with a number of potential investors concerning possible equity investments in the Company. Such discussions are expected to continue during the pendency of the prepackaged bankruptcy case. It is currently anticipated that any such investments will be made after the Effective Date and will result in no less favorable treatment to the Noteholders as compared to the restructuring. There can be no assurance, however, that any such investments will be made. See "--Potential Equity Investment."

     WFSG believes that the Plan is fair and equitable and in the best interests of all creditors and equity interest holders, including Holders of the Old Notes and Holders of the Old Common Stock.

     WFSG submits this Solicitation Statement in connection with its solicitation of acceptances of the Plan. The overall purpose of the Plan is to provide for the reorganization of WFSG's liabilities in a manner designed to maximize recoveries to all stakeholders. Specifically, the Plan is designed to eliminate all of WFSG's existing obligations to Holders of the Old Notes by exchanging such Allowed Claims for the New Common Stock and extinguishing the Old Common Stock.

     In general, the Plan provides for, among other things: (i) a cash distribution to Holders of Administrative Claims and Priority Claims (to the extent any of such claims are not paid in the ordinary course during the pendency of the Reorganization Case); (ii) no impairment of General Unsecured Claims (including the Compromised WREIT/WREP Claim and the Compromised MLMC Claim); (iii) issuing and distributing the New Common Stock to Holders of Old Notes; (iv) the existing equity securities of the Company (including options, warrants or similar rights) would be extinguished; (v) reallocation of up to 0.5% of the New Common Stock from Holders of Old Notes who accept the Plan to Holders of Old Common Stock pursuant to the Market Liquidity Allocation for the purpose of fostering the development of, and improving conditions in, the market for the New Common Stock; (vi) the transfer of servicing to the WFSG group and
(vii) assuming executory contracts and unexpired leases to which WFSG is a party. See "Overview of the Plan," "Securities to be Issued and Transferred Under the Plan," "Distributions Under the Plan" and "General Information Concerning the Plan," together with the other information regarding the
foregoing  and  related  matters   contained   elsewhere  in  this  Solicitation
Statement.

     WFSG INTENDS TO CONTINUE OPERATING ITS BUSINESSES IN CHAPTER 11 IN THE ORDINARY COURSE AND TO SEEK TO OBTAIN THE NECESSARY RELIEF FROM THE BANKRUPTCY COURT TO PAY ITS EMPLOYEES, TRADE AND CERTAIN OTHER CREDITORS IN FULL AND ON TIME. SUCH CREDITORS ARE NOT IMPAIRED UNDER THE PLAN.

     At this time, WFSG has not commenced the Reorganization Case, but is soliciting acceptances of the Plan from the Holders of the Old Notes as the only impaired class of Claims under the Plan. If sufficient votes for acceptance of the Plan by Holders of Old Notes are received, WFSG expects to file the Reorganization Case shortly after votes on the Plan have been tabulated and to seek Confirmation of the Plan immediately following the Bankruptcy Court's approval of a disclosure statement in substantially the same form as this Solicitation Statement. See "General Information Concerning the Plan -- Actions Intended to be Taken Concurrently with the Commencement of the Reorganization Case." If WFSG does not receive the requisite acceptances by Holders of Old Notes by the Voting Deadline (as set forth below), it will be forced to evaluate its available options, including filing a non-prepackaged chapter 11 case.

     THE BOARD OF DIRECTORS OF WFSG BELIEVES THAT THE PLAN IS IN THE BEST INTERESTS OF ALL CREDITORS. ALL CREDITORS ENTITLED TO VOTE ARE URGED TO VOTE IN FAVOR OF THE

PLAN NOT LATER THAN THE VOTING DEADLINE OF MARCH 1, 1999. As described in greater detail elsewhere in this Solicitation Statement, among the factors which have led the Company and the Board of Directors of WFSG to conclude that the Plan is preferable to all other alternatives and in the best interests of all creditors and equity security holders, are the following: (i) the Plan restructures the Company's balance sheet in a manner that will allow the Company to go forward with a significantly lower debt load; (ii) the solicitation of acceptances and rejections of the Plan prior to a bankruptcy filing minimizes the time the Company must endure the costs and disruptions associated with chapter 11 proceedings; (iii) the Plan provides for the maximum return for the Company's creditors; (iv) the Plan reflects a consensual agreement between the Company and representatives of a substantial majority of its noteholder constituency; (v) further delay in the implementation of a restructuring plan is likely to lead to further deterioration of the Company's financial condition and enterprise value to the detriment of all creditors and equity security holders;
(vi) the Plan serves to minimize the disruption to the business and to help maintain customer and vendor relations by leaving virtually all of the Company's creditors (other than holders of public debt and equity securities) unimpaired; and (vii) the Plan provides a greater recovery than that which the Company's creditors would receive in a Chapter 7 liquidation, as set forth in more detail in "The Plan of Reorganization -- Chapter 7 Liquidation Analysis." For additional information see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     THE MEMBERS OF THE UNOFFICIAL NOTEHOLDERS' COMMITTEE HAVE UNANIMOUSLY APPROVED THE PLAN AND HAVE AGREED TO VOTE IN FAVOR OF THE PLAN AND RECOMMEND THAT HOLDERS OF OLD NOTES VOTE TO ACCEPT THE PLAN. However, neither the Unofficial Noteholders' Committee, nor any member of such committee will be a proponent of the Plan, and neither the Unofficial Noteholders' Committee nor any member of such committee has solicited or will solicit any vote in favor of the Plan by, or has offered to join in any offer of any securities to, any other Holder of Old Notes, whether by this Solicitation Statement or any other means.

     The Bankruptcy Code provides that only Holders who vote on the Plan will be counted for purposes of determining whether the requisite acceptances of the Classes of Claims have been received. Failure by a Holder of a Claim to deliver a duly completed and signed ballot will constitute an abstention by such Holder with respect to a vote on the Plan. Abstentions will not be counted as votes to accept or reject the Plan and, therefore, will have no effect on the voting with respect to the Plan. The requirements for confirmation of the Plan, including the vote of creditors to accept the Plan and certain of the statutory findings that must be made by the Bankruptcy Court, are described below under the caption "Voting and Confirmation of the Plan."

     Confirmation of the Plan and the occurrence of the Effective Date are subject to a number of material conditions precedent, which are summarized in "Treatment of Claims and Interests Under the Plan -- Conditions Precedent to Confirmation and Consummation of the Plan." There can be no assurance that these conditions will be satisfied or waived.

Overview of the Plan

     Brief Explanation of chapter 11

     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of chapter 11 is to promote equality of treatment of creditors and equity security holders, respectively, who hold substantially similar claims or interests with respect to the distribution of the value of a debtor's assets. In furtherance of these two goals, upon the filing of a petition for relief under chapter 11, Section 362 of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's chapter 11 case.

     The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

     The following is an overview of certain material provisions of the Plan of WFSG, which is attached hereto as Exhibit I. The Plan (and related ballots, master ballots and other related documents) contemplates the filing of the Reorganization Case with the United States Bankruptcy Court for the District of Delaware. WFSG, however, reserves the right to file the Reorganization Case in any other jurisdiction determined by it to be appropriate and advisable (and, in such case, to make any appropriate changes to the Plan, ballots, master ballots and other related documents). The following summaries of the material provisions of the Plan do not purport to be complete and are qualified in their entirety by reference to all the provisions of the Plan, including all exhibits thereto, all documents described therein and the definitions therein of certain terms used below. Wherever defined terms of the Plan not otherwise defined in this Solicitation Statement are used, such defined terms shall have the meanings assigned to them in the Plan. For a description of certain other significant terms and provisions of the Plan, see "Securities to be Issued and Transferred Under the Plan," "General Information Concerning the Plan" and "Distributions Under the Plan." See also "Certain Risk Factors" for a description of significant risk factors related to the Plan.

     Solicitation of Acceptances of the Plan

     Under the Plan, all Claims and Interests have been separated into six classes, and each Class has been determined to be either Impaired or Unimpaired by the Plan's terms. See "Treatment of Claims and Interests Under the Plan," and "Voting and Confirmation of the Plan." Except as discussed below under "Voting and Confirmation of the Plan--Acceptance or Cramdown," as a condition to confirmation, Section 1129(a)of the Bankruptcy Code requires that (i) each impaired class of claims and interests that receives or retains property under a plan of reorganization vote to accept the plan and (ii) the plan meets the other requirements of Section 1129(a). Classes of claims and interests that do not receive or retain any property under a plan on account of such claims and interests are deemed to have rejected the plan and are not entitled to vote, and classes of claims and interests that are not impaired under a plan are deemed to have accepted the plan and are not entitled to vote. Under the Plan, acceptances are being solicited only from Class 4, which is the only Impaired Class that is receiving a distribution under the Plan. Class 4 will be deemed to have accepted the Plan if it is accepted by Holders of at least two-thirds in dollar amount and a majority in number of Claims in Class 4 held by Holders who cast timely votes with respect to the Plan. Holders of Claims who fail to vote or who abstain from voting on the Plan are not counted for purposes of determining either acceptance or rejection of the Plan by Class 4 Claims. Therefore, the Plan could be accepted by Class 4 Claims with the affirmative vote of significantly less than two-thirds in dollar amount and a majority in number of the entire Class.

     Under the Plan, acceptances are not being solicited from holders of Old Common Stock because such holders will not receive or retain any property or interest under the Plan. Such Holders are therefore deemed to have rejected the Plan. Accordingly, Class 6 will not be entitled to vote on the Plan. WFSG believes that the Plan may be crammed down over the dissent of Class 6 in view of the treatment proposed for such Class. The "cramdown" provisions of Section 1129(b) essentially provide that a plan may be confirmed over the rejection of an impaired class of claims or interests if the plan "does not discriminate unfairly" and is "fair and equitable" with respect to such rejecting impaired class. WFSG believes that the treatment under the Plan of the Holders of Class 6 Interests will satisfy the "fair and equitable" test and "does not unfairly discriminate" because, although no distribution will be made in respect of Interests in such Class and, as a result, such Classes will be deemed, pursuant to Section 1126 of the Bankruptcy Code, to have rejected the Plan, no Class junior to any such non-accepting Class will receive or retain any property under the Plan and the treatment of Class 6 is comparable to the treatment of classes of equal rank. See "Voting and Confirmation of the Plan -- Acceptance or Cramdown."

     General Information Concerning Treatment of Claims and Interests

     The Plan provides for payment in full or other reinstatement of Administrative Claims, Priority Tax Claims, Lender Secured Claims, Other Secured Claims, Priority Claims, and General Unsecured Claims (or such other treatment to which Holders of certain of such Claims may consent). The Plan also provides for the Holders of Allowed Noteholder Claims to receive New Common Stock in exchange for their Allowed Claims. See "Securities to be Issued and Transferred Under the Plan" and "Description of New Common Stock" for a description of the New Common Stock.

     To allow WFSG to complete a financial restructuring in the manner that will maximize its enterprise value, WFSG is soliciting prepetition acceptances of the Plan from Holders of Claims in Class 4 prior to filing the Reorganization Case. WFSG currently intends to seek to consummate the Plan and to cause the Effective Date to occur as soon as practicable. There can be no assurance, however, as to when the Effective Date will actually occur. Procedures for the distribution of cash and securities pursuant to the Plan, including matters that are expected to affect the timing of the receipt of distributions by Holders of Allowed Claims and Interests in certain Classes, are described in "Distributions Under the Plan."

     Management of WFSG believes that the Plan provides consideration to Classes of Claims and Interests reflecting an appropriate treatment of their Claims and Interests, taking into account the differing nature and priority of such Claims and Interests. The Bankruptcy Court must find, however, that a number of statutory tests are met before it may confirm the Plan. See "Voting and Confirmation of the Plan." Many of these tests are designed to protect the interests of Holders of Claims or Interests who do not vote to accept the Plan, but who will be bound by the provisions of the Plan if it is confirmed by the Bankruptcy Court. The "cramdown" provisions of Section 1129(b) of the Bankruptcy Code, for example, permit confirmation of a chapter 11 plan of reorganization in certain circumstances even if a plan is not accepted by all impaired classes of claims and interests. See "Voting and Confirmation of the Plan -- Acceptance or Cramdown." As described above, WFSG will request confirmation pursuant to the cramdown provisions of the Bankruptcy Code over the dissent of Class 6. WFSG believes that the treatment under the Plan of the Holders of Class 6 Interests will satisfy the "fair and equitable" test and "does not unfairly discriminate" because, although no distribution will be made in respect of Interests in such Class and, as a result, such Classes will be deemed, pursuant to Section 1126 of the Bankruptcy Code, to have rejected the Plan, no Class junior to any such non-accepting Class will receive or retain any property under the Plan and the treatment of Class 6 is comparable to the treatment of classes of equal rank. Although WFSG believes that the Plan can be confirmed under the cramdown provisions of the Bankruptcy Code over the dissent of Class 6 Interests, there can be no assurance that the requirements of such provisions would be satisfied.

     Summary of Classes and Treatment of Claims and Interests

     Section 1123 of the Bankruptcy Code provides that a plan of reorganization shall classify the claims and interests of a debtor's creditors and equity interest holders. In compliance therewith, the Plan divides Claims and Interests into six Classes and sets forth the treatment for each Class. In accordance with
Section 1123(a)(1), Administrative Claims and Priority Tax Claims have not been classified. WFSG also is required, under Section 1122 of the Bankruptcy Code, to classify Claims against and Interests in WFSG into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Classes. WFSG believes that the Plan has classified all Claims and Interests in compliance with the provisions of Section 1122, but once the Reorganization Case has been commenced, it is possible that a Holder of a Claim or Interest may challenge the classification of Claims and Interests and that the Bankruptcy Court may find that confirmation of the Plan requires a different classification. In such event, WFSG intends, to the extent permitted by the Bankruptcy Court and the Plan, to make such reasonable modifications of the classifications under the Plan to permit Confirmation and to use the Plan acceptances received in this solicitation for the purpose of obtaining the approval of the reconstituted Class or Classes of which the accepting Holder ultimately is deemed to be a member. Any such reclassification could adversely affect the Class in which such Holder was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan. Furthermore, a reclassification of a Claim or Interest after approval of the Plan could necessitate a resolicitation of acceptances of the Plan.

     The classification of Claims and Interests and the nature of distributions to Holders of Impaired Claims or Impaired Interests in each Class are summarized below. See "Securities to be Issued and Transferred Under the Plan" for a description of the manner in which the number of shares of New Common Stock will be determined and "Certain Risk Factors" for a discussion of various other factors that could materially affect the value of the New Common Stock distributed pursuant to the Plan.

     In consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to amounts and allowability of Noteholder Claims (Class 4), and a good faith compromise and settlement of all claims or controversies relating to the termination of all contractual, legal, and equitable subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made pursuant to the Plan on account of such Claim or Interest (including the Compromised WREIT/WREP Claim and the Compromised MLMC Claim) and any Claims relating to the WCC Restructuring. The entry of the Confirmation Order will constitute the Bankruptcy Court's approval of the compromise or settlement of all such Claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Company, Reorganized WFSG and its property and Noteholders, and is fair, equitable and reasonable.

     Except for Disputed Claims, distributions will be made on the Effective Date or as soon as practicable thereafter. See "Distributions Under the Plan" for a discussion of Plan provisions that may affect the timing of distributions under the Plan. Distributions on account of Claims that become Allowed Claims after the Effective Date will be made pursuant to the Plan. See "Distributions, Disputed Claims -- Timing of Disbursement of Funds" and "Methods of Distributions."

     The treatment of Claims described below is subject to the Plan provisions described in "The Plan of Reorganization -- Treatment of Claims and Interests Under the Plan -- Additional Information Regarding Treatment of Certain Claims" and "-- Treatment of Trade Creditors, Employees and Certain Professionals under the Plan."

Treatment of Claims and Interests Under the Plan

     Description of Claims or Interests

     Unclassified Claims

     Administrative Claims. An "Administrative Claim" is a claim for payment of an administrative expense of a kind specified in Section 503(b) of the Bankruptcy Code and referred to in Section 507(a)(1)of the Bankruptcy Code, including, without limitation, the actual and necessary costs and expenses incurred after the commencement of a chapter 11 case of preserving the estate or operating the business of the company (including wages, salaries and commissions for services), loans and advances to the Company made after the petition date, compensation for legal and other services and reimbursement of expenses of professionals retained by the Company or by a creditors committee awarded or allowed under Section 330(a) or 331 of the Bankruptcy Code, certain retiree benefits, certain reclamation claims, and all fees and charges against the estate under Section 1930 of title 28, United States Code. Under the Plan, each Holder of an Allowed Administrative Claim will receive on account of its Administrative Claim and in full satisfaction thereof, Cash equal to the amount of such Allowed Administrative Claim on or as soon as practicable after the later of the Effective Date and the day on which such Claim becomes an Allowed Claim, unless the Holder and WFSG or Reorganized WFSG, as the case may be, agree or will have agreed to other treatment of such Claim, or an order of the Bankruptcy Court provides for other terms; provided, that if incurred in the ordinary course of business or otherwise assumed by WFSG pursuant to the Plan (including Administrative Claims of governmental units for taxes), an Allowed Administrative Claim will be assumed on the Effective Date and paid, performed or settled by Reorganized WFSG when due in accordance with the terms and conditions of the particular agreement(s) governing the obligation in the absence of the Reorganization Case.

     Claims by Professionals. Other than professionals and certain other persons engaged by the Company in the ordinary course of its business, professionals or other Persons requesting compensation or reimbursement of expenses pursuant to
Section 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered on or before the Effective Date (including, without limitation, any compensation requested by professionals retained by the official creditors committee or compensation requested pursuant to Section 503(b)(4) of the Bankruptcy Code by any professional or other entity for making a substantial contribution in the Reorganization Case) shall file and serve on Reorganized WFSG and its counsel an application for final allowance of compensation and reimbursement of expenses no later than (i) 60 days after the Effective Date, or
(ii) such later date, if any, as the Bankruptcy Court orders upon application made prior to the end of such 60-day period. Objections to applications of professionals or other Persons for compensation or reimbursement of expenses must be Filed and served on Reorganized WFSG, its counsel and the requesting professional or other Person on or before the later of (x) ninety days after the Effective Date and (y) thirty days after such date as the Bankruptcy Court establishes as the deadline for Filing such applications.

     Upon the commencement of the Reorganization Case, WFSG intends to seek Bankruptcy Court approval to continue to make payments to certain parties in the ordinary course of business. These payments include, among others, payments to fund payroll obligations of Wilshire Leasing Limited (an affiliate of WFSG owned by Andrew A. Wiederhorn and Lawrence A. Mendelsohn), which provides administrative and day-to-day services to WFSG (which has no employees of its own) and which will continue to do so during the pendency of the Reorganization Case.

     On or as soon as practicable after the Effective Date, Reorganized WFSG shall pay the reasonable fees and expenses of counsel and financial advisors to the Unofficial Noteholders' Committee incurred through and including the Effective Date.

     On or as soon as practicable after the Effective Date, Reorganized WFSG will pay the contractual claims of the Indenture Trustee for its fees and expenses including its reasonable attorneys' fees and expenses. Such payments to the Indenture Trustee shall be in full satisfaction of any lien or other priority in payment available to the Indenture Trustee pursuant to the Old
Indentures or applicable law for the payment of such fees and expenses ("Indenture Trustee Charging Lien"). To the extent, after being furnished with normal supporting documents for such fees and expenses, Reorganized WFSG disputes the reasonableness of any such fees and expenses, Reorganized WFSG will pay such fees and expenses as are not disputed, and will submit to the Indenture Trustee a written list of specific fees and expenses viewed by Reorganized WFSG as not being reasonable. To the extent that Reorganized WFSG and the Indenture Trustee are unable to resolve the dispute, the dispute will be resolved by the Bankruptcy Court. The Indenture Trustee will not attach or set off any of its fees and expenses against distributions to Holders of Old Notes and will not otherwise withhold or delay any such distributions.

     Priority Tax Claims. A Priority Tax Claim is a claim for an amount entitled to priority under Section 507 (a)(8)of the Bankruptcy Code. Unless otherwise agreed to by WFSG or Reorganized WFSG, as the case may be, and a Holder of a Priority Tax Claim, each Holder of an Allowed Priority Tax Claim will receive, at the sole option of Reorganized WFSG, (i) Cash equal to the unpaid portion of such Allowed Priority Tax Claim on the later of the Effective Date and the date on which such Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (ii) equal quarterly cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate to be determined by the Bankruptcy Court or otherwise agreed to by Reorganized WFSG and such Holder, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the Holder of such Allowed Priority Tax Claim deferred cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim. The foregoing treatment of Allowed Priority Tax Claims is consistent with the provisions of Section 1129(a)(9)(C)of the Bankruptcy Code, and the Holders of Allowed Priority Tax Claims are not entitled to vote on the Plan. Pursuant to Section 1123(a)(1)of the Bankruptcy Code, Priority Tax Claims are not designated as a Class of Claims for purposes of the Plan.

Classified Claims Against and Interests In WFSG

     Class 1 -- Lender Secured Claims. Class l consists of all Allowed Lender Secured Claims against WFSG represented by, relating to, arising under or in connection with the Repurchase Agreements. Each Allowed Lender Secured Claim against WFSG will be treated as follows (a) the Plan shall leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder; or (b) (i) WFSG shall cure any default with respect to such Claim that occurred before or after the Filing Date (other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code), (ii) the maturity of such Claim shall be Reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim (as may be determined by the Bankruptcy Court) and (iv) the legal, equitable and contractual rights of such Holder will not otherwise be altered; or (c) such Claim shall receive such other treatment to which the Holder shall consent. Class 1 Claims are Unimpaired and, accordingly, will be deemed to have accepted the Plan. WFSG estimates that, as of the Filing Date, the aggregate amount of Allowed Lender Secured Claims against WFSG (including accrued interest through the Filing Date) will be approximately $11.0 million.

     Under the Plan, Holders of Claims in Class l will not be required to file proofs of Claim with the Bankruptcy Court and no deadline for filing proofs of claims or interests (" Bar Date") will be enforced as to such Claims.

     Class 2 -- Other Secured Claims. All Allowed Secured Claims against WFSG that are not included in Class l (defined in the Plan as "Other Secured Claims") are classified in Class 2. Class 2 consists of all Allowed Secured Claims against the Debtor other than Lender Secured Claims in Class l. These primarily include Claims represented by, relating to, arising under or in connection with capital leases to which WFSG is a party. Each Allowed Other Secured Claim against WFSG will be treated as follows (a) the Plan shall leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder; or (b) (i) WFSG shall cure any default with respect to such Claim that occurred before or after the Filing Date (other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code), (ii) the maturity of such Claim shall be Reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim (as may be determined by the Bankruptcy Court) and (iv) the legal, equitable and contractual rights of such Holder will not otherwise be altered; or (c) such Claim shall receive such other treatment to which the Holder shall consent. Class 2 Claims are Unimpaired and, accordingly, will be deemed to have accepted the Plan. WFSG estimates that, as of the Filing Date, the aggregate amount of Allowed Other Secured Claims against WFSG (including accrued interest through the Filing Date) will be approximately $2.0 million.

     Under the Plan, Holders of Claims in Class 2 will not be required to file proofs of Claim with the Bankruptcy Court and no Bar Date will be enforced as to such Claims.

     Class 3 -- Priority Claims. Class 3 Claims are Unimpaired. Class 3 consists of the Allowed Priority Claims against WFSG. A Priority Claim is a Claim for an amount entitled to priority under Sections 507(a)(3), 507(a)(4), 507(a)(5), 507(a)(6), 507(a)(7), or 507(a)(9) of the Bankruptcy Code and does not include any Priority Tax Claim. The Debtor does not believe that there will be any existing Priority Claim. However, in the event there are existing Priority Claims, the Plan provides that each Holder of an Allowed Class 3 Priority Claim shall be entitled to receive (a) Cash equal to the amount of such Claim, unless the Holder of such Claim and Reorganized WFSG agree to a different treatment, on the latest of (i) the Effective Date or as soon as practicable thereafter, (ii) the date such Claim becomes an Allowed Priority Claim and (iii) the date that such Claim would be paid in accordance with any terms and conditions of any agreements or understandings relating thereto between the Debtor and the Holder of such Claim, and/or (b) such other treatment, as determined by the Bankruptcy Court, required to render such Claim Unimpaired. Class 3 Claims are Unimpaired and, accordingly, will be deemed to have accepted the Plan.

     Under the Plan, Holders of Claims in Class 3 will not be required to file proofs of Claim with the Bankruptcy Court and no Bar Date will be enforced as to such Claims.

     Class 4 -- Noteholder Claims. Class 4 consists of the Allowed Unsecured Claims against WFSG of Holders of Old Notes (including all Claims and causes of action arising therefrom or in connection therewith) including an aggregate principal amount of $184.2 million and aggregate accrued and unpaid interest of approximately $14.5 million through, but not including, the Filing Date (assuming the Filing Date occurs on March 3, 1999) and related fees, costs and expenses. The Claim of each Holder of Old Notes as of the Distribution Record Date will be Allowed in the aggregate amount of the unpaid principal of such Holder's Old Notes plus unpaid interest (calculated in accordance with the provisions of the Old Indentures governing the Old Notes) which accrued prior to the Filing Date. Class 4 Claims are Impaired and, accordingly, Holders of Allowed Class 4 Claims are entitled to vote on the Plan. On the Effective Date, the Old Notes will be terminated, canceled and annulled and extinguished. On the Effective Date or as soon as practicable thereafter and assuming that WREP funds 100% of the DIP Facility, each Holder of an Allowed Class 4 Claim will receive on account of such Allowed Claim a Pro Rata portion of 20.0 million shares of New Common Stock, equal to 100% of the New Common Stock to be issued by Reorganized WFSG on the Effective Date (i.e., 108.551 shares of New Common Stock for each $1,000 of principal amount of Old Notes) less the number of shares (not in excess of 0.5% of such New Common Stock) reallocated to Holders of Old Common Stock pursuant to the Market Liquidity Reallocation. The purpose of the Market Liquidity Reallocation is to foster the development of, and improve conditions in, the trading market for New Common Stock. To the extent that WREP does not fund the full amount of the DIP Facility, only a similar percentage of the Compromised WREIT/WREP Claim (in dollar terms) will be treated as entitled to receive the New 6.00% Note and the remaining percentage (in dollar terms) will be treated the same as Holders of an Allowed Class 4 Claim. Assuming that WREP does not fund any portion of the DIP Facility, the shares of New Common Stock distributed to each Holder will be reduced, but in no event will the shares of New Common Stock be less than 91.528% of the New Common Stock to be outstanding on the Effective Date (i.e. 99.354 shares of New Common Stock for each $1,000 of principal amount of Old Notes) less the number of shares reallocated pursuant to the Market Liquidity Reallocation. As a result, the percentage ownership of (but not the number of shares delivered to) Holders of Allowed Class 4 Claims will vary according to the percentage of the DIP Facility funded. To the extent, if any, that the classification and manner of satisfying Claims and Interests under the Plan does not take into consideration all contractual, legal and equitable subordination rights that Holders of Allowed Class 4 Claims may have against Holders of Claims or Interests with respect to distributions made pursuant to the Plan, each Holder of an Allowed Class 4 Claim will be deemed, upon the Effective Date, to have waived all contractual, legal or equitable subordination rights that such Holder might have including, without limitation, any such rights arising out of the Old Notes, the Old Indentures governing such Old Notes or otherwise and each Holder will be releasing WFSG, its officers, directors, employees and agents from all claims. See "The Plan of Reorganization Releases."

     The recovery for the Holders of Allowed Class 4 Claims depends significantly on the value of the New Common Stock on the Effective Date. WFSG estimates that Class 4 will receive New Common Stock valued at approximately $3.73 - $4.13 per share on a fully diluted basis excluding certain management stock options yielding an estimated recovery of approximately 37% - 42% of their Claims (40% - 45% of principal amount). See "Description of New Common Stock" and "Projected Financial Information."

     Under the Plan, neither the Indenture Trustees nor the Holders of Claims in Class 4 will be required to file proofs of Claim with the Bankruptcy Court and no Bar Date will be established or enforced as to such Claims.

     Class 5 -- General Unsecured Claims. Class 5 consists of all Allowed General Unsecured Claims against WFSG (other than an Unsecured Claim in Class 4) and includes, among others, the Compromised MLMC Claim, the Compromised WREIT/WREP Claim, Guaranty Claims, Trade Claims, Intercompany Claims, and Claims resulting from the rejection of leases or executory contracts.

     The legal, equitable and contractual rights of each Holder of an Allowed Class 5 Claim will not be altered by the Plan. All Allowed Class 5 Claims shall be satisfied on the latest of (a) the Effective Date, (b) the date a Class 5 Claim becomes an Allowed Claim, (c) the date an Allowed Class 5 Claim becomes due and payable in the ordinary course of WFSG's business consistent with WFSG's ordinary payment practices or pursuant to any agreement between WFSG and the Holder of an Allowed Class 5 Claim or (d) on such other date as may be agreed to by WFSG and the Holder of such Allowed Class 5 Claim.

     The Compromised WREIT/WREP Claim consists of all debt owed to, plus any other claims of, WREP or WREIT as of the close of business on January 14, 1999, together with claims of WREP or WREIT thereafter outside the ordinary course of business and not approved by the majority of the Noteholders (approximately $18.4 million) and resulted from a negotiated compromise and settlement of a claim held by WREIT/WREP. Under the compromise and settlement dated as of January 19, 1999, WREP will receive the New 6% Notes having a principal amount equal to such claim proportionally to the amount of the DIP Facility funded. Under the compromise and settlement, the Compromised WREIT/WREP Claim receives the more favorable treatment of the issuance of the New 6% Notes only to the extent WREP funds the full amount of the DIP Facility. To the extent WREP does not fund the full amount of the DIP Facility, a proportionate amount of the Compromised WREIT/WREP Claim will be treated pari passu with the Old Notes. This compromise and settlement was only reached after the Company had approached several well known debtor-in-possession lenders, all of whom declined to provide financing on comparable terms.

     Prior to the Solicitation, the Company also negotiated a compromise and settlement of a Claim by MLMC of approximately $2.6 million. The Compromised MLMC Claim arose out of WFSG's obligation to indemnify MLMC for any losses relating to a deposit made by WFSG and funded in part by MLMC in connection with a proposed acquisition of real estate in Europe. As a result of a dispute with the seller of such real estate, such seller retained the deposit and WFSG is pursuing its legal remedies against the seller. Under this compromise and settlement, MLMC will receive a promissory note which provides for a series of equal monthly cash payments of $250,000 over the 11 months following the Effective Date in the aggregate equal to the amount of such Claims (i.e. approximately $2.6 million), together with interest at 10% per annum on the then outstanding principal amount.

     Class 5 also includes Trade Claims, Guaranty Claims and Intercompany Claims. A "Trade Claim" is defined in the Plan as any Unsecured Claim arising from the delivery of goods or services in the ordinary course of business. A "Guaranty Claim" is defined in the Plan as a contingent Claim arising under or relating to any guarantee under which WFSG is a guarantor, excluding any guarantee by WFSG or its subsidiaries of the obligations of WCC to CCI which have been compromised and will be settled under the WCC Restructuring (which guarantee is to be released under the WCC Restructuring). See "Description of WCC Restructuring." An "Intercompany Claim" is defined in the Plan as a Claim held by WSC, Wilshire Funding Corporation ("WFC"), First Bank, Wilshire Funding Corporation 1997-1, Wilshire Funding Corporation 1997-2 or other affiliates against WFSG, WMFC 1997-1 Inc., WMFC 1998-2 Inc. excluding WREIT and WREP to the extent of the Compromised WREIT/WREP Claim and claims related to the WCC Restructuring. The amount of Intercompany Claims against WFSG currently totals approximately $5.4 million. The Plan reflects WFSG's intention to treat Trade Claims, Guaranty Claims and Intercompany Claims as if the Reorganization Case had never been commenced. In particular, upon the commencement of the Reorganization Case, WFSG intends to seek Bankruptcy Court approval to pay in the ordinary course of business all outstanding Trade Claims to trade creditors who continue to provide normal trade credit terms to WFSG or who have previously agreed to compromise their Claims in a manner acceptable to WFSG.

     Assuming the Bankruptcy Court authorizes WFSG to pay Holders of Trade Claims in the ordinary course of business during and after the pendency of the Reorganization Case and as and when such obligations become due and owing, WFSG expects that there will be no Trade Claims against WFSG as of the Effective Date except to the extent that trade payables were not payable by their terms until after the Effective Date, in which case WFSG expects that such trade payables would be minimal. If the Bankruptcy Court does not authorize WFSG to do so, WFSG estimates that the allowed amount of Trade Claims against WFSG as of the Effective Date, will be minimal, if any.

     Class 5 Claims are Unimpaired and, accordingly, will be deemed to have accepted the Plan. Holders of Claims in Class 5 will not be required to file proofs of claim with the Bankruptcy Court and no Bar Date will be established or enforced as to such Claims.

     Class 6 -- Interests of Holders of Old Common Stock. Class 6 consists of Allowed Interests (aggregating 10,885,000 shares) of issued and outstanding Old Common Stock. As of the Effective Date, the Old Common Stock (or any other equity interests) shall be terminated, canceled, annulled and extinguished and the Holders of Old Common Stock will neither receive nor retain any property under the Plan and therefore are deemed to reject the Plan.

Accordingly, Class 6 will not be entitled to vote on the Plan. Pursuant to the Market Liquidity Reallocation, however, such Holders will receive its Pro Rata a reallocated amount of New Common Stock, not to exceed, not to exceed 0.5% of the New Common Stock outstanding on the Effective Date, which would have otherwise been distributed to the Holders of the Old Notes who accept the Plan. The maximum amount of New Common Stock to be reallocated pursuant to the Market Liquidity Reallocation described above will be reduced if WREP does not fund the full amount of the DIP Facility.

     Holders of Interests in Class 6 are not required to file proofs of Interests unless they disagree with the number of shares set forth on WFSG's stock register.

     The Holders of Class 6 Interests will recover nothing under the Plan.

Cramdown

     The so-called "cramdown" provisions of Section 1129(b) of the Bankruptcy Code permit confirmation of a chapter 11 plan of reorganization in certain circumstances even if the plan is not accepted by all impaired classes of claims and interests. See "Voting and Confirmation of the Plan -- Acceptance or Cramdown." In the event that at least one Impaired Class of Claims votes to accept the Plan (and at least one Impaired Class either votes to reject the Plan or is deemed to have rejected the Plan), WFSG will request that the Bankruptcy Court confirm the Plan under the cramdown provisions of the Bankruptcy Code. In that event, WFSG has reserved the right to modify the Plan to the extent, if any, that Confirmation pursuant to Section 1129(b) of the Bankruptcy Code requires or permits modification of the Plan.

Sources of Cash to Make Plan Distributions

     Except as otherwise provided in the Plan or the Confirmation Order, all cash necessary for Reorganized WFSG to make the payments pursuant to the Plan will be obtained from Reorganized WFSG's cash balances, the operations of WFSG or Reorganized WFSG, an anticipated tax refund or the DIP Facility.

Conditions Precedent to Confirmation and Consummation of the Plan

Conditions to Confirmation

     Confirmation of the Plan cannot occur until the Bankruptcy Court finds that all of the substantive confirmation requirements under the Bankruptcy Code have been satisfied pursuant to Section 1129 of the Bankruptcy Code. In addition, the Bankruptcy Court will not enter the Confirmation Order unless the Confirmation Order is acceptable in form and substance to WFSG, and the Confirmation Order expressly authorizes and directs WFSG and Reorganized WFSG to perform those actions specified in the Plan. Finally, it will be a condition to Confirmation that each of the events and actions required by the Plan to occur or to be taken prior to Confirmation will have occurred or been taken, or WFSG or the party whose obligations are conditioned upon such occurrences or actions, as applicable, have waived such occurrences or actions and the Bankruptcy Court confirms the Plan without such occurrence or action.

Conditions to Effective Date

     The Effective Date will not occur and the Plan will not be consummated unless and until each of the following conditions has been satisfied or waived by WFSG with, where applicable under the Plan, the consent of the Unofficial Noteholders' Committee:

          (i) The Confirmation Date shall have occurred and the Confirmation Order shall have become a Final Order.

          (ii) The Confirmation Order authorizes and directs that WFSG and Reorganized WFSG take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan, including those actions set forth in Section V of the Plan.

          (iii) The WCC Restructuring (as defined below) shall have been effectuated including, without limitation, the release of the CCI Guaranty Claims.

          (iv) The Employment Agreements between Reorganized WFSG and Andrew A. Wiederhorn and Lawrence A. Mendelsohn shall have been executed and delivered prior to the Filing Date and remain in full force and effect as of the Effective Date.

          (v) All other actions and documents necessary to implement the provisions of the Plan have been effected or executed or, if waivable, waived by the Person or Persons entitled to the benefit thereof.

Waiver of Conditions to Confirmation and Effective Date

     Each of the conditions to Confirmation and the Effective Date may be waived in whole or in part by WFSG at any time, except those conditions to the Effective Date identified in the Plan as requiring consent of the Unofficial Noteholders' Committee without notice or an Order of the Bankruptcy Court. The failure to satisfy or to waive any condition may be asserted by WFSG regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by WFSG). The failure of WFSG to exercise any of the foregoing rights will not be deemed a waiver of any other rights and each such right will be deemed an ongoing right that may be asserted at any time.

     Modification or Revocation of the Plan; Severability

     WFSG reserves the right to modify the Plan at any time prior to the Confirmation Date in the manner provided for by Section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to
Section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise order. The potential impact of any such amendment or modification on the Holders of Claims and Interests cannot presently be foreseen, but may include a change in the economic impact of the Plan on some or all of the Classes or a change in the relative rights of such Classes. If any of the terms of the Plan is modified prior to the Voting Deadline in a manner determined by WFSG to constitute a material adverse change as to Holders of the Old Notes, WFSG will promptly disclose any such modification in a manner reasonably calculated to inform such Holders of the affected Voting Securities of such modification and WFSG reserves the right to extend the solicitation period for acceptances of the Plan for a period which WFSG in its discretion deems appropriate, depending upon the significance of the modification and the manner of disclosure to the Old Notes.

     If, after receiving sufficient acceptances but prior to Confirmation of the Plan, WFSG were to seek to modify the Plan, WFSG could only use such previously solicited acceptances if (i) all adversely affected creditors accepted the modifications in writing or (ii) the Bankruptcy Court determined, after notice to official committees or other affected parties, that such modifications did not adversely change the treatment of any affected creditors. WFSG reserves the right to use acceptances of the Plan received in this solicitation to seek Confirmation of the Plan under any other circumstances, including in connection with a case under the Bankruptcy Code for WFSG commenced by the filing of an involuntary petition, subject to approval of the Bankruptcy Court.

     WFSG reserves the right after the Confirmation Date and before the Effective Date to modify the terms of the Plan or waive any conditions to the effectiveness thereof if and to the extent WFSG determines that such modifications or waivers are necessary or desirable in order to consummate the Plan. WFSG will give such Holders of Claims and Interests notice of such modifications or waivers as may be required by applicable law and the Bankruptcy Court, and any such modifications will be subject to the approval of the Bankruptcy Court to the extent required by, and in accordance with, Section 1127 of the Bankruptcy Code. WFSG will give notice to any Committee, the Unofficial Noteholders' Committee and any DIP Lenders of any modification of the Plan.

     If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power, upon the request of WFSG, to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

The Reorganized Company

     A description of various matters relating to Reorganized WFSG including (i) information relating to the business to be conducted by Reorganized WFSG following the Effective Date, (ii) certain projected financial information,
(iii) the proposed management of Reorganized WFSG and proposed compensation and other arrangements relating thereto, and (iv) certain corporate governance matters, is set forth or referenced below.

     Corporate Structure

     On the  Effective  Date,  WFSG  will  become  Reorganized  WFSG.  As  such,
Reorganized WFSG shall own interests in the same subsidiaries as are currently owned by WFSG except that following the WCC Restructuring, WFSG will own 50.01% of a new subsidiary which incorporates the servicing operations of WCC. See "The Plan of Reorganization -- Introduction."

     Business of the Reorganized Company

     Following the Effective Date, Reorganized WFSG will continue to operate the businesses presently operated by WFSG and such other lines of business as Reorganized WFSG may determine. For a description of the Company's current business operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." In addition, the Company will begin servicing its own assets following the transfer of servicing operations from WCC to a new subsidiary of the Company. See "Description of WCC."

     Projected Financial Information

     For information relating to the Projections, see "Projected Financial Information."

Directors and Management of Reorganized WFSG

     Board of Directors

     It is anticipated that the Board of Directors of Reorganized WFSG will consist of seven members. The names and biographical information concerning the appointees of the Unofficial Noteholders' Committee will be provided at or prior to the hearing on confirmation of the Plan. Andrew A. Wiederhorn and Lawrence A. Mendelsohn, currently the Chairman and Chief Executive Officer, and President, respectively, of the Company also shall be members of the Board. In addition, at the option of the Unofficial Noteholders' Committee, two additional Board seats may be created and filled by current, independent directors of the Company.

     Executive Officers

     The initial officers of Reorganized WFSG will be selected by the Board of Directors of Reorganized WFSG. Existing management of the Company will remain unchanged as of the Effective Date of the Plan. Mr. Wiederhorn will continue as the Chief Executive Officer of Reorganized WFSG and Mr. Mendelsohn will continue as President of Reorganized WFSG. Prior to the Filing Date, WFSG shall enter into employment agreements with each of Andrew A. Wiederhorn and Lawrence A. Mendelsohn. The compensation packages are expected to include a base salary and incentive compensation, each in accordance with industry norms for similarly situated companies. See "Management -- Directors and Executive Officers of WFSG," "Executive Compensation -- Executive Officers' Compensation" and "-- Employment Agreements."

     Certain Corporate Governance Matters

     Reorganized WFSG Certificate of Incorporation and Reorganized WFSG Bylaws

     The forms of the Reorganized WFSG Certificate of Incorporation and the Reorganized WFSG Bylaws will be provided at or prior to the hearing on confirmation of the Plan. The Certificate of Incorporation and the Bylaws shall include a provision prohibiting the issuance of non-voting stock of Reorganized WFSG as required by Section 1129(a)(i) of the Bankruptcy Code.

Description of WCC Restructuring

     As a condition to the effectiveness of the Plan, the servicing of the Company's assets must be conducted by the Company or one of its subsidiaries and not by a company outside the corporate group. Pursuant to the Amended and Restated WCC Restructuring Agreement, the Company, WCC, CCI and the other parties thereto agreed that the servicing operations currently conducted by WCC shall be transferred to a subsidiary of the Company on the Effective Date and that WCC's indebtedness should be restructured (the "WCC Restructuring"). The transfer of servicing to a subsidiary of WFSG and restructuring of indebtedness is currently expected to be accomplished as follows:

     CCI or its assigns, on behalf of or as assignee for the benefit of any investors CCI represents (collectively referred to as the "Investors") or a designee of CCI ("CCI Assignee"), shall form a corporation ("CCI Mergeco") which shall in turn form a wholly-owned corporate subsidiary ("CCI Mergeco Sub"). CCI Mergeco Sub shall merge into WCC with WCC to be the surviving entity, to be renamed Capital Wilshire Holdings, Inc. ("CWH") with one percent (1%) of the outstanding common stock of CCI Mergeco to be owned by a limited liability company owned by the Principal Shareholders and ninety-nine percent (99%) of the outstanding common stock of CCI Mergeco to be owned by CCI Assignee. WCC shall have merged with Portland Servicing Corporation immediately prior thereto and WCC shall be the surviving entity. CWH shall contribute all of its assets (including, without limitation, the right to the name Wilshire Credit Corporation and all rights to and under all insurance policies) to a newly formed subsidiary of WFSG (the "New Servicer"), in exchange for the Class B Common Stock described below and the assumption by New Servicer, of all of the liabilities of CWH (other than obligations owing under certain loan agreements, including without limitation the Master Loan and Security Agreement, as amended, between CCI and each of WCC and Portland Servicing Corporation (collectively referred to herein as the "WCC Loan Agreement") and any other Claims against WCC or Portland Servicing Corporation). CCI shall release its lien on the assets of CWH and Portland Servicing Corporation in exchange for the pledge by CWH of Class B Common Stock (including the Liquidation Bond and the Exchange Rights as described below). WFSG shall contribute assets or stock of Wilshire Servicing Corporation to New Servicer for all of the Class A Common Stock of New Servicer. New Servicer shall change its name to Wilshire Credit Corporation. As part of the WCC Restructuring, the Company also negotiated a compromise and settlement of an arguably secured claim by CCI against the Company, including a claim under a disputed guarantee (the "WCC Guarantee") by the Company of certain WCC's indebtedness in a maximum amount of $35 million. The Company originally provided the WCC Guarantee in order to obtain certain financing for itself and affiliates in October 1998 when the Company and its affiliates were experiencing a liquidity crisis due to recent market events. The claim by CCI under the WCC Guarantee arose out of the recent market events which also had a severe impact on WCC. Under this compromise and settlement, CCI will receive (i) a $2.2 million non-interest bearing promissory note which is payable in quarterly installments so as to amortize over 20 years and which is payable in full five years after the completion of the WCC Restructuring; (ii) a non-interest bearing, non-recourse obligation of WFSG, in the form of a Liquidation Bond (as described below) with recourse limited to certain servicing fees and other assets of WFSG and the New Servicer in which CCI currently has a security interest for $19.3 million, but which is payable only upon liquidation of New Servicer, (iii) a guarantee by the New Servicer of such obligation; (iv) a non-interest bearing promissory note for $350,000 which is payable in equal installments over the nine month period following the WCC Restructuring; and (v) certain other consideration.

     Pursuant to the WCC Restructuring Agreement, the "Class B Common Stock" is expected to have the following terms:

     a. The Class B Common Stock shall be non-voting and shall constitute all of the outstanding class B common stock of New Servicer; all of the class A common stock shall be owned, directly or indirectly, by WFSG;

     b. New Servicer shall not declare or distribute any dividends or other distributions on the class A common stock of New Servicer unless an amount equal to 49.99% of the total dividends or distributions is declared and distributed to the holders of the Class B Common Stock, nor shall New Servicer declare or distribute any dividends or other distributions on the Class B Common Stock unless an amount equal to 50.01% of the total dividends or distributions is declared and distributed to the holders of the class A common stock of New Servicer;

     c. On liquidation, the Class B Common Stock shall receive distributions, in preference to any distribution to the class A common shareholders of New Servicer, in an amount equal to the greater of (i) $19.3 million (less all distributions made with respect to the Class B Common Stock and any payments on the Liquidation Bond) or (ii) 49.99% of all distributions;

     d. Unless the Class B Common Stock has been otherwise converted or exchanged, the holders at any time may convert one hundred percent (100%) of the Class B Common Stock into an amount of class A common stock representing 49.99% of the outstanding common stock of New Servicer;

     e. Unless the Class B Common Stock has been otherwise converted or exchanged, the holders may, at the times contemplated in clause (g) below, commencing twenty-four (24) months after the issuance of the Class B Common Stock, exchange one hundred percent (100%) of the Class B Common Stock into a number of shares of common stock of WFSG (the "Exchange Rights") which New Servicer shall obtain from WFSG for the benefit of the holders of the Class B Common Stock to include as part of the Class B Common Stock equal to the Class B Common Stock Value divided by the Determined Stock Price, computed as follows:

          i. The "Class B Common Stock Value" shall be equal to the product of the following formula:

                    90%  x P/E x I x 49.99%

                    P= the average of the closing prices per share of WFSG common stock for the consecutive ten (10) trading-day period commencing on the first trading day immediately following the fifth trading day after WFSG's first public release (whether by filing with the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934, or by a press release) of its quarterly financial information (such 10-day period, the "Trading Period")

                    E= earnings, adjusting for extraordinary items (net after tax, determined in accordance with generally accepted accounting principles ("GAAP")), per share of common stock of WFSG for the 12-month period ended as of the most recent quarter for which earnings have been reported

                    I= total earnings, adjusting for extraordinary items (net after tax, determined in accordance with GAAP) of New Servicer for the 12-month period ended as of the most recent quarter for which earnings of WFSG have been reported

          ii. The "Determined Stock Price" shall be equal to the average of the closing prices per share of WFSG common stock during the Trading Period.

          iii. Notwithstanding the foregoing, after giving effect to the conversion or exchange, the Class B Common Stock shall be convertible or exchangeable into a maximum of 42.75% of
               Outstanding Common Stock of WFSG, taking into account the issuance of the common stock upon conversion of the Class B Common Stock. For purposes hereof, "Outstanding Common Stock of WFSG" shall mean all outstanding stock at the time of conversion or exchange, excluding any common stock of WFSG issued after the date hereof except for common stock issued in exchange for the Old Notes and common stock issued upon conversion or exchange of the Class B Common Stock.

     f. In the event a Merger or Change in Control (each as defined below) is to occur prior to the expiration of the 36-month period following the issuance of the Class B Common Stock, WFSG shall give reasonable prior written notice to the holders of the Class B Common Stock and the following shall apply:

          i. The holders of the Class B Common Stock shall have the option (exercisable for a reasonable period after such notice) to treat such Merger or Change in Control as being subject to clause (h) (including, but not limited to, the option to require redemption of the holders of the Class B Common Stock) notwithstanding that it occurred prior to the expiration of such period; or

          ii. In the event the holders of the Class B Common Stock do not elect the option in subclause (i), at any time commencing at the end of such 36-month period, WFSG or such other person or entity in control of WFSG's assets may require the exchange of the Class B Common Stock by the holders thereof pursuant to the foregoing clause (e) for cash equal to the Class B Common Stock Value.

     g. The exchange contemplated in clause (e) or (f) above shall be exercisable on any trading day occurring during a period commencing on the first trading day after the end of each Trading Period and ending on the close of business, Portland time, on the fifth trading day after the end of such Trading Period.

     h. Unless the Class B Common Stock has been otherwise converted or exchanged, if, at any time commencing thirty-six (36) months after the issuance of the Class B Common Stock, WFSG merges with or into, or sells substantially all of its assets to, any third party (a "Merger") or substantially all of the holders of common stock elect to sell their common stock to a single third party (a "Change in Control"), WFSG may require the holders to exchange the Class B Common Stock pursuant to clause (e) above immediately prior to the effectiveness of such Merger or Change in Control, as the case may be, and the holders of the Class B Common Stock shall be entitled to "tag along" with other shareholders and WFSG may "drag along" the holders of the Class B Common Stock with other shareholders; provided, however, that WFSG shall be required to give the holders of the Class B Common Stock at least twenty (20) days prior written notice of such conversion or exchange.

     i. Unless the Class B Common Stock has been otherwise converted or exchanged, WFSG may require the holders of the Class B Common Stock to exchange the Class B Common Stock for WFSG common stock pursuant to clause (E) above if the Class B Common Stock Value is at least equal to the sum of $150 million plus five percent (5%) per annum from January 1, 1999, less all distributions made on the Class B Common Stock.

     j. If the common stock of WFSG is not publicly traded, the applicable Class B Common Stock Value shall be determined on a quarterly basis, on or before the thirtieth day after the end of each quarter, based upon the financial statements for WFSG for such quarter. In such event, (1) "P" shall be equal to the product of the following formula:

                    (12 x E) / O

                    O=   number of outstanding shares of common stock of WFSG;

          and (2) the "Determined Stock Price" shall equal "P" as computed under this clause (K).

          The calculation of the applicable Class B Common Stock Value shall be otherwise determined as set forth above.

     k. The Amended and Restated WCC Restructuring Agreement also provides that WFSG will issue a "Liquidation Bond" which shall have the following terms:

          i. The Liquidation Bond shall be a non-interest bearing bond of WFSG in the amount of $19.3 million, pursuant to which WFSG agrees, in the event of a liquidation, to pay to the holders of the Class B Common Stock an amount equal to $19.3 million less all distributions made with respect to the Class B Common Stock including such distributions in liquidation (the "Preferred Amount");

          ii. The Liquidation Bond shall be nonrecourse to WFSG, with recourse limited to the security described below;

          iii. The Liquidation Bond shall be secured by cash, cash equivalents, stock, mortgage backed securities, mortgages, loans, the servicing fees (the "Current Servicing Fees,") in which CCI currently has a security interest and, at the option of New Servicer, any servicing rights which it purchases in the future, or other tangible personal or real property in which New Servicer (or any affiliate of New Servicer making the pledge) has and at all times maintains an equity market value of at least the Preferred Amount, in the aggregate (the "Liquidation Bond Collateral Account");

          iv. Subject to certain restrictions, New Servicer may substitute collateral for the collateral securing the Liquidation Bond.

          v. Upon any conversion of the Class B Common Stock, the Liquidation Bond will be redeemed and canceled in consideration of the stock acquired in such conversion.

Under the Amended and Restated WCC Restructuring Agreement, the New Servicer has agreed to certain limitations on indebtedness and certain limitations on the transfer of servicing rights for the benefit of the holders of the New Preferred Stock. Such agreement also provides that any dividends declared by WFSG during the twenty-four month period in which Class B Common Stock may not be converted to WFSG common stock in general will be shared pro rata (determined at the time of declaration as though the Class B Common Stock had been converted to WFSG common stock) with the holder of the Class B Common Stock. The Company has also agreed to provide registration rights with respect to the New Common Stock issued on conversion of the Class B Common Stock for a two year period following such conversion.

Potential Equity Investment

     Following the losses incurred by the Company in October and November of 1998, the Company began discussions with a number of potential new equity investors in order to strengthen its diminished equity base and obtain additional capital to operate and develop the business. The Company is currently in discussions with a number of potential investors concerning possible equity investments in the Company. Such discussions are expected to continue during the pendency of the prepackaged bankruptcy case. It is currently anticipated that any such investments will be made after the Effective Date and that any such investment will result in no less favorable treatment to the Noteholders as compared to the Restructuring.

Ownership Of Stock By Certain Stockholders

     For information relating to the amount of Old Common Stock held by directors, executive officers and certain other stockholders of the Company, see "Executive Compensation -- Security Ownership of Certain Beneficial Owners and Management."

Securities to be Issued and Transferred Under the Plan

     A description of the New Common Stock to be issued and transferred under the Plan, including the applicability of federal and other securities laws, is set forth or referenced below.

     On the Effective Date or as soon as practicable thereafter, Reorganized WFSG will, in accordance with the Plan, issue the New Common Stock to the Holders of the Allowed Class 4 Claims. On the Effective Date, all securities, instruments and agreements entered into pursuant to the Plan, including, without limitation the New Common Stock, will become effective and binding in accordance with their respective terms and conditions upon the parties thereto without further act or action under applicable law, regulation, order or rule, and shall be deemed to become effective simultaneously. See "-- Overview of the Plan -- Summary of Classes and Treatment of Claims and Interests" "-- Distributions Under the Plan" and "Certain Risk Factors."

     The New Common Stock and the New 6% Notes

     For a description of the New Common Stock, see "Description of New Common Stock" herein. For a description of the New 6% Notes and the MLMC Note; see "Description of Indebtedness -- Reorganized Company Indebtedness."

     Market and Trading Information

     For information relating to the market for the New Common Stock, see "Certain Risk Factors -- Lack of Trading Market; Volatility."

     Applicability of Federal and Other Securities Laws

     State Securities Laws Applicable to Offer of New Common Stock

     State securities laws provide broad exemptions from securities registration requirements for the sale of securities listed on a national exchange or traded on the Nasdaq Stock Market. Such laws generally provide registration and qualification exemptions or exceptions by virtue of the definitions of "offer" and "sale" contained in such laws, and also provide exemptions for offers in connection with private placements to institutional investors. It is expected that these exemptions or exceptions or the exemption from state regulation provided pursuant to Section 18 of the Securities Act will apply to the offer of the New Common Stock pursuant to this Solicitation.

Offering of New Common Stock

     In reliance upon the exemption provided by Section 1145(a)(1)of the Bankruptcy Code, the Company has not filed a registration statement under the Securities Act or any other federal or state securities laws with respect to the New Common Stock that may be deemed to be offered pursuant to the Solicitation. To the extent that the Solicitation constitutes an offer of new securities not exempt from registration under Section 1145 (a) (1), the Company is also relying upon the exemptions from Securities Act registration provided by Section 3 (a)
(9) of the Securities Act and Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

     Section  1145(a)(1).  Section  1145(a)(l)  exempts  the  offer  or  sale of securities pursuant to a plan of reorganization from the registration requirements of Section 5 of the Securities Act and from registration under state and local securities laws if the following conditions are satisfied: (i) the securities are issued by a debtor (or its affiliate or successor) under a plan of reorganization; (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against, the debtor; and (iii) the securities are issued in exchange for the recipients' claims against or interests in the debtor, or principally in such exchange and partly for cash or property. There is nothing in the Bankruptcy Code or its legislative history to suggest that the Section 1145(a)(1) exemption from
Section 5 of the Securities Act registration does not apply to solicitations of acceptances of a chapter 11 plan of reorganization that are made prior to the filing of a chapter 11 petition. Accordingly, the Company believes that any offer of New Common Stock deemed to result from the Solicitation qualifies for the exemption from the registration requirements of Section 5 of the Securities Act and state and local securities laws provided by Section 1145(a)(l).

     Section 3(a)(9). To the extent that Section 1145 (a)(1) does not exempt from registration any offers of new securities deemed to result from the Solicitation, the Company is relying upon Section 3(a)(9)of the Securities Act.
Section 3 (a)(9) exempts from the registration requirements of the Securities Act any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. Although Section 3(a)(9) does not apply to securities "exchanged" in a chapter 11 case, the Company believes that such section exempts offers of securities that may be deemed to occur prior to the commencement of a chapter 11 case. Accordingly, the Company will not pay any commission or other remuneration to any broker, dealer, salesman or person for soliciting acceptances of the Plan.

     Section 4(2) and Regulation D. To the extent that Section 1145(a)(1) does not exempt from registration offers of new securities deemed to result from the Solicitation, the Company is also relying upon Section 4(2) of the Securities Act and Regulation D promulgated thereunder. Section 4(2)exempts from the registration requirements of the Securities Act any transaction by an issuer not involving any public offering. Regulation D similarly exempts from the registration provisions under the Securities Act limited offerings of securities to "Accredited Investors," as such term is defined under Regulation D, and "Qualified Non Accredited Investors." In order to be a "Qualified Non-Accredited Investor," an investor that is not an Accredited Investor must represent that it is otherwise qualified under Regulation D or under Section 4(2) to purchase securities in an offering not involving a public offering or that it is an investor represented by a qualified "purchaser representative" as such term is defined in Regulation D. Black & Company, Inc. has agreed to act as "purchaser representative" at the Company's expense and without charge to any Holder of Old Notes that is not an Accredited Investor, to assist such Holder in evaluating the risks and merits of approving the Plan and receiving New Common Stock. Black & Company, Inc. can be reached at One S.W. Columbia, Suite 1200, Portland, Oregon 97258, Attn: Scott Baines, Telephone: (503) 248-9600; Facsimile: (503) 248-7500. Black & Company, Inc. will not solicit acceptances of the Plan. In addition, any Holder of Old Notes may retain, at his or her own expense, his or her own qualified purchaser representative for the purposes deciding whether or not to approve the Plan. Each ballot includes a certification that the Holder of the Old Notes covered by such ballot has been provided with a "purchaser representative," as set forth above, without affecting (i) such Holder's ability to retain a different "purchaser representative" at his or her own expense, or (ii) such Holder's status as an Accredited Investor, if applicable. As a result, the Company believes that the Solicitation Statement does not constitute the solicitation of an offer to issue or sell New Common Stock to any Holder of Old Notes that is not an Accredited Investor or a Qualified Non-Accredited Investor and, therefore, that any offers of New Common Stock deemed to result from the Solicitation qualify for the exemptions from registration under the Securities Act provided by Section 4(2) and for the exemptions from state law registration requirements provided by similar state law provisions and may also qualify for the exemptions from such registration provided by Regulation D and similar state law provisions.

Issuance of New Common Stock

     With respect to the issuance of the New Common Stock to Holders of Old Notes pursuant to the Plan, the Company intends to rely on the exemption from registration requirements of Section 5 of the Securities Act (and of equivalent state securities or blue sky laws) provided by Section 1145(a)(1), which is described above. The Company believes that the New Common Stock issued in exchange for the Old Notes pursuant to the Plan will satisfy the requirements of
Section 1145(a)(1).

     Subsequent Transfers of New Common Stock Under Federal Securities Laws

     The New Common Stock issued pursuant to the Plan including the New Common Stock reallocated pursuant to the Market Liquidity Reallocation will not be "restricted securities" within the meaning of Rule 144 under the Securities Act and may be freely transferred by Holders of Allowed Class 4 Claims and Holders of Allowed Class 6 Interests under the Securities Act and their successors and assigns. With respect to subsequent transfers of New Common Stock under state securities laws, see "Subsequent Transfers of New Common Stock Under State Securities Laws." Accordingly, all resales and subsequent transactions in the New Common Stock are exempt from registration under the Securities Act pursuant to Section 4(1) of the Securities Act, unless the Holder is deemed to be an "underwriter" with respect to such securities or an "affiliate" of an issuer.
Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

          (i) persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest;

          (ii) persons who offer to sell securities offered under a plan for the holders of such securities;

          (iii) persons who offer to buy securities from the holders of such securities, if the offer to buy is (a) with a view to distributing such securities and (b) made under a distribution agreement; and

          (iv) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in Section 2(11) of the Securities Act.

     Under Section 2(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer, which means any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer. Any Holder of an Allowed Claim or Interest (or group of Holders of such Claims and/or Interests who act in concert) who receives a substantial amount of New Common Stock pursuant to the Plan may be deemed to be an "affiliate" of an issuer and therefore an "issuer" and therefore an "underwriter" under the foregoing definitions.

     Whether or not any particular person would be deemed to be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, WFSG expresses no view as to whether any person would be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan. See "Certain Risk Factors -- Restrictions on Resale of Securities of Reorganized WFSG."

     GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE, WFSG MAKES NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE SECURITIES TO BE TRANSFERRED PURSUANT TO THE PLAN. WFSG RECOMMENDS THAT HOLDERS OF ALLOWED CLAIMS AND ALLOWED INTERESTS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

     Rule 144A, promulgated under the Securities Act, provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain "qualified institutional buyers" of securities which are "restricted securities" within the meaning of the Securities Act, irrespective of whether the seller of such securities purchased its securities with a view towards reselling such securities under the provisions of Rule 144A. Under Rule 144A, a "qualified institutional buyer" is defined to include, among other persons (e. g., "dealers" registered as such pursuant to Section 15 of the Exchange Act and "banks" as defined in Section 3(a)(2)of the Securities Act), any entity which purchases securities for its own account or for the account of another qualified institutional buyer and which (in the aggregate) owns and invests on a discretionary basis at least $100 million in the securities of unaffiliated issuers. Subject to certain qualifications, Rule 144A does not exempt the offer or sale of securities which, at the time of their issuance, were securities of the same class of securities then listed on a national securities exchange (registered as such under Section 6 of the Exchange Act) or quoted in a U. S. automated interdealer quotation system (e. g.. Nasdaq). Holders of such securities who are deemed to be "underwriters" within the meaning of Section 1145 (b)(1) of the Bankruptcy Code or who may otherwise be deemed to be "underwriters" of, or to exercise "control" over, the Company within the meaning of Rule 405 of Regulation C under the Securities Act should, assuming that all other conditions of Rule 144A arc met, he entitled to avail themselves of the safe harbor resale provisions thereof.

     To the extent that Rule 144A is unavailable, holders may, under certain circumstances, be able to sell their securities pursuant to the more limited safe harbor resale provisions of Rule 144 under the Securities Act. Generally, Rule 144 provides that if certain conditions are met (e. g., volume limitations, manner of sale, availability of current information about the issuer, etc.), any "affiliate" of the issuer of the securities sought to be resold will not be deemed to be an "underwriter" as defined in Section 2(11) of the Securities Act. Under paragraph (k) of Rule 144, the aforementioned conditions to resale will no longer apply to restricted securities sold for the account of a holder who is not an affiliate of the Company at the time of such resale and who has not been such during the three-month period next preceding such resale, so long as a period of at least two years has elapsed since the later of (i) the Effective Date and (ii) the date on which such holder acquired his or its securities from an affiliate of the Company.

     No precise predictions can be made of the effect, if any, that market sales of the New Common Stock or the availability of such securities for sale will have on the market prices, if any, of such securities prevailing from time to time. Nevertheless, sales of substantial amounts of the New Common Stock in the public market or the perception that such sales could occur could adversely affect the prevailing market prices of the New Common Stock and could impair Reorganized WFSG's ability to raise capital at that time through the sale of securities. See "Certain Risk Factors -- Lack of Trading Market; Volatility."

     Subsequent Transfers of New Common Stock Under State Securities Laws

     The state securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for his or her own account and subsequent transfers to institutional or accredited investors.

Distributions Under the Plan

     General

     Except as otherwise provided in the Plan with respect to any particular Class or Claim, property to be distributed under the Plan on account of Allowed Claims in an Impaired Class (a) will be distributed on the Effective Date or as soon as practicable thereafter to each Holder of an Allowed Claim in that Class that is an Allowed Claim as of the Effective Date, and (b) will be distributed to each Holder of an Allowed Claim of that Class that becomes an Allowed Claim after the Effective Date, as soon as practicable after the Order of the Bankruptcy Court allowing such Claim becomes a Final Order. Except as otherwise provided in the Plan with respect to any particular Class or Claim, property to be distributed under the Plan on account of Claims in a Class that are not Impaired or on account of an Administrative Claim will be distributed on the later of (i) the Effective Date or as soon as practicable thereafter, or if any Claim is not an Allowed Claim as of the Effective Date, on the date the Order allowing such Claim becomes a Final Order or as soon as practicable thereafter, and (ii) the date on which the distribution to the Holder of the Claim would have been due and payable in the ordinary course of business or under the terms of the Claim.

     Except as otherwise provided in the Plan or the Confirmation Order, all cash necessary for Reorganized WFSG to make payments pursuant to the Plan will be obtained from WFSG's existing cash balance, the operations of WFSG or Reorganized WFSG, the DIP Facility, and proceeds of a receivable in respect of a tax refund, as applicable. See "Overview of the Plan -- Summary of Classes and Treatment of Claims and Interests" and "Overview of the Plan -- Sources of Cash to Make Plan Distributions." Reorganized WFSG or such Person(s) as WFSG may employ in its sole discretion, will serve as Disbursing Agent. The Disbursing Agent will make all distributions of Cash and securities required to be distributed under the applicable provisions of the Plan. Any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan. The Disbursing Agent will serve without bond, and each Disbursing Agent, other than Reorganized WFSG, will receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from Reorganized WFSG on terms acceptable to Reorganized WFSG.

     Cash payments made pursuant to the Plan will be in U. S. dollars. Cash payments to foreign creditors may be made, at the option of WFSG or Reorganized WFSG, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Cash payments made pursuant to the Plan in the form of checks issued by Reorganized WFSG will be null and void if not cashed within 90 days of the date of the issuance thereof.

     The Plan provides that the Disbursing Agent will make all distributions required under the applicable provisions of the Plan. No distributions under the Plan or pursuant to the Market Liquidity Reallocation will be made to or on behalf of any Holders of Old Notes and Old Common Stock evidenced by the instruments, securities or other documentation canceled pursuant to the Plan, unless such Holder first tenders the applicable instruments, securities or other documentation to the Disbursing Agent. See "Surrender of Canceled Voting Securities and Exchange for New Securities."

     Timing and Methods of Transfer of New Common Stock

     Transfer of New Common Stock

     Notwithstanding any other provision of the Plan, only whole numbers of shares of New Common Stock will be issued or transferred, as the case may be, pursuant to the Plan or the Market Liquidity Reallocation. When any distribution on account of an Allowed Claim or Interest pursuant to the Plan or the Market Liquidity Reallocation would otherwise result in the issuance or transfer of a number of shares of New Common Stock that is not a whole number, the actual distribution of such New Common Stock will be rounded to the next higher or lower whole number as follows: (a) fractions of 1/2 or greater will be rounded to the next higher whole number and (b) fractions of less than 1/2 will be rounded to the next lower whole number. The total number of shares of New Common Stock to be distributed to a Class of Claims or Interests pursuant to the Plan or the Market Liquidity Reallocation will be adjusted as necessary to account for the rounding provided for in the Plan. No consideration will be provided in lieu of fractional shares that are rounded down.

     Compliance With Tax Requirements

     In connection with the Plan, to the extent applicable, the Disbursing Agent must comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements. The Disbursing Agent will  be  authorized  to take  any and all  actions  that  may be  necessary  or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan (i) each Holder of an Allowed Claim or Interest that is to receive a distribution of Cash or New Common Stock pursuant to the Plan or the Market Liquidity Reallocation will have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other to obligations, on account of such distribution; and (ii) no distribution will be made to or on behalf of such Holder pursuant to the Plan or the Market Liquidity Reallocation unless and until such Holder has made arrangements reasonably satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any Cash or New Common Stock to be distributed pursuant to the Plan or the Market Liquidity Reallocation will, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to the Plan.

     Distribution Record Date

     As of the close of business on the Distribution Record Date, the transfer registers for the Old Notes maintained by WFSG, or its agents, will be closed. WFSG and its agents, the Disbursing Agent and its agents, and the Indenture Trustee will have no obligation to recognize the transfer of the Old Notes occurring after the Distribution Record Date, and will be entitled for all purposes relating to the Plan to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date.

Surrender of Canceled Old Notes and Exchange for New Common Stock

     Tender of Old Notes and Old Common Stock

     The mechanism by which Holders of Allowed Claims in Class 4 surrender and exchange their Old Notes for New Common Stock under the Plan, and by which Holders of Allowed Interests in Class 6 shall surrender and exchange their Old Common Stock for New Common Stock under the Market Liquidity Reallocation will be as set forth below.

     As a condition precedent to receiving any distribution (i) pursuant to the Plan on account of an Allowed Claim; or (ii) pursuant to the Market Liquidity Reallocation of an account of an Allowed Interest (the "Canceled Instruments"), the Holder of such Allowed Claim or Interest will tender such Canceled Instruments evidencing such Allowed Claim or Interest to the Disbursing Agent. Any Cash or New Common Stock to be distributed pursuant to this Plan on account of any such Allowed Claim or Interest will, pending such surrender, be treated as an undeliverable distribution pursuant to the Plan.

     Except as provided in the Plan with respect to Old Notes and Old Common Stock which have been lost, stolen, mutilated or destroyed, each Holder of an Allowed Claim or Allowed Interest will tender such Canceled Instrument to the Disbursing Agent, together with a letter of transmittal to be provided to such Holders by the Disbursing Agent, as promptly as practicable on or following the Effective Date. The letter of transmittal will include, among other provisions, customary provisions with respect to the authority of the Holder of the Canceled Instrument to act and the authenticity of any signatures required thereon. All surrendered Canceled Instruments will be marked as canceled by the Disbursing Agent, and delivered to Reorganized WFSG.

     In addition to any requirements under applicable law, any Holder of an Allowed Claim or any Holder of an Allowed Interest evidenced by Old Notes, or Old Common Stock that has been lost, stolen, mutilated or destroyed will, in lieu of surrendering such Instrument, deliver to the Disbursing Agent (i) evidence satisfactory to the Disbursing Agent of such loss, theft, mutilation or destruction and (ii) such security or indemnity as may be required by the Disbursing Agent to hold Reorganized WFSG and the Disbursing Agent harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of a Claim or Interest. Upon compliance with these requirements by a Holder of a Claim or Interest evidenced by such Instrument, such Holder will for all purposes under this Plan be deemed to have surrendered such Instrument.

     All questions as to the validity, form, eligibility (including time of receipt), and acceptance of Letters of Transmittal and Canceled Instruments will be resolved by the applicable Disbursing Agent, whose determination will be final and binding, subject only to review by the Bankruptcy Court upon application with due notice to any affected parties in interest. WFSG reserves the right, on behalf of itself and the Disbursing Agent, to reject any and all Letters of Transmittal and Canceled Instruments not in proper form, or Letters of Transmittal and Canceled Instruments, the Disbursing Agent's acceptance of which would, in the opinion of the Disbursing Agent or its counsel, be unlawful.

     Delivery of New Common Stock in Exchange for the Old Notes

     On the Effective Date or as soon as practicable thereafter, Reorganized WFSG or the Disbursing Agent will issue and authenticate the New Common Stock and will apply to The Depository Trust Company ("DTC") to make the New Common Stock eligible for deposit at DTC. With respect to Holders of Old Notes or Old Common Stock who hold such Old Notes or Old Common Stock through nominee accounts at bank and broker participants in DTC, Euroclear and Cedel (collectively, the "Clearing Systems"), the Disbursing Agent will deliver the New Common Stock to DTC or to the registered address specified by the Clearing Systems. The Clearing System (or its depositary) will return the applicable Old Notes and Old Common Stock to the Disbursing Agent for cancellation. The Disbursing Agent will request that DTC effect a mandatory exchange of the applicable Old Notes or Old Common Stock for the applicable New Common Stock by crediting the accounts of its participants with the New Securities in exchange for the Old Notes. On the effective date of such exchange, each DTC participant will effect a similar exchange for accounts of the beneficial owners holding Old Notes and Old Common Stock through such firms. Neither Reorganized WFSG nor the Disbursing Agent will have any responsibility or liability in connection with the Clearing Systems or such participants effecting, or failure to effect, such exchanges.

     Holders of Old Notes or Old Common Stock outside a Clearing System will be required to surrender their Old Notes or Old Common Stock by delivering them to the Disbursing Agent, along with properly executed Letters of Transmittal (as described above). The Disbursing Agent will forward applicable New Common Stock on account of such Old Notes or Old Common Stock to such Holders.

     Other Matters with Respect to the Surrender of Old Notes and Old Common
     Stock

     By participating in any of the above procedures, each Holder of Old Notes or Old Common Stock will be representing and warranting (and the Letters of Transmittal will so provide) that, among other things, the Holder has full power and authority to tender, exchange, sell, assign and transfer the Old Notes or Old Common Stock and that when such Old Notes or Old Common Stock are accepted for exchange, WFSG or Reorganized WFSG will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and that the Old Notes or Old Common Stock are not subject to any adverse claims or proxies. The Holder also agrees that he, she or it will, upon request, execute and deliver any additional documents deemed by the Disbursing Agent, WFSG or Reorganized WFSG to be necessary or desirable to complete the exchange, sale, assignment and transfer of the Old Notes or Old Common Stock exchanged. All authority conferred by participating in the above procedures will survive the death or incapacity of the Holder, and all obligations of the Holder will be binding upon the heirs, personal representatives, successors and assigns of the Holder.

     The surrender of Old Notes or Old Common Stock pursuant to the procedures described in this Solicitation Statement, upon WFSG's or Reorganized WFSG's acceptance for exchange of such Old Notes or Old Common Stock, constitutes a binding agreement between the Holder and WFSG or Reorganized WFSG upon the terms, and subject to the conditions, of the Plan, including the Releases described in more detail in "The Plan of Reorganization --"Releases".

     Failure to Surrender Canceled Instrument

     Any Holder of Old Notes or Old Common Stock holding such Old Notes or Old Common Stock in physical, registered or certificated form who has not properly completed and returned to the Disbursing Agent a Letter of Transmittal, together with the applicable Canceled Instrument, within two years after the Effective Date will have its claim for a distribution pursuant to the Plan or the Market Liquidity Reallocation on account of such Instrument discharged and will be forever barred from asserting any such Claim or Interest against Reorganized WFSG or its properties. In such cases, any New Common Stock held for distribution on account of such claim will be disposed of pursuant to the applicable provisions of Common Stock the Plan.

     Delivery of Distributions; Undeliverable or Unclaimed Distributions

     Any Person that is entitled to receive a Cash distribution under the Plan but that fails to cash a check with respect to such distribution within 90 days of its issuance will not be entitled to receive any distribution under the Plan.

     Subject to Bankruptcy Rule 9010, all distributions to any Holder of an Allowed Claim or an Allowed Interest pursuant to the Plan or the Market Liquidity Reallocation will be made to the address of such Holder on the books and records of WFSG or its agents, unless WFSG or Reorganized WFSG, as applicable, has been notified in writing of a change of address. If the distribution to any Holder of an Allowed Claim or Interest pursuant to the Plan or the Market Liquidity Reallocation is returned to a Disbursing Agent as undeliverable, such Disbursing Agent will use reasonable efforts to determine the current address of such Holder, but no distribution will be made to such Holder unless and until the applicable Disbursing Agent has determined or is notified in writing of such Holder's then-current address, at which time such distribution will be made to such Holder without interest. Undeliverable distributions will remain in the possession of Reorganized WFSG or the Disbursing Agent pursuant to the Plan until such time as a distribution becomes deliverable. Undeliverable Cash will be invested in a manner consistent with WFSG's investment and deposit practices. Any interest paid, and any other amounts earned, with respect to such undeliverable Cash pending its distribution in accordance with the Plan shall be property of Reorganized WFSG.

     Pending the distribution of any New Common Stock, pursuant to the Plan or the Market Liquidity Reallocation, the Disbursing Agent will cause the New Common Stock held by it in its capacity as Disbursing Agent to be (a) represented in person or by proxy at each meeting of the stockholders of Reorganized WFSG; and (b) voted with respect to any matter of Reorganized WFSG, proportionally with the votes cast by other stockholders of Reorganized WFSG.

     Procedures for Treating Disputed Claims

     Holders of Claims and Interests need not file proofs of claim or proofs of Interest with the Bankruptcy Court in order to receive the treatment provided in the Plan and will be subject to Bankruptcy Court process only to the extent provided in the Plan or by Order of the Bankruptcy Court. WFSG does not intend to ask the Bankruptcy Court to set any deadlines for the filing of proofs of Claims or Interest. On and after the Effective Date, except as otherwise provided in the Plan, all Claims shall be paid in the ordinary course of business of Reorganized WFSG. If WFSG disputes any Claim or Interest, such dispute shall be determined, resolved or adjudicated, as the case may be, under applicable law, and such Claim or Interest shall survive the Effective Date to the extent that such Claim or Interest has not been Allowed and has not received the treatment afforded the Class of Claims or Interests in which such Claim or Interest is classified under the Plan on or before the Effective Date.

     Except insofar as a Claim or Interest is Allowed under the Plan, Reorganized WFSG will be entitled and reserves the right to object to Claims and Interests. Except as otherwise provided in the Plan and except as may otherwise be ordered by the Bankruptcy Court, objections to any Claim or Interest, including, without limitation, Administrative Claims, will be Filed and served upon the Holder of such Claim or Interest no later than the later of (a) 60 days after the Effective Date, and (b) 60 days after a proof of Claim, request for payment of such Claim or proof of Interest is Filed, unless such period is extended by the Bankruptcy Court, which extension may be granted on an ex parte basis without notice or hearing. After the Confirmation Date, only WFSG and Reorganized WFSG will have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims and Interests. From and after the Confirmation Date, WFSG and Reorganized WFSG may settle or compromise any Disputed Claim or Disputed Interest without approval of the Bankruptcy Court. Except as (i) specified otherwise in the Plan, or (ii) ordered by the Bankruptcy Court, all Disputed Claims or Disputed Interests will be resolved by the Bankruptcy Court.

     Except as otherwise ordered by the Bankruptcy Court, objections to the Claims of professionals will be governed by the applicable provisions of the Plan. Objections to Administrative Claims based on ordinary course liabilities, Trade Claims and Employee Claims will be governed by applicable law.

Setoffs

     Except with respect to Claims Allowed pursuant to the Plan or claims of WFSG or Reorganized WFSG released pursuant to the Plan or any contract, Instrument, release, indenture or other agreement or document created in connection with the Plan, WFSG or Reorganized WFSG may, pursuant to Section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that WFSG or Reorganized WFSG may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by WFSG or Reorganized WFSG of any such claims, rights and causes of action that WFSG or Reorganized WFSG may possess against such Holder.

Termination of Subordination

     The classification and manner of satisfying all Claims and Interests under the Plan and the distributions thereunder take into consideration all contractual, legal and equitable subordination rights, if any, whether arising under any agreement, general principles of equitable subordination, Section 510(c) of the Bankruptcy Code or otherwise, that a Holder of a Claim or Interest may have against other Claim or Interest Holders with respect to any distribution made pursuant to the Plan. On the Effective Date, all contractual, legal or equitable subordination rights that such Holder may have with respect to any distribution to be made pursuant to the Plan will be deemed to be waived, discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan or the Market Liquidity Reallocation to Holders of Allowed Claims and Allowed Interests will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by any beneficiary of such terminated subordination rights.

General Information Concerning the Plan

     The following is a summary of certain additional information concerning the Plan. This summary is qualified in its entirety by reference to the provisions of the Plan. For a discussion of the classification and treatment of Claims and Interests under the Plan, see "Overview of the Plan -- Summary of Classes and Treatment of Claims and Interests."

Treatment of Executory Contracts and Unexpired Leases

     Under Section 365 of the Bankruptcy Code, WFSG has the right, subject to Bankruptcy Court approval, to assume or reject any executory contracts or unexpired leases. If an executory contract or unexpired lease entered into before the Filing Date is rejected by WFSG, it will be treated as if WFSG breached such contract or lease on the date immediately preceding the Filing Date, and the other party to the agreement may assert an Unsecured Claim for damages incurred as a result of the rejection. In the case of the rejection of employment agreements and real property leases, damage claims are subject to certain limitations imposed by Sections 365 and 502 of the Bankruptcy Code.

Assumption of Executory Contracts and Unexpired Leases

     Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to Section 365 of the Bankruptcy Code, Reorganized WFSG will assume each executory contract and unexpired lease entered into by WFSG prior to the Filing Date that has not previously (a) expired or terminated pursuant to its own terms or (b) been assumed or rejected pursuant to Section 365 of the Bankruptcy Code. The Confirmation Order will constitute an Order of the Bankruptcy Court approving such assumptions pursuant to Section 365 of the Bankruptcy Code, as of the Effective Date.

Cure of Defaults in Connection with Assumption

     Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied pursuant to
Section 365(b) (1) of the Bankruptcy Code, at the option of Reorganized WFSG (a) by payment of the default amount in cash on the Effective Date or (b) on such other terms as are agreed to by the parties to such executory contract or unexpired lease. If there is a dispute regarding (i) the amount of any cure payments; (ii) the ability of Reorganized WFSG to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to assumption, the cure payments required by Section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption.

Continuation of Certain Retirement and Other Benefits

     All employment, retirement and other related agreements and incentive compensation programs to which WFSG is a party are treated as executory contracts under the Plan, and, on the Effective Date, will be assumed pursuant to Sections 365 and 1123 of the Bankruptcy Code other than the Company's existing stock option plan.

Executory Contracts and Unexpired Leases Entered Into and Other Obligations Incurred After the Filing Date

     Executory contracts and unexpired leases entered into and other obligations incurred after the Filing Date by WFSG will be performed by WFSG or Reorganized WFSG, as the case may be, in the ordinary course of its businesses. Accordingly, such executory contracts, unexpired leases and other obligations will survive and remain unaffected by entry of the Confirmation Order.

     Legal Effects of the Plan

Continued Corporate Existence; Vesting of Assets in Reorganized WFSG

     Reorganized WFSG will exist after the Effective Date as a separate corporate entity with all the powers of a corporation under the general corporate law of Delaware. Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, all property of WFSG's Estate will vest in Reorganized WFSG all free and clear of all Claims, liens, encumbrances and Interests of Holders of Claims and Holders of Interests. From and after the Effective Date, Reorganized WFSG may operate its business and use, acquire, and dispose of property and settle and compromise claims or interests arising on or after the Effective Date without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.

Cancellation of Old Notes and Related Agreements

     On the Effective Date, all securities, instruments and agreements governing any Claims or Interests Impaired by the Plan, including, without limitation, (i) the Old Notes and (ii) the indentures governing the Old Notes, in each case will be deemed terminated, canceled and extinguished, and except as otherwise provided in the Plan, WFSG, on the one hand, and the Indenture Trustee, on the other hand, will be released from any and all obligations under the Old Notes and the Old Indentures except with respect to the payments required to be made to the Indenture Trustee as provided in the Plan. Termination of the indentures will not impair the rights of the Holders of Old Notes to receive distributions on account of such Old Notes pursuant to the Plan. WFSG shall also be released from any and all obligations relating to or arising under the Old Common Stock.

Preservation of Rights of Action Held by WFSG or Reorganized WFSG

     Except as provided in the Plan, or in any contract, instrument, release or other agreement entered into in connection with the Plan, in accordance with
Section 1123(b) of the Bankruptcy Code, Reorganized WFSG will retain (and may enforce) any claims, rights (including rights of set-off) and causes of action that WFSG or its Estate may hold against any Person including, among other things, any claims, rights or causes of action under Sections 544 through 550 of the Bankruptcy Code or any similar provisions of State law, or any other statute or legal theory; provided, however, that in the event that Class 4 votes to accept the Plan, any such claims, rights or causes of action against Holders of Allowed Claims in such Class (solely in their capacities as such) will be released, discharged and extinguished on the Effective Date, whether or not then pending.

Discharge of Claims and Termination of Interests; Related Injunction

     Discharge. Except as provided in the Plan or the Confirmation Order, Confirmation will (a) discharge WFSG from all Claims (including the Compromised WREIT/WREP Claims, the Compromised MLMC Claims and CCI Guaranty Claims) or other debts that arose before the Effective Date and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of Claim based on such debt is filed or deemed filed pursuant to Section 501 of the Bankruptcy Code, (ii) a Claim based on such debt is Allowed pursuant to Section 502 of the Bankruptcy Code, or (iii) the Holder of a Claim based on such debt has accepted the Plan; and (b) all Persons will be precluded from asserting against Reorganized WFSG, its successors, or their respective assets or properties any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. Except as otherwise provided in the Plan or the Confirmation Order, the Confirmation Order will act as a discharge of any and all Claims against and all debts and liabilities of WFSG, as provided in Sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment against WFSG at any time obtained to the extent that it relates to a Claim discharged.

     Except as otherwise provided in the Plan or the Confirmation Order, on and after the Effective Date, all Persons who have held, currently hold or may hold a debt, Claim or Interest discharged pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged debt, Claim or Interest (i) commencing or continuing in any manner any action or other proceeding against WFSG, Reorganized WFSG, or their respective successors or their respective properties; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against WFSG, Reorganized WFSG, or their respective successors or their respective properties; (iii) creating, perfecting or enforcing any lien or encumbrance against WFSG, Reorganized WFSG, or their respective successors or their respective properties; and (iv) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any Person injured by any willful violation of such injunction will be entitled to recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

Releases

     Under the Plan, on the Effective Date, WFSG shall  unconditionally  release
(a) WFSG's then current and former officers, directors, shareholders and employees (solely in their capacity as such) (collectively, the "Debtor Releasees"), (b) the Unofficial Noteholders' Committee and, solely in their capacity as members of the Unofficial Noteholders' Committee or representatives thereof or of such members, each member, consultant, attorney, accountant or other representative of the Unofficial Noteholders' Committee or any member thereof and (c) the Indenture Trustee, in its respective capacity as Indenture Trustee (collectively the parties in (b) and (c) above being referred to as the "Additional Releasees") from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Reorganization Case, the Plan, the Notes or this Solicitation Statement.

     Also, under the Plan, on the Effective Date (i) each Holder of a Claim or Interest shall be deemed to have unconditionally released WFSG, the Debtor Releasees, the Debtor's advisors and professionals and the Additional Releasees from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever which any such Holder may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to WFSG, the Reorganization Case, the Plan or this Solicitation Statement, and (ii) WFSG and the Debtor Releasees, on the one hand, and the Additional Releasees, on the other hand, shall, or shall be deemed to, unconditionally mutually release each other, from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever which any such Holder may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Reorganization Case, the Plan or this Solicitation Statement.

Brokerage Firms, Banks and Other Nominees

     A brokerage firm, commercial bank, trust company or other nominee (collectively, "Nominees") which is the registered holder, on the Record Date, of Old Notes for a beneficial owner, or is a participant in a Clearing System and is authorized to vote in the name of such securities Clearing System pursuant to a master ballot omnibus proxy, assignment letter form, or similar document (as described below) and is acting for a beneficial owner, can obtain the vote of the beneficial owner of such Old Notes, consistent with customary practices for obtaining the votes of securities held in "street name," in one of the following two ways:

          (i) The Nominee may  "prevalidate" a ballot by (i) signing the ballot;
(ii) indicating on the ballot the name of the Nominee or registered holder, the amount of Old Notes held by the Nominee for the beneficial owner, and the account number for the accounts in which such Old Notes are held by the Nominee; and (iii) forwarding such ballot, together with the Solicitation Statement, return envelope and other materials requested to be forwarded, to the beneficial owner for voting. The beneficial owner must then complete the information requested in the ballot, review the certifications contained in the ballot, and return the original ballot directly to the Information Agent in the pre-addressed, postage-paid envelope so that it is actually received by the Information Agent before the Voting Deadline. A list of the beneficial owners to whom "prevalidated" ballots were delivered should be maintained by each Nominee for inspection for at least one year from the Voting Deadline.

          (ii) The Nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned ballots, together with the Solicitation Statement, a return envelope provided by, and addressed to the Nominee, and other materials requested to be forwarded. Each such beneficial owner must then indicate his, her or its vote on the original ballot, complete the information requested in the ballot, review the certifications contained in the ballot, execute the ballot and return the original ballot to the Nominee. After collecting the ballots, the Nominee should, in turn, complete a master ballot compiling the votes and other information from the ballots, execute the master ballot and deliver the original master ballot to the Information Agent so that it is actually received by the Information Agent before the Voting Deadline. All ballots returned by beneficial owners should either be forwarded to the Information Agent (along with the master ballot) or retained by the Nominee for inspection for at least one year from the Voting Deadline. Please note: the Nominee should advise the beneficial owner to return his, her or its ballot to the Nominee by a date calculated by the Nominee to allow it to prepare and return the master ballot to the Information Agent so that it is actually received by the Information Agent before the Voting Deadline.

     A proxy intermediary acting on behalf of a brokerage firm or bank may follow the procedures outlined in the preceding paragraph to vote on behalf of such beneficial owner. A Nominee which is the registered holder of an Old Security for only one beneficial owner also may arrange for such beneficial owner to vote by executing the appropriate ballot and by distributing a copy of the Solicitation Statement and such executed ballot to such beneficial owner for voting and returning such original ballot to the Information Agent so that it is actually received by the Information Agent before the Voting Deadline.

     Securities Clearing Systems

     The Company expects that DTC, as nominee of holders of Old Notes, will arrange for its participants to vote by executing an omnibus proxy, assignment letter form, or similar document in favor of its respective participants. As a result, each such participant will be authorized to vote the Old Notes owned by it and held in the name of DTC. The Company also expects that Morgan Guaranty Trust Company of New York, as operator of Euroclear System ("Euroclear"), and Cedel Bank societe anonyme ("Cedel"), upon the direction of their respective participants, will provide a summary of votes received from their respective participants to the Information Agent, thus confirming the validity of signed ballots.

     Voting Deadline and Extensions

     In order to be counted for purposes of voting on the Plan, all of the information requested by the applicable ballot must be provided. Ballots indicating acceptance or rejection of the Plan must be actually received by the Information Agent at its address set forth on the back cover of this Solicitation Statement no later than 5:00 p.m., New York City Time, on 5:00 p.m., March 1, 1999, the Voting Deadline. WFSG reserves the right, upon the consent of Holders of Old Notes representing more than 50% of the principal amount such Old Notes, to extend the Voting Deadline, in which case the term "Voting Deadline" will mean the latest date on which a ballot will be accepted.

     In order to extend the Voting Deadline, WFSG will notify the Information Agent of any extension by oral or written notice and will make a public announcement thereof, prior to 9:00 a.m., New York City Time, on the next business day immediately after the previously scheduled Voting Deadline. Such announcement may state that WFSG is extending the Plan voting deadline for a specified period of time or on a daily basis until 5:00 p.m., New York City Time, on the date on which sufficient acceptances required to seek confirmation of the Plan have been received.

     Delivery of all documents must be made to the Information Agent at its address set forth on the back cover of this Solicitation Statement. The method of such delivery is at the election and risk of the Holder. If such delivery is by mail, it is recommended that Holders use an air courier with a guaranteed next day delivery or registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to assure timely delivery.

     Withdrawal of Votes on the Plan

     The solicitation of acceptances of the Plan will expire on the Voting Deadline. A properly submitted ballot may be withdrawn by delivering written notice of withdrawal to the Information Agent at its address set forth on the back cover page of this Solicitation Statement at any time prior to the earlier of (i) the Voting Deadline and (ii) the Petition Date. Thereafter, withdrawal may be effected only with the approval of the Bankruptcy Court.

     In order to be valid, a notice of withdrawal must (i) specify the name of the Holder who submitted the votes on the Plan to be withdrawn; (ii) contain the description of the Claim to which it relates and the aggregate principal amount represented by such Claim; and (iii) be signed by the Holder in the same manner as on the ballot. WFSG expressly reserves the absolute right to contest the validity of any such withdrawals of votes on the Plan.

     Any Holder who has previously submitted to the Information Agent prior to the Voting Deadline a properly completed ballot may revoke and change such vote by submitting to the Information Agent prior to the Voting Deadline a subsequent properly completed ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed ballot is received, only the one which bears the latest date will be counted for purposes of determining whether sufficient acceptances required to seek confirmation of the Plan have been received. If more than one master ballot is submitted and the later dated master ballot(s) supplement rather than supersede the earlier master ballot(s), please mark the subsequent master ballot(s) with the words "Additional Votes" or such other language as is customarily used to indicate additional votes that are not meant to revoke earlier votes.

Information Agent

     Bankruptcy Services, LLC has been appointed as the Information Agent for the Solicitation. Questions on the voting procedures and requests for assistance with respect to such procedures may be directed to the Information Agent whose address, telephone number and facsimile number are set forth on the back of this Solicitation Statement. Requests for additional copies of this Solicitation
Statement, the ballots or the master ballots should be directed to the Information Agent.

Acceptance or Cramdown

     A plan is accepted by an impaired class of claims if holders of at least two-thirds in dollar amount and more than one-half in number of claims of that class vote to accept the plan. A plan is accepted by an impaired class of interests if holders of at least two-thirds of the number of shares in such class vote to accept the plan. Only those holders of claims or interests who actually vote count in these tabulations.

     In addition to this voting requirement, Section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an impaired class or that the plan otherwise be found by the bankruptcy court to be in the best interests of each holder of a claim or interest in such class. In addition, each impaired class must accept the plan for the plan to be confirmed without application of the "fair and equitable" and "unfair discrimination" tests in Section 1129(b) of the Bankruptcy Code discussed below.

     The Bankruptcy Code contains provisions authorizing the confirmation of a plan even if it is not accepted by all impaired classes, as long as at least one impaired class of claims (without including any acceptance of the plan by an insider) has accepted it. These so-called "cramdown" provisions are set forth in
Section 1129(b) of the Bankruptcy Code. As indicated above, a plan may be confirmed under the cramdown provisions if, in addition to satisfying the other requirements of Section 1129 of the Bankruptcy Code, it (i) is "fair and equitable" and (ii) "does not discriminate unfairly" with respect to each class of claims or interests that is impaired under, and has not accepted, the plan. The "fair and equitable"standard, also known as the"absolute priority rule," requires, among other things, that unless a dissenting class of claims or a class of interests receives full compensation for its allowed claims or allowed interests, no holder of claims or interests in any junior class may receive or retain any property on account of such claims. The Bankruptcy Code establishes different "fair and equitable" tests for secured creditors, unsecured creditors and equity holders, as follows:

          (a) Secured Creditors: either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a percent value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds, and the liens against such proceeds are treated in accordance with clause (i) or (ii) of this subparagraph (a).

          (b) Unsecured Creditors: either (i) each impaired unsecured creditor receives or retains under the plan of reorganization property of a value equal to the amount of its allowed claim, or (ii) the holders of claims and equity interests that are junior to the claims of the nonaccepting class do not receive any property under the plan of reorganization on account of such claims and equity interests.

          (c) Equity Holders: either (i) each equity holder will receive or retain under the plan of reorganization property of a value equal to the greater of (A) the fixed liquidation preference or redemption price, if any, of such stock or (B) the value of the stock, or (ii) the holders of interests that are junior to the nonaccepting class will not receive any property under the plan of reorganization.

     The "fair and equitable" standard has also been interpreted to prohibit any class senior to a dissenting class from receiving under a plan more than 100% of its allowed claims. The requirement that a plan not "discriminate unfairly" means, among other things, that a dissenting class must be treated substantially equally with respect to other classes of equal rank.

     WFSG believes that the Plan may be crammed down over the dissent of the Class of Interests in view of the treatment proposed for such Class. See "Treatment of Claims and Interests Under the Plan" for information concerning the treatment of various Classes depending on which Classes vote to accept or reject the Plan. WFSG intends to request a cramdown of the Class of Interests. There can be no assurance, however, that the requirements of Section 1129(b) of the Bankruptcy Code would be satisfied even if the Plan treatment provisions were amended or withdrawn as to one or more Classes. WFSG believes that the treatment under the Plan of the Holders of Allowed Interests, if any, in Class 6 will satisfy the "fair and equitable" test because, although no distribution or only a limited distribution will be made in respect of Interests in such Class under certain circumstances and, as a result, such Class will be deemed, pursuant to Section 1126 of the Bankruptcy Code, to have rejected the Plan, no Class junior to any such non-accepting Class will receive or retain any property under the Plan.

     In addition, WFSG does not believe that the Plan unfairly discriminates against any Class that may not accept or otherwise consent to the Plan. A plan of reorganization "does not discriminate unfairly" if (i) the legal rights of a nonaccepting class are treated in a manner that is consistent with the treatment of other classes whose legal rights are similarly situated to those of the nonaccepting class, and (ii) no class receives payments in excess of that which it is legally entitled to receive for its claims or equity interests. WFSG believes the Plan does not discriminate unfairly.

     WFSG  RESERVES THE ABSOLUTE  RIGHT TO SEEK  CONFIRMATION  OF THE PLAN UNDER
SECTION 1129(b) OF THE BANKRUPTCY CODE IN THE EVENT THE PLAN IS NOT ACCEPTED BY ALL IMPAIRED CLASSES. AT A MINIMUM, WFSG WILL SEEK CONFIRMATION OF THE PLAN PURSUANT TO SECTION 1129(b) OF THE BANKRUPTCY CODE AS TO CLASS 6 AS NO CLASS JUNIOR TO SUCH CLASS WILL RECEIVE OR RETAIN ANY PROPERTY UNDER THE PLAN.

     Subject to the conditions set forth in the Plan, a determination by the Bankruptcy Court that the Plan is not confirmable, pursuant to Section 1129 of the Bankruptcy Code, will not limit or affect WFSG's ability to modify the Plan to satisfy the Confirmation requirements of Section 1129 of the Bankruptcy Code.

Chapter 7 Liquidation Analysis

     The "Best Interest Test" under Section 1129 of the Bankruptcy Code requires that each holder of impaired claims or impaired interests receive property with a value not less than the amount such holder would receive in a Chapter 7 liquidation. WFSG believes that under the Plan, Holders of Impaired Claims or Impaired Interests will receive property with a value equal to or in excess of the value such Holders would receive in a liquidation of WFSG under Chapter 7 of the Bankruptcy Code. The Chapter 7 Liquidation Analysis set forth herein demonstrates that the Plan satisfies the requirements of the "Best Interest Test."

     To estimate potential returns to Holders of Claims and Interests in a Chapter 7 liquidation, WFSG determined, as might a Bankruptcy Court conducting such an analysis, the amount of liquidation proceeds that might be available for distribution and the allocation of such proceeds among the Classes of Claims and Interests based on their relative priority. WFSG considered many factors and recent data including experiences with collateral calls made by lenders under certain repurchase agreements and loan agreements to which WFSG or its subsidiaries are parties and actual sales and market data from WFSG's recent divestitures of pools of mortgage loans and mortgage-backed securities, which are two significant types of WFSG's assets. Given the nature of a Chapter 7 liquidation, WFSG has not assumed that bids received for WFSG's significant assets would be commensurate with the bids WFSG has received from sales and inquiries in recent months, but instead has applied its judgment to determine likely levels of bids. The liquidation proceeds available to WFSG for distribution to Holders of Claims and Interests would consist of the net proceeds from the disposition of the assets of WFSG, augmented by any other cash held and generated during the assumed holding period stated herein by WFSG and after deducting the incremental expenses of operating the business pending disposition.

     WFSG owns substantially all of its assets through its subsidiaries. The liquidation analysis assumes that the liquidation would occur on a non-consolidated basis, therefore, the proceeds available to WFSG would consist of any residual proceeds, if any, remaining after liquidation of the assets of each material operating subsidiary and payment of all secured and unsecured claims of such subsidiary. In general, as to WFSG and as to each material operating subsidiary, liquidation proceeds would be allocated in the following priority: (i) first, to the claims of secured creditors to the extent of the value of their collateral; (ii) second, to the costs, fees and expenses of the liquidation, as well as other administrative expenses of WFSG's Chapter 7 case, including tax liabilities; (iii) third, as to WFSG, to the unpaid Administrative Claims of the Chapter 7 Case (if commenced); (iv) fourth, as to WFSG, to Priority Tax Claims and other Claims entitled to priority in payment under the Bankruptcy Code; (v) fifth, to unsecured claims; and (vi) sixth, to Holders of such entity's common stock. In addition to the foregoing, WFSG's liquidation costs in a Chapter 7 case would include the compensation of a bankruptcy trustee, as well as compensation of counsel and other professionals retained by such trustee, asset disposition expenses, applicable taxes, litigation costs, Claims arising from the operation of WFSG and any of its guaranties of its subsidiaries during the pendency of the Chapter 7 case, and all unpaid Administrative Claims incurred by WFSG during the Reorganization Case (if commenced) that are allowed in the Chapter 7 case. The liquidation itself might trigger certain Priority Claims, such as Claims for severance pay, and would likely accelerate or, in the case of taxes, make it likely that the Internal Revenue Service would assert all of its claims as Priority Tax Claims rather than asserting them in due course as is expected to occur under the Reorganization Case. These Priority Claims would be paid in full out of the net liquidation proceeds, after payment of Secured Claims, Chapter 7 costs of administration and other Administrative Claims, and before the balance would be made available to pay Unsecured Claims or to make any distribution in respect of Interests.

     The following Chapter 7 liquidation analysis is provided solely to discuss the effects of a hypothetical Chapter 7 liquidation of WFSG and is subject to the assumptions set forth herein. There can be no assurance that such assumptions would be accepted by a Bankruptcy Court. The Chapter 7 liquidation analysis has not been independently audited or verified.

Liquidation Value of WFSG

     The table below details the computation of WFSG's liquidation value and the estimated distributions to Holders of Claims and Interests in a Chapter 7 liquidation of WFSG. This analysis is based upon a number of estimates and assumptions that are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of WFSG. Accordingly, while the analyses that follow are necessarily presented with numerical specificity, there can be no assurance that the values assumed would be realized if WFSG was in fact liquidated, nor can there be any assurance that a Bankruptcy Court would accept this analysis or concur with such assumptions in making its determinations under Section 1129(a)of the Bankruptcy Code. Actual liquidation proceeds could be materially lower or higher than the amounts set forth below; no representation or warranty can or is being made with respect to the actual proceeds that could be received in a Chapter 7 liquidation of WFSG. The liquidation valuations have been prepared solely for purposes of estimating proceeds available in a Chapter 7 liquidation of the Estate and do not represent values that may be appropriate for any other purpose. Nothing contained in these valuations is intended or may constitute a concession or admission of WFSG for any other purpose.

Estimated Liquidation Proceeds

     WFSG assumes that even in an orderly Chapter 7 liquidation scenario, in light of the highly leveraged nature of WFSG's portfolios of mortgage loans and mortgage-backed securities, only a small percentage of the carrying value of such assets on WFSG's books would be realized. As such, WFSG assumes that the net proceeds available from a liquidation would principally result from (i) the sale of WFSG's wholly-owned interest in the holding company of First Bank of Beverly Hills, F.S.B., which is assumed to be sold as an operating business rather than dissolved through a liquidation, (ii) one or more state or federal income tax receivables, (iii) sale of the shares of WREIT owned by WFSG, and
(iv) residual equity in its domestic subsidiaries. In determining the estimated proceeds from the sale of these, as well as certain other assets, WFSG:

     (i) Estimated the value of all assets and amount of related liabilities as of December 31, 1998;

     (ii) Estimated the recovery on each individual class of assets based on current market data and taking into account the impact of Chapter 7 on the potential buyers' pricing strategies;

     (iii) Assumed that the inventory of loans at the time of the liquidation would be sold in multiple pools of "whole loan" sales, rather than through securitizations; and

     (iv) Projected the remaining balances of loans to be sold six months forward and used cash flow from these loans to reduce related indebtedness outstanding at December 31, 1998.

Nature and Timing of the Liquidation Process

     Under Section 704 of the Bankruptcy Code, a Chapter 7 trustee must, among other duties, collect and convert the property of the debtor's estate to cash and close the estate as expeditiously as is compatible with the best interests of the parties in interest. Solely for the purposes of this liquidation analysis, WFSG assumed that it would commence the Chapter 7 liquidation on February 1, 1999. WFSG assumed a piecemeal liquidation of its assets in multiple transactions, rather than as an entirety, during a 6 month period ending July 31, 1999. Based on the complexity of the Company's business and the likelihood of litigation between and among the Company's various creditors, it is likely that ultimate distribution of proceeds from a liquidation would occur at a time significantly later than July 31, 1999. This analysis does not reflect the additional discount to projected recoveries from such a delayed distribution.

Additional Liabilities and Reserves

     WFSG believes that there would be certain actual and contingent liabilities and expenses for which provision would be required in a Chapter 7 liquidation before distributions could be made to creditors in addition to the expenses that would be incurred in a chapter 11 reorganization, including: (a) certain liabilities that are not dischargeable pursuant to the Bankruptcy Code; (b) Administrative Claims including the fees of a trustee and of counsel and other professionals (including financial advisors and accountants)and other liabilities; and (c) certain administrative costs including the incremental expenses of marketing the assets and performing the procedures necessary to divest of the remaining loan portfolio and mortgage-backed securities. Management believes that there is significant uncertainty as to the reliability of WFSG's estimates of the amounts related to the foregoing that have been assumed in the liquidation analysis.

Conclusion

     In summary, WFSG believes that a Chapter 7 liquidation of its assets would result in a diminution in the value to be realized by the Holders of Claims and Interests. As set forth in the table below and based on the assumptions made as part of this analysis, WFSG's management estimates that the total liquidation proceeds available for distribution, net of Chapter 7 expenses, would aggregate approximately $48.7 million. WFSG believes that after payment in full of secured lenders under repurchase agreements and warehouse facilities, satisfaction of claims at non-debtor subsidiaries, and professional fees and related liquidation expenses, Holders of Unsecured Claims, including Holders of Old Notes, would receive significantly less value in a liquidation of WFSG under Chapter 7 of the Bankruptcy Code compared to their treatment under the Plan. Similarly, general unsecured creditors are being paid in full under the Plan whereas in a liquidation they would receive distributions of approximately 18.46% of their Claims. Under the Plan, Holders of Old Notes are receiving New Common Stock with an estimated value of $3.73 to $4.13 per share of New Common Stock on a fully diluted basis except for any management stock options, yielding an estimated recovery of 40 to 45% of principal amount (or 37% to 42% of their Claims), whereas in a liquidation they would receive distributions of approximately 18.46% of their Claims. WFSG further believes that because Holders of Claims would not be paid in full, Holders of Interest would not receive or retain any property in a Chapter 7 liquidation. Thus, the recovery for WFSG's creditors would in the aggregate, be less in a liquidation than the proposed distribution under the Plan, and would be the same for a holder of WFSG's Old Common Stock. Consequently, WFSG believes that the Plan will prove a substantially greater ultimate return to the Holders of Claims and no less recovery to Holders of Interests than would a Chapter 7 liquidation.

     The following table reflects the estimate of WFSG of the proceeds available for distribution in a Chapter 7 liquidation.

                             Liquidation Analysis
                            (Dollars in Thousands)



                                                         Estimated
                                                          Proceeds
                                                        Available (4)
                                                        ------------
Residual Proceeds from Liquidation of Material
Operating Subsidiaries:
Wilshire Funding Corporation                                  $1,600
Wilshire Servicing Corp.                                       1,300
WFSG Europe, Inc.                                                  0

WFSG Assets:
Cash Balances as of February 1, 1999                             500
MBS Portfolio                                                    500
WREIT Stock                                                    2,000
First Bank Stock (1)                                          45,000
Tax Refund                                                     8,000
                                                             -------
                                                             $58,900
Gross Recoverable Proceeds
     Less: Chapter 7 Trustee (1%)                            (  600)
     Less: Carry Costs (U.S.)                                (9,600)
                                                        ------------

Net Distributable Proceeds to Unsecured Claims of WFSG       $48,700
                                                        ============


Application of Proceeds to Claims and Interests:
Unsecured Claims
     Old Notes                                                36,350
      Merrill Lynch Deficiency Claim                             400
     WCC (2)                                                   2,100
     WREIT (2)                                                 3,400
     CCI (3)                                                   6,450
                                                        ------------
                                                             $48,700
                                                        ============
Recovery as a Percent of Claim or Interests
Holders of Old Notes                                         18.46%
Holders of Old Common Stock                                      0%

---------------------

(1) For purposes of the liquidation analysis, the assets of First Bank of Beverly Hills F.S.B., a wholly-owned subsidiary, are grouped into one caption as this entity is assumed to be disposed of as a stand alone business as opposed to liquidation of its individual assets.
(2) Treated pari passu with the Senior Notes but may be subject to equitable subordination.
(3) Assumes pari passu treatment. May be subject to litigation on fraudulent conveyance claims.
(4)  The amounts in this table have been rounded for convenience.

General Assumptions Concerning Sale of Loan Portfolios and MBS Portfolios

     The Company has assumed that all loans sales currently scheduled for January and February of 1999 will be sold as scheduled with a certain percentage held back (a "Holdback") because the Company would not be able to provide customary representations and warranties. The Company estimates that because of its inability in a liquidation scenario to perform or control representations and warranties, the Holdback amount will not be available for use to pay off any Claims. The remaining portfolios of loans shall continue to pay down and liquidate as projected by the Company until July 1999. At such time, the remaining assets outstanding are sold at a discount of the projected remaining cash flow for such asset, based upon the perceived rate of return an investor would require given the context of a distressed/bankruptcy sale. For those assets which cannot be sold as of July 1999, such amount is based on projected cash flows from December 1998 through June 1999, with all net proceeds (after debt, servicing fees, and third party costs) used to pay down the debt balance as of December 1998.

     It is assumed, based on market precedents, that the mortgage-backed securities portfolio would be sold quickly and well before July 1999. The liquidation value of the mortgage-backed securities portfolio was determined by applying discounts to the most recently available broker/dealer valuation (or internal impairment valuation, if lower). The discounts range from 5% to 50%, based on the rating of the security, the accelerated timing of the disposition of the mortgage-backed securities portfolios and the issuer and servicer of such portfolios.

General Assumptions Concerning Residual Proceeds Derived from the Liquidation of WFSG's Material Operating Subsidiaries

Wilshire Funding Corporation ("WFC")

     The liquidation analysis of WFC includes the liquidation of portfolios of performing loans serviced and managed by it and its subsidiaries WMFC 1997-1 Inc. and WFMC 1997-2 Inc. and the liquidation of the assets of its subsidiary Wilshire Ventures Corporation. The analysis assumes the liquidation of all portfolios of performing loans, including manufactured housing loans and commercial real estate loans, as well as mortgage backed securities held by such entities.

Wilshire Ventures Corporation is assumed to liquidate miscellaneous securities for $2.7 million. The gross proceeds from the liquidation of such assets are first applied to pay 100% of all claims against WFC (including certain secured creditor deficiency claims) and provide residual proceeds available for distribution to WFSG creditors of $1.6 million.

Wilshire Servicing Corporation ("WSC")

     WSC, a subsidiary of WFSG, has servicer advance receivables of $7.9 million. These receivables secure a $6.6 million loan from First Bank. The proceeds after collection of the receivable and payment of the First Bank loan, are estimated to be $1.3 million. WSC has no other debt or claims against it.

Wilshire Financial Services Group Europe, Inc. ("WFSGE")

     The liquidation analysis of WFSGE includes the liquidation of performing and non-performing loans and real estate owned assets serviced and managed by the European offices. The analysis assumes that the portfolios of loans held by Wilshire Funding Group UK Limited and Unifina E.F. SA shall continue to pay down and liquidate in a similar manner as domestic loan portfolios and, for purposes of this analysis, prevailing exchange rates of 1.66 U.S. Dollars to the British Pound and 5.6233 French Francs to the U.S. Dollar as of January 1, 1999 were used. It is assumed that general trade vendor claims in Europe have no Chapter 7 recourse to the WFSG proceeding. WFSGE is assumed to generate $700,000 from liquidating furniture, fixtures and equipment. In addition to the debt secured by loans described above, MLMC also has a $2.6 million claim resulting from a proposed investment in loans owned by Abbey National Bank (Abbey) and with a right of set off of approximately $500,000. It is assumed that the setoff amount is retained in full with the deficiency asserted as an Unsecured Claim in the WFSG Chapter 7 case (based upon WFSG's indemnification of MLMC). Estimated operating costs during the liquidation are $4.2 million based on the current monthly level of operating expenses and limitations in Europe on severance of employees. Based on the estimated liquidation proceeds available, it is assumed that WFSGE will pay all of its secured creditors in full, but that the estimated amount of general creditors will not receive payment in full. As such, no residual proceeds are expected from WFSGE.

Wilshire Financial Services Group Assets

     In addition to the assets held by its subsidiaries, WFSG owns certain assets which are assumed to be liquidated as follows:

     (i) WFSG, through WAC, owns 100% of the stock of First Bank, which is assumed to be sold on a going-concern basis for $45 million, which is equal to 80% of its estimated book value at July 31, 1999. The discount to book value reflects transaction fees and expenses, the expedited timing of a sale, the context of a chapter 7 proceeding and a qualitative assessment of First Bank's business.

     (ii) WFSG owns 990,000 shares of Wilshire Real Estate Investment Trust Inc. which is assumed to be sold at $2 per share, a discount to the present market price of $3 per share. It is likely that the liquidation of WFSG and the WREIT manager, would result in depressing the market price of WREIT shares, as well as the sale of approximately 8.6% of WREIT common stock.

     (iii)  WFSG   expects  to  receive  one  or  more  tax  refunds   totalling
approximately $8 million in the next 60 to 90 days.

Liquidation Analysis of Operations

     Cash requirements for continuing operations during the bankruptcy/liquidation period are estimated by utilizing the 1999 operating budget of WFSG (excluding First Bank), with certain adjustments to reflect ceasing operations (such as certain reductions in travel expense). In addition, due to the nature of liquidation and the difficulty in retaining qualified, experienced employees, the Company feels that it may be required to pay retention bonuses in order to assure the continued services of key employees in the liquidation. This has been estimated to be $750,000 in the aggregate. The Company has also allocated $650,000 per month to cover legal, accounting and advisory fees during the 6-month liquidation period.

Unsecured Claims

     It is assumed that aggregate Unsecured Claims of $263.8 million, based on the following Unsecured Claims assumed to be asserted in a Chapter 7 proceeding as follows:

     (i) Senior Notes are expected to assert a claim of approximately $196.9 million, based on the principal amount and accrued interest as of February 1, 1999.

     (ii) Compromised MLMC Claim of approximately $2.1 million, based on the guarantee of WFSG on a deposit in Europe and after giving effect to the set off right of MLMC of $500,000.

     (iii) Compromised WREIT/WREP Claim of $18.4 million. No advances are presumed to have been made under the Interim Facility.

     (iv) A claim by WCC of $11.4 million.

     (v) CCI Guaranty Claim of $35 million arising from a guarantee of WFSG on indebtedness of WCC to CCI.

Compliance With Applicable Provisions of the Bankruptcy Code

     Section 1129(a)(l) of the Bankruptcy Code requires that the Plan comply with the application provisions of the Bankruptcy Code. WFSG believes that the Plan satisfies this requirement.

Alternatives if the Plan is Not Confirmed and Consummated

     Alternative Restructuring

     If WFSG does not receive sufficient acceptances to seek Confirmation of the Plan, WFSG will consider all alternatives available to them at such time, which may include the implementation of an alternative restructuring plan outside of bankruptcy, or the commencement or continuation of chapter 11 cases without a preapproved plan or reorganization, or the commencement of, or conversion to, a liquidation under Chapter 7 of the Bankruptcy Code. As compared to the Plan, a non-prepackaged chapter 11 case would likely be lengthier, involve more contested issues with creditors and other parties in interest, result in significantly increase chapter 11 administrative expenses, risk the loss of additional employees making it difficult to continue operating the business, risk a decrease in the confidence of the Company's mortgage brokers and bankers, borrowers, investors and vendors, risk the loss of required financing for the continued operation of the business, and risk the loss of valuable servicing contract, thereby having a negative impact on cash flow and a corresponding reduction in the consideration received by Holders of unsecured or undersecured claims.

Recommendation and Conclusion

     For all of the reasons set forth in this Solicitation Statement, WFSG believes that the Confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, WFSG urges all Holders of Impaired Claims who are to receive distributions under the Plan to vote to ACCEPT the Plan, and to duly complete and return their original ballots such that they will be ACTUALLY RECEIVED by the Information Agent on or before 5:00 p.m. New York City Time on Monday, March 1, 1999.

                    SELECTED HISTORICAL FINANCIAL INFORMATION

     The following tables present selected historical consolidated financial information for the Company at the dates and for the periods indicated. The historical income statement data for the years ended December 31, 1997, 1996 and 1995 and balance sheet data as of December 31, 1997, 1996 and 1995 have been derived from the Company's audited financial statements. The historical income statement data presented for the nine month periods ended September 30, 1998 and 1997 and balance sheet data presented as of September 30, 1998 have been derived from the interim unaudited financial statements as filed in the Company's Form 10-Q. Operating results for the nine month period ended September 30, 1998 and 1997 are not necessarily indicative of the results that may be expected for any other interim period of the entire year ending December 31, 1998. The selected historical consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, the Consolidated Financial Statements and related notes as set forth elsewhere herein.

     The Company classifies loans as discounted or non-discounted on a pool basis. Each pool is designated as discounted or non-discounted based on whether that pool consists primarily of Discounted or Non-Discounted Loans at the time of acquisition. For example, a pool of Non-Discounted Loans may contain non-performing loans at the time of acquisition as long as the non-performing loans were not the primary component of the pool at that time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Accounting Matters."

                                                    Nine Months Ended
                                                       September 30,                     Year Ended December 31,
                                               ----------------------------   -----------------------------------------------
                                                   1998            1997             1997             1996            1995
                                               ------------   -------------   ---------------   -------------   -------------
                                                                       (Dollars in Thousands)
Income Statement Data:
Total interest income .......................  $    117,158   $      75,456   $       110,057   $      48,422   $      24,381
Total interest expense ......................        99,307          59,036            86,836          29,277          14,481
                                               ------------   -------------   ---------------   -------------   -------------
   Net interest income ......................        17,851          16,420            23,221          19,145           9,900
Provision for loan losses(1) ................        12,191             926             1,991          16,549           4,266
                                               ------------   -------------   ---------------   -------------   -------------
   Net interest (loss) income
      after provision for loan losses .......         5,660          15,494            21,230           2,596           5,634
                                               ------------   -------------   ---------------   -------------   -------------
Other (loss) income:
   Market valuation adjustments .............       (76,580)             --                --              --              --
   Write-down of mortgage servicing rights ..       (13,704)             --                --              --              --
   Bankcard income, net .....................         3,486           1,579             1,995           1,666           1,232
   Gain on sale of loans ....................        27,904          31,252            39,049          11,538             642
   Trading account--unrealized gain .........         1,630           1,171             2,330           1,833              --
   Real estate owned, net ...................         3,616           4,574             6,309             556            (170)
   Servicing revenue ........................         4,810           3,339             5,580              --              --
   Gain on sale of securities ...............         7,768           3,053             3,742              --              --
   Other, net ...............................         1,075           1,749             2,298           2,349           1,233
                                               ------------   -------------   ---------------   -------------   -------------
      Total other (loss) income .............       (39,995)         46,717            61,303          17,942           2,937
                                               ------------   -------------   ---------------   -------------   -------------
Other Expenses:
   Compensation and employee benefits .......        26,023          11,274            14,404           4,464           2,516
   FDIC insurance premiums ..................           656             791             1,049           2,381             721
   Occupancy ................................         1,769             727             1,125             339             385
   Professional services ....................         5,702           2,104             3,171             700           1,028
   Loan service fees and expenses ...........        32,995          19,423            28,126           5,176           1,958
   Other general and administrative expenses         18,517           6,669             8,857           2,386           1,324
                                               ------------   -------------   ---------------   -------------   -------------
      Total other expenses ..................        85,662          40,988            56,732          15,446           7,932
                                               ------------   -------------   ---------------   -------------   -------------
(Loss) income before income taxes............      (119,997)         21,223            25,801           5,092             639
Income tax (benefit) provision ..............        (8,192)          8,981            10,637             125              47
                                               ------------   -------------   ---------------   -------------   -------------
Net (loss) income ...........................  $   (111,805)         12,242            15,164           4,967             592
                                               ============   =============   ===============   =============   =============


Selected Cash Flow Data:
Cash provided by (used in) operations
   excluding loans held for sale)............  $    (36,155)  $     (95,305)  $      (121,325)  $     (19,453)  $       1,589

Proceeds and repayments from loans
   and other assets .........................     1,486,272         556,992           749,192         393,392          76,695
Purchase and origination of loans and other
   assets ...................................    (1,778,123)     (1,111,814)       (1,553,031)       (621,934)       (190,863)
Cash from financing activities ..............       316,563         575,822           838,981         395,811         108,231
                                               ------------   -------------   ---------------   -------------   -------------
   Net (decrease) increase in cash(2) .......  $    (11,443)  $     (74,305)  $       (86,183)  $     147,816   $      (4,348)
                                               ============   =============   ===============   =============   =============


                                                       September 30,                            December 31,
                                               ----------------------------   -----------------------------------------------
                                                   1998            1997             1997             1996            1995
                                               ------------   -------------   ---------------   -------------   -------------
                                                                       (Dollars in Thousands)

Cash and cash equivalent.....................  $     54,672   $      77,993   $        66,115   $     152,298   $       4,482
Portfolio assets:
   Discounted Loans, net.....................       247,199         350,460           463,355         219,630          31,354
   Non-Discounted Loans, net.................     1,031,012         440,559           464,602         191,962         259,417
   Mortgage Backed and other securities......       267,490         256,297           362,347          84,964          28,672

   Foreclosed real estate, net ..............       140,078         146,464           169,612          78,200           4,964
                                               ------------   -------------   ---------------   -------------   -------------
      Total portfolio assets ................  $  1,685,779   $   1,193,780   $     1,459,916   $     574,756   $     324,407
Total assets ................................     1,842,227       1,369,761         1,629,027         753,849         340,695
Deposits ....................................       534,091         407,768           362,598         501,614         303,524
Short-term debt .............................     1,076,078         658,042           966,500          97,624          13,000
Long-term debt ..............................       184,245         184,245           184,245          75,000          11,000
Stockholders' equity(3) .....................        16,306          99,769            99,122          61,022           7,039




                                                   Nine Months Ended
                                                      September 30,                      Year Ended December 31,
                                               ----------------------------   -----------------------------------------------
                                                   1998            1997             1997             1996            1995
                                               ------------   -------------   ---------------   -------------   -------------
                                                      (Annualized)
                                                                       (Dollars in Thousands)

Financial Ratios and Other Data:
Return on average assets.....................         (7.87)%          1.42%             1.22%           0.95%           0.24%
Return on average equity.....................       (128.66)%         23.08%            19.48%          13.68%           8.65%
Average interest yield on total loans .......           8.11%          9.42%             9.68%           9.41%          10.02%
Net interest spread(4)(5)...................            0.62%          1.99%             2.03%           3.07%           3.44%
Net interest margin(5)(6)...................            1.26%          2.06%             2.03%           3.63%           3.87%
Ratio of earnings to fixed charges(7)(8):
   Including interest on deposits ...........            --            1.36              1.30            1.17            1.04
   Excluding interest on deposits ...........            --            1.54              1.42            2.19            2.19
Long-term debt to total capitalization(9) ...           0.92           0.65              0.65            0.55            0.61
Total financial liabilities to equity .......         111.98          12.73             15.43           11.35           47.40
Average equity to average assets ............           6.12%          6.15%             6.25%           6.90%           2.72%
Non-Performing loans to Non-Discounted Loans
   at end of period(10)(11)..................           5.46%         16.82%            12.83%          23.69%           4.46%
Allowance for loan losses to total Non-
   Discounted Loans at end of period.........           4.75%         10.96%             5.98%          13.88%           3.60%



                                                   Nine Months Ended
                                                      September 30,                      Year Ended December 31,
                                               ----------------------------   -----------------------------------------------
                                                   1998            1997             1997             1996            1995
                                               ------------   -------------   ---------------   -------------   -------------
                                                                       (Dollars in Thousands)
Operating Data:
Investments and originations:
   Discounted Loans and foreclosed
      real estate                              $    179,013   $     316,931   $       584,014   $     324,159   $      29,224
   Non-Discounted Loans (11)(12)                    873,712         556,231           673,234         254,517         157,671
   Mortgage originations                            573,562          50,962            77,918           2,280           8,748
   Mortgage-backed and other securities             132,945         184,393           310,220          67,604           2,965
                                               ------------   -------------   ---------------   -------------   -------------
      Total                                       1,759,232       1,108,517         1,645,386         648,560         198,608

Recoveries and repayments                          (408,585)       (136,316)         (196,646)        (66,160)        (61,135)
Loan sales and securitizations                     (879,576)       (344,710)         (486,109)       (301,411)        (16,031)
Net change in portfolio assets                      225,863         619,024           885,160         250,349         111,841


----------

(1) Approximately $8.6 million of the increase in the provisions from 1995 to 1996 related to certain sub-prime auto loans and $4.8 million of the 1996 provision related to the loans inherited by the Company upon the acquisition of First Bank. See"Business--Allowances for Losses."

(2) The increase in cash in 1996 reflects the receipt of cash from the Company's sale of Common Stock and the Notes and the decrease in cash for the nine months ended September 30, 1997 and the year ended December 31, 1997 reflects the subsequent investment of that cash in interest earning assets which was partially offset by the proceeds of the Company's Series A Notes and a securitization.

(3) Effective January 1, 1996, $11.0 million of Common Stock was issued in exchange for subordinated debt. Prior to the Company's initial public offering, an additional $17.8 million of common stock was issued for cash. In December 1996, the Company completed its initial public offering, which resulted in $20.9 million of new capital. Effective July 31, 1997, the Company issued to WCC 27,500 shares of PIK Preferred Stock having an aggregate liquidation value of $27.5 million in exchange for the cancellation of certain accounts payable to WCC aggregating approximately $27.1 million and cash in the amount of approximately $400,000, resulting in an increase in stockholders' equity of approximately $27.5 million. The $27.5 million of PIK Preferred was redeemed in February 1998 with a portion of the $61.8 million of proceeds from the Company's secondary offering of common stock, which net of the redemption, increased stockholders equity $40.6 million.

(4) Net interest spread represents average yield on interest-earning assets minus average rate paid on interest-bearing liabilities.

(5) The reduction in net interest margin and net interest spread in the nine months ended September 30, 1997 primarily reflects the significant increase in the Company's holdings of Discounted Loans during the nine months then ended. The acquisition of a pool of Discounted Loans tends to reduce net interest margin and net interest spread, because the interest cost of the debt used to fund the acquisition is not offset by a corresponding increase in interest income. Relatively little cash flow from a pool of Discounted Loans is generally received during the first two quarters following the acquisition of a pool of Discounted Loans and the Company only recognizes interest and discount on Discounted Loans when those loans result in the receipt of cash. In addition, a significant portion of the income associated with Discounted Loans generally results from gains on sales of foreclosed real estate, which are not reflected in interest income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Accounting Matters." The reduction also reflected three quarters of interest expense on the $84.2 million of Notes and part of the most recent quarter of interest expense on approximately $100.0 million of Series B Notes, the proceeds of which were held for part of such periods in a lower-yielding liquid investment prior to their use by the Company to fund acquisitions.

(6) Net interest margin represents net interest income divided by total average earning assets.

(7) The ratios of earnings to fixed charges were computed by dividing (x) income from continuing operations before income taxes, extraordinary gains and cumulative effect of a change in accounting principle plus fixed charges by
    (y) fixed charges. Fixed charges represent total interest expense, including and excluding interest on deposits, as applicable, as well as the interest component of rental expense.

(8) Earnings for the nine months ended September 30, 1998 were inadequate to cover fixed charges by $20.7 million.

(9) Total capitalization equals long-term debt plus equity.

(10)It is the Company's policy to establish an allowance for uncollectible interest on Non-Discounted Loans that are past due more than 90 days or at such earlier time when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual at which time those loans are placed on non-accrual status and deemed non-performing.

(11)The Company classifies loans as discounted or non-discounted on a pool basis. Each pool is designated as discounted or non-discounted based on whether that pool consists primarily of Discounted or Non-Discounted Loans at the time of acquisition. For example, a pool of Non-Discounted Loans may contain non-performing loans at the time of acquisition as long as the non-performing loans were not the primary component of the pool at that time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Accounting Matters."

(12)Excludes purchases of newly originated mortgage and manufactured housing loans, which are shown as mortgage originations.

                     REGULATORY CAPITAL RATIOS OF FIRST BANK

     The following table sets forth the regulatory capital ratios of First Bank at September 30, 1998:




                                                              September 30, 1998
                                                              ------------------
Regulatory capital ratios of First Bank:
      Tangible capital to tangible assets..................        8.4%
      Core capital to tangible assets......................        8.4%
      Total capital to risk-weighted assets
           (Risk-Based Capital)............................       15.1%

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The  following   discussion   should  be  read  in  conjunction   with  the
Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Solicitation Statement.

General Market Conditions

     Beginning in August 1998, and more significantly since October 12, 1998, and continuing to the present, the Company has been significantly and negatively impacted by various market factors. These factors, which are discussed further below, resulted in a dramatic reduction in market valuations for certain of the Company's mortgage-backed securities and other assets, as well as a reduction in the availability of borrowings for those assets and certain of the Company's loan assets, thereby reducing the Company's liquidity.

     Turmoil in the Russian financial markets, following a prolonged period of uncertainty in Asian financial markets, caused investors to reassess their risk tolerance. This resulted in a dramatic movement of liquidity toward less risky assets (e.g., U.S. Treasury instruments) and away from higher risk assets, including most non-investment grade assets and commercial and other mortgage and asset-backed securities. On October 7, 1998, the Company issued a press release announcing changes in the expected results for the quarter ended September 30, 1998 as a result of market conditions through the date of that release. At the time of that release, the Company had no indication of the events that would transpire beginning the week of October 12, 1998, as further described below.

     This movement toward higher quality investments dramatically reduced available liquidity to non-investment grade assets. Without available funding sources, many investors in these assets, including several well-known hedge funds, were forced to liquidate holdings at reduced prices. With greater sales pressure and supply outpacing demand, prices continued to fall as more lenders made collateral calls, demanding additional collateral for their loan positions. Many companies were rapidly depleting available cash reserves.

     On October 12, 1998, another large, well-known hedge fund was liquidated. This event triggered further collateral calls, forcing additional companies to sell assets to cover collateral calls, and continuing the downward spiral in prices. On October 15, 1998, the Federal Reserve lowered interest rates, largely in response to this liquidity crisis.

     During October and continuing into the month of November 1998, the Company sold a significant amount of assets in response to the above conditions to meet collateral calls by lenders, primarily certain affiliates of Salomon Smith Barney, Inc., and to increase liquidity. The downward pressure on prices and the Company's need to sell assets to meet these collateral calls resulted in the Company disposing of certain assets for proceeds which resulted in significant losses for the quarter and nine months ended September 30, 1998. Beginning during the week of October 12, 1998, the Company sold, primarily as a result of collateral calls, Discounted Loans with a carrying value of $211.8 million, Non-Discounted Loans with a carrying value of $232.5 million and mortgage-backed securities with a carrying value of $63.3 million. Had the Company not been forced to sell these assets, but rather held these assets until market conditions stabilized, management believes the Company's losses would have been far less severe.

     Primarily as a result of these asset sales, the Company had a net loss of approximately $111.8 million for the nine months ended September 30, 1998 compared to net income of approximately $12.2 million for the nine months ended September 30, 1997.

Interest Income

     A significant portion of the Company's earnings come from net interest income, which is the difference between the interest income received plus accreted or received purchase discount on its financial assets and the interest expense paid on its outstanding interest-bearing liabilities. Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities, the degree of mismatch in the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities, the percentage of Discounted Loans included in the portfolio and the timing of receipt or accretion of purchase discount. In addition, net interest income reflects the full interest cost of funding the acquisition of Discounted Loans and foreclosed real estate but does not reflect any accretion of purchase discount on those assets until cash is collected (which generally occurs later in the life of a pool of Discounted Loans) and does not reflect any gain on sales of foreclosed real estate.

     The following table sets forth, for the periods indicated, information regarding the total amount of income from interest-earning assets and the resultant average yields, the interest expense associated with interest-bearing liabilities, expressed in dollars and rates, and the net interest spread and net interest margin. Information is based on monthly balances during the indicated periods.

            Interest-Earning Assets and Interest-Bearing Liabilities

                                         Nine Months Ended September 30,
                                     ----------------------------------------  ----------------------------------------
                                                      1998                                       1997
                                     ----------------------------------------  ----------------------------------------
                                       Average                     Average       Average                     Average
                                       Balance       Interest     Yield/Rate     Balance       Interest     Yield/Rate
                                     ------------  ------------  ------------  ------------  ------------  -----------

Average Assets:
Mortagage-backed securities          $    302,610  $     21,707          9.59% $    196,218  $     20,785         10.59%
Loan portfolio net of
  Unaccreted discounts(1) ..            1,527,346        92,603          8.11       878,846        85,090          9.68
Investment securities and
  other ....................               58,706         2,848          6.49        67,804         4,182          6.17
                                     ------------  ------------  ------------  ------------  ------------  ------------
  Total interest-earning
    assets .................            1,888,662       117,158          8.29     1,142,868       110,057          9.63
Non-interest earning cash ..                1,081            --            --         2,416            --            --
Allowance for loan losses ..             (289,970)           --            --       (75,939)           --            --
Other assets ...............              293,767            --            --       176,533            --            --
                                     ------------  ------------                ------------  ------------
  Total assets .............         $  1,893,540  $    117,158                $  1,245,878  $    110,057
                                     ============  ============                ============  ============
Average Liabilities and
  Stockholders' Equity:
Interest-bearing deposits ..         $    407,025  $     18,086          5.94% $    429,289  $     25,687          5.98%
FHLB advances                                  --            --            --           479            27          5.67
Subordinated borrowings and
  other interest-bearing
  obligations ..............            1,139,013        62,096          7.29       586,370        43,682          7.45
Long-term debt .............              184,245        19,125         13.88       125,912        17,440         13.85
                                     ------------  ------------  ------------  ------------  ------------  ------------
  Total interest-bearing
  liabilities ..............            1,730,283        99,307          7.67     1,142,050        86,835          7.60
Non-interest bearing deposits               7,373            --            --         5,674            --            --
Escrow deposits ............                1,150            --            --           330            --            --
Other liabilities ..........               38,870            --            --        19,993            --            --
                                     ------------  ------------                ------------  ------------
  Total liabilities ........            1,777,676        99,307                   1,168,047        86,836            --
Stockholders' equity .......              115,864            --                      77,831            --            --
                                     ------------  ------------                ------------  ------------
  Total liabilities and
    stockholders' equity ...         $  1,893,540  $     99,307                $  1,245,878  $     86,836
                                     ============  ============                ============  ============
Net interest income ........                       $     17,851                              $     23,221
Net interest spread(2)(3) ..                                             0.62%                                     2.03%
Net interest margin(3) .....                                             1.26%                                     2.03%
Ratio of average interest-
  earning assets to
  average interest-bearing
  liabilities ..............                109.2%                                    100.1%






                                             Year Ended December 31,
                                     ----------------------------------------  ----------------------------------------
                                                      1998                                       1997
                                     ----------------------------------------  ----------------------------------------
                                       Average                     Average       Average                     Average
                                       Balance       Interest     Yield/Rate     Balance       Interest     Yield/Rate
                                     ------------  ------------  ------------  ------------  ------------  ------------

Average Assets:
Mortagage-backed securities          $     29,241  $      1,797          6.15% $     24,054  $      1,359          5.65%
Loan portfolio net of
  Unaccreted discounts(1) ..              470,654        44,294          9.41       217,716        21,821         10.02
Investment securities and
  other ....................               27,446         2,331          8.49        14,216         1,201          8.45
                                     ------------  ------------  ------------  ------------  ------------  ------------
  Total interest-earning
    assets .................              527,341        48,442          9.18       255,986        24,381          9.52
Non-interest earning cash ..                6,019            --            --         1,868            --            --
Allowance for loan losses ..              (39,675)           --            --       (21,591)           --            --
Other assets ...............               32,061            --            --        15,277            --            --
                                     ------------  ------------                ------------  ------------  ------------
  Total assets .............         $    525,746  $     48,422                $    251,540  $     24,381
                                     ============  ============                ============  ============
Average Liabilities and
  Stockholders' Equity:
Interest-bearing deposits ..         $    423,011  $     25,270          5.97% $    232,510  $     14,111          6.07%
FHLB advances                               2,420           159          6.57         1,381           104          7.53
Subordinated borrowings and
  other interest-bearing
  obligations ..............               51,316         3,531          6.88         4,122           232          5.62
Long-term debt .............                2,292           317         13.85           306            34            11
                                     ------------  ------------  ------------  ------------  ------------  ------------
  Total interest-bearing
  liabilities ..............              479,039        29,277          6.11       238,319        14,481          6.08
Non-interest bearing deposits               2,822            --            --         2,196            --            --
Escrow deposits ............                  257            --            --           106            --            --
Other liabilities ..........                7,330            --            --         4,077            --            --
                                     ------------  ------------                ------------  ------------
  Total liabilities ........              489,448        29,227            --       244,698        14,481
Stockholders' equity .......               36,298            --            --         6,842            --            --
                                     ------------  ------------                ------------  ------------
  Total liabilities and
    stockholders' equity ...         $    525,746  $     29,277                $    251,540  $     14,481
                                     ============  ============                ============  ============
Net interest income ........                       $     19,145                              $      9,900
Net interest spread(2)(3) ..                                             3.07%                                     3.44%
Net interest margin(3) .....                                             3.63%                                     3.87%
Ratio of average interest-
  earning assets to
  average interest-bearing
  liabilities ..............                110.1%                                    107.4%


----------
(1) The average balances of the loan portfolio include Discounted Loans and non-performing loans, interest on which is recognized on a cash basis.

(2) Net interest spread represents average yield on interest-earning assets minus average rate paid on interest-bearing liabilities.

(3) The reduction in net interest margin and net interest spread in the year ended December 31, 1997 primarily reflects the significant increase in the Company's holdings of Discounted Loans during the year then ended. The acquisition of a pool of Discounted Loans tends to reduce net interest margin and net interest spread, because the interest cost of the debt used to fund the acquisition is not offset by a corresponding increase in interest income. Relatively little cash flow from a pool of Discounted Loans is generally received during the first two quarters following the acquisition of a pool of Discounted Loans and the Company only recognizes interest and discount on Discounted Loans when those loans result in the receipt of cash. In addition, a significant portion of the income associated with Discounted Loans generally results from gains on sales of foreclosed real estate, which are not reflected in interest income. The reduction also reflected a full year of interest expense on the $84.2 million of Notes and part of the third quarter and all of the fourth quarter of interest expense on approximately $100.0 million of Series B Notes, the proceeds of which were held for part of such period in a lower-yielding liquid investment prior to their use by the Company to fund acquisitions.

     The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior rate), (ii) changes in rate (change in rate multiplied by prior volume) and (iii) total change in rate and volume. Changes attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

                         Changes in Net Interest Income


                                         Nine Months Ended September 30,
                                     ----------------------------------------  ----------------------------------------
                                                   1998 v. 1997                              1997 v. 1996
                                     ----------------------------------------  ----------------------------------------
                                           Increase (Decrease) Due to                Increase (Decrease) Due to
                                     ----------------------------------------  ----------------------------------------
                                         Rate         Volume        Total          Rate         Volume        Total
                                     ------------  ------------  ------------  ------------  ------------  ------------
                                                                  (Dollars in thousands)

Interest-Earning Assets:
  Mortgage-backed securities..       $     (1,431) $     10,654 $       9,223  $      2,136  $     16,852  $     18,988
  Loan portfolio..............             (7,048)       39,701        32,653         1,310        39,486        40,796
  Investment securities and
    other ....................                 88          (262)         (174)         (423)        2,274         1,851
                                     ------------  ------------  ------------  ------------  ------------  ------------
    Total interest-earning
        assets................             (8,391)       50,093        41,702         3,023        58,612        61,635
Interest-Bearing Liabilities:
  Interest-bearing deposits...               (113)       (1,809)       (1,922)           41           376           417
  FHLB advances...............                (14)          (14)          (28)          (19)         (113)         (132)
  Short-term borrowings and
    other interest-bearing
    obligations ..............             (1,054)       34,629        33,575           316        39,835        40,151
  Long-term debt..............                 (5)       10,480        10,475            --        17,123        17,123
                                     ------------  ------------  ------------  ------------  ------------  ------------
    Total interest-bearing
      liabilities ............             (1,186)       43,286        42,100           338        57,221        57,559
                                     ------------  ------------  ------------  ------------  ------------  ------------
Increase (decrease) in net
  interest income.............       $     (7,205) $      6,807  $       (398) $      2,685  $      1,391  $      4,076
                                     ============  ============  ============  ============  ============  ============

                                             Year Ended December 31,
                                     ----------------------------------------  ----------------------------------------
                                                   1996 v. 1995                              1995 v. 1994
                                     ----------------------------------------  ----------------------------------------
                                           Increase (Decrease) Due to                Increase (Decrease) Due to
                                     ----------------------------------------  ----------------------------------------
                                         Rate         Volume        Total          Rate         Volume        Total
                                     ------------  ------------  ------------  ------------  ------------  ------------
                                                                  (Dollars in thousands)

Interest-Earning Assets:
  Mortgage-backed securities..       $        127  $        311  $        438  $        (52) $         50  $         (2)
  Loan portfolio..............             (1,246)       23,719        22,473         2,485        11,413        13,898
  Investment securities and
    other ....................                  6         1,124         1,130           582           334           916
                                     ------------  ------------  ------------  ------------  ------------  ------------
    Total interest-earning
        assets................             (1,113)       25,154        24,041         3,015        11,797        14,812
Interest-Bearing Liabilities:
  Interest-bearing deposits...               (218)       11,377        11,159         2,806         6,288         9,094
  FHLB advances...............                (11)           66            55          (631)          507          (124)
  Short-term borrowings and
    other interest-bearing
    obligations ..............                 63         3,236         3,299            40           (20)           20
  Long-term debt..............                 10           273           283            --            34            34
                                     ------------  ------------  ------------  ------------  ------------  ------------
    Total interest-bearing
      liabilities ............               (156)       14,952        14,796         2,215         6,809         9,024
                                     ------------  ------------  ------------  ------------  ------------  ------------
Increase (decrease) in net
  interest income.............       $       (957) $     10,202  $      9,245  $        800  $      4,988  $      5,788

                                     ============  ============  ============  ============  ============  ============

Results of Operations--Nine Months Ended September 30, 1998 Compared to Nine Months Ended September 30, 1997

Net Loss

     The Company had a net loss of approximately $111.8 million for the nine months ended September 30, 1998 compared to net income of approximately $12.2 million for the nine months ended September 30, 1997. The net loss for the nine months ended September 30, 1998 is primarily attributable to $76.6 million of market valuation adjustments recognized by the Company, write-down of mortgage servicing rights of $13.7 million and provision for losses on loans of $12.2 million, as further explained below.

Net Interest

     The Company's net interest income was approximately $17.9 million for the nine months ended September 30, 1998 compared to approximately $16.4 million for the nine months ended September 30, 1997, an increase of 8.7%. Interest-earning assets increased from $1.1 billion as of September 30, 1997 to $1.6 billion as of September 30, 1998. The increase in interest-earning assets is primarily attributable to acquisitions of loans and mortgage-backed securities which in part were funded from the Company's issuance of $100.0 million of Series B Notes in August 1997 and its offering of 3,500,000 shares of common stock in February 1998.

     Interest Income. The Company's interest income was approximately $117.2 million for the nine months ended September 30, 1998 compared to approximately $75.5 million for the nine months ended September 30, 1997, an increase of 55.3%. The increase in the Company's interest income was due primarily to an increase in the Company's interest earning assets from approximately $1.1 billion at September 30, 1997 to approximately $1.6 billion at September 30, 1998. During the nine months ended September 30, 1998, the Company purchased approximately $1.0 billion of interest-earning assets, compared to approximately $875.0 million during the nine months ended September 30, 1997. In addition, the Company originated $573.6 million of loans during the nine months ended
September 30, 1998, compared to approximately $51.0 million during the nine months ended September 30, 1997.

     Interest Expense. The Company's interest expense was approximately $99.3 million for the nine months ended September 30, 1998 compared with approximately $59.0 million for the nine months ended September 30, 1997, an increase of 68.2%. The increase in interest expense resulted from an increase in the Company's interest-bearing liabilities to approximately $1.8 billion at September 30, 1998 from approximately $1.3 billion at September 30, 1997 and includes the issuance of $100.0 million of the Company's Series B Notes in the third quarter of 1997.

Provisions for Estimated Losses on Loans

     Provision for estimated losses on loans for the nine months ended September 30, 1998 was approximately $12.2 million resulting from provision of approximately $15.2 million during the quarter ended September 30, 1998. The provision of approximately $15.2 million results primarily from additional provisions taken on Discounted Loans at the Company's non-banking subsidiaries. The provision results from increasing market yields on loans, which have driven down market values on many pools of loans (primarily Discounted Loans) in the Company's portfolio. The Company has provided for additional reserves to the extent market values for pools of loans have been reduced below book value. This compares with a net provision for estimated losses on loans for the nine months ended September 30, 1997 of approximately $0.9 million resulting from additional provision of approximately $3.4 million, which was partially offset by the reversal of $2.5 million of excess reserves on loans previously sold.

Other Income

     The Company's other loss was approximately $40.0 million for the nine months ended September 30, 1998 compared to income of approximately $46.7 million for the nine months ended September 30, 1997. The components of the Company's non-interest income are reflected in the following table:

                                                Nine Months Ended September 30
                                               -------------------------------
                                                     1998           1997
                                                ------------   -------------
Other income:                                       (Dollars in thousands)
    Market Valuation Adjustments...............  $   (76,580)  $         --
    Write-down of mortgage servicing rights....      (13,704)            --
    Servicing revenue..........................        4,810          3,339
    Real estate owned, net.....................        3,616          4,574
    Bankcard income, net.......................        3,486          1,579
    Gain on sale of loans......................       27,904         31,252
    Gain on sale of securities.................        7,768          3,053
    Trading income.............................        1,630          1,171
    Other, net.................................        1,075          1,749
                                                 -----------   ------------
      Total other income.......................  $   (39,995)  $     46,717


     The decrease in other income between the comparable periods was due primarily to market valuation adjustments of $76.6 million, write-down of mortgage servicing rights of $13.7 million, a $3.3 million reduction in gain on sale of loans, offset by a $4.7 million increase in gain on sale of securities and a $1.9 million increase in bankcard income, net.

     Market Valuation Adjustments. Subsequent to September 30, 1998, the Company sold a significant amount of its loans and mortgage-backed securities to meet collateral calls, primarily by certain affiliates of Salomon Smith Barney, Inc., and increase liquidity (see "General Market Conditions"). The declines in values on the assets included in these sales have been recognized as market valuation adjustments to the applicable assets as of September 30, 1998 and recognized in determining net loss for the nine months and quarter then ended. In addition, the Company has evaluated the impact of the current market conditions on the remainder of its mortgage-backed securities portfolio and reflected in market valuation adjustments that amount which has been deemed to be other than temporary impairment.

     Subsequent to September 30, 1998, the Company sold, primarily as a result of collateral calls, Discounted Loans with a carrying value of $211.8 million, loans held for sale with a carrying value of $232.5 million and mortgage-backed securities with carrying value of $63.3 million. As a result of these sales, short term borrowings were reduced $500.2 million. These assets, and the related short term financing, are reflected in the Company's consolidated statements of financial condition as of September 30, 1998 net of the applicable market valuation adjustments. The effect of these sales on the consolidated statements of financial condition as of September 30, 1998 would be to reduce total assets from approximately $1.8 billion to $1.3 billion. Discounted Loans would be reduced from $247.2 million to $35.4 million, loans held for sale would be reduced from $592.2 million to $359.7 million and mortgage-backed securities available for the sale would be reduced from $245.9 million to $182.6 million. Short term borrowings would be reduced from $1.1 billion to $575.9 million.

     Total market valuation adjustments for the quarter ended September 30, 1998 was $76.6 million. Of this amount, $22.2 million relates to sales of mortgage-backed securities, $5.2 million relates to other than temporary impairment of unsold mortgage-backed securities, $34.9 million relates to sales of loans held for sale and discounted loans and $14.3 million relates to hedge losses previously deferred and classified in other assets in the statement of financial condition.

     Based on the use of current available data in the valuation of its assets, the Company's management believes it is proper to reflect the decline of these assets as an adjustment in the nine months ended September 30, 1998.

     Write-Down of Mortgage Servicing Rights. During the nine months ended September 30, 1998, the Company wrote-down capitalized servicing rights by approximately $13.7 million. The write-down is the result of faster than expected prepayments on loans being serviced and revised estimates of future prepayments.

     Gain on Sale of Loans. Gain on sale of loans decreased $3.3 million during the nine months ended September 30, 1998 as a result of lower than expected securitization activity by the Company during the current year. As described under "General Market Conditions," beginning in August 1998, turmoil in the financial markets resulted in reduced demand for asset-backed securities and, therefore, the Company was unable to complete all planned securitization transactions, resulting in lower than anticipated gain on sale of loans. During the nine months ended September 30, 1998, the Company completed three securitizations of approximately $507.7 million aggregate unpaid principal balance and one whole loan sale of approximately $72.3 million unpaid principal balance. These sale transactions resulted in gains on sale of approximately $29.2 million. These gains were offset by net losses of $1.3 million, primarily resulting from the sale of loans originated through the Company's retail and wholesale residential mortgage channels. The loss on sale is the net effect of $1.5 million of gains, offset by hedge losses of $2.8 million.

     Gain on the Sale of Securities. During the nine months ended September 30, 1998, the Company sold mortgage-backed securities with carrying values of approximately $95.0 million to WREIT in conjunction with the initial public offering of common stock in April 1998, resulting in gains of approximately $0.7 million. Additionally, the Company sold, to unrelated parties, securities with carrying values of approximately $53.3 million, resulting in net gains of approximately $7.8 million. Subsequent to September 30, 1998, the Company sold a substantial amount of mortgage-backed securities to meet collateral calls and increase liquidity, which resulted in the recognition of losses on such securities. These losses are classified as market valuation adjustments in the Company's consolidated statement of operations.

     Real Estate Owned, Net. The decrease in real estate owned, net is primarily due to gains on the disposition of real estate acquired through foreclosure or deed in lieu thereof from the Company's portfolio of Discounted Loans, including European assets.

     Servicing Revenue. Servicing revenue increased $1.5 million or 44.1% during the nine months ended September 30, 1998, primarily as a result of contracting for the servicing rights on loan portfolios owned by unaffiliated third parties (including securitizations) and arranging for such loans to be sub-serviced by WCC, an affiliated entity, at a rate which is lower than the rate received by the Company.

     Other, Net. Other, net decreased $0.7 million or 38.5% during the nine months ended September 30, 1998. The net decrease is attributable to a loss of $4.2 million resulting from the Company's ownership of WREIT, offset by $2.5 million of loan fees and charges from origination activity and $1.9 million of management fee income associated with the Company's management of WREIT.

Other Expense

     The Company's other expense totaled approximately $85.7 million for the nine months ended September 30, 1998 compared to approximately $41.0 million for the nine months ended September 30, 1997, primarily attributable to an increase in loan service fees and expenses paid to affiliates which results from increases in the Company's total loan portfolio and third party servicing (which is sub-serviced by WCC) and increased compensation and employee benefits and other general and administrative expenses resulting from the expansion of business operations and infrastructure necessary to accommodate growth.

     Loan Service Fees and Expenses Paid to Affiliate. The largest other component of other expense in the nine months ended September 30, 1998 was loan service fees and expenses, which includes servicing fees paid to WCC and collection-related expenses incurred directly by WCC and reimbursed by the Company. Loan service fees and expenses paid to affiliate were approximately $33.0 million (of which approximately $21.3 million represents collection related loan expenses) for the nine months ended September 30, 1998 compared to approximately $19.4 million for the nine months ended September 30, 1997, an increase of approximately $13.6 million, or 69.9%. The $13.6 million increase is primarily attributable to growth in the average balance of total loans during the nine months ended September 30,

1998 (considers the securitization of $507.7 unpaid principal balance of loans during June and September 1998 and the whole loan sale of $72.3 million unpaid principal balance of loans during June 1998) and collection related expenses incurred in the resolution of Discounted Loans.

     Subsequent to September 30, 1998, in response to collateral calls by certain affiliates of Salomon Smith Barney, Inc, the Company sold Discounted Loans with unpaid principal balance of approximately $266.5 million.

     Discounted  Loans  tend to reduce  net  interest  margin  and net  interest spread, because the interest cost of debt (which is higher than for Non-Discounted Loans) is not offset by a corresponding increase in interest income. Relatively little cash flow from a pool of Discounted Loans is generally received in the first six to nine months following acquisition and the Company only recognizes interest and discount on Discounted Loans in income when those loans result in the receipt of cash. The Company also experiences a much higher level of collection related expenses associated with Discounted Loans, requiring a higher level of cash investment prior to resolution. Due to the capital-intensive nature of these investments and the related unpredictable earnings stream, the Company believes its reduced investment in Discounted Loans will improve cash flow and provide more predictable earnings.

     Compensation and Employee Benefits. Compensation and employee benefits were approximately $26.0 million for the nine months ended September 30, 1998, compared to approximately $11.3 million for the nine months ended September 30, 1997, an increase of 130.8%. The increase was primarily due to an increase in the average number of full-time equivalent employees from 205 for the nine months ended September 30, 1997 to 360 for the nine months ended September 30, 1998, reflecting the expansion of business activities, particularly loan acquisition and origination activities, European operations, and the growth of activities at the non-bank subsidiaries. Subsequent to September 30, 1998, the Company reduced its workforce by approximately 19%, primarily resulting from the Company's elimination of its retail residential and manufactured housing origination activities.

     Other General and Administrative Expenses. Other general and administrative expenses increased from approximately $6.7 million for the nine months ended September 30, 1997 to approximately $18.5 million for the nine months ended September 30, 1998, an increase of 177.7%, due primarily to travel and entertainment expense of $5.5 million, depreciation and amortization of $3.1 million (includes the write-off of goodwill associated with retail residential mortgage origination branches) and other general corporate costs resulting from the expansion of business activities at the non-bank subsidiaries, particularly loan acquisition activities such as due diligence costs, European operations and origination activities.

      Results of Operations--Year Ended December 31, 1997 Compared to 1996

Net Interest Income

     The Company's net interest income was approximately $23.2 million for 1997 compared to approximately $19.1 million for 1996, an increase of approximately 21.3%. The Company's asset base was significantly larger in 1997 as a result of the Company's initial public offering in December 1996 and significantly higher levels of borrowing and investment opportunities.

     Interest Income. The Company's interest income was approximately $110.1 million for 1997 compared to approximately $48.4 million for 1996, an increase of 127.3%. The increase in the Company's interest income was due primarily to an increase in the Company's average interest earning assets from approximately $527.3 million in 1996 to approximately $1.1 billion in 1997.

     Interest Expense. The Company's interest expense was approximately $86.8 million for 1997 compared with approximately $29.3 million for 1996, an increase of 196.6%. The increase in interest expense resulted from an increase in the Company's average interest-bearing liabilities to approximately $1.1 billion in 1997 from approximately $479.0 million in 1996 and includes the issuance in the fourth quarter of 1996 and early 1997 of $84.2 million of the Company's Notes and the issuance in the third quarter of 1997 of $100.0 million of the Company's Series B Notes. Primarily as a result of the Company's $184.2 million of 13% notes, the average rate paid on interest-bearing liabilities increased from 6.11% in 1996 to 7.6% in 1997.

Provisions for Estimated Losses on Loans

     Provision for estimated losses on loans for 1997 was approximately $2.0 million resulting from additional provisions of approximately $4.5 million, which was partially offset by the reversal of approximately $2.5 million of excess reserves on loans previously sold. This compares with a provision for estimated losses on loans of approximately $16.5 million for 1996 from reserves established primarily for certain sub-prime auto loans and loans held by First Bank at the time they were acquired.

Other Income

     The Company's other income was approximately $61.3 million for 1997 compared to approximately $17.9 million for 1996, an increase of 241.7%. The components of the Company's non-interest income are reflected in the following table:

                                                       Year Ended
                                                       December 31,
                                               ----------------------------
                                                   1997          1996
                                               ------------   -------------
Other income:                                     (Dollars in Thousands)
      Gain on sale of loans..................  $     39,049   $      11,538
      Servicing revenue......................         5,580              --
      Real estate owned, net.................         6,309             556
      Bankcard income, net...................         1,995           1,666
      Gain on sale of securities.............         3,742              --
      Trading account-unrealized gain........         2,330           1,833
      Other, net.............................         2,298           2,349
                                               ------------   -------------
            Total other income...............  $     61,303   $      17,942
                                               ============   =============

     The increase in other income for 1997 is primarily attributable to (i) sales of loans, which resulted in gains of approximately $39.0 million, (ii) the sale of securities, which resulted in a gain of approximately $3.7 million,
(iii) income from real estate owned, net, resulting from the ongoing disposition of assets from a $72.3 million pool of properties acquired in the fourth quarter of 1996 and from disposition of real estate relating to Discounted Loans, and
(iv) an increase in servicing fees paid by unaffiliated third parties.

     Gains on Sale of Loans. The gain on the sale of loans for 1997 is the result of the sale of loans with a book value of approximately $469.0 million, of which approximately $204.2 million were sold through whole loan sales and approximately $264.8 million were sold through securitizations. For 1997, gain on the sale of whole loans totaled approximately $15.5 million and gains from securitizations totaled approximately $23.5 million. Gains or losses on loan portfolios sold as whole loans or through securitization transactions are based on the difference between the cash proceeds received on the loans sold to outside investors and the Company's cost basis allocated to the loans (excluding any cost basis attributable to servicing rights retained).

     Gain on the Sale of Securities. The gain on the sale of securities for 1997 is a result of the sale of approximately $20.8 million of mortgage-backed securities which resulted in a gain of approximately $3.7 million. This gain reflects the Company's strategy of investing in subordinate classes of mortgage-backed securities which the Company believes are likely to experience a ratings upgrade as a result of payment history, prepayment or default experience or otherwise. The Company believes that its experience in acquiring pools of loans allows it to more effectively evaluate the risks associated with a pool of loans that supports an issue of mortgage-backed securities being considered for purchase and price those securities.

     Real Estate Owned, Net. The increase in income from real estate owned, net is primarily due to gains on the disposition of real estate acquired through foreclosure or deed in lieu thereof from the Company's portfolio of Discounted Loans or from the properties acquired in the fourth quarter of 1996.

     Servicing Revenue. The increase in servicing revenue of approximately $5.6 million in 1997 was primarily the result of contracting for servicing rights on loan portfolios owned by unaffiliated third parties and arranging for such loan portfolios to be serviced by the U.S. servicer at a rate which is lower than the rate received by the Company.

Other Expense

     The Company's other expense totaled approximately $56.7 million for 1997 compared to approximately $15.4 million for 1996, an increase of 267.3%, which reflects the significant growth of the Company's asset base and operations.

     Loan Service Fees and Expenses Paid to Affiliate. The largest component of other expense in 1997 was loan service fees and expenses, which includes servicing fees paid to the U.S. Servicer and collection-related expenses incurred directly by the U.S. Servicer and reimbursed by the Company. Loan Service fees and expenses paid to affiliate were approximately $28.1 million for 1997 compared to approximately $5.2 million for 1996, an increase of approximately 443.4%. The increase in loan servicing fees and expenses paid to affiliate was primarily the result of the increase in the unpaid principal balance of loans being serviced by the U.S. Servicer on behalf of the Company to approximately $1.4 billion at December 31, 1997 from approximately $513.5 million at December 31, 1996 and an increase in sub-servicing fees of approximately $4.6 million. Also, collection-related expense increased from 1996 to 1997 due to the substantial increase in Discounted Loans. Discounted Loans generally require more significant expenditures than performing and sub-performing loans.

     Compensation and Employee Benefits. Compensation and employee benefits were approximately $14.4 million for 1997, compared to approximately $4.5 million for 1996, an increase of 222.7%. The increase was primarily due to an increase in the average number of full-time equivalent employees from 56 for 1996 to 184 for 1997, reflecting the expansion of business activities, particularly loan acquisition activities and the growth of activities at the non-bank subsidiaries.

     Other general administrative expenses increased from approximately $2.4 million for 1996 to approximately $8.9 for 1997 due primarily to the expansion of business activities at the non-bank subsidiaries, particularly loan acquisition activities such as due diligence costs.

Income Tax Provision

     Income tax provision was approximately $10.6 million for 1997 compared with approximately $0.1 million for 1996. The change was primarily due to the utilization of net operating loss deductions in 1996 and a normalized tax provision in 1997.


      Results of Operations--Year Ended December 31, 1996 Compared to 1995

Net Interest Income

     The Company's net interest income increased by approximately $9.2 million or 93.4% during year 1996, as compared to the same period in the prior year. This increase resulted from an approximately $24.0 million or 98.6% increase to interest income due to an approximately $278.3 million or 104.5% increase in average interest-earning assets from period to period. The increase in interest income was offset in part by an approximately $14.8 million or 102.2% increase in interest expense due to an approximately $240.7 million or 101.0% increase in average interest-bearing liabilities, primarily certificates of deposit, and, to a lesser extent, a 10 basis point increase in the weighted average rate paid on interest-bearing liabilities. The increase in interest income during 1996, as compared to the same period in the prior year, reflects substantial increases in the average balances of the Company's loans.

Provisions for Loan Losses

     Provisions for loan losses are charged to operations to maintain an allowance for losses at a level that management considers adequate based upon an evaluation of known and inherent risks, historical loss experience, current economic conditions and other relevant factors. See "Business--Asset Quality--Allowances for Loan Losses" for a discussion of management's methods of estimating loan loss provisions.

     First Bank recorded provisions for losses on loans totaling approximately $16.5 million for 1996, as compared to approximately $4.3 million for the prior year, an increase of 287.9%. The following table sets forth First Bank's provision for loan losses for the year ended December 31, 1996:


                                                Provision      % of total
                                               ------------   -------------
                                                  (Dollars in thousands)

Inherited Loans..............................  $      4,845      29.3%
Sub-Prime Auto Loans.........................         8,583      51.8%
Other Purchased Loans........................         3,121      18.9%
                                               ------------   -------------
      Total provision for loan losses........  $     16,549     100.0%
                                               ============   =============


     Approximately $6.1 million of the increase in the provisions from 1995 to 1996 was made after discussions between the OTS and First Bank concerning the appropriate provision for the Sub-Prime Auto Loans acquired by First Bank in the fourth quarter of 1995 and the first quarter of 1996. The Company also increased the provision by approximately $4.8 million in 1996 related to the Inherited Loans owned by First Bank or Girard at the time First Bank were acquired by the Company.

     Although management attempts to utilize its best judgment in providing for possible loan losses, changing economic and business conditions, fluctuations in local markets for real estate, future changes in non-performing asset trends, large movements in market interest rates or other factors could affect the Company's future provisions for loan losses. In addition, the OTS, as an integral part of its examination process, periodically reviews the adequacy of First Bank's allowances for losses on Non-Discounted Loans and Discounted Loans and may require adjustments to First Bank's allowances for loan losses.

Net Interest Income After Provision for Loan Losses

     The Company's net interest income after provision for loan losses decreased 53.9% to approximately $2.6 million for 1996 from income of approximately $5.6 million for 1995. This decrease was due to the substantial increase in provisions for estimated losses on loans.

Other Income

     The Company's other income was approximately $17.9 million for 1996 compared to approximately $2.9 million for 1995, an increase of 510.9%. This increase was primarily attributable to gains on the sale of loans. The components of the Company's non-interest income are reflected in the following table:

                                                       Year Ended
                                                      December 31,
                                               ----------------------------
                                                  1996            1995
                                               ------------   -------------
                                                  (Dollars in Thousands)
Other income:
      Bankcard income........................  $      6,790   $       4,694
      Bankcard processing expense............        (5,124)         (3,462)
      Gain on sale of loans..................        11,538             642
      Loan fees and charges..................         1,747             610
      Amortization of deferred credits.......           461             460
      Trading account-unrealized gain .......         1,833              --
      Foreclosed real estate, net.............          556            (170)
      Other, net.............................           141             163
                                               ------------   -------------
            Total other income...............  $     17,942   $       2,937
                                               ============   =============

     Bankcard Income and Processing Expense. The increase in other income for 1996 was due in part to an increase of approximately $2.1 million in bankcard income, from approximately $4.7 million for 1995 to approximately $6.8 million for 1996. The large increase in income from the Company's merchant bankcard operations was primarily due to the development of new accounts. Bankcard processing expense increased by approximately $1.6 million from approximately $3.5 million for 1995 to approximately $5.1 million for 1996. This increase resulted primarily from an increase in bankcard processing due to growth in merchant transactions evidenced by the growth in bankcard income.

     Gains on Sale of Loans. The increase in other income in 1996 was due primarily to an increase of approximately $10.9 million in gains on sales of loans, from approximately $0.6 million for 1995 to approximately $11.5 million for 1996. This increase was due to gains from the sale of approximately $287.8 million of loans. For the year ended December 31, 1996, gain on sale of whole loans totaled $5.4 million and gains from securitizations totaled approximately $6.1 million.

     Other income also includes loan fees and charges (e.g., late fees, commitment fees). Loan fees and charges increased approximately $1.1 million, from approximately $0.6 million for 1995 to approximately $1.7 million for 1996. The increase was primarily due to an increase in loan volume.

Other Expense

     The Company's other expense totaled approximately $15.4 million for 1996 compared to approximately $7.9 million for 1995, an increase of 94.7%.

     Loan Service Fees and Expenses. The largest component of other expense in 1996 was loan service fees and expense which increased by approximately $3.2 million from approximately $2.0 million for 1995 to approximately $5.2 million for 1996. Loan servicing fees and expenses are paid to WCC and include (a) servicing fees and (b) collection-related expenses incurred directly by WCC and reimbursed by the Company. Servicing fees for Discounted Loans have been based on a percentage of cash flows collected. Therefore, when Discounted Loans are sold, servicing fees increase substantially. The volume of loans, particularly Discounted Loans, being serviced for the Company by WCC increased substantially during 1996 compared to 1995 due to the substantial growth in the Company's loan pool acquisition activity. In addition, due to a securitization of non-performing loans (primarily Discounted Loans) in March 1996, higher fees associated with the accelerated cash flows to First Bank were paid to WCC in the first quarter of that year.

     Compensation and Employee Benefits. Other expense relating to compensation and employee benefits also increased from approximately $2.5 million for 1995 to approximately $4.5 million for 1996, an increase of approximately $2.0 million (or 77.4%). The increase in compensation and employee benefits during this period reflected normal salary adjustments and an increase in the average number of full-time equivalent employees from 37 for 1995 to 54 for 1996, reflecting the expansion of business activities, particularly loan acquisition activities and the growth of merchant bankcard activities. In addition, First Bank's administrative offices were relocated to Portland, Oregon in August 1996 which resulted in approximately $0.7 million of additional employee compensation.

     FDIC Insurance Premiums. FDIC insurance premiums increased from approximately $0.7 million for 1995 to approximately $2.4 million for 1996, an increase of approximately $1.7 million (or 230.2%), as a result of growth in deposits outstanding and the SAIF special assessment.

Income Taxes

     Income taxes amounted to approximately $0.1 million during 1996 compared to a provision of less than $0.1 million during 1995. This increase was due primarily to assessment of the valuation allowances against deferred tax assets. The Company's effective tax rate amounted to 2.5% and 7.4% during 1996 and 1995, respectively. Differences in the Company's effective tax rates in recent periods compared to combined Federal and State statutory rates were primarily attributable to changes in assessments of the realization of deferred tax assets. Exclusive of such amounts, the Company's effective tax rate amounted to 41% during 1996 and 1995.

Asset and Liability Management

     Asset and liability management is concerned with the timing and magnitude of the repricing of assets and liabilities. It is the objective of the Company to manage risks associated with interest rate movements. In general, management's strategy is to limit the Company's exposure to earnings variations and variations in the value of assets and liabilities as interest rates change over time. The Company's asset and liability management strategy is formulated and monitored by the asset and liability committees for the Company and First Bank (the "Asset and Liability Committees") which meet regularly to review, among other things, the sensitivity of the Company's assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, including those attributable to hedging transactions, purchase and securitization activity, and maturities of investments and borrowings. The Asset and Liability Committees coordinate with First Bank's boards of directors and the Company's investment committees with respect to overall asset and liability composition.

     Since most of the Company's assets and liabilities reprice relatively frequently, the Company's gap tends to be relatively easy to manage and the Company's interest rate risk analysis focuses less on managing the overall gap and more on ensuring that individual pools of loans are properly hedged. In hedging the interest rate exposure of a fixed-rate or lagging-index asset that is held for sale, the Company creates a hedge which matches the principal amortization of such asset against the maturity of the Company's liabilities generally by entering into short sales or forward sales of U.S. Treasury securities, Government Securities, interest rate futures contracts or interest rate swap agreements. This results in market gains or losses on hedging instruments, in response to interest rate increases or decreases, respectively, which approximate the amount of the corresponding market losses or gains, respectively, on loans being hedged. The Company evaluates the interest rate sensitivity of each pool of loans and decides whether to hedge the interest rate exposure of a particular pool of loans. In general, the Company tends to hedge pools of loans that have fixed rates. The Company generally does not hedge the interest rate risk associated with holding non-lagging index adjustable-rate mortgages pending their sale or securitization due to the decreased significance of such risk. To date, the Company has not experienced any significant costs in hedging pools of loans. In general, when a pool of loans is acquired, the Company will determine whether or not to hedge and, with respect to any sale or financing of any pool of loans through securitization, the Company will determine whether or not to discontinue its duration-matched hedging activities with respect to the relevant loans.

     The Asset and Liability Committees are authorized to utilize a wide variety of off-balance sheet financial techniques to assist them in the management of interest rate risk. These techniques include interest rate swap agreements, pursuant to which the parties exchange the difference between fixed-rate and floating-rate interest payments on a specified principal amount (referred to as the "notional amount") for a specified period without the exchange of the underlying principal amount. Interest rate swap agreements are utilized by the Company to protect against the narrowing of the interest spread between fixed rate loans and associated liabilities funding those loans. The Company had approximately $129.0 million notional principal amount of interest rate swap agreements outstanding at September 30, 1998, which had the effect of decreasing the Company's net interest income by approximately $64,000 during the nine months ended September 30, 1998.

     In addition, as required by OTS regulations, the Asset and Liability Committees also regularly review interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and market value of portfolio equity ("MVPE"), which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in net interest income and MVPE that is authorized by the boards of directors of First Bank. At September 30, 1998, management estimates based upon the MVPE analysis prepared by the OTS that the percentage change in the Company's MVPE over the ensuing four-quarter period as a result of a 200 basis point increase or decrease in interest rates would be an approximate 33% decrease or 22% increase, respectively. The following table highlights the interest rate sensitivity of the OTS's models of MVPE of a change in rates from 0 to 400 basis points ("bp") as of September 30, 1998:

          Interest Rate Sensitivity of First Bank's Net Portfolio Value


                                                   Net Portfolio Value
                                             ---------------------------------
                                              Amount     $ Change    % Change
                                             -------   -----------  ----------
                                                  (Dollars in thousands)

+400bp..................................    $ 10,573   $ (47,152)      (82)%
+300bp..................................      25,080     (32,645)      (57)%
+200bp..................................      38,741     (18,984)      (33)%
+100bp..................................      50,182      (7,543)      (13)%
   0bp..................................      57,725          --        --
-100bp..................................      63,454       5,730        10 %
-200bp..................................      70,243      12,518        22 %
-300bp..................................      78,019      20,294        35 %
-400bp..................................    $ 86,383   $  28,658        50 %

     Management of First Bank believes that the assumptions (including prepayment assumptions) used by it to evaluate the vulnerability of First Bank's operations to changes in interest rates approximate actual experience and considers them reasonable; however, the interest rate sensitivity of First Bank's assets and liabilities and the estimated effects of changes in interest rates on First Bank's net interest income and MVPE could vary substantially if different assumptions were used or actual experience differs from the historical experience on which they are based. Additionally, the OTS's model does not incorporate all of the terms and features of the hedging instruments.

Changes in Financial Condition

     Mortgage-Backed and Other Securities. For accounting purposes, the Company's mortgage-backed and other securities are classified as available for sale, trading account securities and held to maturity. The Company's holdings of mortgage-backed securities available for sale decreased approximately $53.1 million during the nine months ended September 30, 1998 primarily as a result of the sale of approximately $142.8 million carrying amount ($95.0 million of which was sold to WREIT in conjunction with its initial public offering of common stock) purchases of approximately $132.9 million, realized market valuation adjustment of approximately $27.4 million, transfer from trading account securities of approximately $16.9 million, an increase in unrealized loss on available for sale securities of approximately $2.7 and net other decrease of $30.0 million which primarily represents principal repayment. The Company's holdings of trading account securities decreased $39.0 million during the nine months ended September 30, 1998 primarily as a result of the sale of certain subordinate securities and the aforementioned transfer to available for sale. The Company granted WREIT a right of first refusal with respect to future investments in mortgage-backed securities primarily comprised of interests in residential mortgage loans. As a consequence, the opportunity for the Company to invest in such assets would be limited to the extent WREIT takes advantage of such investment opportunities.

     Loans, Net. The Company's portfolio of performing and sub-performing loans ("Non-Discounted Loans"), net of discounts and allowances, increased by approximately $284.9 million during the nine months ended September 30, 1998. This increase is primarily attributable to the acquisition of Non-Discounted Loans at First Bank, reflecting the Company's emphasis on increasing the level of investment in Non-Discounted Loans as a percentage of the total loan portfolio. See "Discounted Loans" below.

     Discounted Loans, Net. The Company's portfolio of Discounted Loans decreased by approximately $216.2 million during the nine months ended September 30, 1998. During the nine months ended September 30, 1998, the Company has reduced its investment level in Discounted Loans, resulting in a decrease in balance due to attrition resulting from resolution of the loans either through workout with the borrower or acquisition of properties securing the loans through foreclosure or deed-in-lieu thereof. Discounted loans require significant capital resources prior to resolution, which is typically six to nine months following acquisition. The Company believes it can create a more predictable and less capital intensive earnings stream by reducing the level of investment in these assets. Subsequent to September 30, 1998, the Company sold, in response to collateral calls by an affiliate of Salomon Smith Barney, Inc., approximately $266.5 million unpaid principal balance of Discounted Loans, which resulted in $29.5 million of the Company's $76.6 million of market valuation adjustments recognized in the Quarter ended September 30, 1998.

     Loans Held for Sale, Net, at Lower of Cost or Market. Loans held for sale, net, at lower of cost or market increased by approximately $281.5 million during the nine months ended September 30, 1998 primarily as the net result of acquisition of Non-Discounted Loans, securitization and whole loan sale activity, and the Company's expansion of its loan originations. The Company has adopted the strategy of increasing Non-Discounted Loans and decreasing Discounted Loans as a percentage of the total loan portfolio. Non-Discounted Loans have the advantage of being financed at lower rates than Discounted Loans and provide more predictable cash flows and earnings stream to the Company. In addition, Non-Discounted Loans are less capital intensive than Discounted Loans, which often require the Company to expend cash to ready the loan for resolution, which typically is six to nine months following acquisition. Subsequent to September 30, 1998, the Company sold loans held for sale with carrying value of $232.5 million which are reflected in the consolidated statement of financial condition as of September 30, 1998. The effect of this sale would be to reduce loans held for sale from $592.2 million to $359.7 million.

     Due from Affiliate, Net. Due from affiliate, net primarily represents payments received in the normal course of servicing operations by WCC, which had not yet been due for remittance to the Company. As of September 30, 1998, due from affiliate, net of approximately $15.3 million was net of $17.7 million due from the Company to WREIT, resulting from a loan during the third quarter of 1998. In addition, due to affiliates, net at December 31, 1997 included approximately $1.6 million of PIK preferred stock dividend due to WCC from the Company that was subsequently redeemed February 1998.

     Mortgage Servicing Rights. Mortgage servicing rights decreased by $5.2 million during the nine months ended September 30, 1998 primarily attributable to the net effect of the allocation of basis of approximately $6.0 million of servicing rights relating to two securitizations and the purchase of approximately $5.0 million of servicing rights, offset by the write-down of approximately $13.7 million of servicing rights resulting from faster than expected prepayments on loans being serviced and revised future prepayment estimates, and $2.5 million of amortization.

     Investment in Wilshire Real Estate Investment Trust Inc. Investment in WREIT increased $14.7 million as a result of the Company's purchase of 9.9% of the original 10,000,000 shares of common stock offered by WREIT as part of its initial public offering in April 1998, offset by the Company's ownership share of losses and dividends received.

     Deposits. First Bank increased its deposits by approximately $171.5 million or 47.3% during the nine months ended September 30, 1998 to fund the acquisition of Non-Discounted Loans. Pursuant to a Cease and Desist Order, as amended (the "Order"), imposed on First Bank by the OTS, First Bank was prohibited from increasing its total assets, as measured at the end of each calendar quarter above $750 million (increased from previous limitation of $553 million in April
1998), unless such increase was an amount that represents the total net interest credited on deposit liabilities earned during that quarter plus any increase permitted by the Order in prior quarters. First Bank has complied with these requirements. In October 1998, as the result of a recent examination, the OTS agreed to lift the Order.

     Subsequent to September 30, 1998, the OTS informed the Company and Wilshire Acquisition Corporation, a subsidiary of the Company, both savings and loan holding companies, that formal enforcement actions may be imposed and in January 1999 imposed a new cease and desist order against such holding companies covering affiliated transactions. These actions respond to alleged violations of certain affiliated transactions regulations with First Bank. Management requested the OTS consider less formal responses, as the alleged violations were induced by external conditions. Management believes these restrictions, as well as other related restrictions that may be imposed, will have no material impact on operations.

     Short-Term Borrowings. Short-term borrowings increased by approximately $109.6 million during the nine months ended September 30, 1998, resulting from use of repurchase agreements and warehouse financing to fund the purchase of loans and securities.

Liquidity and Capital Resources

     Liquidity is the measurement of the Company's ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund investments, purchase pools of loans and fund newly originated loans, and for general business purposes. The Company's sources of cash flow include certificates of deposit, securitizations, whole loan sales, net interest income and borrowings under its warehouse and repurchase facilities and from institutional investors and other lenders and public and private debt or equity offerings. The Company has also borrowed money on an unsecured basis from WREIT and WCC. In addition, First Bank obtains funding through FHLB advances. The Company's liquidity is actively managed on a daily basis and reviewed periodically by the Board of Directors of the Company. This process is intended to ensure the maintenance of sufficient funds to meet the needs of the Company, including adequate cash flows for off-balance sheet instruments.

     There can be no assurance that existing lines of credit can be extended or refinanced or that funds generated from operations will be sufficient to satisfy obligations. The Company believes that its future success is dependent upon its ability to (i) access loan warehouse or repurchase facilities, (ii) successfully sell loans in the whole loan sales market, (iii) obtain additional capital, (iv) streamline its operations and (v) retain an adequate number and mix of its employees. No assurance can be given that the Company will be able to achieve these results. The implementation of any of these or other liquidity initiatives is likely to have a negative impact on the Company's profitability. The Company has investigated a variety of alternatives for reorganization and has concluded that the best way to recapitalize the Company over the long-term and maximize the recovery of creditors and equity interest holders of the Company is through a prepackaged plan of reorganization for WFSG. See "The Plan of Reorganization."

     The recent dramatic events in the financial markets, which included a significant reduction in valuations of, and liquidity for, mortgage-backed securities, has had a significant adverse impact on the Company's liquidity and financial condition. The decline in valuations resulted in collateral calls from the Company's lenders, which reduced the Company's cash position and eventually prompted asset sales at depressed prices to meet these calls and provide liquidity. While these asset sales have improved the liquidity position of the Company, the market for mortgage-backed securities -- particularly subordinate mortgage-backed securities -- has not recovered and the financial markets generally continue to be volatile. Further, certain of the Company's lenders have expressed concern about continued lending given market conditions and recent losses incurred by the Company.

     In order to address these liquidity concerns and improve the Company's financial condition, management entered into discussions with the Unofficial Noteholders' Committee holding a majority of the Company's $184.2 million in outstanding publicly issued notes and its financial advisors, Houlihan Lokey Howard & Zukin, Inc., and legal counselors, Latham & Watkins, concerning a restructuring of the Company's obligations under the Old Notes. Following extensive discussions, the Company and the Unofficial Noteholders' Committee agreed to a restructuring of the Company substantially in the form of the Plan.

     Management believes that this Restructuring will significantly improve the Company's financial position by reducing indebtedness by $198.8 million (including accrued interest), the ongoing interest cost associated with that indebtedness, and significantly increase the Company's equity account and provide additional liquidity through the DIP Facility. This restructuring is subject to a number of conditions, including no material adverse change and negotiation of definitive documents. The Company currently expects that this restructuring will be completed at the end of the first quarter of 1999. Other creditors, including trade creditors and secured creditors, are not expected to be adversely affected by this restructuring.

     Following the losses incurred by the Company in October and November of 1998, the Company began discussions with a number of potential new equity investors in order to strengthen its diminished equity base and obtain additional capital to operate and develop the business. The Company is currently in discussions with a number of potential investors concerning possible equity investments in the Company or a sale of the Company. Such discussions are expected to continue during the pendency of the Reorganization Case. It is currently anticipated that any such investments will be made after the Effective Date and is expected to be no less favorable to Noteholders than the Plan.
There can be no assurance, however, that any such investments will be made.

     As a part of the Restructuring, the Company and the Unofficial Noteholders Committee anticipate incorporation of servicing functions currently performed by WCC into a new subsidiary of WFSG.

     The Company's unaudited consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and the liquidation of liabilities in the normal course of business. The appropriateness of using the going concern basis is dependent upon, among other things, the adequate resolution of the Company's near and long term liquidity shortfall, as well as the successful consummation of the reorganization described above.

     Sources of liquidity for First Bank include wholesale and brokered certificates of deposit, repurchase financing Facility and FHLB advances. At September 30, 1998, First Bank had approximately $522.4 million of certificates of deposit. At September 30, 1998, scheduled maturities of certificates of deposit during the 12 months ending September 30, 1999 and thereafter amounted to approximately $451.9 million and approximately $70.5 million, respectively. Brokered and other wholesale deposits generally are more responsive to changes in interest rates than core deposits and, thus, are more likely to be withdrawn by the investor upon maturity as changes in interest rates and other factors are perceived by investors to make other investments more attractive. However, management of First Bank believes it can adjust the rates paid on certificates of deposit to retain deposits in changing interest rate environments and that brokered and other wholesale deposits can be both a relatively cost-effective and stable source of funds.

     The Company's uses of cash include the funding of purchases of United States residential Discounted Loans and Non-Discounted Loans, mortgage-backed securities and newly originated mortgage and manufactured housing loans, payment of interest expenses, repayment of loans, funding of initial over-collateralization requirements for securitization, operating and administrative expenses, income taxes and capital expenditures. The Company's purchases of pools of loans and other assets are expected to utilize secured borrowings and be highly leveraged. The actual dollar amount of secured borrowings incurred by the Company will vary depending on a number of factors, including the amount of leverage lenders are willing to make available (which will be affected by market conditions), and management's determination as to the appropriate amount of leverage. With respect to pools of Discounted Loans and Non-Discounted Loans, the Company generally seeks to fund 90% and 95%, respectively, of the purchase price of such pools of loans with borrowed money. The Company draws on a number of sources to obtain such funds including certificates of deposit and repurchase arrangements with major investment banks. Capital expenditures by the Company have not been material.

     The Company is party to various off-balance sheet financial instruments in the normal course of business to manage its interest rate risk. The Company conducts business with a variety of financial institutions and other companies in the normal course of business, including counter parties to its off-balance sheet financial instruments. The Company is subject to potential financial loss if the counter party is unable to complete an agreed upon transaction. The Company seeks to limit counter party risk through financial analysis and other monitoring procedures.

     Adequate credit facilities and other sources of funding, including the ability of the Company to securitize loans, are essential to the continuation of the Company's ability to purchase pools of loans, mortgage-backed securities and fund newly originated loans. During the third quarter, as described in General Market Conditions, financial markets were severely and negatively impacted by various factors which have resulted in reduced availability of liquidity and capital to specialty finance companies and other holders of non-investment grade assets and certain types of loans. This includes the ability to raise new equity capital and long-term debt, as well as the ability to securitize or finance certain types of loans. Prior to the Solicitation, the Company entered into a letter agreement with WREP whereby it agreed to provide the Interim Facility and the DIP Facility. In addition, the Company expects to receive a large tax refund during the first quarter of 1999 as a result of the substantial losses incurred by the Company in September and October of 1998.

     The Company's growth strategy is dependent on its ability to raise additional debt and/or equity financing. To the extent this market environment persists, such growth is likely to be significantly curtailed or delayed.

     To the extent permitted by regulations and deemed appropriate by management, the Company is exploring available liquidity and capital resources at First Bank to conduct certain activities through First Bank during this period of market tightness.

     First Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings association maintain liquid assets of not less than 4% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. Monetary penalties may be imposed for failure to meet applicable liquidity requirements. First Bank has complied with these requirements. In addition, the Company has been required to maintain funds sufficient to meet two semiannual interest payments on the Old Notes in liquid assets. On August 12, 1998, the Company completed a Consent Solicitation, pursuant to which the Company obtained the consents of Holders of the Old Notes to certain amendments to the indentures relating to the Old Notes, including the elimination of the liquidity requirements.

Regulatory Capital Requirements

     Federally-insured savings associations such as First Bank are required to maintain minimum levels of regulatory capital. These standards generally are as stringent as the comparable capital requirements imposed on national banks. The OTS also is authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

     The following table sets forth the regulatory capital ratios of First Bank at September 30, 1998:

                     Regulatory Capital Ratios of First Bank


                                                                                                To Be Categorized as
                                                                                                 "Well Capitalized"
                                                                                                    under Prompt
                                                                    For Capital Adequacy         Corrective Action
                                              Actual                     Purposes(1)                Provisions
                                     --------------------------  --------------------------  --------------------------
             Amount                     Ratio         Amount        Ratio         Amount        Ratio         Amount
                                     ------------  ------------  ------------  ------------  ------------  ------------
Total Capital to Risk-Weighted
   Assets (Risk-Based Capital):
   First Bank .....................  $  56,365          15.1%    $ 29,886      >   8.0%      $ 37,358      >    10.0%
                                                                               -                           -
Tier 1 Capital to Risk-Weighted
   Assets:
   First Bank .....................     52,457          14.0%      14,943      >   4.0%        22,415      >     6.0%
                                                                               -                           -
Core Capital to Tangible Assets:
   First Bank .....................     52,457           8.4%      25,116      >   4.0% $      31,395      >     5.0%
                                                                               -                           -
Tangible Capital to Tangible Assets:
First Bank ........................  $  52,457           8.4%    $  9,419      >   1.5%             Not applicable


Transactions with Affiliates

     Due to the interrelated business and operations of the Wilshire group of companies, WFSG has from time to time in the past engaged in transaction with certain affiliated companies, including WCC, WREP, WLL, WSC and WREIT. Following the completion of the WCC Restructuring and confirmation of the Plan, many of these transactions with affiliates will cease. Currently, WCC services WFSG's loan portfolio and other estate related assets and provides administrative services to WFSG and WREIT. As a result of these services, WCC regularly makes servicing advances on behalf of WFSG and WREIT for which it is reimbursed and receives servicing fees. WLL employs the individuals who work at WFSG and regularly receives payments from WFSG to cover salaries. In the past, from time to time, WCC has lent money to WFSG on an unsecured basis and an arm's length basis. During the recent market disruptions, WCC again lent money to WFSG. Following the WCC Restructuring, the New Servicer and WLL will be subsidiaries of WFSG. It is anticipated that WFSG will continue to provide services to WREIT, including management advisory services through a subsidiary and servicing through the New Servicer, pursuant to arm's length negotiated agreements. In addition, WREIT will provide DIP financing to WFSG. In addition, WFSG and WREIT may sell assets to each other, subject to approval by independent boards.

Accounting Matters

     The Company classifies loans as discounted or non-discounted on a pool basis. Each pool is designated as discounted or non-discounted based on whether that pool consists primarily of Discounted or Non-Discounted Loans at the time of acquisition. For example, a pool of Non-Discounted Loans may contain non-performing loans at the time of acquisition as long as the non-performing loans were not the primary component of the pool at that time. As used herein, the term "performing loan" means a loan as to which payments have been and are being made substantially in accordance with its contractual terms, the term "sub-performing loan" means a loan as to which payments are delinquent for 90 days or less or have a history of delinquencies, and the term "non-performing loan" means a loan as to which payments are generally 91 or more days delinquent.

     Discounted Loans are presented in the Consolidated Financial Statements net of unamortized discount and an allowance for loan losses established for those loans. Discounts are allocated into (a) valuation allowances for estimated losses against face value on specific loans ("specific valuation allowances") and (b) portions of the discounts regarded as yield adjustments. In addition, for Discounted Loans purchased by First Bank, the initial discounts are further segregated into a valuation allowance for the inherent risk of losses in the loan portfolio that have yet to be specifically identified ("general valuation allowance") as required by OTS regulations. The allocated specific and general valuation allowances are included in the allowance for loan losses. The allowance for loan losses is increased by additional provisions for losses that are recorded in current operations. The portion of purchase discounts regarded as yield adjustment is accreted into income generally on a cash basis.

     The acquisition of a pool of Discounted Loans tends to reduce net interest margin and net interest spread, because the interest cost of the debt used to fund the acquisition is not offset by a corresponding increase in interest income. Relatively little cash flow from a pool of Discounted Loans is generally received during the first two quarters following an acquisition of a pool of Discounted Loans and the Company only recognizes interest and discount on Discounted Loans in income when those loans result in the receipt of cash.

     Non-Discounted Loans are presented in the Consolidated Financial Statements in substantially the same manner as Discounted Loans, except that interest income is recognized on an accrual basis.

     Gains or losses on loans sold through securitization transactions are based on the difference between the cash proceeds received from the sale of the senior classes of mortgage-backed securities to outside investors and the Company's cost basis allocated to the senior classes of mortgage-backed securities. The Company's cost basis in loans sold is allocated between the senior classes of mortgage-backed securities and the subordinate classes of mortgage-backed securities retained by the Company based on the relative fair values of the two types of securities. The cost basis of the loans securitized is determined by their acquisition cost (for purchased loans) or net carrying value (for originated loans). The Company carries subordinate classes of mortgage-backed securities at fair value. As such, the carrying value of these securities is impacted by changes in market interest rates and prepayment and loss experiences of these and similar securities. In cases where the Company has financed the holding of subordinate classes with a lender under a repurchase agreement, the Company uses such lender's determination of market value for purposes of potential collateral calls in determining fair value. In other cases, the Company determines the fair value of the subordinate classes of mortgage-backed securities utilizing prepayment and credit loss assumptions it deems appropriate for each particular securitization. The range of values attributable to the factors used in determining fair value is broad. Accordingly, the Company's estimate of fair value is subjective.

     For accounting purposes, the Company's mortgage-backed and other securities are classified as "held to maturity," "trading account securities" and "available for sale securities." Securities are classified as held to maturity when management believes the Company has the ability and the positive intent to hold the securities to maturity. Securities classified as held to maturity are carried on an historical cost basis, adjusted for the amortization of premiums and accretion of discounts using a method that approximates the interest method. Trading account securities include subordinate classes of mortgage-backed securities issued in loan securitization transactions initiated by the Company. Such securities are carried at estimated fair value as described above, and unrealized gains and losses are recorded in current operations. Securities are classified as available for sale when the Company intends to hold the securities for an indefinite period of time, but not necessarily to maturity. Securities classified as available for sale are reported at their fair values. Unrealized holding gains and losses on securities available for sale are reported, net of tax, as a separate component of stockholders' equity. Realized gains and losses from the sales of available for sale securities are reported separately in the consolidated statements of operations and are calculated using the specific identification method.

     Real estate acquired in settlement of loans is originally recorded at fair value less estimated costs to sell. Loan balances in excess of fair value of the real estate acquired are charged against the allowance for loan losses at the date of acquisition. Allowances are recorded to provide for estimated declines in the fair value subsequent to the date of acquisition. Any subsequent operating expenses or income, as well as gains or losses on disposition of such properties, are charged to current operations.

Year 2000 Compliance

     The Company is reliant on information technology for both general business operations and its loan servicing system. The Company has formed a committee to address year 2000 issues (the "Committee") that reports directly to the Company's executive committee. The Committee is headed by the Chief Information Officer and includes representatives from across the Company.

     The Committee has conducted an inventory of all systems within the Company, classifying each as either "critical" or "non-critical." For non-critical systems, the Company has obtained a certification from the vendor that the applicable package is "year 2000 compliant." For systems deemed "critical," the Company has developed detailed test plans and created separate year 2000 test environments.

     The Company has begun the testing of critical systems and is scheduled to complete all necessary testing by March 31, 1999. Testing of the Company's internally developed systems is near completion, and changes which have resulted from testing to date are being coded and moved into production. Following the testing phase, each department's executive management will be responsible for certifying that their staff has tested critical code and deemed it adequate.

     Aside from limited hardware costs, the Company's primary expense related to year 2000 compliance is allocation of existing staff. The Company estimates that the total cost related to year 2000 compliance to be approximately $500,000.

     The significant risk to the Company of year 2000 non-compliance is the inability to perform necessary loan servicing activities. Currently, the Company's loan portfolio is serviced by WCC, an affiliated entity. The Company services loans for third parties (including securitizations), and contracts with WCC for sub-servicing. To the extent the loan servicing system is not year 2000 compliant, the ability to service the Company's loans and those of third parties would be in jeopardy.

     Based on the results of testing performed to date, the Company is confident that it is appropriately addressing the Year 2000 issues. Critical systems supplied by outside vendors have undergone testing not only by the Company, but other customers of the vendors as well. The Company's loan servicing system is an internally developed system and therefore, information technology personnel are very familiar with the system and believe their efforts will have favorable results. As a contingency plan, the Company is in the process of identifying an alternative servicer for the Company's loan portfolio and third party loans currently serviced by the Company and its affiliate. To date, the Company has no formal agreement in place regarding back-up servicers.

            IMPORTANT FACTORS RELATING TO FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements. All of the statements contained in this Quarterly Report on Form 10-Q which are not identified as historical should be considered forward-looking. In connection with certain forward-looking statements contained in this Quarterly Report on Form 10-Q and those that may be made in the future by or on behalf of the Company which are identified as forward-looking, the Company notes that there are various factors that could cause actual results to differ materially from those set forth in any such forward-looking statements. Such factors include, but are not limited to, the real estate market, the availability of loan portfolios at acceptable prices, the availability of financing for loan portfolio acquisitions, interest rates and expansion outside the U.S. Accordingly, there can be no assurance that the forward-looking statements contained in this Quarterly Report on Form 10-Q will be realized or that actual results will not be significantly higher or lower. The forward-looking statements have not been audited by, examined by or subjected to agreed-upon procedures by independent accountants, and no third-party has independently verified or reviewed such statements. Readers of this Quarterly Report on Form 10-Q should consider these facts in evaluating the information contained herein. The inclusion of the forward-looking statements contained in this Quarterly Report on Form 10-Q should not be regarded as a representation by the Company or any other person that the forward-looking statements contained in this Quarterly Report on Form 10-Q will be achieved. In light of the foregoing, readers of this Quarterly Report on Form 10-Q are cautioned not to place undue reliance on the forward-looking statements contained herein.

                         PROJECTED FINANCIAL INFORMATION

     The following Projections were prepared by WFSG, based upon, among other things, the anticipated future financial condition and results of operations of the Reorganized Company.

     WFSG does not generally publish its business plans and strategies or make external projections of its anticipated financial position or results of operations. Accordingly, after the Effective Date, the Reorganized Company does not intend to update or otherwise revise the Projections to reflect circumstances existing since its preparation in January 1999 or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, the Reorganized Company does not intend to update or revise the projections to reflect changes in general economic or industry conditions. However, the Reorganized Company's regular quarterly and annual financial statements, and the accompanying discussion and analysis, will contain disclosure concerning the Reorganized Company's actual financial condition and results of operations during the period covered by the Projections.

     The Projections were not prepared with a view toward general use, but rather for the limited purpose of providing information in conjunction with the Plan. Accordingly, the projections were not intended to be presented in accordance with the published guideline of the American Institute of Certified Public Accountants regarding financial projections, nor have they been presented in lieu of pro forma historical financial information, and accordingly, are not intended to comply with Rule 11-03 of Regulation S-X of the Commission.

     The Projections assume a hypothetical Effective Date of March 31, 1999 i.e., the month-end closest to the assumed Effective Date of April 12, 1999, and are in part based on a projected unaudited consolidated balance sheet as of March 31, 1999, which reflects certain assumption concerning the Company's operations during the solicitation period and during the pendency of the prepackaged bankruptcy proceeding.

     Additional information relating to the principal assumptions used in preparing the Projections is set forth below. See "Certain Risk Factors" for a discussion of various other factors that could materially affect the Reorganized Company's financial condition, results of operations, businesses, prospects and securities.

     For the purpose of providing projected financial information, the Company has defined its core business as originating, purchasing, holding, servicing and selling Non-Discounted Loans and to a lesser degree Discounted Loans. With this context, the following points represent the major assumptions (the "Assumptions") underlying the attached projected financial data. There can be no assurance that any of the Assumptions will be proven correct over time.

     1. Effective Date and Plan Terms. The Projections assume that the Plan will be confirmed in accordance with its terms, and that all transactions contemplated by the Plan and the WCC Restructuring will be consummated by the assumed Effective Date. Any significant delay in the assumed Effective Date of the Plan may have a significant negative impact on the operations and financial performance of the Reorganized Company including, but not limited to, higher reorganization expenses.

     2. General Operating Assumptions. The Projections assume that the Reorganized Company does not raise any additional new equity capital from third parties, but that the Reorganized Company reinvests any earnings and that First Bank increases its assets to reflect a minimum 6% ratio of core and tangible capital and maintains a risk based capital ratio in excess of 10%. The Projections also assume that the Reorganized Company will reinvest the proceeds of any maturing assets in new assets, principally performing residential mortgage loans. The Projections assume that servicing revenues increase as assets increase and that the New Servicer obtains additional third party servicing. The Projections were prepared assuming that expenses will generally increase in line with inflation with some additional incremental costs associated with increased third party servicing and that the current general economic conditions prevailing today will not change materially during the projection period.

     3. Fresh Start Accounting. The Projections have been prepared using the basic principles of "fresh start" accounting. These principles are contained in SOP90-7. The fair values of the assets and liabilities of the Reorganized Company (and thus the amount allocable to reorganization value in excess of amounts allocable to identifiable tangible and intangible assets) are subject to revision following the results of appraisals and other studies which will be performed after consummation of the Restructuring and the related transactions. The amount of stockholders' equity in the "fresh start" balance sheet is not an estimate of the trading value of the New Common Stock after the confirmation of the Plan.
The Company does not make any representation as to the trading value of the shares to be issued under the Plan. The Projections also assume that the New Servicer will be consolidated with the Reorganized Company, net of minority interest, for accounting purposes and that the acquisition of certain assets and liabilities of WCC by the New Servicer will be treated as a "purchase" under U.S. generally accepted accounting principles, except that no servicing rights have been capitalized on the balance sheet of the New Servicer for purposes of these projections.

     4. Income Taxes. Projected income taxes are based on an assumed combined state and federal tax of 40% and are assumed to accrue and be paid on a quarterly basis. The Projections assume that all net operating losses will be offset by gain on forgiveness of debt and that therefore the Reorganized Company will not have the benefit of any net operating loss carryforwards for income tax purposes. Management believes that there may be some net operating loss carryforwards available to the Reorganized Company, but has not reflected that in the Projections due to the inherent difficulties and uncertainties in determining such amounts.

     5. Secured Lending and Warehouse Credit Facilities. The Projections assume that the Reorganized Company will have secured lending and warehouse credit facilities on the same terms and rates as currently exist, even though the Projections assume lower use of such facilities due to more growth at First Bank.

     6. Indebtedness. The Projections assume that the Reorganized Company issues the New 6% Notes in connection with the Compromised WREIT/WREP Claim and borrows $10.0 million under the DIP Facility.

     7. WREIT. The Projections assume that WREIT does not raise any additional equity capital, but does invest its earnings in new assets, resulting in an increase in the management fee payable by WREIT to a subsidiary of the Reorganized Company. The management fee is based on assets invested and as WREIT's assets increase so does the management fee. (Such management fees are reflected in Other(Loss) Income under the caption "Other, net.") The Projections assume also that there is no increase in the value of WREIT common stock owned by the Reorganized Company from the book value of such stock at December 31, 1998.

     8. Mortgage-Backed Securities. The Projections assume that there will be no recovery of unrealized losses on the Reorganized Company's mortgage-backed securities, Management believes that a majority of its mortgage-backed securities are not permanently impaired and therefore should experience recoveries of market value adjustments as principal and interest on the underlying mortgage loans are repaid.

     9. Europe. The Projections assume that the Reorganized Company refinances its French portfolio, uses the proceeds thereof to invest with partners in additional European loan portfolios and that the Reorganized Company has a 10% interest in such new loan portfolios and its partners a 90% interest.



                     WILSHIRE FINANCIAL SERVICES GROUP INC.
            PROJECTED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                   (Unaudited)
                             (Amounts in Thousands)


                                                       Projected             WFSG             Incorporation        Projected
                                                   Pre-Confirmation      Reorganization            of         Post-Confirmation
                                                    March 31, 1999        Adjustments             WCC         March 31, 1999
                                                   -----------------     ---------------      --------------  -----------------
                   ASSETS
Cash and cash equivalents                              $   43,251           $      --           $   46,755       $    90,006
Securities                                                129,896                  --                1,000           130,896
Loans                                                     634,049                  --                   --           634,049
Real estate owned, net                                     63,701                  --                   --            63,701
Investment in Wilshire Real Estate Investment
    Trust Inc.                                              3,341                  --                   --             3,341
Other Assets                                               69,033             (29,600)(a)            1,001            40,434
                                                   -----------------     ---------------      --------------  -----------------
    TOTAL                                              $  943,271           $ (29,600)          $   48,756       $   962,427
                                                   =================     ===============      ==============  =================
     LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities:
    Deposits                                           $  547,992           $      --           $       --       $   547,992
    Short-term borrowings                                 228,517                  --                   --           228,517
    Long-term borrowings                                   25,614                                                     25,614
    Notes payable                                         184,245            (184,245)(b)               --                --
    Accounts payable and liabilities                       53,831             (33,120)(c)           44,360            65,071
                                                   -----------------     ---------------      --------------  -----------------
      Total Liabilities                                 1,040,199            (217,365)              44,360           867,194
                                                   -----------------     ---------------      --------------  -----------------
Commitments and Contingencies
Minority Interest                                              --               1,533 (d)            2,198             3,731
Stockholders' Equity:
    Common stock                                          117,708             (29,937)(e)            2,198            91,502
    Treasury stock, at cost                                (2,852)              2,852 (f)               --                --
    Retained earnings (deficit)                          (183,992)            183,992 (g)               --                --
    Accumulated other comprehensive loss, net             (29,325)             29,325 (h)               --                --
                                                   -----------------     ---------------      --------------  -----------------
      Total stockholders' equity                          (96,928)            186,232                2,198            91,502
                                                   -----------------     ---------------      --------------  -----------------
      TOTAL                                            $  943,271           $ (29,600)          $   48,756       $   962,427
                                                   =================     ===============      ==============  =================


----------
Notes:

     (a) To record the elimination of deferred issuance costs related to the Notes Payable and the write-off of other assets.
     (b)  To record the discharge of the Notes Payable.
     (c) To record the elimination of accrued interest payable related to the Notes Payable and the discharge and discount of certain other amounts payable to affiliates.
     (d) To record the minority interest related to Wilshire Servicing Corporation.
     (e) To record the net effect of the "fresh start" accounting adjustments and conversion of the Notes Payable to equity.
     (f)  To record the elimination of the old treasury stock.
     (g)  To record the extinguishment of accumulated deficit.
     (h) To record the discharge of accumulated unrealized loss on available for sale securities and unrealized gain on foreign currency transactions.


                     WILSHIRE FINANCIAL SERVICES GROUP INC.
            PROJECTED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                   (Unaudited)
                             (Amounts in Thousands)


                                                                       The Reorganized Company
                                                       ---------------------------------------------------
                                                            Projected Fiscal Year Ending December 31,
                                                       ---------------------------------------------------
                                                          1999                2000                 2001
                                                       ----------          ----------           ----------
                     ASSETS
Cash and cash equivalents                              $  238,115          $  311,931           $  387,983
Securities                                                116,635             101,426               83,533
Loans                                                     954,997           1,460,430            1,635,029
Real estate owned, net                                     42,805              38,563               34,152
Investment in Wilshire Real Estate Investment
    Trust Inc.                                              3,341               3,341                3,341
Other Assets                                               42,033              45,012               48,364
                                                       ----------          ----------           ----------
    TOTAL                                              $1,397,926          $1,960,703           $2,192,402
                                                       ==========          ==========           ==========
       LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities:
    Deposits                                           $  688,007          $  840,787           $  944,939
    Short-term borrowings                                 384,840             717,997              774,406
    Long-term borrowings                                   24,954              24,554               24,154
    Accounts payable and liabilities                      197,726             244,284              274,913
                                                       ----------          ----------           ----------
      Total Liabilities                                 1,295,527           1,827,622            2,018,412
                                                       ==========          ==========           ==========
Commitments and Contingencies
Minority Interest                                           4,220               9,246               16,021
Stockholders' Equity:
    Common stock                                           91,502              91,502               91,502
    Retained earnings                                       6,677              32,333               66,467
      Total stockholders' equity                           98,179             123,835              157,969
                                                       ----------          ----------           ----------
      TOTAL                                            $1,397,926          $1,960,703           $2,192,402
                                                       ==========          ==========           ==========

                     WILSHIRE FINANCIAL SERVICES GROUP INC.
                 PROJECTED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                             (Amounts in Thousands)


                                                                  The Reorganized Company
                                     ----------------------------------------------------------------------------------
                                                                                           Projected Fiscal Year Ending
                                                         Projected 1999                            December 31,
                                     ----------------------------------------------------- ----------------------------
                                                                                Nine Months
                                        Second        Third         Fourth         Ending
                                       Quarter       Quarter       Quarter      December 31      2000          2001
                                     ------------  ------------  ------------  ------------  ------------  ------------
INTEREST INCOME:
  Loans                              $     16,101  $     18,930  $     20,562   $    55,593  $    105,391  $    133,220
  Mortgage-backed securities                3,178         3,094         3,015         9,287        11,338        10,344
  Securities and federal funds sold           916         1,211         1,810         3,937         9,643        11,675
                                     ------------  ------------  ------------  ------------  ------------  ------------
     Total interest income                 20,195        23,235        25,387        68,817       126,372       155,239
INTEREST EXPENSE
  Deposits                                  7,595         8,248         9,091        24,934        42,302        48,371
  Borrowings                                5,629         6,697         6,862        19,188        36,211        48,376
                                     ------------  ------------  ------------  ------------  ------------  ------------
     Total interest expense                13,224        14,945        15,953        44,122        78,513        96,747
                                     ------------  ------------  ------------  ------------  ------------  ------------
NET INTEREST INCOME                         6,971         8,290         9,434        24,695        47,859        58,492
PROVISION FOR ESTIMATED LOSSES ON
  LOANS                                                                                               728         1,079
                                     ------------  ------------  ------------  ------------  ------------  ------------
NET INTEREST (LOSS) INCOME AFTER
  PROVISION FOR ESTIMATED LOSSES
   ON LOANS                                 6,971         8,290         9,434        24,695        47,131        57,413
                                     ------------  ------------  ------------  ------------  ------------  ------------
OTHER (LOSS) INCOME
  Servicing revenue, net                    4,332         5,074         6,866        16,272        34,200        38,311
  Real estate owned, net                    3,988         1,752         1,907         7,647         7,366         5,395
  Bankcard income, net                      1,344         1,579         1,864         4,787         8,071         8,431
  Gain on sale of loans and
   securities                                  24         1,002         2,261         3,287         8,343         7,443
  WREIT earnings                              300           219           338           857         2,165         3,390
  Other, net                                1,211         1,623         2,799         5,633        18,664        27,909
                                     ------------  ------------  ------------  ------------  ------------  ------------
     Total other income                    11,199        11,249        16,035        38,483        78,809        90,879
                                     ------------  ------------  ------------  ------------  ------------  ------------
OTHER EXPENSES:
  Compensation and employee benefits       10,264        10,293        10,668        31,225        45,482        47,969
  Loan expenses                               541           553           561         1,655         2,498         2,763
  Professional services                       736           737           738         2,211         3,071         3,186
  Occupancy                                   801           761           761         2,323         3,137         3,246
  FDIC insurance premiums                     315           327           357           999         1,719         1,998
  Other general and administrative
   expenses                                 4,022         4,032         4,039        12,093        17,185        18,961
                                     ------------  ------------  ------------  ------------  ------------  ------------
     Total other expenses                  16,679        16,703        17,124        50,506        73,092        78,123
                                     ------------  ------------  ------------  ------------  ------------  ------------

                                                                  The Reorganized Company
                                     ----------------------------------------------------------------------------------
                                                                                           Projected Fiscal Year Ending
                                                         Projected 1999                            December 31,
                                     ----------------------------------------------------- ----------------------------
                                                                                Nine Months
                                        Second        Third         Fourth         Ending
                                       Quarter       Quarter       Quarter      December 31      2000          2001
                                     ------------  ------------  ------------  ------------  ------------  ------------

INCOME BEFORE INCOME TAX
  PROVISION                                 1,491         2,836         8,345        12,672        52,848        70,169
INCOME TAX PROVISION                          674         1,252         3,580         5,506        22,166        29,261
MINORITY INTEREST                             232           (55)         (666)         (490)       (5,025)       (6,774)
                                     ------------  ------------  ------------  ------------  ------------  ------------
NET INCOME                           $      1,049  $      1,529  $      4,099  $      6,676  $     25,657  $     34,134
                                     ============  ============  ============  ============  ============  ============
EARNINGS PER SHARE:
  Basic                              $       0.05  $       0.08  $       0.20  $       0.33  $       1.28  $       1.71
  Diluted                            $       0.05  $       0.08  $       0.20  $       0.33  $       1.28  $       1.71
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic                                20,000,000    20,000,000    20,000,000    20,000,000    20,000,000    20,000,000
  Diluted                              20,000,000    20,000,000    20,000,000    20,000,000    20,000,000    20,000,000


                           PRICE RANGE OF COMMON STOCK


     The Old Common Stock of the Company is included for quotation in the Nasdaq National Market under the symbol "WFSG." The following table sets forth, for the periods indicated, the high and low sales price per share of the Old Common Stock on the Nasdaq National Market.


                                                            High       Low
                                                        ----------  ---------
1996:
    Fourth Quarter (commencing December 24, 1996).....   $16 1/4    $12 3/4
1997:
    First Quarter.....................................   $18        $14 1/4
    Second Quarter....................................   $16 1/4    $13 1/2
    Third Quarter.....................................   $26 1/4    $15 1/2
    Fourth Quarter....................................   $33 1/2    $21 1/8
1998:
    First Quarter.....................................   $ 27       $20
    Second Quarter....................................   $ 25 1/4   $19 13/16
    Third Quarter.....................................   $ 24       $ 6 1/4
    Fourth Quarter....................................   $  6       $17 17/32

     On January 29, 1999, the last reported sales price for the Old Common Stock on the Nasdaq National Market was $0.3125 per share. The Company believes that there are in excess of 1,000 shareholders of the Old Common Stock.

     The Company currently intends to retain its earnings to support its future growth strategy and does not anticipate declaring and paying any dividends on the Old Common Stock in the foreseeable future. As a holding company, the ability of the Company to pay dividends is dependent upon the receipt of dividends or other payments from its subsidiaries. There are various regulatory restrictions on the ability of First Bank to pay dividends or make other distributions to the Company. Any determination to declare and pay dividends in the future will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's results of operations, financial condition, contractual restrictions, and other factors deemed relevant at that time by the Company's Board of Directors.

                                    BUSINESS

The Company

     Wilshire Financial Services Group Inc. ("WFSG" or the "Company") is a diversified financial services company. The Company conducts business in the United States and Europe, specializing in acquisitions of loan portfolios and mortgage-backed securities, securitization, correspondent lending and servicing. The Company offers wholesale banking through its subsidiary, First Bank of Beverly Hills, F.S.B. ("First Bank"). First Bank is a federally chartered savings institution regulated by the Office of Thrift Supervision ("OTS") with one branch and a merchant bankcard processing center in Southern California. WFSG's common stock is listed on the NASDAQ National Market. Administrative headquarters of the Company, Wilshire Funding Corporation ("WFC") and First Bank are located at 1776 S.W. Madison, Portland, Oregon 97205. The Company's telephone number is (503) 223-6600.

Recent Events

     Beginning in August 1998, and more significantly since October 12, 1998, and continuing to the present, the Company has been significantly and negatively impacted by various market factors. These factors, which are discussed further below, resulted in a dramatic reduction in market valuations for certain of the Company's mortgage-backed securities and other assets, as well as a reduction in the availability of borrowings for those assets and certain of the Company's loan assets, thereby reducing the Company's liquidity.

     Turmoil in the Russian financial markets, following a prolonged period of uncertainty in Asian financial markets, caused investors to reassess their risk tolerance. This resulted in a dramatic movement of liquidity toward less risky assets (e.g., U.S. Treasury instruments) and away from higher risk assets, including most non-investment grade assets and commercial and other mortgage-backed and asset-backed securities. This movement toward higher quality investments dramatically reduced available liquidity to non-investment grade assets. Without available funding sources, many investors in these assets, including several well-known hedge funds, were forced to liquidate holdings at reduced prices. With greater sales pressure and supply outpacing demand, prices continued to fall as more lenders made collateral calls, demanding additional collateral for their loan positions. Many companies were rapidly depleting available cash reserves.

     On October 12, 1998, another large, well-known hedge fund was liquidated. This event triggered further collateral calls, forcing additional companies to sell assets to cover borrower collateral calls, and continuing the downward spiral in prices. On October 15, 1998, the Federal Reserve lowered interest rates, largely in response to this liquidity crisis.

     During October and continuing into the month of November 1998, the Company sold a significant amount of assets in response to the above conditions to meet collateral calls by lenders, primarily certain affiliates of Salomon Smith Barney, Inc., and to increase liquidity. The downward pressure on prices and the Company's need to sell assets to meet these collateral calls resulted in the Company disposing of certain assets for proceeds which resulted in significant losses for the quarter and nine months ended September 30, 1998. Beginning during the week of October 12, 1998, the Company sold, primarily as a result of collateral calls, Discounted Loans with a carrying value of $211.8 million, Non-Discounted Loans with a carrying value of $232.5 million and mortgage-backed securities with a carrying value of $63.3 million. Had the Company not been forced to sell these assets, but rather held these assets until market conditions stabilized, management believes the Company's losses would have been far less severe.

     While these asset sales have improved the liquidity position and financial condition of WFSG, management concluded that WFSG's diminished equity base was insufficient to obtain prior levels of profitability. Further, certain of the Company's lenders have expressed concern about continued lending given market conditions and recent losses incurred by the Company. In order to address these liquidity concerns and improve the Company's financial condition, management entered into discussions with the Unofficial Noteholders' Committee holding a majority of the Company's $184.2 million in outstanding publicly issued notes and its financial advisors, Houlihan Lokey Howard & Zukin, Inc., and legal counselors, Latham & Watkins, concerning a restructuring of the Company's obligations under the Old Notes. Following extensive discussions, the Company and the Unofficial Noteholders' Committee agreed to a restructuring of the Company through a prepackaged Chapter 11 bankruptcy filing with a view to enabling the Reorganized Company to continue as a going concern with adequate capitalization.

Recent Developments

     Management of the Company had been negotiating with a European insurance company to acquire its wholly owned subsidiary, which holds a portfolio of loans and other financial instruments. The seller recently indicated that it would not sell the portfolio of loans and retained the Company's security deposit. The Company is currently pursuing its legal remedies against the seller. The Company may be required to write-off against the Company's earnings approximately $8.2 million of previously capitalized costs, consisting of a non-refundable deposit of $7.2 million and capitalized deal costs of approximately $1.0 million. The Projections assume that this amount will be written off.

     In October 1998, as the result of a recent examination, the Office of Thrift Supervision agreed to lift the cease and desist order previously imposed on First Bank.

     Subsequent to September 30, 1998, the Office of Thrift Supervision informed the Company and Wilshire Acquisitions Corporation, a subsidiary of the Company, both savings and loan holding companies, that formal enforcement actions may be imposed and in January 1999 imposed a new cease and desist order against such holding companies covering affiliated transactions. These actions respond to alleged violations of certain affiliated transactions regulations with First Bank. Management requested the OTS consider less formal responses, as the alleged violations were induced by external conditions. Management believes these restrictions will have no material impact on its operations.

     In October 1998, the Company purchased George Elkins Mortgage Company, a four branch commercial mortgage loan originator headquartered in Southern California for approximately $3.7 million in cash and an additional $1.5 million, which is contingent on certain operating performances through the year 2000. The purchase was consummated through First Bank.

     As a result of the Company's recent financial difficulties and proposed prepackaged bankruptcy filing, many of the Company's lenders, regulators, insurers and customers have expressed concern over the Company's continued operations. For example, an insurer for certain mortgage securities serviced by a subsidiary of the Company has questioned the Company's continuing ability to service the underlying mortgage loans. In addition, many states require that companies post bonds to conduct servicing or mortgage operations in their states and the Company's bonding companies have raised concerns about continuing to provide bonds to the Company. Certain of the Company's secured lenders have made collateral calls, of which approximately $11.9 million are outstanding as of January 27, 1999. Such lenders have not sought to enforce such collateral calls, but are under no legal obligation to refrain from doing so.

Acquisitions of Pools of Loans

     The Company primarily acquires pools of performing, sub-performing and non-performing residential and commercial mortgage loans, as well as foreclosed real estate and mortgage-backed securities. The Company also acquires newly-originated residential mortgage loans through correspondents.

     The Company acquires pools of loans that, at the time of acquisition, consist primarily of either (a) non-performing loans that, because of their delinquent status, are available for purchase at prices that reflect a significant discount from their unpaid principal balances ("Discounted Loans") or (b) performing and sub-performing loans that are available for purchase at prices that more closely approximate their unpaid principal balances ("Non-Discounted Loans"). At September 30, 1998, the Company held approximately $97.5 million of Discounted Loans and approximately $784.9 million of Non-Discounted Loans.

     The following table sets forth the composition of the Company's portfolio of Non-Discounted Loans and Discounted Loans by type of loan at the dates indicated.

          Composition of the Non-Discounted Loans and Discounted Loans


                                    October 31,  September 30,    December 31,
                                    ----------   ------------   ---------------
                                       1998          1998       1997       1996
                                    ----------   ------------   ---------------
                                               (Dollars in Thousands)

Non-Discounted Loans:

   Single-family residential......     $ 492,230  $   758,148 $ 306,601  $  74,895
   Multi-family residential.......        66,574       59,225    68,301     69,044
   Commercial real estate.........       166,487      164,102    95,133     63,374
   Consumer and other.............        85,625       80,119    49,443     22,817
                                       ---------  ----------- ---------  ---------
Non-Discounted Loan portfolio.....       810,916    1,061,594   519,478    230,130
Unaccreted discount and deferred fees       (159)      20,121   (23,830)    (6,232)
Valuation allowance...............       (25,900)     (50,703)  (31,046)   (31,936)
                                       ---------  ----------- ---------  ---------
   Total Non-Discounted Loans, net     $ 784,857  $ 1,031,012 $ 464,602  $ 191,962
                                       =========  =========== =========  =========

Discounted Loans:
   Single-family residential......      $ 97,005    $ 307,328 $ 507,206  $ 276,759
   Multi-family residential.......         6,339        6,684    16,300        317
   Commercial real estate (2).....        41,254       38,049    79,370      4,919
   Consumer and other.............       233,709      244,350   238,152      1,342
                                       ---------  ----------- ---------  ---------
Discounted Loan portfolio.........       378,307      596,411   841,028    283,337
Unaccreted discount and deferred fees(2) (15,105)     (33,098) (290,444)   (58,088)
Valuation allowance (1)...........      (265,716)    (316,114)  (87,229)    (5,619)
                                       ---------  ----------- ---------  ---------
   Total Discounted Loans, net....      $ 97,486    $ 247,199 $ 463,355  $ 219,630
                                       =========  =========== =========  =========

----------

(1) For discussion of the valuation allowance allocation for purchase discount, see "Asset Quality--Allowances for Losses."

(2) In the first quarter of 1997, the Company acquired approximately $174.2 million of consumer loans for less than 1.1% of their face amount. Accordingly, the amounts shown for "Consumer and other" and "Unaccreted discount and deferred fees" increased substantially.

     The real properties which secure the Company's Non-Discounted Loans are located throughout the United States. At October 31, 1998, the five states with the greatest concentration of properties securing the Company's Non-Discounted Loans were California, Washington, Oregon, Texas and Arizona, which had $406.2 million, $82.7 million, $35.2 million, $23.1 million and $19.1 million principal amount of loans, respectively. The real properties which secure the Company's Discounted Loans are located throughout the United States and Europe. At October 31, 1998, the five states with the greatest concentration of properties securing the Company's Discounted Loans were New York, Connecticut, New Jersey, California and Massachusetts, which had $30.3 million, $18.1 million, $15.8 million, $8.2 million and $6.1 million principal amount of loans, respectively.

     The following table sets forth certain information at October 31, 1998 regarding the dollar amount for Non-Discounted Loans based on their contractual terms to maturity and includes scheduled payments but not potential prepayments, as well as the dollar amount of those loans which have fixed or adjustable interest rates. No information is shown with respect to Discounted Loans because those loans, by definition, are in default and unlikely to mature in accordance with their stated amortization schedules. Demand loans, loans having no stated schedule of repayments and no stated maturity and overdrafts are reported as due in one year or less. Loan balances have not been reduced for undisbursed loan proceeds, unearned discounts and the allowance for loan losses.

                        Maturity of Non-Discounted Loans


                                                      Maturing In
                                      ------------------------------------------------
                                               After One Year  After Five
                                      One Year  Through Five  Years Through  After Ten
                                      or Less      Years       Ten Years      Years
                                      --------  ------------- ------------   ---------
                                                (Dollars in thousands)

Single-family residential...........    $ 3,741      $ 3,590    $ 6,752      $ 478,147
Multi-family residential............      6,083       18,620     24,909         16,962
Commercial and other mortgage loans.     20,088       80,328     39,531         26,540
Consumer and other..................      8,638        7,433      8,148         61,406
Interest rate terms on amounts due
    after one year:
   Fixed............................         --       65,824     55,250        535,521
   Adjustable.......................         --       44,147     24,090         47,533


     Scheduled contractual principal repayments do not reflect the actual maturities of Non-Discounted Loans because of prepayments and, in the case of conventional mortgage loans, due-on-sale clauses. The average life of mortgage loans, particularly fixed-rate loans, tends to increase when current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgages are substantially higher than prevailing mortgage loan rates.

     The Company has granted a right of first refusal to WREIT with respect to discounted U.S. commercial mortgage loans and U.S. commercial properties ("U.S. Commercial Investments"). As a consequence, the opportunity for the Company to invest in such assets would be limited to the extent WREIT takes advantage of such investment opportunities.

     International Assets and Operations. The Company in the fourth quarter of 1996 expanded its loan acquisition activities to the United Kingdom and France. At September 30, 1998, the Company had established offices in London and Paris. The Company also established loan servicing operations in the United Kingdom and France to service loans for itself and third parties. The Company believes that there is a demand in the European market for U.S.-style servicing with its automated systems and detailed investor reporting and aggressive servicing and work out approaches. Most of the purchasers of distressed assets in the United
Kingdom and France are U.S.-based companies and have utilized U.S.-style servicing and investor reporting in connection with the purchase of distressed loans in the United States. With the exception of recently originated loans, the prevailing loan servicing and reporting systems in the United Kingdom and France are less technologically developed and more labor intensive than those in the United States. The Company's loan servicing operations in Western Europe utilize WCC's servicing system, which has been adapted for servicing loans in Western Europe.

     The Company has granted a right of first refusal to WREIT with respect to international Discounted and Non- Discounted Loans and properties ("International Investments"). As a consequence, the opportunity for the Company to invest in such assets would be limited to the extent WREIT takes advantage of such investment opportunities.

      Acquisition of Securities. The Company has acquired mortgage-backed securities, consisting primarily of subordinate interests in private-label securities backed by loans that were originated by and are being serviced by unaffiliated third parties as well as certain governmental agency and other securities. In addition, the Company retains or, in certain cases, acquires in the secondary market subordinate and other classes of mortgage-backed securities backed by loans that were previously held in a portfolio of the Company or an affiliate and for which the Company is continuing to act as servicer. The following table sets forth the Company's holdings of mortgage-backed and other securities at the dates indicated:

                 Mortgage-Backed Securities and Other Securities

                                     October 31, September 30,       December 31,
                                     ----------  ------------  -------------------
                                        1998        1998          1997       1996
                                     ----------  ------------  --------   ---------
                                                (Dollars in Thousands)

Available for sale
   Mortgage-backed securities.......   $ 150,924  $ 245,901   $ 298,964   $ 31,270
Trading account securities:
   Mortgage-backed securities.......          --         --      38,969     24,541
Held to maturity:
   U.S. Government and other securities    6,729      6,728       5,946      7,429
   Mortgage-backed securities.......      14,315     14,861      18,468     21,724
                                       ---------  ---------   ---------   --------
      Total.........................      21,044     21,589      24,414     29,153
                                       ---------  ---------   ---------   --------
      Total investment securities...   $ 171,968  $ 267,490   $ 362,347   $ 84,964
                                       =========  =========   =========   ========


     The Company has granted a right of first refusal to WREIT with respect to certain residential mortgage-backed securities ("MBS Investments"). As a consequence, the opportunity for the Company to invest in MBS Investments would be limited to the extent WREIT takes advantage of such investment opportunity.

Mortgage Loan Originations

     The Company currently operates a mortgage loan origination program through its mortgage loan origination subsidiary for the origination, through correspondents, of first and second lien mortgage loans. The Company is in the process of transferring this business to First Bank. The Company does not seek to compete broadly with other mortgage and secured loan originators but, instead, targets market niches where management believes its experience in evaluating credit risk and servicing non-conforming loans gives it a competitive advantage. The Company believes that the higher risk generally associated with non-conforming loans is offset by the Company's strong credit underwriting guidelines and the higher pricing associated with these loans.

     Since commencing its mortgage loan origination program through October 31, 1998, the Company has funded or purchased loans totaling approximately $684.0 million in principal amount.

Merchant Bankcard Processing Operations

     The Company, through First Bank, is continuing to develop its merchant bankcard processing operations, which generate revenues through merchant discounts and processing fees for Visa(R) and MasterCard(R) transactions. The Company's bankcard processing operations focus on certain higher risk market niches, principally audio-text transactions, where the Company believes it obtains higher returns. Bankcard revenues, net of processing expense, have increased from approximately $1.2 million in 1995 to approximately $1.7 million in 1996 and totaled approximately $2.0 million in 1997.

Servicing

     As described above under "The Plan of Reorganization -- Description of WCC Restructuring," WCC's servicing operations will be transferred to a subsidiary of WFSG. The following describes the current servicing arrangement without giving effect to the WCC Restructuring.

     WCC has developed specialized procedures and proprietary software designed to effectively service performing, non-performing and sub-performing loans and foreclosed real estate. WCC designs a servicing plan for each underlying loan and property in a pool that it has been requested to service and as part of the acquisition analysis on a pool that is intended to maximize cash flow from that loan or property. Discounted Loans are generally resolved within one to two years through foreclosure, compromise, a discounted payoff or reinstatement. Non-Discounted Loans are actively serviced to ensure timely and accurate payments over their remaining lives.

     The Company is a party to a loan servicing agreement with WCC pursuant to which WCC acts as sub-servicer for the Company and provides loan portfolio management services, including billing, portfolio administration and collection services for the Company's pools of loans. The Company pays WCC a servicing fee equal to or below prevailing market rates for each pool of loans that WCC is servicing for the Company. The Company and the Unofficial Noteholders' Committee have agreed that the servicing function conducted by WCC should be incorporated in the Company as part of the plan. Following the WCC Restructuring, WFSG as the owner of 50.01% economic interest will benefit from the market rate servicing fees paid to WCC.

     First Bank is party to a loan servicing agreement with WCC pursuant to which WCC provides loan portfolio management services, including billing, portfolio administration and collection services, for all loans owned, acquired or made by First Bank. The OTS has reserved the right to terminate this arrangement in the event that WCC is not adequately servicing First Bank's loans.

     European Servicing. In the fourth quarter of 1996, the Company established loan servicing operations in the United Kingdom and France to service loans for itself and third parties. The Company believes that there is a demand in the European market for U.S.-style loan servicing, with its automated systems and detailed investor reporting and aggressive workout approaches. Most purchasers of distressed loans in the United Kingdom and France are U.S. based companies and have utilized U.S.-style servicing and investor reporting in connection with the purchase of distressed loans in the United States. With the exception of recently originated loans, management believes that the prevailing loan servicing systems in the United Kingdom and France are less technologically developed and more labor intensive than those in the United States. The Company's loan servicing operations in Western Europe utilize WCC's servicing system, which has been adapted for servicing loans in Western Europe.

Funding Sources

     General. In order to maximize the return on its investment in acquired loans, the Company funds acquisitions with third party debt financing so that the Company's invested capital is generally 10% or less of the purchase price for the loans. The three principal sources for such funding are warehouse and repurchase agreements with major investment banks, deposits at First Bank and the securitization of loans. In addition, the Company has publicly sold its Common Stock, sold the Notes and sold its 13% Series A Notes due 2004 (the "Series A Notes"). In the first quarter of 1998, the Company completed an exchange offer, pursuant to which the holders of the Series A Notes exchanged their Series A Notes for the Series B Notes, which contain substantially identical terms as the Series A Notes, except with respect to restrictions on transfer. In certain limited circumstances, the Company has also borrowed money from WCC in order to fund the acquisition of loans. The Company repaid the then outstanding borrowings with the issuance of its Cumulative Redeemable PIK Preferred Stock (the "PIK Preferred Stock") on July 31, 1997. The Company redeemed the PIK Preferred Stock in February 1998. Management of the Company closely monitors rates and terms of competing sources of funds on a regular basis and generally utilizes the source which is the most cost effective.

     The following table sets forth information relating to the Company's borrowings and other interest-bearing obligations at the dates indicated.

                   Borrowings and Interest-Bearing Obligations

                                      October 31,  September 30,        December 31,
                                     ------------  ------------  --------------------------
                                          1998         1998          1997           1996
                                     ------------  ------------  ------------  ------------
                                                (Dollars in thousands)

Deposits............................ $    523,024  $    534,091  $    362,598  $    501,614
Warehouse and Repurchase Agreements.      508,848     1,076,078       966,500        97,624
Notes Payable and Subordinated Debt.      184,245       184,245       184,245        75,000
                                     ------------  ------------  ------------  ------------
      Total......................... $  1,216,117  $  1,794,414  $  1,513,343  $    674,238
                                     ============  ============  ============  ============



     The following table sets forth certain information related to the Company's short-term borrowings having average balances during the period of greater than 30% of stockholders' equity at the end of the period. During each reported period, FHLB advances and repurchase agreements are the only categories for borrowings meeting this criteria. Averages are determined by utilizing month-end balances.

                              Short-Term Borrowings


                                      October 31,  September 30,        December 31,
                                     ------------  ------------  --------------------------
                                        1998           1998          1997          1996
                                     ------------  ------------  ------------  ------------
                                                (Dollars in thousands)

FHLB advances:
   Average amount outstanding
   during the period ............... $         --  $        --   $      479    $    2,420
   Maximum month-end balance
   outstanding during the period....           --           --        8,000        11,000
   Weighted average rate:
      During the period.............           --           --         5.67%         6.57%
      At end of period..............           --           --           --            --
Warehouse and repurchase agreements:
   Average amount outstanding
   during the period................    1,113,453     1,139,013       586,370      51,316
   Maximum month-end balance
   outstanding during the period ....$  1,455,543  $  1,455,543  $    966,500  $  190,000
   Weighted average rate:
      During the period.............         7.26%         7.29%         7.45%       6.88%
      At end of period..............         7.70%         7.63%         7.32%       7.88%


     Repurchase Facility. As described previously, given the Company's current financial difficulties, the repurchase facilities described below are not available for new borrowings and some of them have outstanding collateral calls. The Company through a subsidiary has entered into a master repurchase agreement with Credit Suisse First Boston Mortgage Capital LLC ("CSFBMC"). CSFBMC has agreed to lend up to $350 million to the Company for the purchase of portfolios of performing and non-performing mortgage loans. Subsequent to December 31, 1997, the facility was increased to $425 million. The Company and its subsidiaries have entered into several master repurchase agreements with Salomon Brothers Realty Corp.

     The Company through a subsidiary has entered into a master repurchase agreement with Bear, Stearns International Limited. Though such master repurchase agreement does not specify a maximum amount available under such agreement, the parties have agreed that such agreement may be used for up to $100 million of acquisitions.

     The Company through a subsidiary has entered into a master repurchase agreement with CS First Boston (Hong Kong) Limited for the purchase of portfolios of subordinate securities. Though such master repurchase agreement does not specify a maximum amount available under such agreement, the parties have agreed that such agreement may be used for up to $200 million of acquisitions.

     The Company through a subsidiary has entered into a master repurchase agreement with Salomon Brothers Realty Corp. Though such agreement does not specify a maximum amount available under such agreement, the parties have agreed that such agreement may be used for up to $100 million of acquisitions.

     Warehouse Facility. The Company through a subsidiary has a secured warehouse financing facility with Prudential Securities Credit Corporation of up to $150 million for the origination or purchase of residential first and second lien mortgage loans.

     Securitizations. At October 31, 1998, the Company and its affiliates had securitized in excess of $1.5 billion of securities through 10 publicly offered and three privately placed securitizations, including non-performing and sub-performing mortgage loans, manufactured housing loans, consumer loans, non-conforming mortgage loans and foreclosed real estate. Securitizations are expected to allow the Company to increase its loan acquisition and origination volume, reduce the risks associated with interest rate fluctuations and provide access to longer term funding sources. The Company currently intends to complete securitizations either through private placements or in public offerings when advantageous. The market for securitizations has recently been subject to adverse conditions and substantial volatility. There can be no assurance that this market will be available to the Company as a funding source at any time in the future or at all.

     Funding Sources for First Bank. The primary source of deposits for First Bank currently is "wholesale" certificates of deposit. To a lesser extent First Bank obtains brokered certificates of deposit from national investment banking firms which pursuant to agreements with First Bank, solicit funds from their customers for deposit with First Bank. At October 31, 1998, $204.7 million or 39.1% of First Bank's total deposits were brokered and $318.3 million or 60.9% were wholesale deposits. Wholesale deposits generally are obtained on more economically attractive terms to First Bank than brokered deposits.

     First Bank's funding strategy has been to offer deposit rates above those customarily offered by banks and savings and loans in its markets. First Bank has been able to pursue this strategy because the general and administrative costs associated with operating First Bank is significantly lower than traditional banks and savings institutions with branch office networks. First Bank has generally accumulated deposits by participating in deposit rate surveys which list First Bank among the higher rate paying insured institutions, and periodically advertising in various local market newspapers and other media. However, because First Bank competes for deposits primarily on the basis of rates, First Bank could experience difficulties in attracting deposits if it could not continue to offer deposit rates at levels above those of other banks and savings institutions or as a result of concern over the Restructuring.

     The following table sets forth information relating to First Bank's deposits at the dates indicated.

                                    Deposits


                                                                        December 31,
                                                                  --------------------------------------
                         October 31, 1998    September 30, 1998         1997                1996
                        -----------------    ------------------   -----------------   ------------------
                        Amount  Avg. Rate    Amount   Avg. Rate   Amount  Avg. Rate   Amount   Avg. Rate
                        ------  ---------    ------   ---------   ------  ---------   ------   ---------
                                            (Dollars in Thousands)

Non-Interest bearing
  checking accounts   $  9,492    0.00%     $  9,726      0.00%   $  5,959     0.00%  $  5,625      0.00%
NOW and money market
  checking accounts      2,556    2.87        1,677      1.82       1,563     1.47      2,023      1.82
Savings accounts           280    2.00          298      3.19         329     2.02        480      2.15
Certificates of
  deposit              510,696    5.82      522,390      5.84     354,747     6.02    493,486      5.92
                      --------    -----    --------      -----   --------     -----  --------      -----
  Total deposits      $523,024    5.72%    $534,091      5.72%   $362,598     5.83%  $501,614      5.84%
                      ========    =====    ========      =====   ========     =====  ========      =====

     The following table sets forth, by various interest rate categories, First Bank's certificates of deposit at October 31, 1998.

                   Interest Rates for Certificates of Deposit


                                               October 31, 1998
                                               ----------------
                                                 (Dollars in
                                                 Thousands)

3.50% or less..................................  $       --
3.51-4.50......................................         643
4.51-5.50......................................      52,524
5.51-6.50......................................     457,429
6.51-7.50......................................         100
7.51-8.50......................................          --
                                                 ----------
      Total....................................  $  510,696
                                                 ==========

     The following table sets forth the amount and maturities of First Bank's certificates of deposit at October 31, 1998.

                      Maturities of Certificates of Deposit


                                                Original Maturity in Months
                                           --------------------------------------
                                           12 or Less   Over 12 to 36     Over 36
                                           ----------   -------------     -------
                                                  (Dollars in Thousands)

Balances Maturing in 3 Months or Less....   $ 86,427    $  73,769       $   1,621
  Weighted Average.......................       5.70%        6.05%           5.98%
Balances Maturing in over 3 Months
  to 12 Months...........................   $ 45,811    $ 234,013       $     498
  Weighted Average.......................       5.68%        5.88%           5.81%
Balances Maturing in over 12 Months
  to 36 Months...........................         --    $  61,532       $   5,185
Weighted Average.........................         --         5.86%           5.89%
Balances Maturing in over 36 Months......         --           --       $   1,840
Weighted Average.........................         --           --            5.90%

     At October 31, 1998, First Bank had outstanding an aggregate of approximately $152.8 million of certificates of deposit in face amounts equal to or greater than $100,000 maturing as follows: approximately $49.2 million within three months; approximately $32.9 million over three months through six months; approximately $46.7 million over six months through 12 months; and approximately $24.0 million thereafter.

     First Bank is party to a master repurchase agreement with Bear Stearns Mortgage Capital Corporation ("BSMCC"). Though the master repurchase agreement does not specify a maximum amount available under such agreements, the parties had agreed that such agreement may be used for up to $210 million of acquisitions in the aggregate. This agreement enables First Bank to purchase pools of loans with immediate financing from BSMCC which can then be repaid as deposits are increased.

     First Bank obtains advances from the FHLB of San Francisco upon the security of certain of its assets, including FHLB stock, provided certain standards related to the creditworthiness of First Bank have been met. FHLB advances are available to member financial institutions such as First Bank for investment and lending activities and other general business purposes. FHLB advances are made pursuant to several different credit programs (each of which has its own interest rate, which may be fixed or adjustable).

Asset Quality

     The Company is exposed to certain credit risks related to the value of the collateral that secures its loans and the ability of borrowers to repay their loans. Management of the Company closely monitors the Company's pools of loans and foreclosed real estate for potential problems on a periodic basis and reports to the Board of Directors at regularly scheduled meetings.

     Non-Performing Loans. It is the Company's policy to establish an allowance for uncollectible interest on loans that are over 90 days past due or sooner when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. Upon such a determination, those loans are placed on non-accrual status and deemed to be non-performing. When a loan is placed on non-accrual status, previously accrued but unpaid interest is reversed by a charge to interest income.

     Foreclosed Real Estate. The Company carries its holdings of foreclosed real estate at the lower of cost or fair value. Foreclosed real estate held by the Company is periodically re-evaluated to determine that they are being carried at the lower of cost or fair value less estimated costs to sell. Holding and maintenance costs related to properties are recorded as expenses in the period incurred. Deficiencies resulting from valuation adjustments to foreclosed real estate subsequent to acquisition are recognized as a valuation allowance. Subsequent increases related to the valuation of real estate owned are reflected as a reduction in the valuation allowance, but not below zero. Increases and decreases in the valuation allowance are charged or credited to income, respectively. The following table sets forth the aggregate carrying value of the Company's holdings of foreclosed real estate (by source of acquisition) at the dates indicated.

                       Foreclosed Real Estate by Loan Type


                                        October 31,    September 30,         December 31,
                                        ----------     ------------    ----------------------
                                          1998            1998            1997        1996
                                        ----------     ------------    ----------------------
                                                  (Dollars in thousands)
Discounted Loans (1):
 Single-family residential..........    $ 14,159       $  16,682      $  111,316     $ 15,274
 Multi-family residential...........          --              --           2,270           --
Commercial and other mortgage loans        1,153           1,208          10,248          200
                                        --------       ---------      ----------     --------
  Total............................       15,312          17,890         123,834       15,474
Non-Discounted Loans:
 Single-family residential..........      23,045          73,120           6,110        2,773
 Multi-family residential............      5,227           7,630           3,082          100
 Commercial and other mortgage loans.      8,329           9,623             950          124
                                        --------       ---------      ----------     --------
   Total............................      36,601          90,373          10,142        2,997

Foreclosed real estate purchased
 directly:
 Single-family residential...........     27,383          28,942          40,706       59,729
Investment real estate...............      5,173           5,178              --           --
Valuation allowance from losses........   (2,073)         (2,305)         (5,070)          --
                                        --------       ---------      ----------     --------
  Foreclosed real estate owned, net     $ 82,396       $ 140,078      $  169,612     $ 78,200
                                        ========       =========      ==========     ========

----------

(1) The increase in foreclosed real estate in 1997 was due to the substantial growth of the Company's portfolio of Discounted Loans and purchases of foreclosed real estate.

     Allowances for Loan Losses. The Company maintains an allowance for loan losses at a level believed adequate by management to absorb estimated incurred losses in the loan portfolios. The allowance is increased by provisions for loan losses charged against operations, recoveries of previously charged off credits, and allocations of discounts on purchased loans, and is decreased by charge-offs. Loans are charged off when they are deemed to be uncollectible, or in the case of automobile and other consumer loans, when payments are delinquent by more than 120 days (60 days for First Bank's automobile loans).

     First Bank uses its internal asset review system to identify and evaluate impaired loans and to classify loans as special mention, substandard, doubtful or loss. These terms correspond to varying degrees of risk that the loans will not be collected in part or in full. First Bank's policies are to evaluate smaller-balance, homogenous pools of loans for impairment on a pooled basis. These are primarily single-family residential and automobile and other consumer loans. All other loans are evaluated for impairment on a loan-by-loan basis. All of First Bank's loans are subject to potential classification as special mention, substandard, doubtful, or loss. The frequency at which a specific loan is subjected to internal asset review depends on the type and size of the loan and the presence or absence of other risk factors, such as delinquency and changes in collateral values. The allowance for loan losses comprises specific valuation allowances established for impaired loans and for certain other classified loans, and general valuation allowances. Specific valuation allowances are based on the estimated fair value of the collateral for impaired or troubled collateral dependent loans, in most cases. General valuation allowances for First Bank are based on management's periodic analysis of the composition of the loan portfolio, delinquencies, loan classifications, historical loss experience, peer group data, OTS guidelines, economic factors and other relevant information.

     When the Company increases the allowance for loan losses related to loans other than Discounted Loans, it records a corresponding increase to the provision for loan losses in the statement of operations. For Discounted Loans, increases to the allowance for loan losses are recorded shortly after each acquisition of a pool by allocating a portion of the purchase discount deemed to be associated with measurable credit risk. The allocation is based on the analyses of specific and general valuation allowances discussed above. Amounts allocated to the allowance for loan losses from purchase discounts do not increase the provision for loan losses recorded in the statement of operations; rather they decrease the amounts of the purchase discounts that are accreted into the interest income over the lives of the loans. If, after the initial allocation of the purchase discount to the allowance for loan losses, management subsequently identifies the need for additional allowances against Discounted Loans, the additional allowances are established through charges to the provision for loan losses.

     In addition, the OTS, as part of its examination process, periodically reviews First Bank's allowances for losses and the carrying values of their assets. There can be no assurance that the OTS will not require substantial reserves following future examinations.

     The following table sets forth information with respect to the Company's allowances for loan losses by category of loan.

                   Allowances for Loan Losses by Loan Category


                                 October 31,                       December 31,
                          -----------------------       ------------------------------------------
                             1998      % of Total        1997     % of Total     1996      % of Total
                          ---------    ----------     ---------   ----------   --------   ----------
Loan category:
  Real estate...........  $ 17,492        6.0%        $ 27,534       23.3%     $ 24,051      64.0%
  Non-real estate.......     8,408        2.9            3,512        3           7,885      21.0
  Discounted Loans......   265,716       91.1           87,229       73.7         5,619      15.0
                         ---------      -----         --------      -----      --------     ------
  Total allowances for
   loan losses            $291,616      100.0%        $118,275      100.0%     $ 37,555     100.0%
                          ========      =====         ========      =====      ========     =====


     The following table sets forth the activity in the allowance for loan losses during the periods indicated.

                   Activity in the Allowances for Loan Losses


                                                                Year Ended December 31,
                                                            ----------------------------------
                                       Ten Months Ended
                                       October 31, 1998       1997        1996         1995
                                       -----------------    --------   ----------   ----------

                                                      (Dollars in Thousands)

Balance, beginning of period......          $ 118,275       $  37,555   $ 25,651     $   7,701
Allocation of purchased loan discount:
  at acquisition.................             376,687         174,920     10,751        19,007
  at disposition.................            (255,161)        (97,397)   (17,218)       (5,404)
Recoveries........................             (5,930)          1,206      1,822            81
Market valuation adjustments......             34,900              --         --            --
Provision for loan losses.........             20,919           1,991     16,549         4,266
Foreign currency translation adjustments        1,926              --         --            --
                                            ---------       ---------   --------     ---------
Balance, end of period............          $ 291,616       $ 118,275   $ 37,555     $  25,651
                                            =========       =========   ========     =========

     The table below sets forth the delinquency status of the Company's Non-Discounted Loans at the dates indicated.

                 Delinquency Experience for Non-Discounted Loans


                                                                                            December 31,
                                                                           ------------------------------------------
                                October 31,         September 30,                1997                  1996
                            -------------------    -------------------     --------------------   -------------------
                                     Percent of             Percent of               Percent of            Percent of
                            Balance  Portfolio     Balance   Portfolio      Balance  Portfolio    Balance   Portfolio
                            -------  ----------    -------  ----------     --------  ----------  --------  ----------
                                                (Dollars in Thousands)
Period of Delinquency
  31-60 days........       $  7,104     0.9%      $ 10,553     1.0%        $  56,751     10.9%   $  7,613        3.3%
  61-90 days........          3,376     0.4%         1,293     0.1%           36,294      7.0%      7,204        3.1%
  91 days or more (1)(2)     36,334     4.5%        58,371     5.5%           66,643     12.8%     54,524       23.7%
                           --------     ----      --------     ----         --------     -----   --------       -----
    Total loans delinquent $ 46,814     5.8%      $ 70,217     6.6%        $ 159,688     30.7%   $ 69,341       30.1%(3)
                           ========     ====      ========     ===         =========     ====    ========       ====

----------
(1) All loans delinquent over 90 days were on nonaccrual status.

(2) The Company classifies loans as discounted or non-discounted on a pool basis. Each pool is designated as discounted or non-discounted based on whether the pool consists primarily of Discounted or Non-Discounted Loans at the time of acquisition. For example, a pool of Non- Discounted Loans may contain non-performing loans at the time of acquisition as long as the non-performing loans were not the primary component of the pool at the time.

(3) Increase in Percent of Portfolio reflects the securitization and sale of $259.9 million of the Company's performing loans in the fourth quarter of 1996.

Fee-Based Income

     Management of WREIT. In October 1997, the Company established WREIT, which may elect to be taxed as a real estate investment trust. The Company currently owns a minority interest (approximately 9.9%, with options to acquire an additional 10%) in WREIT following WREIT's proposed initial public offering.

     The Company formed WREIT in connection with the Company's strategy of focusing its acquisition activities on domestic residential and domestic non-discounted commercial mortgage loans and expanding fee-based income. WREIT conducts certain business activities that management believes are more efficiently operated in a REIT tax advantaged format. WREIT intends to concentrate on the acquisition of U.S. Commercial Investments, MBS Investments and International Investments. The Company granted a right of first refusal to WREIT with respect to U.S. Commercial Investments, MBS Investments and International Investments.

     Wilshire Realty Services Corporation ("WRSC"), a wholly-owned subsidiary of the Company, entered into a management agreement with WREIT, pursuant to which WRSC will manage WREIT for a management fee and an incentive fee.

     Servicing. In the fourth quarter of 1996, the Company established loan servicing operations in the United Kingdom and France to service loans for itself and third parties. The Company believes that there is a demand in the European market for U.S.-style loan servicing, with its automated systems and detailed investor reporting and aggressive workout approaches. Most purchasers of distressed loans in the United Kingdom and France are U.S.-based and have utilized U.S.-style servicing and investor reporting in connection with the purchase of distressed loans in the United States. With the exception of recently originated loans, management believes that the prevailing loan servicing systems in the United Kingdom and France are less technologically developed and more labor intensive than those in the United States. The Company's loan servicing operations in Western Europe utilize WCC's servicing system, which has been adapted for servicing loans in Western Europe. WREIT entered into servicing agreements with the Company, pursuant to which the Company will provide loan and real property management services in France and the United Kingdom. Under the servicing agreements, WREIT will pay the Company a servicing fee at market rates for each pool of loans or real estate assets that they service for WREIT and reimburse them for certain out-of-pocket costs associated with servicing such assets.

Computer Systems and Other Equipment

     The Company believes that its use of information technology is a key factor in achieving a competitive advantage in acquiring pools of loans, minimizing operating costs, managing merchant cash reserves and increasing overall profitability. In addition to standard industry software applications, management has developed applications designed to provide decision support and automation of portfolio tracking and reporting. A portion of the computer systems and applications used by the Company is owned by WCC and licensed to the Company.

Employee Attrition

     As a result of the difficult environment the Company has recently been operating in, the Company is experiencing an increase in the rate of attrition of its employees and an inability to attract, hire and retain qualified replacement employees. On August 31, 1998 the Company had 514 employees. As part of its initiatives designed to improve the efficiency and productivity of the Company's operations and corporate restructuring due to recent losses, the Company reduced its workforce to 296 employees as of January 15, 1999. Further attrition may hinder the ability of the Company to operate efficiently which could have a material adverse effect on the Company's results of operations and financial condition. No assurances can be given that such attrition will not occur.

     In order to retain key employees through the restructuring period, WFSG may enter into retention agreements that could extend through December 31, 1999. Such agreements may provide for reasonable retention bonuses or other incentives to ensure the cooperation of key employees.

Strategic Restructuring

     In addition to the Plan outlined herein, the Company has taken a number of strategic initiatives to improve its competitive position and its ability to execute its business strategy in a more difficult external environment.

     During October 1998, the Company made a strategic decision to eliminate its retail residential mortgage and manufactured housing mortgage origination operations and to focus on wholesale residential mortgage operations, commercial mortgage origination and its thrift subsidiary. As a result of this action, the Company has written off approximately $1.2 million of goodwill originally established upon acquisition of the residential mortgage origination branches.

     As part of its effort to focus on the commercial mortgage origination segment, the Company, through its subsidiary, First Bank, in October 1998 purchased George Elkins Mortgage Company, a four-branch commercial mortgage loan originator headquartered in Southern California for approximately $1.5 million contingent on certain operating performance through the year 2000.

                               DESCRIPTION OF WCC

General

     WCC, a Nevada corporation owned by the Principal Shareholders, is a specialty servicing company that currently services the Company's loan portfolio and for third parties and provides administrative services to the Company and its affiliates. As part of the restructuring negotiations with the Unofficial Noteholders' Committee, the parties agreed that the servicing operations of WCC would be transferred to a new subsidiary of the Company. See "The Plan of Reorganization -- Description of WCC Restructuring." The Plan also requires that two other companies owned by the Principal Shareholders, Wilshire Leasing Limited ("WLL") and Wilshire Securities Corporation ("Wilshire Securities"), become subsidiaries of WFSG on or prior to the Effective Date and that Portland Servicing Corporation, which is also owned by the Principal Shareholders, be merged into WCC prior to the transfer of servicing operations to WFSG. WLL employs all of the employees (other than employees of First Bank) used in the Company's and WCC's business. Wilshire Securities was formed to engage in limited broker/dealer activities and is currently inactive. Portland Servicing Corporation has an ownership interest in certain smaller loan portfolios and has a minority interest in 11 special-purpose entities which were formed for financings and to effect securitizations.

     As described above under "The Plan of Reorganization -- Description of WCC Restructuring," on or prior to the Effective Date, Capital Wilshire Holdings, Inc., a successor to WCC, will contribute all of its assets (including the right to the name Wilshire Credit Corporation) to a newly formed subsidiary of the Company ("New Servicer") in exchange for the Class B Common Stock of the New Servicer and for the assumption by New Servicer of all of CWH's liabilities, other than its obligations under a certain loan agreement with CCI (approximately $160.0 million) and certain other obligations. In addition, certain indebtedness of Andrew A. Wiederhorn and Lawrence A. Mendelsohn to WCC and WLL reflected on the September 30, 1998 balance sheet of WCC and WLL and certain combined companies under "Shareholder Loans" (approximately $74.5 million) shall be distributed to the Principal Shareholders. After giving effect to the restructuring of WCC and excluding non-capitalized servicing assets, the Company projects on a pro forma basis that the New Servicer will have total assets of approximately $57.8 million, total liabilities of approximately $51.2 million and stockholders' equity of approximately $6.6 million. At September 30, 1998, WCC and certain combined companies had total assets of $124.5 million, total liabilities of $234.3 million and a stockholders' deficit of $109.8 million.

Rationale for the Servicing Transfer

     The Board of Directors of the Company unanimously approved the transfer of WCC's servicing operations and believes that the transfer of servicing improves WFSG's financial position and long term outlook. In reaching this determination the Board of Directors considered, without assigning any relative or specific weights, the following material factors: (i) integration of servicing operations without assuming the significant indebtedness owed by WCC to CCI; (ii) potential additional future revenues from the servicing operation; (iii) the Board of Directors' familiarity with the history, financial condition and results of operations of WCC; (iv) the requirements of the Holders of the Old Notes to effect a restructuring of the Company's indebtedness; (v) elimination of servicing fees being paid to WCC as a third party; (vi) increased fee based revenues through servicing for unaffiliated third parties; (vii) reduction of potential regulatory concerns regarding the relationship between First Bank and WCC; (viii) reduction of potential regulatory concerns regarding the relationship between the Company and WCC; and (ix) elimination of potential conflicts of interest between the Company and WCC and WLL.

     The terms of the transfer of servicing operations to the Company were negotiated between officers of the Company, the Unofficial Noteholders' Committee, CCI and the Principal Shareholders. In view of the Principal Shareholders' ownership interest in WCC and despite the extensive third party involvement of the Company's and WCC's creditors, the independent members of the Board of Directors of the Company (the "Independent Directors") reviewed the terms and the Independent Directors determined that such terms were no less favorable to the Company than would be available in a comparable transaction in an arm's length dealing with a person that is not an affiliate of the Company.

Terms of the Acquisition

     Regulatory Approvals. The Company, WCC and Andrew A. Wiederhorn and Lawrence A. Mendelsohn (the "Sellers") have agreed to apply for all applicable federal and state regulatory approvals, if any, required to effectuate the servicing transfer.

     Termination of Shareholder Agreement. The Sellers and WCC have agreed to terminate the Wiederhorn- Mendelsohn Buy-Sell Agreement dated December 14, 1994 (the "Buy-Sell Agreement") so that that it is of no further force or effect as of the Effective Date.

     Employees' Credits. The Company will credit employees of WCC or WLL, who are employed by WLL or the Company immediately after the Effective Date, with all years of service with WCC or its affiliates under any employee benefit plans and other compensation and employment related benefit plans of the Company or its subsidiaries.

     Conditions Precedent. Consummation of the servicing transfer is subject to certain conditions, unless waived by the party benefitting therefrom, including but not limited to the conditions specified in the Amended and Restated
Restructuring   Agreement  and  the  Amended  and  Restated  WCC   Restructuring
Agreement.

     Certain Federal Income Tax Consequences. The Company believes that neither the Company nor its shareholders will experience a taxable event as a result of the servicing transfer.

     Accounting Treatment. In accordance with generally accepted accounting principles, the servicing transfer is expected to be treated by the Company as a purchase for accounting purposes. Accordingly, from and after the Effective
Date, WCC's results of operations should be included in the Company's consolidated results of operations.

Description of Business

     WCC is primarily engaged in the specialty loan servicing and resolution business. At October 31, 1998, WCC was servicing (i) approximately $1.2 billion aggregate principal amount of loans for the Company; (ii) $6.0 million aggregate principal amount of loans owned by WCC and (iii) approximately $2.3 billion aggregate principal amount of loans for third parties. The Company's management believes that WCC's servicing operations are adequate for the current volume of loans being serviced and expected to be serviced in the immediate future. However, as the volume of loans grows, the Company believes that WCC will need to hire additional personnel and expand the existing computer systems.

     WCC has developed specialized procedures and software designed to effectively service performing, non-performing and sub-performing loans. WCC designs a servicing plan for each underlying loan and property in a pool of loans that it has been requested to service and as part of the acquisition analysis on a pool of loans that is intended to maximize the cash flow from that loan or property. For servicing contracts with third parties this servicing plan serves as a benchmark for WCC's performance. Certain of WCC's servicing contracts with third parties provide for incentive compensation to the extent that the cash flows generated from servicing exceed the amounts provided for in the servicing plan. Non-performing loans are resolved as quickly as possible (generally within one to two years) through foreclosure, compromise, a discounted payoff or reinstatement. Performing and sub-performing loans are actively serviced to ensure timely and accurate payments over their remaining lives.

     The Company is a party to a loan servicing agreement with WCC pursuant to which WCC acts as sub-servicer for the Company and provides loan portfolio management services, including billing, portfolio administration and collection services for the Company's pools of loans. The Company pays WCC a servicing fee equal to prevailing market rates for each pool of loans that WCC is servicing for the Company. First Bank also is a party to a loan servicing agreement with WCC pursuant to which WCC provides loan portfolio management services, including billing, portfolio administration and collection services, for all loans owned, acquired or made by First Bank.

     WREIT is party to a loan servicing agreement with WCC pursuant to which WCC acts as sub-servicer for certain of WREIT's assets and provides loan and real property management services, including billing, portfolio administration and collection services for certain of WREIT's assets. WREIT pays WCC a servicing fee at market rates for each pool of loans or real estate assets that it services for WREIT and WREIT reimburses WCC for out-of-pocket costs associated with servicing such assets.

     Legal Matters. WCC is involved in legal proceedings, including litigation in the ordinary course of business. These proceedings are not expected to have a material adverse effect on WCC.

     Properties. WCC's corporate headquarters are located in Portland, Oregon and consist of approximately 25,000 square feet of office space leased from WREIT, for an aggregate annual rental of approximately $280,000 or $11.20 per square foot plus a portion of the expenses incurred by the lessor in connection with the operation of the building. The lease expires September 2002.

Selected Historical Financial Information of WCC

     The following tables present selected historical financial information for Wilshire Credit Corporation and certain combined companies at the dates and for the periods indicated. The combined income statement and balance sheet data at and for the years ended December 31, 1997 and 1996 have been derived from the audited combined financial statements of the Wilshire Credit Corporation and certain combined companies. The combined income statement and data presented for the nine month periods ended September 30, 1998 and 1997 has been derived from unaudited combined financial statements of the Wilshire Credit Corporation and certain combined companies and include all adjustments, consisting only of normal recurring accruals, which the Wilshire Credit Corporation and certain combined companies consider necessary for a fair presentation of the Wilshire Credit Corporation and certain combined companies' results of operations for these periods. Operating results for the nine month period ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998. The selected combined financial information should be read in conjunction with, and is qualified in its entirety by reference to, the combined financial statements and related notes included herein. These combined financial statements include the financial statements of WCC, WLL, Wilshire Servicing, Portland Servicing Corporation, Wilshire Properties 1 Incorporated ("WP1") and Wilshire Properties 2 Incorporated ("WP2"). WP1 and WP2 were established to hold certain real estate investments of Messrs. Wiederhorn and Mendelsohn, the assets of which were sold by Messrs. Wiederhorn and Mendelsohn to WREIT in April 1998. The historical combined financial statements of Wilshire Credit Corporation and certain combined companies include WP1 and WP2. However, WP1 and WP2 are not being transferred to WFSG as part of the WCC Restructuring and have only minimal assets or liabilities.



                                     Nine Months Ended
                                        September 30,        Year Ended December 31,
                                    --------------------     -----------------------
                                      1998        1997         1997          1996
                                    -------     --------     --------    -----------
                                              (Dollars in thousands)
Income Statement Data:
Revenues:
  Servicing fees...............   $ 13,799    $  13,426     $   17,942    $   7,799
  Interest and dividend income       5,962        3,403          5,305       18,056
  Gain on sale of loans........         --           --             --        3,154
  Rent and finance lease income        375          842          1,085          798
  Other revenues (expense).....      3,624          383            472          120
                                  --------    ---------       --------    ---------
    Total revenue..............   $ 23,760    $  18,054     $   24,804    $  29,927
                                  --------    ---------       --------    ---------
Expenses:
  Interest.....................     14,142        9,895         13,791       17,372
  Write off of carrying value
   of loans and other assets...         --       12,480         12,480           --
  Loss on sales of loans.......         --        2,098          2,098           --
  Compensation and benefits....     12,566        7,202         12,169        8,373
  General and administrative...      4,113        4,669          6,711        6,874
                                  --------    ---------       --------    ---------
    Total expenses.............     30,821       36,344         47,249       32,619
                                  ---------   ---------       --------    ---------
Net (loss) income..............   $ (7,061)   $ (18,290)    $  (22,445)   $  (2,692)
                                  =========   ==========     ==========   =========

Balance Sheet Data:
  Cash and cash equivalents....   $ 85,808    $  72,254      $  58,839     $  6,203
  Securities...................     30,646       47,671         51,458       35,842
  Discounted loans, net........      5,976        3,126          2,867      150,128
  Non-Discounted loans, net....         --        3,078             --       99,923
  Commercial notes receivable..        866        7,626         13,153       11,328
Borrowings.....................    154,201      124,278        145,987      207,173
Stockholders' deficit..........   (109,828)     (68,380)       (86,530)     (52,052)

WCC's Management's Discussion and Analysis of Financial Position and Results of Operations

     The  following   discussion   should  be  read  in  conjunction   with  the
consolidated financial statements of WCC and certain combined companies and the notes thereto included elsewhere herein.

     WCC is a specialty servicing company that currently services the Company's loan portfolio and for third parties and provides administrative services to the Company and its affiliates, Wilshire Leasing, a company that employs all of the employees of WCC, Wilshire Securities, a company formed to engage in broker/dealer activities, Portland Servicing, an owner of loan portfolios and part owner of 11 special-purpose entities which were formed for financings and to effect securitizations and WP1 and WP2, companies that were established to hold certain real estate investments. In April 1998, the assets of WP1 and WP2 were sold to WREIT.

     WCC was, like WFSG, adversely affected by the recent market events. WCC services assets primarily for WFSG and its subsidiaries including First Bank and for WREIT and as WFSG and WREIT sold assets in response to collateral calls, such companies had less assets to service resulting in less servicing fees for WCC. This decline in servicing revenues brought into question WCC's ability to service and repay its existing indebtedness. Accordingly, the Company entered into concurrent negotiations with the owners of WCC and the principal creditor of WCC, CCI, to move the servicing operations of WCC into the WFSG group and resolve WCC's debt burden in a manner acceptable to all parties.

Results of Operations -- Nine Months Ended September 30, 1998 Compared to the Nine Months Ended September 30, 1997

Net Loss

     WCC and the combined companies (the "Wilshire Private Companies") had a net loss of approximately $7.1 million for the nine months ended September 30, 1998 compared to net loss of approximately $18.3 million for the nine months ended September 30, 1997. The decrease in net loss for the nine months ended September 30, 1998 compared to the similar period for 1997 is primarily due to a $12.5 million write off of carrying value of loans and other assets and a $2.1 million loss on sale of loans during the nine months ended September 30, 1997.

Revenues

     The Wilshire Private Companies' revenues totaled approximately $23.8 million for the nine months ended September 30, 1998 compared to approximately $18.1 million for the nine months ended September 30, 1997, an increase of 31.6%, primarily attributable to an increase in interest and dividend income, an increase in servicer collections and other revenues.

     Interest Income. The Wilshire Private Companies' interest income was approximately $6.0 million for the nine months ended September 30, 1998 compared to approximately $3.4 million for the nine months ended September 30, 1997, an increase of 75.2%. The increase in the Wilshire Private Companies' interest income was due primarily to an increase in the average balance of interest earning assets (including servicing accounts) and changes in the Wilshire Private Companies' changed their method of investing excess operating cash and cash equivalents to take advantage of higher returns offered in overnight sweep accounts.

     Other Revenue. The Wilshire Private Companies' other revenue was approximately $3.6 million for the nine months ended September 30, 1998 compared to income of approximately $0.4 million for the nine months ended September 30, 1997, the increase was primarily attributable to a gain on sale of real properties by WP1 and WP2 during the nine months ended September 30, 1998.

Expenses

     The Wilshire Private Companies' expenses totaled approximately $30.8 million for the nine months ended September 30, 1998 compared to approximately $36.3 million for the nine months ended September 30, 1997, a decrease of 15.2%, primarily attributable to a decrease in write offs of the carrying value of loans and other assets and loss on sale of loans, offset in part, by an increase in compensation and benefits and interest expense.

     Interest  Expense.  The Wilshire  Private  Companies'  interest expense was approximately $14.1 million for the nine months ended September 30, 1998 compared with approximately $9.9 million for the nine months ended September 30, 1997, an increase of 42.9%. The increase in interest expense resulted from an increase in the Wilshire Private Companies' interest-bearing liabilities, principally obligations to CCI as agent for their investors, to approximately $154.2 million at September 30, 1998 from approximately $124.3 million at September 30, 1997.

     Write Off of Carrying Value of Loans and Other Assets. During the nine months ended September 30, 1997, in connection with the transfer of several portfolios of loans to WFSG, management performed an evaluation of the carrying value of such loans and certain related assets. Based upon the results of this evaluation process, management determined it was necessary to write off in 1997 approximately $12.5 million of costs previously recorded on its Combined Statements of Financial Condition. In the opinion of management, the write off of such costs properly pertains to events and conditions that arose in 1997. The write off of such costs is referred to in the accompanying Combined Statements of Operations as Write Off of Carrying Value of Loans and Other Assets.

     Compensation and Benefits. Compensation and employee benefits were approximately $12.6 million for the nine months ended September 30, 1998, compared to approximately $7.2 million for the nine months ended September 30, 1997, an increase of 74.5%. The increase was primarily due to the expansion of business operations and infrastructure necessary to accommodate anticipated growth.

     General and Administrative Expenses. General and administrative expenses decreased from approximately $4.7 million for the nine months ended September 30, 1997 to approximately $4.1 million for the nine months ended September 30, 1998, a decrease of 11.9%, due primarily to a reduction in depreciation resulting from the sales of real estate properties and reduced professional services.

                  Results of Operations--1997 Compared to 1996

Net (loss) Income

     WCC had a net loss of approximately $22.4 million for 1997 compared to a net loss of approximately $2.7 million for 1996. The increase in net loss was primarily attributable to a $12.5 million write-off of loans and other assets, a $2.1 million loss on sale of loans and a $3.8 million increase in compensation and benefits during 1997.

Revenues

     The Wilshire Private Companies' total revenues were approximately $24.8 million for 1997 compared to approximately $29.9 million for 1996, a decrease of approximately 17.1%. WCC's asset base was significantly smaller in 1997 as a result of WCC's sale of loans with a book value of approximately $113.9. In addition, in December 1996, WCC entered into an agreement with the Company pursuant to which it agreed to cease all further loan acquisition activity.

     Servicing fees. WCC's servicing fees were approximately $17.9 million for 1997 compared to approximately $7.8 million for 1996, an increase of approximately 130.1%. The increase in servicing fees of approximately $10.1 million in 1997 was primarily the result of contracting for servicing rights on loan portfolios owned by the Company and unaffiliated third parties.

     Interest and dividend income. WCC's interest and dividend income was approximately $5.3 million for 1997 compared to approximately $18.1 million for 1996, a decrease of 127.3%. The decrease in WCC's interest and dividend income was due primarily to a decrease in WCC's interest earning assets from approximately $303.5 million in 1996 to approximately $126.3 million at December 31, 1997, which was in part due to WCC's sale of loans with a book value of approximately $113.9 million during 1997.

     Rent and finance lease income. WCC's rent and finance lease income was approximately $1.1 million in 1997 compared to approximately $0.8 million in 1996, an increase of approximately 35.9%. WCC's rental and finance lease income is derived from operating leases on real estate and cellular and portable telephone rentals. The increase was primarily attributable to an increase in leased real estate.

Expenses

     Interest. WCC's interest expense was approximately $13.8 million for 1997 compared with approximately $17.4 million for 1996, a decrease of 20.6%. The decrease in interest expense resulted from a decrease in WCC's interest-bearing liabilities to approximately $146.0 million at December 31, 1997, from approximately $207.7 million at December 31, 1996.

     Write off of carrying value of loans and other assets. Write off of carrying value of loans and other assets for 1997 was approximately $12.5 million. This compares with no write off of carrying value of loans and other assets for 1996. During the year ended December 31, 1997, in connection with the transfer of several portfolios of loans to the Company, management performed an evaluation of the carrying value of such loans and related assets. Based on the results of this evaluation process, management determined it was necessary to write off in 1997 approximately $12.5 million of the cost.

     Loss on sale of loans. WCC realized a $2.1 million loss on the sale of loans in 1997 resulting from the sale of certain loans that were previously securitized by the Wilshire Private Companies. The securitization had been accounted for as a financing transaction. The securitization was called by WCC and the related loans sold.

     Compensation and benefits. Compensation and benefits was approximately $12.2 million for 1997, compared to approximately $8.4 million for 1996, an increase of 45.3%. The increase was primarily due to an increase in the average number of full-time equivalent employees, reflecting the expansion of loan servicing activities.

Changes in Financial Condition -- September 30, 1998 Compared to September 30, 1997

     From December 31, 1997 to September 30, 1998, total assets decreased from $137.4 million to $124.5 million. The decrease was primarily due to the sales of certain securities, commercial notes and real estate. Total liabilities increased from $223.9 million to $234.4 million due to an increase in borrowings of $8.2 million and an increase in accounts payable and other accrued liabilities of $30.0 million, offset in part, by a decrease in due to affiliates of $27.7 million.

     Securities. The Wilshire Private Companies' holdings of securities decreased approximately $20.8 million during the nine months ended September 30, 1998 primarily as a result of the sale of approximately $27.5 million of securities available for sale, partially offset by, a $3.2 million non-cash transfer of commercial notes receivable to securities available for sale. For accounting purposes, the Corporations' securities are classified as available for sale and held to maturity.

     Discounted Loans, net. The Wilshire Private Companies' portfolio of Discounted Loans increased by approximately $3.1 million during the nine months ended September 30, 1998 primarily as a result of $4.1 million of loan acquisitions, offset in part, by $1.0 million of principal payments.

     Commercial Notes Receivable, net. Commercial Notes Receivable, net, decreased by approximately $13.2 million during the nine months ended September 30, 1998 primarily as the result of prepayment of commercial notes of $10.6 million, and a $3.2 million non-cash transfer to securities, available for sale.

     Property and Equipment, net. Property and equipment, net decreased by approximately $8.3 million during the nine months ended September 30, 1998 primarily as a result of the sale of certain real estate properties to WREIT.

     Borrowings. Borrowings increased by approximately $8.2 million during the nine months ended September 30, 1998, resulting from additional borrowings, offset in part, by repayment of borrowings secured by properties sold to WREIT.

     Due to Affiliates. Due to Affiliates of approximately $15.6 million at September 30, 1998 was primarily attributable to payments received in the normal course of servicing operations, which were not yet due to be remitted to the Company.

     Accounts payable and accrued liabilities. Accounts payable and accrued liabilities of approximately $62.2 million at September 30, 1998 was primarily attributable to amounts payable to investors for servicing collections held in custody as of that date.

Liquidity and Capital Resources

     Liquidity is the measurement of the Wilshire Private Companies' ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund investments and for general business purposes. The Company's sources of cash flow include servicing fees and borrowings from lenders, including CCI. In certain limited circumstances, the Company also has borrowed money from related parties. The Wilshire Private Companies' liquidity is actively managed on a daily basis and reviewed periodically by the Wilshire Private Companies' directors. This process is intended to ensure the maintenance of sufficient funds to meet the needs of the Wilshire Private Companies, including adequate cash flows for off-balance sheet instruments.

     At September 30, 1998, the Wilshire Private Companies' sources of borrowing included CCI and certain other sources. The Wilshire Private Companies' borrowings have either (a) repayment terms tied to cash receipts of the related collateral, or (b) borrowing bases tied to the relative value of the collateral, including servicing fees received.

     The Wilshire Private Companies' uses of cash include the payment of interest expenses, repayment of loans, operating and administrative expenses, income taxes and capital expenditures. Capital expenditures the Wilshire Private Companies have not been material.

     The Wilshire Private Companies believe that cash flow from operations after
the   restructuring   will  be  sufficient  to  fund  current  operating  needs, commitments and capital expenditures in the near term.

                                  MANAGEMENT

Directors and Executive Officers of WFSG

     The name, age, present principal occupation or employment, and the material occupations, positions, offices or employments for the past five years, of each person who is an executive officer or director of WFSG are set forth below. For a list of the directors and executive officers of Reorganized Company, see "-- The Reorganized Company -- Directors and Management of Reorganized Company."



            Name              Age                      Office

Andrew A. Wiederhorn........   32   Chairman of the Board, Chief Executive
                                    Officer, Secretary and Treasurer of the
                                    Company
Lawrence A. Mendelsohn......   37   President and Director of the Company

Sheryl Anne Morehead........   45   Executive Vice President, S&L Group of the
                                    Company and Chief Executive Officer and
                                    President of First Bank

Chris Tassos................  41   Executive Vice President and Chief Financial
                                    Officer of the Company

Phillip D. Vincent..........   44   Executive Vice President, Loan Servicing of
                                    the Company

Bo G. Aberg.................   49   Senior Vice President, Europe of the Company

Donald J. Berchtold.........   52   Senior Vice President, Administration of the
                                    Company

Kenneth R. Kepp.............   42   Senior Vice President, Operations of the
                                    Company

Glenn J. Ohl................   44   Senior Vice President of the Company and
                                    Chief Financial Officer of WFC

Peter O'Kane................   32   Senior Vice President, Loan Acquisitions
                                    of the Company

Mark Peterman...............   51   Senior Vice President and Legal Counsel of
                                    the Company

Robert G. Rosen.............   31   Senior Vice President, Asset Securitization
                                    of the Company

R. Scott Stevenson..........   40   Senior Vice President of the Company

Geoffrey B. Davis...........   55   Chief Information Officer of the Company

Don H. Coleman..............   59   Director of the Company

Philip G. Forte.............   33   Director of the Company

David Dale-Johnson..........   50   Director of the Company

     Andrew A. Wiederhorn is the Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Wiederhorn founded WCC and continues to serve as the Chief Executive Officer, Treasurer, Secretary and sole director of WCC. Mr. Wiederhorn received his B.S. degree in Business Administration from the University of Southern California.

     Lawrence A. Mendelsohn is a director and the President of the Company. From February 1993 until October 1996, Mr. Mendelsohn was the Executive Vice President of WCC. From January 1992 until February 1993, Mr. Mendelsohn was Vice President, Principal and Head of Capital Markets for Emerging Markets of Bankers Trust New York Corporation/BT Securities Corporation. From August 1987 until January 1992, Mr. Mendelsohn was the Vice President, Senior Options Principal and Head of Proprietary Trading for Equities, Equity Options and Distressed Debt for J.P. Morgan and Co./J.P. Morgan Securities. Mr. Mendelsohn received an A.B. degree in Economics from the University of Chicago, an M.A. degree in International Politics from the University of Texas, an M.S. degree in Business Research from the University of Southern California and a Ph.D./ABD in Finance from the University of Southern California.

     Sheryl Anne Morehead is Executive Vice President, S&L Group of the Company and Chief Executive Officer and President of First Bank. Ms. Morehead was Senior Vice President, S&L Group of the Company and Chief Executive Officer of First Bank from November 1996 until June 1997. From December 1993 until October 1996, Ms. Morehead was the Chief Credit Officer/Chief Operating Officer of First Los Angeles Bank/Sao Paulo Bank Group, a commercial banking institution. From August 1990 until December 1993, Ms. Morehead was the Chief Credit Officer/Executive Vice President of First Federal Bank of Santa Monica, a savings bank. Ms. Morehead received a B.S. degree from Boston University and an M.B.A. degree from Harvard Graduate School of Business.

     Chris Tassos is Executive Vice President and Chief Financial Officer of the Company. Mr. Tassos was Senior Vice President and Chief Financial Officer of the Company from October 1996 until June 1997. From August 1995 until October 1996 Mr. Tassos was the Executive Vice President of WCC. From March 1992 until February 1995, he was the Chief Financial Officer and/or Senior Vice President of Finance of Long Beach Mortgage Company (formerly Long Beach Bank). Mr. Tassos received a B.A. degree from California State University, Fullerton. From July 1979 until April 1984, and May 1985 until September, 1990 Mr. Tassos was an auditor for Deloitte & Touche LLP.

     Phillip D. Vincent is Executive Vice President, Loan Servicing of the Company. Mr. Vincent was Senior Vice President, Loan Servicing of the Company from October 1996 until June 1997. Mr. Vincent was Senior Vice President and Chief Administrative Officer of The J.E. Robert Company, Inc., one of the largest real estate and mortgage investment managers in the U.S. from April 1995 until July 1996, Senior Vice President and Managing Officer of The J.E. Robert Company, Inc. from June 1992 until September 1995, and Vice President and Division Manager of The J.E. Robert Company, Inc. from 1991 until May 1992. Mr. Vincent is a member of the American Institute of Certified Public Accountants. Mr. Vincent received a B.S. degree in Finance from Oklahoma State University.

     Bo G. Aberg is Senior Vice President, European Operations of the Company. From November 1994 to September 1996, Mr. Aberg was Chief Executive Officer of Securum Holding B.V., a Kingdom of Sweden owned work-out company in Europe. From September 1992 to November 1994, Mr. Aberg was Chief Executive Officer of Securum Real Estate Group, Malmo, Sweden. From January 1982 to September 1992, Mr. Aberg held several positions within the PK Group (a Swedish banking group), and from September 1974 to January 1982, he was a Chartered Accountant for Hagstroms Revisions Byra AB Sweden (now Ernst & Young). Mr. Aberg received the equivalent of a B.S. degree in Economics (Ekonomexanon) and an academic degree in Law (Jurkandexamen) both from the University of Stockholm, Sweden.

     Donald J. Berchtold is Senior Vice President, Administration. From March 1992 until October 1996, Mr. Berchtold was Senior Vice President of WCC. From February 1991 until November 1992, he was a consultant to Entertainment Publications Inc.--CUC International Inc. Mr. Berchtold received a BSc. degree in Business/Finance and Marketing from Santa Clara University. Mr. Berchtold is Mr. Wiederhorn's father-in-law.

     Kenneth R. Kepp is Senior Vice President, Operations. From November 1991 until October 1996, Mr. Kepp was Senior Vice President of WCC. From June 1990 until November 1991, Mr. Kepp was the Managing Director of Network Associates International, a consulting company to the leasing industry. Mr. Kepp received a B.S. degree in Finance from Northern Illinois University.

      Glenn J. Ohl is Senior Vice President of the Company and Chief Financial Officer of WFC. Mr. Ohl was Chief Financial Officer of WFC from November 1996 until June 1997. From August 1995 until October 1996, Mr. Ohl was the Senior Vice President and Corporate Treasurer of CWM Mortgage Holdings, Inc., an affiliate of Countrywide Credit Industries Inc., a residential financing company. From September 1992 until August 1995, Mr. Ohl was the Executive Vice President and Chief Financial Officer of ARCS Mortgage, Inc., a financing company. Mr. Ohl received a B.A. degree from Franklin and Marshall College and an M.B.A. degree from New York University.

     Peter O'Kane is Senior Vice President, Loan Acquisitions. Mr. O'Kane was Vice President, Loan Acquisitions from October 1996 until June 1997. From May 1994 until October 1996, Mr. O'Kane was the Vice President, Loan Acquisitions of WCC. From September 1992 until April 1994, Mr. O'Kane was an Asset Manager, Investment Division of J.E. Robert Company, Inc. From September 1991 until September 1992, Mr. O'Kane was a staff consultant with Arthur Andersen & Company. From March 1990 until August 1991, Mr. O'Kane was an analyst for GranCorp, Inc., a real estate investment company. Mr. O'Kane received a B.A. degree from the University of Washington.

     Mark Peterman is Senior Vice President and Legal Counsel of the Company. From January 1976 until July 1998, Mr. Peterman was a partner of Stoel Rives LLP, a law firm. Mr Peterman has an undergraduate degree from the University of Michigan and a Juris Doctor from Columbia University.

     Robert G. Rosen is Senior Vice President, Asset Securitization of the Company. Mr. Rosen was the Vice President of Securitization at BTM Capital Corp., a wholly owned subsidiary of the Bank of Tokyo-Mitsubishi, Ltd. since March 1997. From January 1995 until March 1997 Mr. Rosen was a Director of Black Diamond Advisors, Inc., a firm specializing in securitization and capital markets needs of finance companies. From January 1994 to January 1995 Mr. Rosen was with Kidder, Peabody and Co. in the Asset-Backed Securitization Group. From 1991 to 1994 Mr. Rosen was the Assistant Vice President and Manager of Securitization and Commercial Paper within the Corporate Trust Department at Bankers Trust Company. Mr. Rosen received a B.A. and an M.B.A. from Union College.

     R. Scott Stevenson is Senior Vice President of the Company. Mr. Stevenson was Vice President of the Company and President of Girard and First Bank from October 1996 until September 1997. From June 1991 until October 1996, he was the President and Chief Executive Officer of Girard. From January 1986 until June 1991, he held various positions at Girard including Chief Operating Officer, Chief Financial Officer and Loan Officer. Mr. Stevenson received a B.S. degree in Accounting and an M.S. degree in Taxation from Brigham Young University.

     Geoffrey B. Davis is Chief Information Officer of the Company. Since 1970 Mr. Davis has held various senior management positions with Bank of America in Venezuela, Panama, Spain, Canada, Mexico and Brazil. Prior to 1970, Mr. Davis spent four years in the Air Force Strategic Air Command. Mr. Davis received an A.B. degree in International Relations from the University of North Carolina, Chapel Hill and an M.B.A. degree from the University of California, Los Angeles. Mr. Davis also completed the Executive Program for Information Systems, Harvard University.

     Don H. Coleman is a director of the Company. Since March 1994, Mr. Coleman has been the President of International Manufacturing and Licensing, Inc., a subsidiary of the ICT Group, Inc., a supplier of wireless phone equipment worldwide. From January 1988 until March 1994, Mr. Coleman was President of Liquid Spring Corporation, a manufacturer of automobile components. From 1984 to 1986, Mr. Coleman was President of Clarion Corporation of America, a major supplier of automotive sound systems and electronics. Mr. Coleman is a director of ICT Group, Inc., and Fabricated Metals, Inc., a materials handling equipment manufacturer. Mr. Coleman received a B.A. degree in Economics and an M.B.A. degree from Stanford University.

     Philip G. Forte is a director of the Company. Mr. Forte has been the President of Wilshire Cellular, Inc., a cellular phone leasing company, since June 1994. Wilshire Cellular, Inc. is not an affiliate of the Company. From
March 1992 until June 1994, Mr. Forte was the Vice President, Sales and Marketing of Vinyl Chem International, Inc., a textile chemical repair manufacturer. From September 1989 until March 1992, Mr. Forte was the Vice President, Sales and Marketing of Pacific Western University. Mr. Forte received a B.S. degree in Business Administration from the University of Southern California.

     David Dale-Johnson is a director of the Company. Since 1988, Mr. Dale-Johnson has been the Director, Program in Real Estate, School of Business Administration, University of Southern California. Mr. Dale-Johnson also is Vice-Chairman and a director of Century Center for Economic Opportunity, Inc., a non-profit corporation. Mr. Dale- Johnson is also a consultant for several public and private companies and government agencies. Mr. Dale-Johnson received his B.A. degree in Art History from the University of British Columbia, M. Sc. degree in Business Administration from the University of British Columbia and a Ph.D. degree in Business Administration from the University of California, Berkeley.

Audit Committee of the Board of Directors

     The Audit Committee, which consists of a majority of independent directors who are not affiliated with the Principal Shareholders, makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. Messrs. Wiederhorn, Coleman and Dale-Johnson are the members of the Audit Committee. Under the Plan, new directors will be appointed. See "The Plan of Reorganization."

Election of Directors

     The Company's Board of Directors is divided into three classes. Directors of each class are elected at the annual meeting of stockholders held in the year in which the term for such class expires and will serve thereafter for three years. Philip G. Forte's term expires in 2000, Messrs. Wiederhorn's and Mendelsohn's terms expire in 1999, and Don H. Coleman's and David Dale-Johnson's terms expire in 1998.

Compensation of Directors

     The Company pays its nonemployee directors a per meeting fee of $1,000 for each board meeting and a fee of $100 per hour for each committee meeting attended which is not on a regularly scheduled meeting date. Under the Company's Stock Incentive Plan, on the last trading day of each calendar quarter, the Company automatically grants each non-employee director an option to purchase shares of common stock equal to $6,250 divided by the fair market value per share of the Common Stock on the date of grant. In addition, nonemployee directors are eligible for annual grants of options. David Dale Johnson and Don Coleman also received $62,300 and $110,700 for their work on various committees of the Board in 1998. There is no assurance that the compensation of directors of Reorganized WFSG will be as set forth herein.

Compensation Committee Interlocks and Insider Participation

     Determinations regarding compensation of the Company's employees are made by the Compensation Committee of the Board of Directors. David Dale-Johnson and Don H. Coleman are the members of the Compensation Committee. Neither David Dale-Johnson nor Don Coleman participated in the compensation decisions relating to Messrs. Wiederhorn's and Mendelsohn's base salary for fiscal 1996 and 1997. Messrs. Wiederhorn and Mendelsohn actively participated in such decisions.

     The Company leases office space for its corporate headquarters from WREIT. The lease agreement provides for an aggregate annual rent payment in 1997 of approximately $276,000 and expires December 31, 2001. In addition to base rent, the Company is required to pay its proportionate share of operating expenses incurred by the lessor in connection with the operations of the building. First Bank subleases approximately 8,000 sq. ft. of office space in two locations from the Company for an aggregate annual rental payment in 1997 of $4. The term of the sublease is year-to-year.

     In connection with the formation of WFSG, on December 24, 1996, certain executive officers and directors exchanged 5.1% of the capital stock of Girard Savings Bank, F.S.B. ("Girard"), which was subsequently merged into First Bank, 5.1% of the capital stock of First Bank, and approximately 99% of the capital stock of WAC (which owned 94.9% of the capital stock of Girard and First Bank), for 5,447,901 shares of Common Stock.

     The Company is a party to a loan servicing agreement with WCC pursuant to which WCC acts as sub-servicer for the Company and provides loan portfolio management services, including billing, portfolio administration and collection services for the Company's pools of loans. The Company pays the WCC a servicing fee at the prevailing market rates for each pool of loans that WCC is servicing for the Company. First Bank is a party to a loan servicing agreement with WCC pursuant to which WCC provides loan portfolio management services, including billing, portfolio administration and collection services, for all loans owned, acquired or made by First Bank.

     Certain executive officers of the Company, including Andrew A. Wiederhorn, Lawrence A. Mendelsohn, Kenneth Kepp, Donald Berchtold, Chris Tassos and Phillip Vincent, are continuing to serve as executive officers of WCC and receive minimal compensation from WCC.

     The Company and the WCC are parties to an Administrative Services Agreement pursuant to which WCC and the Company have agreed to provide certain services to each other, including, among other things, certain financial reporting functions, legal compliance, banking, risk management and operational and strategic services. The agreement provides for the payment of a market rate fee plus reimbursement of any out-of-pocket expenses for any services rendered by one party to another.

     In the first quarter of 1997, WCC assigned the servicing rights to a portfolio of home equity loans, second lien mortgages, consumer loans and mortgage-backed securities (the "Institutional Portfolio") to the Company. Thereafter, the Company purchased the Institutional Portfolio from a major institutional investor at a discount that resulted in the Company's receipt of a servicing fee of approximately $5.6 million, the recognition of which is being deferred and amortized over the life of the Institutional Portfolio.

     From January 1, 1997 through March 31, 1997, the Company purchased $128.4 million aggregate principal amount of mortgage and other loans from WCC. The indentures for the Notes and Series B Notes contain an exception to the prohibition on transactions with affiliates for purchases on or before March 31, 1997 of loan portfolios acquired by an affiliate of the Company after July 31, 1996, where the purchase price does not exceed the lower of two independent bids for the acquired loan portfolios. Management believes that the Company's loan purchases were made in compliance with the indentures.

     Effective July 31, 1997, the Company issued to WCC 27,500 shares of its PIK Preferred Stock having an aggregate liquidation value of $27.5 million in exchange for the cancellation of certain accounts payable to WCC aggregating approximately $27.1 million and cash in the amount of approximately $400,000. The holders of the PIK Preferred Stock had a preference with respect to payment of dividends and distributions on liquidation. Dividends on the PIK Preferred Stock were payable in additional shares of PIK Preferred Stock rather than cash. The Company has the option, at any time, to call the PIK Preferred Stock at its liquidation value subject to certain limitations contained in the indentures relating to the Notes and the Series A Notes. The PIK Preferred Stock was redeemed in 1998.

     During the quarter ended September 30, 1998, the Company loaned approximately $15.6 million to WREIT. These loans are secured by operating real estate with loan to value ratios of up to 85%, are due on October 1, 2008 and bear interest at 10% per annum. WREIT also made a loan to the Company in the amount of $17.7 million during the quarter ended September 30, 1998. This loan is included as an offset due from affiliates, net in the Company's consolidated statement of financial condition as of September 30, 1998, bears interests at 13% per annum is due with thirty days notice and a part of the $18.4 million Compromised WREIT/WREP Claim.

     During 1998, the Company made payments of approximately $3,900,000 to its two principal stockholders. These amounts have been reimbursed to the Company by offsetting other amounts due to an affiliated entity owned by the principal stockholders.

     The Company loaned Kenneth R. Kepp $295,000 which is secured by a mortgage on Mr. Kepp's principal residence. The Company has a first priority lien on $235,143.20 of such indebtedness which bears interest at 8.75% per annum and a second lien on $57,467.34 of such indebtedness which bears interest at 10.0% per annum.

     The Company loaned David Dale-Johnson $75,000 to complete construction of his principal residence. Such indebtedness bears interest at 10.5% per annum.

     The Company loaned Robert G. Rosen $435,000 which is secured by a mortgage on Mr. Rosen's principal residence. Such indebtedness bears interest at 7.78% per annum.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued by the Company for services rendered during the years ended December 31, 1996 and 1997 to the Chief Executive Officer of the Company, and to each of the other executive officers of the Company (three in total) whose total cash compensation for the year ended December 31, 1997 exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                  Long Term
                                    Annual Compensation          Compensation
                              -------------------------------    ------------
                                                                  Securities
                                                                  Underlying       All Other
Name and Principal Position   Year       Salary($)    Bonus($)  Options/SARs(#) Compensation($)
---------------------------   ----      ------------ ---------  --------------  ---------------
Andrew A. Wiederhorn
 Chairman, Chief Executive
 Officer, Secretary and       1997      $ 300,000           --       730,000               --
 Treasurer................    1996      $  65,000(1)

Lawrence A. Mendelsohn
 President................    1997      $ 300,000           --       365,000               --
                              1996      $  73,494(1)        --            --               --
Bo G. Aberg(2)
 Senior Vice-President,
 European Operations......    1997      $ 372,168    $ 246,765         5,000               --
                              1996      $  51,420(3) $  41,925(3)
Sheryl A. Morehead
 Executive Vice President,
 S&L Group................    1997      $ 277,655    $ 100,000            --               --
                              1996      $  36,907(2) $  25,000        15,000               --
Chris Tassos
 Executive Vice-President
 and Chief Financial
 Officer..................    1997      $ 168,400(3) $  90,000(3)     60,000               --
                              1996      $  13,125(3)        --(3)

----------

(1) Represents amounts paid by WCC. Mr. Wiederhorn and Mr. Mendelsohn elected in the past to receive minimal compensation from WCC to maintain capital in WCC and have received Shareholder Distributions from WCC to fund the acquisition and growth of First Bank and certain other expenses.

(2) Ms. Morehead was hired in November 1996.

(3) Represents amounts paid by the Company. Does not include amounts paid by Wilshire Private Companies.

Option/SAR Grants In Last Fiscal Year

     The following table provides information concerning stock options granted by the Company during the year ended December 31, 1997 to each of the Named Executive Officers.


                                        % of total
                                       Options/SARs
                           Number of    Granted to
                          Securities   Employees in                             Potential Realizable Value at
                          Underlying    Year ended    Exercise or               Assumed Annual Rates of Stock
                         Options/SARs  December 31,   Base price   Expiration   Price Appreciation for Option
         Name              Granted(#)     1997          ($/sh)         Date               Term(1)
-----------------------  ------------  -------------  -----------   ----------  ------------------------------
                                                                                      5%             10%
                                                                                -------------  ---------------

Andrew A. Wiederhorn..          --          --             --           --            --             --
Lawrence A. Mendelsohn          --          --             --           --            --             --
Bo G. Aberg...........      15,000          5.7%          25.48        2007            0              0
Sheryl A. Morehead....      15,000          5.7%          25.48        2007            0              0
Chris Tassos..........      60,000         22.7%          27.18        2007            0              0


     Under the Plan, all existing stock options described above will be extinguished. In its discretion, the Board of Directors of the Reorganized WFSG will introduce a new employee stock compensation plan subject to consent of the Unofficial Noteholders' Committee and shareholder approval as provided by law. The Unofficial Noteholders' Committee has agreed that the new stock option program should be reflective of a policy of rewarding the contribution of management to the long term financial performance of the Company and consistent with employee incentive programs for similarly situated companies.

Employment Agreements

     As part of the Plan, the Company's existing employment agreements with Mr. Wiederhorn and Mr. Mendelsohn will be terminated without liability and will be replaced with new employment agreements. The following describes the existing and new employment agreements with Mr. Wiederhorn and Mr. Mendelsohn.

Existing Employment Agreements

     The Company has entered into substantially similar employment agreements, effective November 1, 1996, with Mr. Wiederhorn (as Chief Executive Officer) and Mr. Mendelsohn (as President) (each individually, an "Executive" and collectively, the "Executives"). Each agreement provides for an initial three-year term which is automatically renewable for successive two-year terms (the "Employment Term") unless either party gives written notice to the other at least ninety days prior to the expiration of the then Employment Term. During the Employment Term, each Executive will be obligated to devote a significant portion of his business time, energy, skill and efforts to the performance of his duties under the agreement and to faithfully serve the Company, subject to his right to serve as an employee and/or board member of certain companies and to manage his personal financial and legal affairs.

     Each agreement provides for an annual base salary of $300,000, which may be increased, but not decreased, by the Compensation Committee of the Board of Directors, and an annual bonus. The bonuses will be determined by the Compensation Committee of the Board of Directors and may not exceed in the aggregate 20% of the pre-tax profits of the Company. The Executives share equally in the first $400,000 of any such bonus and two-thirds and one-third, respectively, of any additional bonus amount. In addition, the agreements provide that the Executives may participate in the Company's Incentive Stock Plan. See "--Incentive Stock Plan."

     Each agreement provides that the annual bonus may be paid quarterly in advance based on quarterly earnings. For the first and second quarter of 1998, Mr. Wiederhorn and Mr. Mendelsohn received payments reflecting the high level of earnings for such periods. Immediately following the end of the third quarter, Mr. Wiederhorn and Mr.

Mendelsohn also received quarterly payments based on the then anticipated earnings for the third quarter. As the market deteriorated in October and the Company was forced to sell assets, the Company reviewed its then anticipated third quarter earnings and determined that assets as of the end of the third quarter would need to be written down in light of market events, resulting in a substantial third quarter loss. Following such losses, Mr. Wiederhorn and Mendelsohn through a company controlled by them, repaid the Company for such quarterly payments.

     Each agreement also provides that during the Employment Term and thereafter, the Company will indemnify the Executive to the fullest extent permitted by law, in connection with any claim against the Executive as a result of the Executive serving as an officer or director of the Company or in any capacity at the request of the Company in or with regard to any other entity, employee benefit plan or enterprise. Following the Executive's termination of employment, the Company will continue to indemnify the Executive even if the Executive has ceased to serve in such capacity.

     If any payment to the Executive together with certain other amounts paid to the Executive, exceeds certain threshold amounts and results from a change in ownership as defined in Section 280G(b)(2) of the Code, the agreements provide that the Executive will receive an additional amount to cover the federal excise tax and any interest, penalties or additions to tax with respect thereto on a "grossed up" basis.

     Each agreement may be terminated by the Executive for good reason at any time or with or without good reason during the change in control protection period (if a change in control occurs) or by the Company at any time with or without cause. If the Executive terminates his employment with the Company under these circumstances or if the Executive is terminated without cause or the Executive's employment terminates as a result of the Company giving notice of nonextension of the Employment Term, the Executive will receive severance pay
(i) in an amount equal to three times base salary in effect at termination and three times the highest annual bonus paid or payable for any of the previous three years, (ii) accelerated full vesting under all outstanding equity-based and long-term incentive plans, (iii) any other amounts or benefits due under then applicable employee benefit plans of the Company (in accordance with such plan, policy or practice), (iv) three years of additional service credit that the Executive would otherwise have been credited under any pension type qualified or non-qualified pension plan, (v) three years of the maximum Company contribution under any qualified or non-qualified 401(k) type plan and (vi) continued medical benefits for three years. The agreement provides that Executive will have no obligation to mitigate the Company's financial obligations in the event of his termination due to death, disability, termination for good reason, termination with or without good reason during the change in control protection period or termination without cause, and there will be no offset against the Company's financial obligations for other amounts earned by the Executive.

     If termination is the result of the Executive's death, the Company will pay to the Executive (or his estate), an amount equal to (i) any earned but not yet paid compensation, (ii) a prorated bonus, (iii) any other amounts or benefits due under then applicable employee benefit plans of the Company (in accordance with such plan, policy or practice), (iv) payment on a monthly basis of 6 months of base salary to the Executive's spouse or dependents and (v) continued medical coverage for the Executive's spouse and dependents for three years. In addition, the Executive will receive accelerated full vesting under all outstanding equity-based and long-term incentive plans. If the Executive's employment is terminated by reason of disability, the Executive will be entitled to receive payments and benefits to which his representatives would be entitled in the event of his termination by reason of death, provided that the payment of base salary will be reduced by any long-term disability payments under any policy maintained by the Company.

New Employment Agreements

     Prior to the Filing Date, the Company will enter into substantially similar employment agreements with Mr. Wiederhorn (as Chief Executive Officer) and Mr.
Mendelsohn (as President) through the one year anniversary of the Effective Date. The agreements provide for an annual base salary of $33,333 for Mr. Wiederhorn and $166,667 for Mr. Mendelsohn and a guaranteed annual bonus of $150,000 for each to be advanced in quarterly installments in arrears. In addition, each of Mr. Wiederhorn and Mr. Mendelsohn may earn additional performance bonuses as follows: (i) a capital bonus equal to 1% of all equity capital contributions in excess of $9,999,999 with a maximum capital bonus of $500,000; (ii) an earnings bonus equal to 3% of adjusted annual after-tax earnings with a maximum earning bonus of $300,000; and (iii) a discretionary bonus to be determined by the board of directors in good faith, which would not be less than $125,000. Any compensation to Mr. Wiederhorn or Mr. Mendelsohn in excess of $683,333 and $816,667, respectively, will be paid in New Common Stock.

     In the event that Mr. Wiederhorn or Mr. Mendelsohn is terminated other than for cause prior to December 31, 1999 or his employment agreement is not renewed on substantially the same terms, the Company will make a payment to CCI for the account of Mr. Wiederhorn and/or Mr. Mendelsohn, as the case may be. Reorganized WFSG shall recoup bonuses payable to Mr. Wiederhorn and Mr. Mendelsohn from the CCI payment. Mr. Wiederhorn and Mr. Mendelsohn will also be entitled to certain health or other benefits on termination, and shall be entitled to indemnification for certain claims related to their employment.

     In addition, under these employment agreements, Mr. Wiederhorn and Mr. Mendelsohn will receive options equivalent to 2% and 1%, respectively, of the fully diluted New Common Stock at a strike price equal to 110% of the market price of New Common Stock calculated at the earlier of: (i) 90 days after the Effective Date and (ii) a public announcement by Reorganized WFSG of a binding equity capital commitment by a third party, but in no event sooner than the thirtieth day following the Effective Date. Such options shall vest in equal proportions over a period of three years and shall remain outstanding for a 5 year term. In addition, Andrew A. Wiederhorn and Lawrence A. Mendelsohn shall receive options equivalent to 5% of the full diluted New Common Stock (Andrew A. Wiederhorn shall receive 2/3 and Lawrence A. Mendelsohn shall receive 1/3), at a price per share equal to (a) the aggregate allowed claims (principal and accrued and unpaid interest at filing) of the Old Notes plus interest as if accrued and compounded bi-annually at a rate of 13% per annum to the date of exercise of the option, divided by (b) the number of shares of New Common Stock received by the Senior Notes. If either such employee's employment is terminated by WFSG, all otherwise unvested options of such employee shall immediately vest and be exercisable for a period of 90 days following the later of termination or, if applicable, the pricing of such options.

Incentive Stock Plan

     The Company's incentive stock plan (the "Stock Plan") is intended to enable the Company to attract, retain and motivate key employees, directors and, on occasion, consultants, by providing them with equity participation in the Company. Accordingly, the Stock Plan permits the Company to grant incentive stock options ("ISOs"), non-statutory stock options ("NSOs"), restricted stock and stock appreciation rights (collectively "Awards") to employees, directors and consultants of the Company and subsidiaries of the Company. The Stock Plan will terminate on October 28, 2006 unless terminated earlier by the Board of Directors of the Company. Under the Plan, any awards under this Stock Plan will be extinguished.

     Administration of the Plan. The Stock Plan is administered by the Company's Board of Directors, a committee appointed by the board (the "Committee") or a combination of the two. References below to the "Administrator" are to the body that administers the Stock Plan. The Board of Directors of the Company has delegated administration of the Stock Plan to a committee consisting of David Dale-Johnson and Don Coleman, two of the Company's nonemployee directors.

     Securities Subject to the Plan. During the ten-year term of the Stock Plan, the Company may grant Awards for a maximum of 1,825,000 shares of the Company's Common Stock, subject to adjustment in the case of stock splits and similar events. No one person may receive Awards covering more than a cumulative total of 900,000 shares of Common Stock under the Stock Plan.

     Employee  Options.  Under the Stock Plan, the Company may grant ISOs (under
Section 422 of the Code) and NSOs. The option exercise price of both ISOs and NSOs may not be less than the fair market value of the shares covered by the option on the date the option is granted. However, the exercise price of ISOs granted to holders of more than 10% of the Company's outstanding stock may not be less than 110% of that fair market value. Options will not be transferable other than by will or the laws of descent and distribution or, in the case of NSOs, under qualified domestic relations orders.

     The Administrator selects the persons to whom options will be granted, the number of shares subject to each option and the other terms and conditions of each option, but in all cases consistent with the Stock Plan. The option agreement evidencing each option will specify whether the option is intended to be an ISO or an NSO. The Administrator may provide that options will be exercisable in full at grant or become exercisable over time in accordance with a vesting schedule. Options must expire no later than ten years after they are granted (five years in the case of ISOs granted to holders of more than 10% of the Company's outstanding stock). The exercise price of options will be payable in cash or, if the Administrator permits, by the optionee's full recourse promissory note, the surrender of shares of the Common Stock already owned by the optionee or the "netting" of stock covered by the option (the surrender of a portion of the option in payment of the exercise price).

     Director Options. On the last trading day of each calendar quarter, the Company will automatically grant each director who is not also an employee of the Company or a subsidiary of the Company (a "non-employee director") an NSO to purchase that number of shares of Common Stock that equals $6,250 divided by the fair market value per share of Common Stock (its market price) on the date of grant. The exercise price of these options will be the fair market value per share of Common Stock on the date of grant. Each of these director options will be fully exercisable beginning six months after the date of grant and will terminate (unless sooner terminated under the terms of the Stock Plan) ten years after the date of grant. If such a director ceases to be a member of the board for any reason other than death or disability, these options will terminate on the first anniversary of the date the director ceases to be a board member. If such a director dies or becomes disabled while a member of the board, these options will terminate on the second anniversary of the date the director dies or becomes disabled. Under the Stock Plan, the Company could grant Awards to non-employee directors in addition to these "automatic" quarterly option grants.

     Restricted Stock. Under the Stock Plan, the Administrator may also grant Awards of restricted shares of Common Stock. Each restricted stock Award would specify the number of shares of Common Stock to be issued to the recipient, the date of issuance, any consideration for such shares and the restrictions imposed on the shares (including the conditions of release or lapse of such restrictions). In general, shares subject to a restricted stock Award may not be sold, assigned, transferred or pledged until the restrictions have lapsed and rights to the shares have vested.

     Stock Appreciation Rights. The Administrator may also grant Awards of stock appreciation rights. A stock appreciation right entitles the holder to receive from the Company, in cash or (if the Administrator so permits) Common Stock, at the time of exercise, the excess of the fair market value at the date of exercise of a share of Common Stock over a specified price fixed by the Administrator in the Award, multiplied by the number of shares as to which the right is being exercised. The specified price fixed by the Administrator will not be less than the fair market value of shares of Common Stock at the date the stock appreciation right was granted.

     Terms and Conditions to Which All Awards Are Subject. If there is a stock dividend, stock split, reverse stock split or reclassification of Common Stock, appropriate adjustments will be made in the number and class of shares of stock subject to the Stock Plan and each outstanding Award, and the exercise price of each outstanding Award. Each such adjustment will be determined by the Administrator in its sole discretion.

     In addition, new Awards may be substituted for Awards previously granted, or the Company's obligations respecting outstanding Awards may be assumed by an employer corporation other than the Company, in connection with any merger, consolidation or sale of substantial assets (but not a merger or consolidation in which the Company is the continuing corporation which does not result in any reclassification or exchange of the Common Stock). Further, in the event of such a merger, consolidation or sale, the Administrator may decide to pay cash to plan participants and terminate their Awards, or terminate their Awards after giving them notice of the merger or other event to give them an opportunity to exercise their Awards before the event.

     Subject to the special rules described previously regarding the options to be granted quarterly to non-employee directors, the Administrator will establish the effect of employment termination on vested Awards.

     Amendment and Termination. The Board of Directors at any time may amend or terminate the Stock Plan. However, in general, amendments and termination would not affect Awards previously granted. Certain amendments would be subject to stockholder approval.

     Deductibility of Executive Compensation. Under Section 162(a) of the Internal Revenue Code, a corporation may deduct "a reasonable allowance for salaries or other compensation for personal services actually rendered." However, Section 162(m) generally limits the deduction for compensation paid to the chief executive officer and certain other officers of a publicly held corporation to $1 million in any taxable year. The corporation cannot deduct the compensation paid to a covered officer in excess of $1 million. In general, the excess of the fair market value of stock received on exercise of Awards (other than ISOs) over the option exercise price is treated as compensation for this purpose. Accordingly, the deduction for that excess may be disallowed. However, this principle does not apply to "qualified performance-based compensation."

Security Ownership of Certain Beneficial Owners and Management

     The following table shows as of November 30, 1998 the beneficial ownership of Old Common Stock with respect to (i) each person who was known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table that is currently an officer of the Company, and (iv) directors and executive officers as a group. This table does not reflect any share options, since those options will be extinguished as part of the Plan.



Name and Address of                    Amount of Beneficial
Beneficial Owner                            Ownership          Percent of Class
----------------                       --------------------    ----------------

Andrew Wiederhorn ....................       3,272,152              30.06%
Lawrence Mendelsohn ..................       1,299,831              11.94%
Bo Aberg .............................              10                  *
Donald Berchtold......................           8,379               0.08
Alexander Hamilton....................               0                  *
Kenneth Kepp .........................           2,014               0.02
Sheryl Anne Morehead..................               0                  *
Glenn Ohl.............................               0                  *
Peter O'Kane..........................               0                  *
Mark Peterman.........................             952               0.01
Robert Rosen..........................           6,000               0.06
Scott Stevenson ......................           2,036               0.02
James Svinth .........................               0                  *
Chris Tassos .........................           4,771               0.04
Phil Vincent .........................             840               0.01
Don H. Coleman .......................          11,223               0.10
Philip G. Forte.......................            1952               0.02
David Dale-Johnson....................          12,222               0.11
Wellington Management Company, LLP....         393,200               3.61%

                           DESCRIPTION OF INDEBTEDNESS


The following summary of the principal terms of the indebtedness of the Company does not purport to be complete and is qualified in its entirety by reference to the documents governing such indebtedness, including the definitions of certain terms therein, copies of which have been filed as exhibits to various WFSG public filings with the SEC. Whenever particular provisions of such documents are referred to herein, such provisions are incorporated by reference, and the statements are qualified in their entirety by such reference.

Existing WFSG Indebtedness

     Warehouse Facility and Repurchase Agreements. For a description of the Company's warehouse Facility and repurchase agreements, see "Business -- Sources of Funding."

     The Notes. The Notes were issued under an indenture dated as of December 24, 1996 among the Company and Bankers Trust Company, as trustee. The Notes were limited in aggregate principal amount to $75 million (plus up to $11,250,000 subject to the underwriter's over-allotment option). The Notes outstanding at September 30, 1997 totaled $84,250,000.

     The Notes bear interest at the rate of 13% per annum, payable semi-annually in arrears on January 1 and July 1 of each year, commencing July 1, 1997, to the holders of record at the close of business on December 15 or June 15, as the case may be, next preceding the interest payment date. The Notes mature on January 1, 2004.

     The Notes may not be redeemed prior to January 1, 2002 except as described below. On or after such date, the Notes may be redeemed, in whole or in part, at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest to (but excluding) the redemption date, if redeemed during the 12-month period beginning January of the years indicated below:


        Year                                               Redemption
        ----                                               ----------
                                                              Price
                                                              -----
        2002...............................................  106.50%
        2003...............................................  103.25%

     In addition, the Company may redeem, at its option, up to 35% of the original aggregate principal amount of the Notes at any time and from time to time until January 1, 1999, with the net cash proceeds received by the Company from one or more public sales of qualified capital stock, at a redemption price of 113% of the principal amount of the Notes redeemed, plus accrued and unpaid interest thereon; provided, however, that at least 65% of the original aggregate principal amount of the Notes must remain outstanding after each such redemption. No proceeds from the Offering will be used to redeem Notes.

     The Notes are general unsecured obligations of the Company. Because the Company is a holding company that currently conducts substantially all of its operations through its subsidiaries, the right of the Company (and therefore the right of the Company's creditors and shareholders) to participate in any distribution of the assets or earnings of any subsidiary is subject to the prior claims of creditors of the subsidiaries, including any claims of the Company as a creditor to the extent such claims may be recognized. As a result, the Notes will be effectively subordinate to the claims of creditors of the Company's subsidiaries.

     The Notes indenture contains certain covenants that, among other things, require the Company to maintain certain levels of consolidated net worth, limit the ability of the Company to incur certain indebtedness (not including secured indebtedness used to acquire or refinance the acquisition of loans or other assets), pay dividends or make other distributions, engage in transactions with affiliates, dispose of subsidiaries, create certain liens and guarantees with respect to pari passu or junior indebtedness and enter into any arrangement that would impose certain restrictions on the ability of the subsidiaries to make dividend and other payments to the Company. The Notes indenture also restricts the Company's ability to merge, consolidate or sell all of its assets.

     In the event of certain payment or other defaults with respect to the Notes, including defaults with respect to other indebtedness if the total amount of such indebtedness unpaid or accelerated is equal to or greater than 5% of the Company's consolidated net worth at the quarter end preceding the end of such grace period of such acceleration, than the trustees or the holders of not less than 25% in principal amount of the Notes then outstanding may declare all of the Notes to be immediately due and payable.

     The Series B Notes. The Series B Notes were issued under an indenture dated as of August 15, 1997 among the Company and Bankers Trust Company, as trustee. The Series B Notes were limited in aggregate principal amount to $100 million. The Series B Notes outstanding at September 30, 1997 totaled $100 million.

     The Series B Notes bear interest at the rate of 13% per annum, payable semi-annually in arrears on August 15 and February 15 of each year, commencing February 15, 1998, to the holders of record at the close of business on August 1 and February 1, as the case may be, next preceding the interest payment date. The Series B Notes mature on August 15, 2004.

     The Series B Notes may not be redeemed prior to August 15, 2002 except as described below. On or after such date, the Series B Notes may be redeemed, in whole or in part, at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest to (but excluding) the redemption date, if redeemed during the 12-month period beginning August 15, of the years indicated below:


        Year                                               Redemption
        ----                                               ----------
                                                             Price
                                                             -----
        2002............................................... 106.50%
        2003............................................... 103.25%

     In addition, the Company may redeem, at its option, up to 35% of the original aggregate principal amount of the Series B Notes at any time and from time to time until August 15, 2000, with the net cash proceeds received by the Company from one or more public sales of qualified capital stock, at a redemption price of 113% of the principal amount of the Series B Notes redeemed, plus accrued and unpaid interest thereon; provided, however, that at least 65% of the original aggregate principal amount of the Series B Notes must remain outstanding after each such redemption. No proceeds from the Offering will be used to redeem the Series B Notes.

     The Series B Notes are general unsecured senior obligations of the Company ranking pari passu in right of payment with all existing and future unsubordinated indebtedness of the Company, including the Notes. Because the Company is a holding company that currently conducts substantially all of its operations through its subsidiaries, the right of the Company (and therefore the right of the Company's creditors and stockholders) to participate in any distribution of the assets or earnings of any subsidiary is subject to the prior claims of creditors of the subsidiaries, including any claims of the Company as a creditor to the extent such claims may be recognized. As a result, the Series B Notes will be effectively subordinate to the claims of creditors of the Company's subsidiaries.

     The Series B Notes indenture contains certain covenants that, among other things, require the Company to maintain certain levels of consolidated net worth, limit the ability of the Company to incur certain indebtedness (not including secured indebtedness used to acquire or refinance the acquisition of loans or other assets), pay dividends or make other distributions, engage in transactions with affiliates, dispose of subsidiaries, create certain liens and guarantees with respect to pari passu or junior indebtedness and enter into any arrangement that would impose certain restrictions on the ability of the subsidiaries to make dividend and other payments to the Company. The Series B Notes indenture also restricts the Company's ability to merge, consolidate or sell all of its assets.

     In the event of certain payment or other defaults with respect to the Series B Notes, including defaults with respect to other indebtedness if the total amount of such indebtedness unpaid or accelerated is equal to or greater than 5% of the Company's consolidated net worth at the quarter end preceding the end of such grace period of such acceleration, then the trustee or the holders of not less than 25% in principal amount of the Series B Notes then outstanding may declare all of the Series B Notes to be immediately due and payable.

     Interim Facility. In January 1999, WAC, a wholly-owned subsidiary of the Company, entered into a secured interim credit facility with WREP to provide a $5.0 million interim facility under which the Company borrows funds on a short-term basis to finance its operations and other general corporate purposes (the "Interim Facility"). Borrowings under the Interim Facility bear interest at a rate of 12.0% per annum. The Interim Facility is guaranteed by the Company and is secured by a first priority pledge of all of the stock of First Bank; provided, however, if WFSG obtains one or more commitments from other lenders meeting certain conditions and WREP declines to make a comparable loan, WREP agrees to subordinate its security interest in the shares of First Bank to those of such other lender up to a maximum amount of such indebtedness. This facility matures on February 29, 2004 and will be repaid through fully amortizing principal and interest payments commencing on February 29, 2000. Notwithstanding the foregoing, the first advance under the DIP Facility referred to below shall be used to repay the Interim Facility together with accrued and unpaid interest. The funding of the Interim Facility is subject to a number of conditions, including WREP having sufficient available funds to make disbursements under the Interim Facility. There can be no assurance that any portion of the Interim Facility will be funded.

Reorganized Company Indebtedness

     Warehouse Facility and Repurchase Agreements. The Company expects that indebtedness under certain of its warehouse Facility and Repurchase Agreements will remain outstanding following the confirmation of the Plan and will become indebtedness of the Reorganized Company. For further information on the Company's existing warehouse Facility and Repurchase Agreements, see "Business -- Sources of Funds."

     The DIP Facility. Set forth below is a summary of the DIP Facility for which the Company has obtained a written commitment in connection with the Plan. Such commitment is subject to, among other conditions, the negotiation subsequent to the date of this Solicitation Statement of definitive agreements among the Company, WAC and WREP.

     The Company has requested and received a commitment for debtor in possession financing (the "DIP Facility") in the aggregate amount of up to $10 million from WREP. Subject to the approval of the Bankruptcy Court, the Company will use the funds provided by WREP under the DIP Facility to repay the loan from WAC, which shall in turn repay all amounts outstanding under the Interim Facility, and to operate its business during the pendency of the reorganization. The WREP commitment is subject to the terms and conditions set forth in the letter agreement dated January 19, 1999 among WREP, WFSG and WAC and to the negotiation and execution of definitive documentation with respect to the DIP Facility.

     Under the DIP Facility, the borrower will be WFSG. The obligations under the DIP Facility will be secured and constitute an allowed administrative expense of the Reorganization Cases having priority over all administrative expenses of the kind specified in sections 503(b) or 507(b) of the Bankruptcy Code and all unsecured claims other than a "carve-out" for certain expenses pertaining to the administration of the Reorganization Case, such carve-out to be limited in dollar amount after the occurrence and during the continuance of an event of default under the applicable DIP Facility (the "Carve-Out"). The DIP Facility will provide to the Company an amount not to exceed $10 million. The DIP Facility will be secured by liens on the capital stock of WAC held by WFSG and the capital stock of First Bank held by WAC, subject to the Carve-Out and to pre-existing valid and perfected liens (including the liens securing the Interim Facility). Notwithstanding the foregoing, if WFSG obtains one or more commitments from other lenders meeting certain conditions and WREP declines to make a comparable loan, WREP agrees to subordinate its security interest to those of such other lender. The DIP Facility will also contain covenants and events of default that are customarily found in credit agreements involving debtors in possession.

     The DIP Facility will bear interest at a rate of 12% per annum. This facility is not required to be repaid on the Effective Date and instead matures on February 29, 2004 and will be repaid through fully amortizing principal and interest payments commencing on February 29, 2000. Prior to February 29, 2000, interest only will be payable on the Interim Facility. The DIP Facility does not provide for the payment of any commitment or other fees by the Company to WREP. The funding of the DIP Facility is subject to a number of conditions, including WREP having sufficient available funds to make disbursements under the DIP Facility, the restructuring of one of WREP's outstanding borrowings, and the sale by WREP of a large loan in its portfolio. There can be no assurance that the DIP Facility will be funded.

     Description of the New 6% Notes. The New 6% Notes are expected to be issued to the Holder of the Compromised WREIT/WREP Claims on the Effective Date and will have a principal amount equal to the amount of the Compromised WREIT/WREP Claims (i.e. approximately $18.4 million); provided, however, that to the extent that such Holder does not fund 100% of the DIP Facility, the amount of the New 6% Notes will be reduced in proportion to the percentage of the DIP Facility funded and the remaining balance of the Compromised WREIT/WREP Claims will be treated pari passu with Noteholder Claims. See "Description of the Plan -- Treatment of Claims and Interests under the Plan." The New 6% Notes will bear interest at a rate of 6% per annum, payable monthly in arrears; provided, however that at the option of the Reorganized Company, interest payments due during the twelve (12) month period following the Effective Date may be paid by issuing on the related payment date payment-in-kind notes ("PIK Notes") in a principal amount equal to the interest payment then due and otherwise having substantially the same terms as the New 6% Notes. In the event that the Reorganized Company exercises its option to issue PIK Notes, such issuance will be effected by increasing the principal amount of the New 6% Notes on each relevant interest payment date by the amount of interest then due. The New 6% Notes will mature on the seventh anniversary of the Effective Date; provided, however, the Reorganized Company may, at its option, redeem all of the outstanding New 6% Notes at any time within two years of the Effective Date at a redemption price equal to the present value of the remaining scheduled interest and principal payments discounted at an annual rate of 13.5% (together with any due and unpaid interest); provided, further, that on receipt of any notice of redemption the holder of the New 6% Notes may, at its option, convert the then outstanding principal amount of the New 6% Notes (less any PIK interest which has been added to principal) to the number of shares of New Common Stock equal to the number of shares that would have been received for Compromised WREIT/WREP Claims in an amount equal to such principal amount had such Claim been treated in the same class as the claims of Holders of the Old Notes.

     Description of the MLMC Note. The MLMC Note has the terms set forth above under "The Plan of Reorganization."

                      DESCRIPTION OF OLD EQUITY SECURITIES

     The following summary description of WFSG's capital stock does not purport to be complete and is qualified in its entirety by reference to WFSG's Certificate of Incorporation and Bylaws, copies of which are available, upon request, from the Company.



General

     The following description of all material terms of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to (i) applicable provisions of Delaware law, and (ii) the provisions of the Company's Certificate of Incorporation and By-Laws.

     The authorized capital stock of the Company consists of (i) 10,000,000 shares of preferred stock and (ii) 50,000,000 shares of Old Common Stock. The issued and outstanding shares of Old Common Stock have been duly authorized, validly issued, fully paid and nonassessable.

Common Stock

     Holders of shares of Old Common Stock shall be entitled to one vote per share on all matters to be voted upon by the stockholders of the Company. Holders of Old Common Stock casting a plurality of the votes of stockholders entitled to vote in an election of directors may elect all of the directors. Shares of Old Common Stock do not have cumulative voting rights with respect to the election of directors.

     Holders of shares of Old Common Stock are entitled, in the event of liquidation, dissolution or winding up of the affairs of the Company, to share ratably in all assets remaining after payment of liabilities and preferences applicable to the Preferred Stock outstanding at the time. Holders of Old Common Stock do not have any preemptive rights or rights to subscribe for additional securities of the Company. Shares of Old Common Stock are not redeemable and there are no sinking fund provisions.

     Subject to preferences applicable to the Preferred Stock outstanding at the time, holders of shares of Old Common Stock are entitled to dividends if, when and as declared by the Board of Directors from funds legally available therefor. The Company currently intends to retain its earnings to support its future growth strategy and does not anticipate paying dividends in the foreseeable future. In addition, under the indentures relating to the Notes and the Series B Notes, dividends on the Old Common Stock can be paid only in certain circumstances and up to a maximum amount.

Transfer Agent

     The transfer agent and registrar for the Old Common Stock is The Bank of New York. Its address is 101 Barclay St., New York, New York 10286, attn:
Investor Relations, 11E. Its telephone number is 800-524-4458 and its facsimile number is 212-815-3201.

                         DESCRIPTION OF NEW COMMON STOCK

The Reorganized Company

     As of the Effective Date, the Reorganized Company will have 90 million authorized shares of New Common Stock, par value $0.01 per share and (ii) 10 million authorized shares of preferred stock. Twenty (20) million shares of New Common Stock and no shares of preferred stock will be issued in connection with the Plan. All of the New Common Stock issued and outstanding as of the Effective Date will be fully paid and nonassessable.

     The following summary description of the New Common Stock does not purport to be complete and is qualified in its entirety by this reference to the Reorganized Company's Certificate of Incorporation and Bylaws and the Plan. The Reorganized Company's Certificate of Incorporation and Bylaws are attached to the Plan as Exhibits "D" and "E", respectively.

     The holders of validly issued and outstanding shares of Common Stock will be entitled to one vote per share of record on all matters to be voted upon by the Reorganized Company's stockholders. At a meeting of stockholders at which a quorum is present, a majority of the votes cast will decide all questions, unless the matter is one upon which a different vote is required by express provision of law or the Reorganized Company's Certificate of Incorporation or Bylaws. There will be no cumulative voting with respect to the election of directors (or any other matter). The holders of a majority of the shares at a meeting at which a quorum is present will be able to elect all of the directors to be elected.

     The holders of New Common Stock will have no preemptive rights and have no rights to convert the New Common Stock into any other securities.

     The holders of New Common Stock will be entitled to receive ratably such dividends as the Board of Directors may declare out of funds legally available therefor, when and if so declared.

     The WCC Restructuring Agreement provides the right, under certain conditions, to convert the Class B Common Stock of the New Servicer to shares of New Common Stock under the Exchange Rights granted thereunder. See "Description of WCC Restructuring."

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material federal income tax consequences expected to result from the consummation of the Plan. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Tax Code"), applicable Treasury Regulations, judicial authority and current administrative rulings and pronouncements of the Internal Revenue Service (the "Service"). There can be no assurance that the Service will not take a contrary view, and no ruling from the Service has been or will be sought.

     Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders, the Company and the Reorganized Company. It cannot be predicted at this time whether any tax legislation will be enacted or, if enacted, whether any tax law changes contained therein would affect the tax consequences to the Holders, the Company and the Reorganized Company.

     The following summary is for general information only. The tax treatment of a Holder may vary depending upon such Holder's particular situation. This discussion assumes that Holders of Old Notes or Old Common Stock have held such property as "capital assets" within the meaning of Section 1221 of the Tax Code (generally, property held for investment) and will also hold the New Common Stock as capital assets. This summary does not address all of the tax consequences that may be relevant to a Holder, nor does it address the federal income tax consequences to Holders subject to special treatment under the federal income tax laws, such as brokers or dealers in securities or currencies, certain securities traders, tax-exempt entities, financial institutions, insurance companies, foreign corporations, Holders who are not citizens or residents of the United States, Holders that hold the Old Notes or Old Common Stock as a position in a "straddle" or as part of a "synthetic security," "hedging," "conversion" or other integrated instrument, Holders that have a "functional currency" other than the United States dollar and Holders that have acquired Old Notes or Old Common Stock in connection with the performance of services. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

Federal Income Tax Consequences to the Company

     Cancellation of Indebtedness and Reduction of Tax Attributes. The Company generally will realize cancellation of indebtedness ("COI") income to the extent that the fair market value of the New Common Stock received by Holders of Old Notes is less than the adjusted issue price, including accrued but unpaid interest but only to the extent previously deducted, of such Old Notes discharged thereby. Under Section 108 of the Tax Code, however, COI income will not be recognized if the COI income occurs in a case brought under the Bankruptcy Code, provided the taxpayer is under the jurisdiction of a court in such case and the cancellation of indebtedness is granted by the court or is pursuant to a plan approved by the court. Accordingly, because the cancellation of the Company's indebtedness will occur in a case brought under the Bankruptcy Code, the Company will be under the jurisdiction of the court in such case and the cancellation of the Old Notes will be pursuant to the Plan, the Company will not be required to recognize any COI income realized as a result of the implementation of the Plan.

     Under Section 108(b) of the Tax Code, however, the Company will be required to reduce certain tax attributes, including its net operating losses and loss carryforwards ("NOLs") (and certain other losses, credits and carryforwards, if any) and tax basis in assets (but not below the amount of liabilities remaining immediately after the discharge of indebtedness), in an amount equal to the amount of COI income excluded from income as described in the preceding paragraph (subject to certain modifications). Any reduction in tax attributes should occur on a separate company basis even though the Company files a federal consolidated income tax return. The Service has held in private letter rulings that where a member of a consolidated group is permitted to exclude from income COI income pursuant to Section 108 of the Tax Code, Section 108(b) only requires that such member reduce its own separate company tax attributes without having to reduce the tax attributes of any other member of the consolidated group. Although such rulings may not be relied upon by other taxpayers as binding authority, they do provide some indication of the Service's position regarding an issue. In addition, there does not appear to be any contrary authority with respect to this issue. Thus, although not entirely free from doubt, because the Old Notes are obligations of WFSG, only WFSG's separate company tax attributes, including possibly the basis of its stock in its subsidiaries and receivables from subsidiaries, should have to be reduced pursuant to Section 108(b) of the Tax Code.

     The Company anticipates that it will generate a substantial NOL for the 1998 tax year that will precede the Effective Date. A portion of all such NOLs is attributable to WFSG and the remainder is attributable to other members of the WFSG consolidated group. Any such NOLS, however, are subject to audit and possible challenge by the Service and thus may ultimately vary from any specific amounts indicated herein. As a result of the application of Section 108(b) of the Tax Code, the Company believes that most, if not all, of WFSG's NOLs (and certain other losses, credits and carryforwards, if any) will be eliminated after consummation of the Plan. In addition, the Reorganized Company may be required to reduce its tax basis in its assets as of the beginning of the taxable year following consummation of the Plan (but not below the amount of liabilities remaining immediately after the consummation of the Plan) to the extent that WFSG's COI income exceeds the amount of NOLs and any other losses, credits and carryovers so reduced (subject to certain modifications).

     Section 382 Limitations on NOLs. Under Section 382 of the Tax Code, if a corporation with NOLs (a "Loss Corporation") undergoes an "ownership change," the use of such NOLs (and certain other tax attributes) will generally be subject to an annual limitation as described below. In general, an "ownership change" occurs if the percentage of the value of the Loss Corporation's stock owned by one or more direct or indirect "five percent shareholders" has increased by more than 50 percentage points over the lowest percentage of that value owned by such five percent shareholder or shareholders at any time during the applicable "testing period" (generally, the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent ownership change of the corporation).

     A Loss Corporation's use of NOLs (and certain other tax attributes) after an "ownership change" will generally be limited annually to the product of the long-term tax-exempt rate (published monthly by the Service) and the value of the Loss Corporation's outstanding stock immediately before the ownership change (excluding certain capital contributions) (the "Section 382 Limitation"). However, the Section 382 Limitation for a taxable year any portion of which is within the five-year period following the Effective Date will be increased by the amount of any "recognized built-in gains" for such taxable year. The increase in a year cannot exceed the "net unrealized built-in gain" (which is zero unless such gain exists immediately before the "ownership change" and exceeds a statutorily-defined threshold amount) reduced by recognized built-in gains from prior years ending during such five-year period. In addition, any "recognized built-in losses" for a taxable year any portion of which is within the five-year period following the Effective Date will be subject to limitation in the same manner as if such loss was an existing NOL to the extent such recognized built-in losses do not exceed the "net unrealized built-in loss" (which is zero unless such loss exists immediately before the "ownership change" and exceeds a statutorily-defined threshold amount) reduced by recognized built-in losses for prior taxable years ending during such five-year period. At this time, the Company is unable to predict whether it will have a "net unrealized built-in gain" or a "net unrealized built-in loss" that will exceed the statutorily-defined threshold amount at the Effective Date. Finally, if the Reorganized Company does not continue the Company's historic business or use a significant portion of the Company's business assets in a new business for two years after the "ownership change," the Section 382 Limitation would be zero (except as increased by recognized built-in gains, as described above).

     Two alternative bankruptcy exceptions for Loss Corporations undergoing an ownership change pursuant to a bankruptcy proceeding are provided for in the Tax Code. The first exception, Section 382(1)(5) of the Tax Code, applies where qualified (so-called "old and cold") creditors (and shareholders) of the debtor receive at least 50% of the vote and value of the stock of the reorganized debtor in a case under the Bankruptcy Code. Under this exception, a debtor's pre-change NOLs are not subject to the Section 382 Limitation but are instead reduced by the amount of any interest deductions allowed during the three taxable years preceding the taxable year in which the ownership change occurs, and during the part of the taxable year prior to and including the effective date of the bankruptcy reorganization, in respect of the debt converted into stock in the reorganization. Moreover, if this exception applies, any further ownership change of the debtor within a two-year period will preclude the debtors utilization of any pre-change losses at the time of the subsequent ownership change against future taxable income.

     An "old and cold" creditor includes a creditor who has held the debt of the debtor for at least eighteen months prior to the date of the filing of the case or who has held "ordinary course indebtedness" at all times it has been outstanding. However, any debt owned immediately before an ownership change by a creditor who does not become a direct or indirect 5% shareholder of the reorganized debtor generally will be treated as always having been owned by such creditor, except in the case of any creditor whose participation in formulating the plan of reorganization makes evident to the debtor that such creditor has not owned the debt for such period. Because a portion of the Old Notes will have been outstanding for less than eighteen months before the Filing Date and because such Notes do not appear to constitute "ordinary course indebtedness," the Company should not be eligible to use the Section 382(l) (5) exception with respect to the Notes.

     The second bankruptcy exception, Section 382(l)(6) of the Tax Code, requires no reduction of pre-ownership change NOLs as required by Section 382(l)(5) of the Code but provides relief in the form of a relaxed computation of the Section 382 Limitation. In that regard, Section 382(l)(6) of the Tax Code provides that the value of the Loss Corporation's outstanding stock for purposes of computing the Section 382 Limitation will be increased to reflect the cancellation of indebtedness in the bankruptcy case (but the value of such stock as adjusted may not exceed the value of the Company's gross assets immediately before the ownership change (subject to certain adjustments)).

     The Plan will trigger an ownership change of the Company consolidated group on the Effective Date. Due to the inapplicability of Section 382(l)(5), the Company intends to apply Section 382(l)(6) to such ownership change. Accordingly, the Reorganized Company's use of pre-ownership change NOLs and certain other tax attributes (if any), to the extent remaining after the reduction thereof as a result of the cancellation of indebtedness of the Company, will be limited and generally will not exceed each year the product of the long-term tax-exempt rate and the value of the Reorganized Company's stock increased to reflect the cancellation of indebtedness pursuant to the Plan.

Federal Income Tax Consequences to Holders of Old Notes

     Under the Plan, Holders of Old Notes will receive New Common Stock and pursuant to the Market Liquidity Reallocation will reallocate a portion of the New Common Stock received to the Holders of Old Common Stock. Although not entirely clear, the Company believes that Holders of Old Notes will be treated as receiving an amount of New Common Stock net of the portion of New Common Stock distributed to the Holders of Old Common Stock. However, a Holder of Old Notes or the Service possibly could assert that on the distribution, such Holder is required to recognize capital gain or loss as if such New Common Stock was disposed of in a taxable disposition. See generally, "Sale or Other Taxable Disposition of New Common Stock," and "Federal Income Tax Consequences to Holders of Old Common Stock."

     Exchange of Old Notes for New Common Stock. Whether the exchange of Old Notes for New Common Stock pursuant to the Plan will be a nontaxable recapitalization under the Tax Code will depend in part upon whether the Old Notes are considered to be "securities" within the meaning of the provisions of the Tax Code governing reorganizations. The test as to whether a debt instrument is a "security" involves an overall evaluation of the nature of the debt instrument, with the term of the debt instrument usually regarded as one of the most significant factors. Generally, debt instruments with a term of five years or less have not qualified as "securities," whereas debt instruments with a term of ten years or more generally have qualified as "securities."

     Although the treatment of the Old Notes is not entirely certain because the stated term of such instruments is less than ten years, the Old Notes should be treated as "securities" for federal income tax purposes. Accordingly, the exchange of Old Notes for New Common Stock should constitute a recapitalization for federal income tax purposes and, as a result, exchanging Holders should not recognize any gain or loss (except to the extent the New Common Stock is attributable to accrued but unpaid interest on the Old Notes, in which event Holders would generally be required to treat such amounts as payment of interest includible in income in accordance with the Holder's method of accounting for tax purposes (see "Accrued Interest" below)). A Holder's adjusted tax basis in the Old Notes will be allocated to the New Common Stock received in exchange for the Old Notes. The Holders holding period for such New Common Stock will include the Holder's holding period for the Old Notes.

     If the Old Notes were determined not to constitute "securities" for federal income tax purposes, then an exchanging Holder would recognize gain or loss equal to the difference between (i) the fair market value of the New Common Stock received (except to the extent attributable to accrued but unpaid interest) and (ii) the Holders' adjusted tax basis in the Old Notes exchanged therefor. Any such gain or loss would generally be long-term capital gain or loss (subject to the market discount rules) if the Old Notes had been held for more than one year. In this event, a Holder's initial tax basis in the New Common Stock received would be equal to their fair market value on the Effective Date, and the holding period for the New Common Stock would begin on the day immediately after the Effective Date.

Market Discount

     Market discount is generally the amount by which the purchase price of a debt obligation is less than the stated redemption price at maturity of the debt (or the revised issue price in the case of a debt obligation issued with original issue discount). Generally, unless an election is made or special rules apply, any gain realized on the disposition of such an obligation with market discount is treated as ordinary income to the extent of the market discount accrued during the holder's period of ownership.

     In the event the exchange of the Old Notes for the New Common Stock constitutes a recapitalization, any accrued market discount on the Old Notes will not be recognized as income. On a subsequent taxable disposition of the New Common Stock, a portion of any gain recognized will be treated as ordinary income to the extent of the accrued but not previously recognized market discount.

     If the Old Notes were determined not to constitute "securities" for federal income tax purposes, then the exchange of Old Notes for New Common Stock would be treated as a taxable transaction. To the extent there is any gain recognized on such exchange, the portion of such gain that does not exceed the accrued market discount would be treated as ordinary income.

Federal Income Tax Consequences to Holders of New Common Stock

     Dividends for New Common Stock. A Holder generally will be required to include in gross income as ordinary dividend income the amount of any distributions paid on the New Common Stock to the extent that such distributions are paid out of the Reorganized Company's current or accumulated earnings and profits as determined for federal income tax purposes. Distributions in excess of such earnings and profits will reduce the Holder's tax basis in its New Common Stock and, to the extent such excess distributions exceed such tax basis, will be treated as gain from a sale or exchange of such New Common Stock. Corporate Holders may be entitled to a dividends received deduction (generally at a 70% rate) with respect to distributions out of earnings and profits and are urged to consult their tax advisors in this regard.

Sale or Other Taxable Disposition of New Common Stock

     Upon the sale or other disposition of New Common Stock, a Holder generally will recognize capital gain or loss equal to the difference between the amount of cash and fair market value of any property received on the sale and such Holder's adjusted tax basis in the New Common Stock. Capital gain or loss recognized upon the disposition of the New Common Stock will be long-term if, at the time of the disposition, the holding period for the New Common Stock exceeds one year.

     However, under Section 108(e)(7) of the Tax Code, a creditor that receives stock in exchange for debt is required, to the extent that gain is recognized upon a subsequent disposition of such stock, to "recapture" as ordinary income any bad debt deductions taken by the creditor with respect to such debt and any ordinary loss claimed by the creditor upon the receipt of the stock in satisfaction of such debt, reduced by any amount included in income upon the receipt of the stock. In addition, as discussed above, if any Old Notes held by a Holder has accrued but not recognized market discount at the Effective Date, then any gain recognized by such Holder upon the disposition of New Common Stock would have to be treated as ordinary income to the extent of such accrued market discount that is allocated to the New Common Stock on the Effective Date.

Federal Income Tax Consequences to Holders of Old Common Stock

     Under the Plan, the Old Common Stock will be canceled. Pursuant to the Market Liquidity Reallocation, a portion of the New Common Stock otherwise to be distributed to the Holders of Old Notes who accept the Plan will be reallocated to the Holders whose Old Common Stock was canceled. Although not entirely clear, the Company believes that a Holder of Old Common Stock who receives New Common Stock pursuant to the Market Liquidity Reallocation should not recognize any gain or loss for federal income tax purposes. The Holder's holding period in the New Common Stock should include the Holder's holding period in the Old Common Stock and a Holder's basis in the New Common Stock should be equal to the Holder's adjusted tax basis in the Old Common Stock. Although not free from doubt, however, a Holder whose Old Common Stock is canceled pursuant to the Plan might assert that as a result of such cancellation, such Holder may recognize a loss in an amount equal to its tax basis in the Old Common Stock. Such loss will generally be long term capital loss if the Old Common Stock had been held for more than one year. In that event, such Holder will also recognize income upon the receipt of the New Common Stock in the amount of the fair market value of the New Common Stock received.

     New Common Stock. For the tax consequences of New Common Stock, see generally "Federal Income Tax Consequences to Holders of New Common Stock" above.

Federal Income Tax Consequences to Holders of Other Claims

     A Holder of a claim in a class not discussed above will generally recognize gain or loss equal to any cash received (plus the fair market value of any other property received) with respect to its claim (other than for accrued but unpaid interest) less its adjusted basis in its claim (other than for accrued but unpaid interest). The character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, whether the claim constitutes a capital asset in the hands of the Holder, whether the claim has been held for more than one year, whether the claim was purchased at a discount, and whether and to what extent the Holder had previously claimed a bad debt deduction.

Accrued Interest

     Holders will be treated as receiving a payment of interest (includible in income in accordance with the Holder's method of accounting for tax purposes) to the extent that any cash or other property received pursuant to the Plan is attributable to accrued but unpaid interest, if any, on such claims. The extent to which the receipt of cash or other property should be attributable to accrued but unpaid interest is unclear. The Company intends to take the position that such cash or property distributed pursuant to the Plan will first be allocable to the principal amount of a claim and then, to the extent necessary, to any accrued but unpaid interest thereon. Each Holder should consult its tax advisor regarding the determination of the amount of consideration received under the Plan that is attributable to interest (if any). A Holder generally will be entitled to recognize a loss to the extent any accrued interest was previously included in its gross income and is not paid in full.

     If any property received pursuant to the Plan is considered attributable to accrued but unpaid interest, a Holder's basis in such property should be equal to the amount of interest income treated as satisfied by the receipt of such property. The holding period in such property should begin on the day immediately after the Effective Date.

Backup Withholding and Information Reporting

     A Holder of New Common Stock may be subject to backup withholding at the rate of 31% with respect to dividends paid on, and gross proceeds from a sale of the New Common Stock unless (i) such Holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or
(ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules. A Holder of New Common Stock who does not provide the Reorganized Company with his or her correct taxpayer identification number may be subject to penalties imposed by the Service. Amounts withheld under the backup withholding rules may be credited against a Holder's tax liability, and a Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Service.

     The Reorganized Company will report to Holders of the New Common Stock and to the Service the amount of any "reportable payments" (including any dividends paid on the New Common Stock) on, and any amount withheld with respect to, the New Common Stock during the calendar year.


     THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE PLAN DESCRIBED HEREIN AND THE CONTINUING OWNERSHIP AND DISPOSITION OF THE NEW COMMON STOCK AND THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS. NEITHER THE PROPONENTS NOR THEIR PROFESSIONALS SHALL HAVE ANY LIABILITY TO ANY PERSON OR HOLDER ARISING FROM OR RELATED TO THE FEDERAL, STATE OR LOCAL TAX CONSEQUENCES OF THE PLAN OR THE FOREGOING DISCUSSION.

INDEPENDENT ACCOUNTANTS

     The consolidated statements of financial condition of WFSG and its subsidiaries at December 31, 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year then ended included in this Solicitation Statement have been audited by Arthur Andersen LLP, independent public accountants to the extent and for the periods indicated in their report dated March 12, 1998, appearing herein. It should be noted that Arthur Andersen LLP has not audited any financial statements of WFSG since December 31, 1997.

                          INDEX TO FINANCIAL STATEMENTS

Wilshire Financial Services Group Inc. and Subsidiaries
Audited Consolidated Financial Statements
   Report of Independent Accountants..................................    F-2
   Consolidated Balance Sheets at December 31, 1997 and 1996..........    F-4
   Consolidated Statements of Income for each of the three years in
         the period Ended December 31, 1997...........................    F-5
   Consolidated Statements of Cash Flows for each of the three years
         in the period Ended December 31, 1997........................    F-6
   Notes to the Consolidated Financial Statements.....................    F-9
Unaudited Interim Consolidated Financial Statements
   Interim  Consolidated  Balance  Sheets at September 30, 1998
         and 1997 ....................................................    F-34
   Interim Consolidated Statements of Income for the nine months
         ended September 30, 1998 and 1997............................    F-35
   Interim Consolidated Statements of Cash Flows for the nine months
         ended September 30, 1998 and 1997............................    F-36
   Notes to the Consolidated Financial Statements.....................    F-38

Wilshire Credit Corporation and Combined Affiliates
Audited Combined Financial Statements
   Combined Balance Sheets at December 31, 1997 and 1996..............    F-46
   Combined Statements of Income for each of the three years in the
         period Ended December 31, 1997...............................    F-47
   Combined Statements of Cash Flows for each of the three years in
         the period Ended December 31, 1997...........................    F-49
   Notes to the Combined Financial Statements. .......................    F-51
Unaudited Interim Combined Financial Statements
   Interim Combined Balance Sheets at September 30, 1998 and 1997... F-63 Interim Combined Statements of Income for the nine months ended
         September 30, 1998 and 1997..................................    F-64
   Interim Combined Statements of Cash Flows for the nine months
         ended September 30, 1998 and 1997............................    F-66
   Notes to the Combined Financial Statements.........................    F-67

                           [INTENTIONALLY LEFT BLANK]


                                       F-2